As filed with the U.S. Securities and Exchange Commission on February 12, 2024.

Registration Statement No. 333-276243

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Captivision Inc.

(Exact Name of Registrant as Specified in Its Charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	3690	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

298-42 Chung-buk Chungang-ro Chung-buk,

Pyeong-taek, Gyounggi, Republic of Korea

Telephone: +82 70 5106 2804

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Puglisi & Associates

850 Library Avenue, Newark, Delaware 19711

Telephone: (302) 738 6680

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent of Service)

Copies to:

R. William Burns

Paul Hastings LLP

600 Travis Street, Fifty-Eighth Floor

Houston, Texas 77002

(713) 860-7300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (as amended, the “Securities Act”), check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED FEBRUARY 12, 2024

CAPTIVISION INC.

Primary Offering of up to

24,204,377 Ordinary Shares

Secondary Offering of up to

37,745,130 Ordinary Shares

11,950,000 Warrants to Purchase Ordinary Shares

This prospectus relates to the offer and sale by Captivision Inc., a Cayman Islands exempted company, (“us,” “we,” “Captivision” or the “Company”), of (i) up to 11,950,000 ordinary shares, par value $0.0001 per share (“Ordinary Shares”) that are issuable by us upon the exercise of 11,950,000 private warrants of the Company, each exercisable at $11.50 for one Ordinary Shares (“Private Warrants”), (ii) up to 11,499,990 Ordinary Shares that are issuable by us upon exercise of 11,499,990 public warrants of the Company, each exercisable at $11.50 for one Ordinary Share (“Public Warrants” and, together with the Private Warrants, the “Converted Warrants”) and (iii) 754,387 Ordinary Shares for issuance upon cash exercise of Converted Options (as defined below).

This prospectus also relates to the offer and resale from time to time by the selling securityholders (including their transferees, donees, pledgees and other successors-in-interest) named in this prospectus (the “Selling Securityholders”) of up to (i) 7,666,667 Ordinary Shares (“JGGC Founder Shares”) that were issued to Jaguar Global Growth Partners I, LLC (the “JGGC Sponsor”) and the former directors and advisors of Jaguar Global Growth Corporation I, a Cayman Islands exempted company (“JGGC”), originally issued to the JGGC Sponsor, in exchange for Class B ordinary shares of JGGC in connection with JGGC’s initial public offering (the “JGGC IPO”) (JGGC Sponsor and such officers and directors, the “JGGC Founders”), (ii) an aggregate of 5,000,000 Ordinary Shares (“Earnout Shares”) consisting of: (A) 1,666,666.67 Ordinary Shares issuable upon vesting of 1,666,666.67 Series I restricted stock rights of the Company (“Series I RSRs”), (B) 1,666,666.67 Earnout Shares issuable upon vesting of 1,666,666.67 Series II restricted stock rights of the Company (“Series II RSRs”) and (C) 1,666,666.67 Earnout Shares issuable upon vesting of 1,666,666.67 Series III restricted stock rights of the Company (“Series III RSRs” and together with the Series I RSRs and the Series II RSRS, the “Earnout RSRs”), in each case in accordance with the terms and conditions of the Earnout RSRs for issuance upon settlement of such Earnout RSRs if the volume-weighted average price (“VWAP”) of Ordinary Shares is greater than or equal to (a) $12.00, (b) $14.00, or (c) $16.00, respectively, in each case, for twenty (20) days on which trading in Ordinary Shares (each a “Trading Day”) within any thirty (30) consecutive Trading Day period occurring during the period commencing at Closing (as defined below) and ending on the third anniversary of the Closing (the “Earnout Period”), (iii) 6,284,512 Ordinary Shares held by certain parties to the registration rights agreement, dated as of November 15, 2023 (the “Registration Rights Agreement”), (iv) 142,000 Ordinary Shares issued to Cohen & Company Capital Markets pursuant to their engagement letter with JGGC, dated December 1, 2022, as amended on November 17, 2023 (v) up to 4,842,483 Ordinary Shares (“Deferral Arrangement Shares”) issuable upon conversion of up to $7.7 million of amounts owed to JGG SPAC Holdings LLC (“JGG SPAC Holdings”) and certain service providers, at a price equal to the VWAP Price (as defined elsewhere in this prospectus) pursuant to (A) a deferral agreement entered into by and among JGGC, JGG SPAC Holdings LLC, the Company and GLAAM (the “JGGC SPAC Holdings Deferral Agreement”) for the amount outstanding under a promissory note in favor of JGG SPAC Holdings LLC in the amount of $1,500,000 (the “Working Capital Promissory Note”), and (B) agreements entered into by and among a number of service providers the Company, GLAAM and JGGC (“Deferred Fee Arrangements” and together with the JGGC SPAC Holdings Deferral Agreement, the “Deferral Agreements”) assuming for the purposes of this prospectus, that the VWAP Price is $2.00, (vi) 20,000 Ordinary Shares issued to Outside The Box Capital Inc. pursuant to their marketing services agreement with JGGC, dated October 11, 2023, (vii) 1,779,368 Ordinary Shares issuable upon the exercise of the warrants held by Ho Joon Lee and Houng Ki Kim (the “GLAAM Founders”), each exercisable at $11.50 per Ordinary Share (“Founder Warrants” and, together with the Converted Warrants, the “Warrants”), (viii) 80,081 Ordinary Shares issuable upon the exercise of Converted Options held by certain parties to the Registration Rights Agreement, (ix) 11,950,000 Private Warrants that were issued to the JGGC Sponsor in connection with the JGGC IPO and (x) 11,950,000 Ordinary Shares issuable upon exercise of 11,950,000 Private Warrants (such securities described in clauses (i) through (x) collectively, the “Resale Securities”).

We are registering the offer and sale and/or resale of these securities to satisfy certain registration obligations we have and certain registration rights we have granted. The Selling Securityholders may offer all or part of the Resale Securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. The Resale Securities are being registered to permit the Selling Securityholders to sell Resale Securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may sell the Resale Securities through ordinary brokerage transactions, in underwritten offerings, directly to market makers of our securities or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of Resale Securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act, or the Exchange Act. We are registering the Resale Securities for resale by the Selling Securityholders, or their donees, pledgees, transferees, distributees or other successors-in-interest selling our Ordinary Shares or Warrants or interests in our Ordinary Shares or Private Warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer.

Certain Resale Securities held by the Selling Securityholders party to the Registration Rights Agreement are subject to contractual lock-up restrictions that prohibit them from selling such securities at this time. In addition, the Ordinary Shares issuable pursuant to the Deferral Agreements may not be issued until April 13, 2024. See the section of this prospectus entitled “Description of Securities.”

On November 15, 2023 (the “Closing Date”), we consummated the business combination (the “Business Combination”) contemplated by that certain business combination agreement, dated as of March 2, 2023, as amended as of June 16, 2023, July 7, 2023, July 18, 2023 and September 7, 2023 (the “Business Combination Agreement”), by and among the Company, GLAAM Co., Ltd., a corporation (chusik hoesa) organized under the laws of the Republic of Korea (“GLAAM”), JGGC and Jaguar Global Growth Korea Co., Ltd., a stock corporation (chusik hoesa) organized under the laws of the Republic of Korea and wholly owned direct subsidiary of JGGC (“Exchange Sub”). Pursuant to the Business Combination Agreement, on the terms and subject to the conditions set forth in the Business Combination Agreement, on the Closing Date (i) JGGC merged with and into the Company, with the Company surviving the merger (the “Merger”), (ii) immediately thereafter, the Company (A) issued 17,109,472 Ordinary Shares, equal to the quotient of (1) $181,360,403.20, divided by (2) $10.60 (i.e., 17,109,472 Ordinary Shares issued in exchange for 21,365,404 GLAAM Common Shares (as defined below) at an exchange ratio of 0.800820612130561, subject to rounding pursuant to the Business Combination Agreement) and (B) reserved up to 754,387 Ordinary Shares for issuance upon cash exercise of Converted Options (as defined below) (such number of Ordinary Shares described in clauses (A) and (B), the “Aggregate Share Swap Consideration”), to Exchange Sub, and (iii) all shareholders of GLAAM (the “GLAAM Shareholders”) transferred their respective common shares, par value ~~W~~500 per share, of GLAAM (the “GLAAM Common Shares”), to Exchange Sub in connection with the exchange of GLAAM Common Shares for Ordinary Shares pursuant to the Business Combination Agreement and, in exchange for the Aggregate Share Swap Consideration, Exchange Sub distributed all of the GLAAM Common Shares it received from GLAAM Shareholders to the Company (the “Share Swap”).

In connection with the Business Combination, holders of 7,949,289 shares of JGGC Class A ordinary shares, par value $0.0001 per share, issued in the JGGC IPO (the “JGGC Class A Ordinary Shares”) exercised their right to redeem their JGGC Class A Ordinary Shares for cash at a price of approximately $10.83 per share, for an aggregate price of approximately $86.1 million, which represented approximately 78.9% of the total JGGC Class A Ordinary Shares then outstanding. In addition, we paid an aggregate of $19.8 million paid to three investors (each, an “NRA Investor”) at Closing pursuant to their respective non-redemption agreements (the “Non-Redemption Agreements”), dated November 13, 2023, by and between JGGC and each NRA Investor on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by each such NRA Investor or its affiliates. Pursuant to each Non-Redemption Agreement, each NRA Investor agreed to rescind or reverse any previously submitted redemption demand of the JGGC Class A Ordinary Shares held or acquired by such NRA Investor, provided the Company returned cash to such NRA Investor upon Closing in an amount so as to provide the NRA Investor with an effective investment price of $1.00 per share.

The Ordinary Shares being offered for resale by the Selling Securityholders pursuant to this prospectus represent approximately 54.2% of our total issued and outstanding Ordinary Shares on a fully diluted basis (assuming and after giving effect to the issuance of 23,449,990 Ordinary Shares upon exercise of all outstanding Converted Warrants, 1,779,368 Ordinary Shares upon exercise of all outstanding Founder Warrants, 5,000,000 Earnout Shares issuable upon vesting of all outstanding Earnout RSRs, 4,842,483 Ordinary Shares issuable pursuant to Deferral Agreements and 754,387 Ordinary Shares issuable upon exercise of all outstanding Converted Options) and the Warrants being offered for resale pursuant to this prospectus represent approximately 50.9% of our current total outstanding Warrants. Upon expiration of the contractual lock-up restrictions mentioned above, the Selling Securityholders, including the JGGC Sponsor (who is a beneficial owner of approximately 11.0% of our total issued and outstanding Ordinary Shares on a fully diluted basis), will be able to sell all of their Resale Securities registered for resale hereunder for so long as this registration statement of which this prospectus forms a part is available for use. Given the substantial number of Resale Securities being registered for potential resale by the Selling Securityholders pursuant to the registration statement of which this prospectus forms a part, the sale of such Resale Securities by the Selling Securityholders, or the perception in the market that the Selling Securityholders may or intend to sell all or a significant portion of such Resale Securities, could increase the volatility of the market price of our Ordinary Shares or Public Warrants or result in a significant decline in the public trading price of our Ordinary Shares or Public Warrants. The Selling Securityholders acquired, or have the option to acquire, the Ordinary Shares covered by this prospectus at prices ranging from less than $0.01 per share to $11.50 per share. Specifically, the JGGC Founders acquired the shares which converted into Ordinary Shares and the warrants that converted into Private Warrants in connection with the Business Combination at prices of approximately $0.004 per share and $1.00 per warrant, respectively. By comparison, the offering price to public shareholders in the JGGC IPO was $10.00 per unit, which consisted of one share, one right and one-half of one redeemable warrant. Consequently, certain Selling Securityholders may make a significant profit and in some circumstances even realize a positive rate of return on the sale of their Resale Securities covered by this prospectus even if the market price of Ordinary Share is below $10.00 per share, in which case public shareholders and/or warrantholders may experience a negative rate of return on their investment.

We will not receive any proceeds from the sale of the Resale Securities by the Selling Securityholders, except with respect to amounts received by us upon exercise of Warrants or Converted Options to the extent such Warrants or Converted Options are exercised for cash. Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $290.1 million. However, we will only receive such proceeds if all Warrant holders fully exercise their Warrants. The exercise price of the Public Warrants, Private Warrants and Founder Warrants is $11.50 per share. We believe that the likelihood that holders determine to exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the exercise price of the Warrants (on a per share basis), we believe that holders will be very unlikely to exercise any of their Warrants, and accordingly, we will not receive any such proceeds. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the holders will exercise their Warrants. See the section entitled “Risk Factors – Risks Relating to Operating as a Public Company – The Warrants and the Converted Options may never be in the money, and may expire worthless.” Converted Warrant holders have the option to exercise their Converted Warrants on a cashless basis in accordance with the amended and restated warrant agreement, dated November 15, 2023, by and among the Company, JGGC and Continental Stock Transfer & Trust Company (the “A&R Warrant Agreement”). Holders of Founder Warrants have the option to exercise their Founder Warrants on a cashless basis in accordance with the terms of the Founder Warrants. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of Warrants will decrease. Assuming the exercise of all outstanding Converted Options for cash, we would receive aggregate proceeds of approximately $3.65 million. The exercise price of the Converted Options is $4.84 per share. We believe that the likelihood that holders determine to exercise their Converted Options, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the exercise price of the Converted Options (on a per share basis), we believe that holders will be very unlikely to exercise any of their Converted Options, and accordingly, we will not receive any such proceeds. There is no assurance that the Converted Options will be “in the money” prior to their expiration or that the holders will exercise their Converted Options. Holders of Converted Options have the option to exercise their Converted Options on a cashless basis in accordance with their terms. To the extent any Converted Options are exercised on a cashless basis, the amount of cash we would receive from the exercise of Converted Options will decrease.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision. Our Ordinary Shares and Public Warrants are listed on the Nasdaq Stock Market, (“Nasdaq”) under the trading symbols “CAPT” and “CAPTW,” respectively. On February 9, 2024, the closing prices for our Ordinary Shares and Public Warrants on Nasdaq were $7.65 per share and $0.12 per warrant, respectively.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and are therefore eligible to take advantage of certain reduced reporting requirements applicable to other public companies.

We are also a “foreign private issuer” as defined in the Exchange Act and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act with respect to their purchases and sales of Ordinary Shares. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We are a holding company incorporated in the Cayman Islands with our principal executive offices in South Korea. Our operations are conducted in South Korea and our subsidiaries in United Kingdom, China, Japan, Hong Kong and the United States. Throughout this prospectus, unless the context indicates otherwise, (1) references to “Captivision,” “we” or “us” refer to Captivision Inc. (formerly known as Phygital Immersive Limited), the registrant and the Cayman Islands holding company that is the current holding company of the group and its direct and indirect subsidiaries, (2) references to “GLAAM” refer to GLAAM Co., Ltd., a corporation (chusik hoesa) organized under the laws of South Korea and the headquarters and a wholly-owned subsidiary of Captivision, and (3) references to “JGGC” refer to Jaguar Global Growth Corporation I, a Delaware corporation, a blank check company which merged with and into Captivision as a result of the Business Combination, with Captivision surviving the Merger. GLAAM and its subsidiaries conduct Captivision’s daily business operations. For a diagram depicting Captivision’s corporate structure, see “Prospectus Summary—Overview—Structure of Captivision.”

Investors in our securities are investing in a Cayman Islands holding company rather than securities of our operating subsidiaries. Such structure involves unique risks to investors. In particular, because our principal executive offices are located in South Korea, and a substantial portion of our operations and assets are located in South Korea, we may face various legal and operational risks associated with doing business in South Korea. For a detailed description of the risks related to Captivision’s holding company structure and doing business in South Korea and other countries in which we operate, see “Risk Factors—Risks Related to South Korea and Other Countries Where We Operate.”

As of the date of this prospectus, neither Captivision nor any of its subsidiaries have paid any dividends or distributions to their respective parent companies or to any investor, and the only transfers of cash among Captivision and its subsidiaries have been from Captivision to its subsidiaries for investments in its subsidiaries and for its subsidiaries’ working capital needs. As of the date of this prospectus, we have transferred an aggregate of approximately $1.8 million through regular commercial banks via wire transfer (“in cash”) to our subsidiaries as capital injections and cash advanced for working capital. For a detailed description of the financings amongst our subsidiaries, see “Certain Relationships and Related Party Transactions.” Any determination to pay dividends will be at the discretion of our board of directors. Currently, we do not anticipate that we would distribute earnings even after we become profitable and generate cash flows from operations. We do not currently have any cash management policy that dictates how funds must be transferred between us and our subsidiaries, or among our direct and indirect subsidiaries. If needed, we may transfer funds to our subsidiaries, by way of capital contributions or loans in accordance with the charter of the relevant subsidiaries and in compliance with applicable local laws and regulations. As an offshore holding company, we may use the proceeds of our offshore fund-raising activities to provide loans or make capital contributions to our subsidiaries, in each case subject to the satisfaction of government reporting, registration and approvals.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 16 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PROSPECTUS DATED      , 2024

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the Selling Securityholders have authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the SEC. The Selling Securityholders named in this prospectus may, from time to time, sell the Resale Securities described in this prospectus in one or more offerings. We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Ordinary Shares. If the market price for our Ordinary Shares is less than $11.50 per share, we believe the holders of Warrants will be less likely to exercise their Warrants. See “Risk Factors—Risks Relating to Operating as a Public Company—The Warrants and the Converted Options may never be in the money, and may expire worthless.” This prospectus includes important information about us, the securities being offered by us and the Selling Securityholders and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. You should read this prospectus together with the additional information about us described in the section below entitled “Where You Can Find More Information.” You should rely only on information contained in this prospectus, any prospectus supplement and any related free writing prospectus. We have not, and the Selling Securityholders have not, authorized anyone to provide you with information different from that contained in this prospectus, any prospectus supplement and any related free writing prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus. You should not assume that the information contained in this prospectus is accurate as of any other date.

The Selling Securityholders may offer and sell the Resale Securities directly to purchasers, through agents selected by the Selling Securityholders, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of Resale Securities. See “Plan of Distribution.”

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

FINANCIAL INFORMATION PRESENTATION

Captivision

We qualify as a foreign private issuer as defined under Rule 405 under the Securities Act and will prepare our financial statements denominated in U.S. dollars and in accordance with International Financial Reporting Standards as adopted by the International Accounting Standards Board (“IFRS”). Accordingly, the unaudited pro forma combined financial information presented in this prospectus have been prepared in accordance with IFRS and denominated in U.S. dollars.

JGGC

The unaudited financial statements as of and for the six months ended June 30, 2023 and 2022, and the audited financial statements as of and for the year ended December 31, 2022 and as of and for the period from March 31, 2021 (inception) to December 31, 2021, are included in this prospectus. Such audited financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and are denominated in U.S. dollars.

GLAAM

The unaudited financial statements of GLAAM as of and for the six months ended June 30, 2023 and 2022 and the audited financial statements as of and for the years ended December 31, 2022 and 2021 included in this prospectus have been prepared in accordance with IFRS and are denominated in U.S. dollars.

INDUSTRY AND MARKET DATA

In this prospectus, we present industry data, information and statistics regarding the markets in which we compete as well as publicly available information, industry and general publications and research and studies conducted by third parties. This information is supplemented where necessary with our own internal estimates and information obtained from discussions with our customers, taking into account publicly available information about other industry participants and our management’s judgment where information is not publicly available. This information appears in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and other sections of this prospectus.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

FREQUENTLY USED TERMS

The following terms used in this prospectus have the meanings indicated below:

“Business Combination” means the Merger, the Share Swap and the other transactions contemplated by the Business Combination Agreement, collectively.

“Business Combination Agreement” means the Business Combination Agreement, dated as of March 2, 2023, as amended as of June 16, 2023, July 7, 2023, July 18, 2023 and September 7, 2023 by and among JGGC, GLAAM, Jaguar Global Growth Korea Co., Ltd, and the Company.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York, Seoul, Republic of Korea or the Cayman Islands are authorized or required by Legal Requirements to close.

“Captivision”, the “Company” and “we” means Captivision Inc. (formerly known as Phygital Immersive Limited), an exempted company with limited liability under the laws of the Cayman Islands, together with its direct and indirect subsidiaries.

“Closing” means the consummation of the Business Combination.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Converted Options” means the options to acquire Ordinary Shares issued upon conversion of the GLAAM Options, in each case subject to substantially the same terms and conditions as were applicable under the converted GLAAM Option, the number of Ordinary Shares (rounded down to the nearest whole share), determined by multiplying the number of GLAAM Common Shares subject to the converted GLAAM Option as of immediately prior to the Share Swap by the GLAAM Exchange Ratio, at an exercise price per GLAAM Common Share (rounded up to the nearest whole cent) equal to (x) the exercise price per GLAAM Common Share of the converted GLAAM Options divided by (y) the GLAAM Exchange Ratio.

“Converted Warrants” means, collectively, the Public Warrants and the Private Warrants.

“DOOH” means digital out of home.

“Earnout Period” means, with respect to the Earnout RSRs, the period commencing at Closing and ending on the third anniversary of the Closing.

“Earnout Shares” means the shares issuable upon settlement of the Earnout RSRs.

“Earnout Strategic Transaction” means the occurrence in a single transaction or as a result of a series of related transactions, of (i) a merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction with respect to the Company, in each case, in which shares of the Company are exchanged for cash, securities of another person or other property (excluding, for the avoidance of doubt, any domestication of the Company or any other transaction in which Ordinary Shares are exchanged for substantially similar securities of the Company or any successor entity of the Company) or (ii) the sale, lease or other disposition, directly or indirectly, by the Company of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole (excluding any such sale or other disposition to an entity at least a majority of the combined voting power of the voting securities of which are owned by holders of Ordinary Shares).

“Earnout RSRs” means, collectively, the Series I RSRs, the Series II RSRs and the Series III RSRs.

“Equity Plan” means the equity incentive plan for employees, directors and service providers of the Company and its subsidiaries in effect as of the Closing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Sub” means Jaguar Global Growth Korea Co., Ltd., a stock corporation (chusik hoesa) organized under the laws of the Republic of Korea and wholly owned direct subsidiary of the Company.

“Founder Warrants” means the warrants held by the GLAAM Founders that are exercisable for an aggregate of 1,779,368 Ordinary Shares at $11.50 per share.

“FPCB” means flexible printed circuit board.

“GaaS” means glass as a service.

“GLAAM” means GLAAM Co., Ltd., a corporation (chusik hoesa) organized under the laws of the Republic of Korea and a subsidiary of the Company.

“GLAAM Common Shares” means the common shares, KRW 500 par value per share, of GLAAM.

“GLAAM Exchange Ratio” means 0.800820612130561.

“GLAAM Founder Earnout Letter” means the letter agreement, dated March 2, 2023, by and among the GLAAM Founders, the Company, Exchange Sub, JGGC and GLAAM, pursuant to which, at the Closing, issued or caused to be issued to the GLAAM Founders (in the aggregate), (i) the 1,666,666.67 Series I RSRs, (ii) the 1,666,666.67 Series II RSRs and (iii) the 1,666,666.67 Series III RSRs and setting forth the terms upon which such 5,000,000 Earnout RSRs shall vest and be settled for Ordinary Shares.

“GLAAM Founders” means Houng Ki Kim and Ho Joon Lee.

“GLAAM Options” means the options to purchase GLAAM Common Shares.

“GLAAM Shareholders” means the holders of GLAAM Common Shares.

“Governmental Entity” means (a) any federal, provincial, state, local, municipal, foreign, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality, tribunal, arbitrator or arbitral body (public or private), or similar body; (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.

“IASB” means International Accounting Standards Board.

“IC semiconductor chip” means an integrated circuit chip.

“IFRS” means International Financial Reporting Standards, as issued by the IASB.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the U.S. Internal Revenue Service.

“JGGC” means Jaguar Global Growth Corporation I, a Cayman Islands exempted company.

“JGGC Class A Ordinary Shares” means JGGC’s Class A ordinary shares, par value $0.0001 per share.

“JGGC Class B Ordinary Shares” means JGGC’s Class B ordinary shares, par value $0.0001 per share.

“JGGC IPO” means JGGC’s initial public offering of units of JGGC, each consisting of one JGGC Class A Ordinary Share, one JGGC Right and one-half of one JGGC Public Warrant, which was consummated on February 10, 2022.

“JGGC Rights” means the rights entitling the holder thereof to receive one-twelfth of one JGGC Class A Ordinary Share.

“JGGC Sponsor” means Jaguar Global Growth Partners I, LLC, a Delaware limited liability company.

“JGGC Sponsor Earnout Shares” means 1,916,667 Ordinary Shares issued to JGGC’s initial shareholders that are subject to vesting or forfeiture. “JGGC Public Warrants” means the redeemable warrants, each exercisable to purchase one JGGC Class A Ordinary Share.

“JOBS Act” means Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, as amended.

“LED” means light-emitting diode.

“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, order, assessment, writ or other legal requirement, administrative policy or guidance or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Merger” means the merger of JGGC with and into the Company upon the terms and subject to the conditions set forth in the Business Combination Agreement, the plan of merger relating to the Merger and in accordance with the applicable provisions of the Companies Act, whereupon the separate corporate existence of JGGC ceased and the Company continued its existence under the Companies Act as the surviving company.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Ordinary Shares” means the ordinary shares of the Company, par value $0.0001 per share.

“Private Warrant” means a warrant of the Company to purchase one Ordinary Share that was issued upon conversion of a private placement warrant issued by JGGC in the Merger.

“Public Warrant” means a warrant of the Company to purchase one Ordinary Share that was issued upon conversion of a public warrant issued by JGGC in the Merger.

“Series I RSRs” means the 1,666,666.67 Series I restricted stock rights of the Company that will vest and be settled for an equal number of Ordinary Shares if, during the Earnout Period, the daily VWAP of the Ordinary Shares is greater than or equal to $12.00 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period.

“Series II RSRs” means the 1,666,666.67 Series II restricted stock rights of the Company that will vest and be settled for an equal number of Ordinary Shares if, during the Earnout Period, the daily VWAP of the Ordinary Shares is greater than or equal to $14.00 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period.

“Series III RSRs” means the 1,666,666.67 Series III restricted stock rights of the Company that will vest and be settled for an equal number of Ordinary Shares if, during the Earnout Period, the daily VWAP of the Ordinary Shares is greater than or equal to $16.00 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period.

“PFIC” means passive investment foreign company.

“PCAOB” means the Public Company Accounting Oversight Board.

“Registration Rights Agreement” means the Registration Rights Agreement entered into at Closing by and among the Company, the JGGC Sponsor, certain former GLAAM Shareholders party thereto and the other parties thereto, which amended and restated the registration rights agreement, dated February 10, 2022, by and among JGGC, the JGGC Sponsor and other holders of JGGC securities party thereto.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Swap Agreement” means the share swap agreement executed by Exchange Sub and GLAAM pursuant to the Business Combination Agreement.

“SLAM” means Super Large Architectural Media.

“Specified Period” means the later of (i) the date that is 180 days after the Closing and (ii) the VWAP for Ordinary Share being at least $12.50 for 20 Trading Days within any 30-consecutive Trading Day period during the period following the Closing and ending on the five (5) year anniversary of the Closing.

“Sponsor Support Agreement” means the support agreement dated March 2, 2023 entered into between JGGC, the Company, GLAAM and the JGGC Sponsor.

“Transfer Agent” means Continental, the Company’s transfer agent.

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Trust Account” means the trust account that held a portion of the proceeds from the IPO and the concurrent sale of the JGGC Private Placement Warrants and that was maintained by Continental Stock Transfer & Trust Company, acting as trustee.

“U.S.” means the United States.

“U.S. GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“VWAP” means for each Trading Day, the daily volume-weighted average price for Ordinary Shares on Nasdaq during the period beginning at 9:30:01 a.m., New York time on such Trading Day and ending at 4:00:00 p.m., New York time on such Trading Day, as reported by Bloomberg through its “HP” function (set to weighted average).

“Warrants” means, collectively, the Converted Warrants and the Founder Warrants.

“White & Case” means White & Case LLP.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements include, without limitation, statements relating to expectations for future financial performance, business strategies or expectations for the Company’s respective businesses. These statements are based on the beliefs and assumptions of the management of the Company. Although the Company believe that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, it cannot assure you that it will achieve or realize these plans, intentions or expectations. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus, words such as “anticipate”, “believe”, “can”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “seek”, “should”, “strive”, “target”, “will”, “would” or the negative of such terms, and similar expressions, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The risks and uncertainties include, but are not limited to:

•	the ability to raise financing in the future and to comply with restrictive covenants related to indebtedness;

•	the ability to realize the benefits expected from the Business Combination;

•	the significant market adoption, demand and opportunities in the construction and DOOH media industries for GLAAM’s products;

•	the ability to maintain the listing of the Ordinary Shares and the Public Warrants on Nasdaq;

•	the ability of GLAAM to remain competitive in the fourth generation architectural media glass industry in the face of future technological innovations;

•	the ability of GLAAM to execute its international expansion strategy;

•	the ability of GLAAM to protect its intellectual property rights;

•	the profitability of GLAAM’s larger projects, which are subject to protracted sales cycles;

•	whether the raw materials, components, finished goods and services used by GLAAM to manufacture its products will continue to be available and will not be subject to significant price increases;

•	the IT, vertical real estate and large format wallscape modified regulatory restrictions or building codes;

•	the ability of GLAAM’s manufacturing facilities to meet their projected manufacturing costs and production capacity;

•	the future financial performance of the Company and GLAAM;

•	the emergence of new technologies and the response of our customer base to those technologies;

•	the ability of the Company and GLAAM to retain or recruit, or to effect changes required in, their respective officers, key employees or directors;

•	the ability of the Company and GLAAM to comply with laws and regulations applicable to its business; and

•	other risks and uncertainties indicated in this prospectus, including those set forth under the section of this prospectus entitled “Risk Factors” beginning on page 16.

These forward-looking statements are based on information available as of the date of this prospectus and the Company’s management team’s current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of the Company and its directors, officers and affiliates. Accordingly, forward-looking statements should not be relied upon as representing the Company management team’s views as of any subsequent date. The Company does not undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

PROSPECTUS SUMMARY

Overview

Captivision is a holding company incorporated in the Cayman Islands on February 24, 2023, with principal executive offices in South Korea. We conduct our operations through GLAAM, one of our wholly-owned subsidiaries in the Republic of South Korea, and its subsidiaries in the United Kingdom, China, Japan, Hong Kong and the United States. We are the exclusive developer, manufacturer and installer of an innovative architectural media glass product called G-Glass. G-Glass is the world’s first IT-enabled construction material that transforms buildings into extraordinary digital content delivery devices. We are a market leader in the delivery of fully transparent media façade capabilities with over 460 architectural installations worldwide. Founded in South Korea in 2005, GLAAM is now a vertically integrated manufacturer controlling almost every aspect of product assembly and installation, including assembling media glass laminates, manufacturing aluminum frames, developing electronics, operating software, and delivering products.

Structure of Captivision

The following diagram depicts the simplified organizational structure of the Company and its subsidiaries:

(1)	Excludes G-Frame’s 11.4% Ownership
(2)	Excludes G-Frame’s 7.4% Ownership
(3)	Excludes G-Frame’s 16.6% Ownership

Status as Emerging Growth Company (Page 145)

We are an “emerging growth company” as defined in the JOBS Act. The Company will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the IPO, (b) in which the Company has total annual gross revenue of at least $1.235 billion or (c) in which the Company is deemed to be a large accelerated filer, which means the market value of Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of the Company’s prior second fiscal quarter, and (ii) the date on which the Company issued more than $1.0 billion in non-convertible debt during the prior three-year period. The Company may take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the

Sarbanes-Oxley Act requiring that the Company’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation. If some investors find the Company less attractive as a result, there may be a less active trading market for the Company’s securities and the prices of securities may be more volatile.

Foreign Private Issuer

Captivision is a “foreign private issuer” as defined in the Exchange Act. As a “foreign private issuer,” we are exempt from certain rules under the Exchange Act, including certain disclosure and procedural requirements applicable to proxy solicitations under Section 14 of the Exchange Act, our board, officers and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act with respect to their purchases and sales of our Ordinary Shares, and we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as companies whose securities are registered under the Exchange Act but are not foreign private issuers. Foreign private issuers are also not required to comply with Regulation Fair Disclosure (“Regulation FD”), which restricts the selective disclosure of material non-public information. Accordingly, there may be less publicly available information concerning Captivision than there is for companies whose securities are registered under the Exchange Act but are not foreign private issuers, and such information may not be provided as promptly as it is provided by such companies. As a “foreign private issuer,” the Company is also permitted to follow certain home country corporate governance practices in lieu of the requirements of the Nasdaq Marketplace Rules (the “Nasdaq Rules”) pursuant to Nasdaq Rule 5615(a)(3), which provides for such exemption to compliance with the Nasdaq Rule 5600 Series. We rely on the exemptions available to foreign private issuers listed in the section entitled “Management— Corporate Governance Practices,” and we may rely on additional exemptions in the future.

Risk Factors (Page 16)

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary, that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business. In particular, the following considerations, among others, may offset our competitive strengths or have a negative effect on our business strategy, which could cause a decline in the price of our securities and result in a loss of all or a portion of your investment. Some of these risks include, but are not limited to:

•

The Company will require substantial additional financing to fund its operations and complete the development and commercialization of the process technologies that produce each of its products or new aspects of its existing process technologies that produce each of its products, and the Company may not be able to obtain such financing on favorable terms, or at all.

•

Unpaid transaction expenses, the costs of certain fee deferral arrangements and the issuances of additional Ordinary Shares under certain of the Company’s contracts and arrangements may result in dilution of holders of Ordinary Shares and have a negative impact on the Company’s results of operation, the Company’s liquidity and/or the market price of the Ordinary Shares.

•	The fourth-generation architectural media glass industry is a nascent industry; it may take a long time for GLAAM’s technology to penetrate its target markets.

•	GLAAM’s future growth and success is dependent upon the DOOH market and the construction industry’s willingness to adopt architectural media glass and specifically its G-Glass technology.

•	Failure to maintain the performance, reliability and quality standards required by GLAAM’s customers could have a materially adverse impact on its financial condition and results of operation.

•

GLAAM’s business and results have been and, may in the future be, adversely affected by fluctuations in the cost or availability of raw materials, components, purchased finished goods, shipping or services.

•	A global economic downturn could result in reduced demand for GLAAM’s products and adversely affect its profitability.

•	GLAAM’s sales cycle for large projects is protracted, which makes its annual revenue and other financial metrics hard to predict.

•	Technological innovation by others could render GLAAM’s technology and the products produced using its process technologies obsolete or uneconomical.

•

GLAAM’s financial projections are subject to significant risks, assumptions, estimates and uncertainties. As a result, its actual revenues, market share, expenses and profitability may differ materially from expectations.

•

GLAAM’s success depends upon its ability to develop new products and services and enhance existing products and services through product development initiatives and technological advances; any failure to make such improvements could harm its future business and prospects.

•

GLAAM’s government sector sales, which comprise a significant portion of its sales, may be adversely affected by presidential and congressional elections, policy changes, government land development plan changes and other local political events.

•	The IT, vertical real estate and large format wallscape sectors are regulated and any new or modified regulatory restrictions could adversely affect GLAAM’s sales and results of operations.

•	Changes in building codes could lower the demand for GLAAM’s G-Glass technology.

•	GLAAM sometimes manages the installation of its products, which subjects it to risks and costs that may impact its profit margin.

•	GLAAM sometimes relies on third-party contractors for the installation of its products, which subjects it to risks and costs that are out of its control.

•	GLAAM is subject to labor, health, construction/building and safety regulations, and may be exposed to liabilities and potential costs for lack of compliance.

•	Equipment failures, delays in deliveries and catastrophic loss at GLAAM’s manufacturing facilities could lead to production curtailments or shutdowns that prevent it from producing its products.

•	GLAAM may be adversely affected by disruptions to its manufacturing facilities or disruptions to its customer, supplier or employee base.

•	GLAAM operates with a modest inventory, which may make it difficult for it to efficiently allocate capacity on a timely basis in response to changes in demand.

•

GLAAM’s business involves complex manufacturing processes that may cause personal injury or property damage, subjecting it to liabilities and possible losses or other disruptions of its operations in the future, which may not be covered by insurance.

•	Failure to protect GLAAM’s intellectual property rights could impair its competitiveness and harm its business and future prospects.

•

Earthquakes, tsunamis, floods, severe health epidemics (including the sustained outbreak of the global COVID-19 virus and any possible recurrence of other types of widespread infectious diseases) and other natural calamities could materially adversely affect GLAAM’s business, results of operations or financial condition.

•	GLAAM continues to face significant risks associated with its international expansion strategy.

•	GLAAM’s results of operations are subject to exchange rate fluctuations, which may affect its costs and revenues.

•	GLAAM is subject to the risks of operations in the United Kingdom, China, Japan, Hong Kong and the United States.

•

The securities being offered in this prospectus represent a substantial percentage of our outstanding Ordinary Shares. The Selling Securityholders purchased the securities covered by this prospectus at different prices, some significantly below the current trading price of such securities, and may therefore make substantial profits upon resales.

•	The Warrants and the Converted Options may never be in the money, and may expire worthless.

•	The unaudited pro forma condensed combined financial information included in this prospectus may not be indicative of what the Company’s actual financial position or results will be.

•

The Company relies on production facility operators and manufacturing facility employees, and the loss of the services of any such personnel or the inability to attract and retain will adversely affect our business.

THE OFFERING

The summary below describes the principal terms of the offering. The “Description of Securities” section of this prospectus contains a more detailed description of our Ordinary Shares and Warrants.

Issuer	Captivision Inc.

Ordinary Shares offered by us	Up to 24,204,377 Ordinary Shares, consisting of: (i) 11,950,000 Ordinary Shares that are issuable by us upon the exercise of 11,950,000 Private Warrants, (ii) 11,499,990 Ordinary Shares that are issuable by us upon exercise of 11,499,990 Public Warrants and (iii) 754,387 Ordinary Shares for issuance upon cash exercise of Converted Options.

Ordinary Shares that may be offered and sold from time to time by the Selling Securityholders	Up to 37,745,130 Ordinary Shares, including (i) 7,666,667 Ordinary Shares that were issued to JGGC Founders in respect of Founder Shares, (ii) 5,000,000 Earnout Shares, (iii) 6,284,512 Ordinary Shares held by certain parties to the Registration Rights Agreement, (iv) 142,000 Ordinary Shares issued to Cohen & Company Capital Markets pursuant to their engagement letter with JGGC, dated December 1, 2022, as amended on November 17, 2023, (v) 4,842,483 Deferral Arrangement Shares, (vi) 20,000 Ordinary Shares issued to Outside The Box Capital Inc. pursuant to their marketing services agreement with JGGC, dated October 11, 2023, (vii) 1,779,368 Ordinary Shares issuable upon the exercise of Founder Warrants, (viii) 80,081 Ordinary Shares issuable upon the exercise of Converted Options held by certain parties to the Registration Rights Agreement and (ix) 11,950,000 Ordinary Shares issuable upon exercise of 11,950,000 Private Warrants.

Warrants that may be offered and sold from time to time by the Selling Securityholders	11,950,000 Private Warrants.

Terms of offering	We will issue Ordinary Shares (i) upon exercise of Converted Warrants pursuant to the terms of the A&R Warrant Agreement, (ii) upon exercise of Founder Warrants pursuant to the terms of the Founder Warrants and upon exercise of Converted Options pursuant to the terms thereof.

The Resale Securities offered for resale by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See “Plan of Distribution.”

Terms of Warrants	Each Converted Warrant entitles the holder to purchase one Ordinary Shares at an exercise price of $11.50 per share, subject to adjustment pursuant to the terms of the A&R Warrant Agreement.

The Founder Warrants are exercisable for an aggregate of 1,779,368 Ordinary Shares at $11.50 per share, subject to adjustment pursuant to the terms of the Founder Warrants.

All Warrants expire on November 15, 2028 at 5:00 p.m., New York City time.

Transfer restrictions	The 6,284,512 Ordinary Shares, held by or issuable to, the RRA Parties, and 11,950,000 Private Warrants are not transferrable for a period of six (6) months after the Closing, which is May 15, 2024, on the terms and subject to the conditions set forth in the Registration Rights Agreement.

Warrants issued and outstanding (as of the date of this prospectus)	11,499,990 Public Warrants, 11,950,000 Private Warrants and Founder Warrants exercisable for up to 1,779,368 Ordinary Shares.

Voting Rights	Each registered holder of our Ordinary Shares is entitled to one vote for each Ordinary Share of which he, she or it is the registered holder, subject to any rights and restrictions for the time being attached to any share. Unless specified in the memorandum and articles of association of the Company (the “Governing Documents”), or as required by applicable provisions of the Cayman Companies Law or applicable stock exchange rules, an ordinary resolution, being, the affirmative vote of shareholders holding a majority of the shares which, being so entitled, are voted thereon in person or by proxy at a quorate general meeting of the company or a unanimous written resolution of all of our shareholders entitled to vote at a general meeting of the Company, is required to approve any such matter voted on by our shareholders. Approval of certain actions, such as amending the Governing Documents, reducing our share capital, registration of our Company by way of continuation in a jurisdiction outside the Cayman Islands and merger or consolidation with one or more other constituent companies, requires a special resolution under Cayman Islands law and pursuant to the Governing Documents, being the affirmative vote of shareholders holding a majority of not less than two-thirds of the shares which, being so entitled, are voted thereon in person or by proxy at a quorate general meeting of the Company or a unanimous written resolution of all of our shareholders entitled to vote at a general meeting of the company.

Use of proceeds	We will not receive any of the proceeds from the sale of the Resale Securities by the Selling Securityholders except with respect to amounts received by us due to the exercise of the Warrants or Converted Options for cash. We expect to use the proceeds received from such exercises, if any, for working capital and general corporate purposes. However, for so long as the Warrants are “out of the money,” we believe the holders thereof will be unlikely to exercise their Warrants. See “Use of Proceeds.”

Dividend Policy	We have not paid any cash dividends on our Ordinary Shares to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of the board of directors.

Market for our Ordinary Shares and Public Warrants	Our Ordinary Shares and Public Warrants are listed on Nasdaq under the symbols “CAPT” and “CAPTW,” respectively.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described below and the other information contained in this prospectus, including the financial statements and notes to the financial statements included herein, in evaluating your decision to buy our securities. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, cash flows, financial condition and results of operations of GLAAM and the Company. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, cash flows, financial condition and results of operations of Captivision. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the business of the Company. Unless the context otherwise requires, references in this “Risk Factors” to “we”, “us”, “our”, and “the Company” are intended to mean the business and operations of GLAAM and its consolidated subsidiaries prior to the Closing of the Business Combination and to Captivision and its consolidated subsidiaries following the Closing of the Business Combination.

Risks Related to Our Industry and Company

The fourth-generation architectural media glass industry is a nascent industry; it may take a long time for our technology to penetrate our target markets.

We believe we are the first and only provider of fourth generation architectural media glass. Unlike third generation architectural media glass, the fourth-generation iteration is architecturally durable, fully transparent and is able to be installed in any structures where traditional architectural glass can be installed. However, despite its use in a variety of industries, such as hardware / equipment, software, media content and design, architectural media glass is mainly used for building exteriors and DOOH advertising, giving it limited uses in a somewhat limited market. Since the commercial trends of the fourth-generation architectural media glass industry are still uncertain in this relatively nascent industry in which we are the sole player, we cannot assure you of the future growth of our G-Glass technology. We further cannot assure you that our G-Glass technology will be widely adopted or that it will penetrate any or all of our target markets in the near term, which may adversely affect our profitability.

Our future growth and success are dependent upon the DOOH market and the construction industry’s willingness to adopt architectural media glass and specifically our G-Glass technology.

Our growth is highly dependent upon the adoption of architectural media glass by the construction industry and DOOH media industry. Although we anticipate growing demand for our products, there is no guarantee of such future demand, or that our products will remain competitive in the market.

Many of our potential customers in the construction industry are heavily invested in conventional building materials and may be resistant to new technology or unfamiliar products and services, in part due to health and safety concerns. Any perception of health and safety concerns, whether or not valid, may indirectly inhibit market acceptance of our products and services. Although we continue to expand our sales by successfully completing over 460 projects across multiple continents, our ability to continue to penetrate the market remains uncertain, as there is no guarantee that we will gain widespread market acceptance.

If the market for architectural media glass in general and our products in particular does not develop as we expect, or develops more slowly than we expect, or if demand for our products decreases, our business, prospects, financial condition and operating results could be harmed. The market for our products could be affected by numerous factors, such as:

•	perceptions about G-Glass’ features, quality, safety, performance and cost;

•	competition, including from other types of architectural media glass or traditional architectural glass;

•	the cost premium for G-Glass in contrast to traditional architectural glass;

•	government regulations and economic incentives;

•	reduced construction activity, including as a result of the short and long-term effect of the COVID-19 pandemic; and

•	concerns about our future viability.

Failure to maintain the performance, reliability and quality standards required by our customers could have a materially adverse impact on our financial condition and results of operation.

If our products or services have performance, reliability or quality problems, or our products are improperly installed (for instance, with incompatible glazing materials), we may experience additional warranty and service expenses, reduced or canceled orders, diminished pricing power, higher manufacturing or installation costs or delays in the collection of accounts receivable. Additionally, performance, reliability or quality claims from our customers, with or without merit, could result in costly and time-consuming litigation that could require significant time and attention of management and involve significant monetary damages that could adversely affect our financial results.

Our business and results have been and may be adversely affected by fluctuations in the cost or availability of raw materials, components, purchased finished goods, shipping or services.

Although certain of the raw materials we use to produce G-Glass, such as unique resin, IC semiconductor chips and LEDs, are manufactured through proprietary processes, we source all of our raw materials and components from a limited number of third-party providers on an as-needed basis. Mitigating volatility in certain commodities, such as oil, affecting all suppliers may result in additional price increases from time to time, regardless of the number and availability of suppliers. Our profitability and production could be negatively impacted by limitations inherent within the supply chains of certain of these component parts, including competitive, governmental, and legal limitations, natural disasters, and other events that could impact both supply and price.

Additionally, we are dependent on certain service providers for key operational functions, such as installation of finished goods. While there are a number of providers of these services, the cost to change service providers and set up new processes could be significant. Our ongoing efforts to improve the cost effectiveness, performance, quality, support, delivery and capacity of our products and services may reduce the number of providers we depend on, in turn increasing the risks associated with reliance on a single or a limited number of providers. Our results of operations would be adversely affected if we are unable to obtain adequate supplies of high-quality raw materials, components or finished goods in a timely manner or make alternative arrangements for such supplies in a timely manner.

The enduring consequences of the COVID-19 pandemic had an adverse impact on our business in both 2020 and 2021. Additionally, the simultaneous negative effects of the armed conflict between Russia and Ukraine, coupled with a sluggish economic environment exacerbated by high-interest rates, contributed to the disruptions of our supply chain for specific components throughout the first half of 2023. These disruptions resulted in increased prices for essential commodities such as glass, semiconductors, and aluminum, alongside increased shipping and warehousing costs. If these supply chain disruptions and shortages persist in the future, they could affect our ability to procure components for our products on a timely basis, or at all, or could require us to provide longer lead times to secure critical components by entering into longer term supply agreements. Alternatively, supply chain disruptions and shortages may require us to rely on spot market purchases at higher costs to obtain certain materials or products. Future increases in our costs and/or continued disruptions in the supply chain could negatively impact our profitability, as there can be no assurance that future price increases will be successfully passed through to customers. See “—Our business, results of operations and financial condition have been, and could continue to be, adversely affected by the COVID-19 pandemic” and “—The armed conflict between Russia and Ukraine, including sanctions and tensions between the United States along with several other countries and Russia, may adversely affect the results of our operations.”

A global economic downturn could result in reduced demand for our products and adversely affect our profitability.

In recent years, adverse conditions and volatility in the worldwide financial markets, fluctuations in oil and commodity prices and the general weakness of the global economy have contributed to the uncertainty of global economic prospects in general and have adversely affected, and may continue to adversely affect, the South Korean economy. Global economic downturns in the past have adversely affected demand for our products and services by our customers in South Korea and overseas.

The architectural media glass business is heavily influenced by the economic trends in the real estate, construction, and advertising industries, the governments’ spending abilities and the overall domestic and global economic fluctuations and economic growth trends. The uncertainty of the Biden administration’s policies and the U.S. Federal Reserve’s increase of the base interest rate may pose risks to economic recovery and growth. Additionally, the uncertainty arising out of the European Union’s political environment, including the United Kingdom’s exit from the European Union, and China’s current regulations to cool down its overheated real estate market may curtail investor confidence.

We cannot provide any assurance that demand for our products can be sustained at current levels in future periods or that the demand for our products will not decrease in the future due to such economic downturns, which may adversely affect our profitability. We may decide to adjust our production levels in the future subject to market demand for our products, the production outlook of the global architectural media glass industry, any significant disruptions in our supply chain and global economic conditions in general. Any decline in demand for architectural media glass products may adversely affect our business, results of operations and/or financial condition.

Our short-term profitability will be adversely impacted by our anticipated need to incur significant expenses in connection with the expansion of our staff and marketing efforts.

We plan to fund primarily marketing and sales personnel in our international jurisdictions in order to fuel growth. To date, the expenses and long lead times inherent in our efforts to pursue additional South Korean and international business opportunities have slowed, and are expected to continue to slow, the implementation of our expansion strategy, particularly in light of our ongoing capital constraints, and have limited, and are expected to continue to limit, the revenue that we receive as a result of our efforts to develop international business in the short term. Until we are able to increase our sales as a result of such investment, our short-term profitability will be adversely impacted by the increased costs associated with investing in our expansion plans.

Our sales cycle for large projects is protracted, which makes our annual revenue and other financial metrics hard to predict.

For our Super Large Architectural Media (“SLAM”) installations, our sales cycles, which spans from initial commercial discussion to installation, is approximately four to five years on average, subject to a variety of factors including economic fluctuations and economic growth trends, supply chain disruptions and shortages, political climate changes and credit availability, all of which are out of our immediate control and which could cause delays at various stages of a SLAM installation.

The design and sales quotation phase of a SLAM project typically takes two to three years, followed by a two to three-year construction phase. We ship and install our architectural media glass at the very end of the construction phase. The points at which we recognize revenue can be highly variable and tend to be determined on a case-by-case basis as a combination of when the initial order is placed, when the products are shipped, and when the products are installed and handed over to the customer. Revenue may be recognized at predetermined milestones during the lifecycle of a SLAM project, such as the point of the initial order, the shipment and installation. The longer the sales cycle for a particular project, the more unpredictable our ability to recognize the full potential revenue from such project. Extended sales cycles, without offsetting revenue from smaller projects with shorter sales cycles, can create volatile revenue swings from period to period. In addition, the expenses and long lead times inherent in pursuing SLAM projects have slowed GLAAM’s implementation of its strategy to pursue international business opportunities, particularly in light of GLAAM’s ongoing capital constraints, and have limited, and are expected to continue to limit, the revenue that GLAAM receives as a result of its efforts to develop international business in the short term. For a more detailed explanation of GLAAM’s revenue recognition strategy see “Management’s Discussion and Analysis of Financial Condition and Results of Operation of GLAAM—Components of Results of Operations—Revenues.”

Our ability to realize revenues on our projects is subject to risks related to the financial health and condition of the real estate developers, and their suppliers or contractors, with whom we contract to supply our products. The financial distress or bankruptcy of such developers, and their suppliers and contractors, could result in our inability to realize revenues on contracted projects.

Our key customers include real estate developers and their suppliers and contractors. Because we depend on these customers for a significant portion of our revenue, if any of these real estate developers and their suppliers or contractors were to encounter financial difficulties affecting their ability to make payments, we may not be paid in full or at all on one or more contracted projects, which could adversely affect our operating results, financial position, and cash flows. Further, if any of our customers with whom we have billing or payment disputes seek bankruptcy protection, such dispute or bankruptcy will likely force us to incur additional costs in attorneys’ fees and fees for other professional consultants, which will negatively affect our revenue and profit.

Technological innovation by others could render our technology and the products produced using our process technologies obsolete or uneconomical.

Our success will depend on our ability to maintain a competitive position with respect to technological advances. Our technology and the products derived from our technology may be rendered obsolete or uneconomical by technological advances by others, more efficient and cost-effective products, or entirely different approaches developed by one or more of our competitors or other third parties. Though we plan to continue to expend significant resources to enhance our technology platform and processes, there are no assurances we will be able to keep pace with technological change.

Our success depends partly upon our ability to enhance existing products and services and to develop new products and services through product development initiatives and technological advances; any failure to make such improvements could harm our future business and prospects.

The Company has continuously enhanced and improved its existing products and developed new products and services. We are devoting resources to the development of new products in all aspects of our business, including products that can reach a broader customer base. For example, we are working to diversify our customer base by offering smaller scale, mass market products such as bus shelter, bridge, showroom and handrail applications, which require less customization and allow us to generate revenue in a much shorter time frame than SLAM projects. We are also developing our “G-Store,” an e-platform where our customers can purchase various artworks and videos, and other media content, to be displayed on G-Glass. Wherever and whenever our customers install G-Glass, they will also use media content. Some of our customers. However, the vast majority of our customers do not have their own content creation capability. This creates a secondary sales opportunity to sell media content to our customers. As such, we are developing our content platform, G-Store. Our South Korean team, dedicated to creating media content, has created an aggregate of over 500 artworks and videos since 2017 to populate the G-Store. The successful development of our products and product enhancements are subject to numerous risks, both known and unknown, including unanticipated delays, access to significant capital, budget overruns, technical problems and other difficulties that could result in the abandonment or substantial change in the design, development and commercialization of these new products. These events could have a materially adverse impact on our results of operations.

Given the uncertainties inherent with product development and introduction, including lack of market acceptance, we cannot provide assurances that any of our product development efforts will be successful on a timely basis or within budget, if at all. Failure to develop new products and product enhancements on a timely basis or within budget could harm our business and prospects. In addition, we may not be able to achieve the technological advances necessary for us to remain competitive, which could have a materially negative impact on our financial condition.

If our efforts to attract prospective clients and advertisers and to retain existing clients and users of our services are not successful, our growth prospects and revenue will be adversely affected.

Our ability to grow our business, including our DOOH delivery capabilities, and generate revenue depends on retaining, expanding and monetizing our customer base. In particular, our future growth depends in large part on G-Glass installation, adoption of our services and advertising revenue and content monetization across our DOOH business. We have focused on both developing longer-term higher-value SLAM projects in an effort to accelerate our growth and profitability and advancing smaller scale mass-market products that we believe will provide greater earnings stability over time. As part of our effort to secure more SLAM projects, we are looking to introduce glass as a service (GaaS) globally, whereby we bear a portion of the maintenance and installation costs of each new G-Glass installation and license the use of the G-Glass to third parties in exchange for a portion of the media and advertising revenue derived from the installation.

However, familiarizing prospective customers with and convincing them of the value proposition of our products and services require significant time and resources. Many of our existing and prospective clients are large property owners, developers and government agencies, and we often struggle to gain access to their ultimate decision makers. The expenses and long lead times inherent in pursuing SLAM projects have slowed the implementation of our strategy to pursue international business opportunities, particularly in light of our ongoing capital constraints, and have limited, and are expected to continue to limit, the revenue that we receive as a result of our efforts to develop international business in the short term. Furthermore, our ability to attract new clients, retain existing clients, and convert users of our G-Glass to our value-added services depends in large part on our ability to continue to offer compelling curated content, leading technologies and products, superior functionality, and an engaging customer experience.

Continued downward pricing of third generation products could adversely affect fourth generation architectural media glass pricing, which may affect our results of operations.

Although we are the only player in the fourth generation iteration of architectural media façades, the pricing of third-generation products still impacts our revenues in the DOOH media industry. The market for third- generation display-glass products is large and has attracted numerous new DOOH advertising media and media companies. As some companies have sought to compete based on price, they have created pricing pressures on architectural media glass, which we expect to continue in the future. If competitive forces drive down the prices we are able to charge for our products, our margins will shrink, which will adversely affect our ability to maintain our profitability and to invest in and grow our business.

Our revenue largely depends on continuing domestic and global demand for architectural media glass, large media displays, and associated digital content. Our sales may not grow at the rate we expect.

Currently, our total sales are derived principally from real estate developers, building owners, and to a lesser extent, from governments. Going forward, our diversification strategy includes targeting more sales to content, applications and DOOH media. As each of these product segments significantly contributes to our total sales, we will continue to be dependent on continuing demand for our architectural media glass, large media displays and associated digital content from each of the construction industry, the remodeling industry and the DOOH media industry for a substantial portion of our sales. Any downturn in any of those industries in which our customers operate would result in reduced demand for our products, which may in turn result in reduced revenue, lower average selling prices and/or reduced margins.

If new construction levels out and repair and remodeling markets decline, such market pressures have, and may in the future, adversely affect our results of operations.

The architectural media glass industry is subject to the cyclical market pressures of the larger new construction and repair and remodeling markets. In turn, these larger markets have in the past been, and may in the future be, affected by adverse changes in economic conditions such as demographic trends, employment levels, interest rates, commodity prices, availability of credit and consumer confidence, as well as by changing needs and trends in the markets, such as shifts in customers’ preferences and architectural trends. Already, GLAAM’s revenue has been negatively affected by the ongoing environment of elevated interest rates in South Korea, which has delayed and/or reduced spending in the South Korean real estate industry, which historically has been our largest market. Any future downturn or any other negative market pressures could adversely affect our results of operations in the future, as margins may decrease as a direct result of an overall decrease in demand for our products. Additionally, we have additional idle manufacturing capacity which may have a negative effect on our cost structure.

If property developers, who make up our key customer base, continue to, or in the future, face operational and financial challenges, they may continue to, or in the future, change, delay or even cancel ongoing and planned projects. Since our architectural media glass products are installed at the very end of the construction process, at which point we have already, or would already have, incurred significant costs, such changes, delays or cancellations have had, or would have, a negative impact on our financial condition and results of operations.

Our government sector sales, which comprise a significant portion of our sales, may be adversely affected by presidential and congressional elections, policy changes, government land development plan changes and other local political events.

Our customers include national, provincial and local government entities. Our significant government sector sales are made primarily in South Korea. Political events such as pending presidential and congressional elections, the outcome of recent elections, changes in leadership among key executive decision makers, or revisions to government land development plans can affect our ability to secure new government contracts or the speed at which new contracts are signed, decrease future levels of spending and authorizations for programs that we bid on and/or shift spending priorities to programs in areas for which we do not provide products or services.

The IT, vertical real estate and large format wallscape sectors are regulated and any new or modified regulatory restrictions could adversely affect our sales and results of operations.

The IT, vertical real estate and large format wallscape sectors are subject to various laws, ordinances, rules and regulations concerning zoning, building design and safety, hurricane and floods, construction, and other similar matters. G-Glass has been tested and successfully obtained various certifications required for electric safety as well as construction materials in all of our key markets, including Korea Certification (KC), China Compulsory Certification (CCC), Conformité Européenne (CE) and UL certification. However, if we fail to maintain or renew these certifications, we are at risk of falling out of compliance with applicable laws, ordinances, rules and regulations, which will negatively affect our sales and results of operations. Further, increased regulatory restrictions could limit demand for our products and/or services, which could adversely affect our sales and results of operations. We may not be able to satisfy any future regulations, which consequently could have a negative effect on our sales and results of operations.

Changes in building codes could lower the demand for our G-Glass technology.

The market for G-Glass depends in large part on our ability to satisfy applicable state and local building codes. If the standards in such building codes are raised, we may not be able to meet such requirements, and demand for our products could decline. Conversely, if the standards in such building codes are lowered or are not enforced in certain areas, demand for our products may decrease in favor of cheaper alternatives. If we are unable to satisfy future regulations, including building code standards, it could adversely affect our sales and results of operations.

Certain jurisdictions have stricter regulations covering the types of products and services we offer, which may potentially deter us from entering or expanding within such jurisdictions in the future. For example, the Hong Kong government imposes stringent rules and requirements with respect to building codes and we may not invest additional resources to penetrate the Hong Kong market if the cost of meeting these requirements outweighs perceived economic gains.

We sometimes manage the installation of our products, which subjects us to risks and costs that may impact our profit margin.

From time to time, we plan and manage the installation of our products at our customers’ venues. The installation process subjects us to risks that are out of our immediate control, including construction delays, unexpected modifications, work stoppages, extreme weather conditions and operational hazards. In addition, we rely on various contractors and subcontractors to carry out each step of the construction and installation process, including brick, façade, insulation, window pane and curtain glass installers, carpenters, electricians, painters and other contractors. Our reliance on third party contractors in combination with certain operational risks can result in delays, damages, replacements, repairs that may subject us to increased or unexpected costs and may affect our ability to complete installations in a timely manner.

Due to the number of contractors and workers on a construction site and the difficulty in identifying issues during the construction process, including delays in identifying latent leaks, intermittent electrical power or signal failures, or other issues, it is difficult to identify the root cause of certain issues that materialize during the installation process. This uncertainty may prevent us from assigning legal liability or requesting reimbursement from third party contractors, forcing us to fund any replacements or remedies necessary for the completion of the installation. As a result, our project margin may be adversely affected.

We sometimes rely on third-party contractors for the installation of our products, which subjects us to risks and costs that are out of our control.

We may rely on third party contractors for the installation of our products at our customers’ venues. Such installation work is subject to various hazards and risks, including extreme weather conditions, work stoppages and operational hazards. If we are delayed or unable to complete installations due to a third-party contractors’ failure to properly operate or if we experience significant changes in the cost of these services due to new or additional regulations, we may not be able to complete installations in a timely manner or make alternative arrangements for such installations in a timely manner. As installation costs represent a significant part of our cost structure, substantial increases in these costs would result in a material adverse effect on our revenues and costs of operations.

Additionally, the performance of such third-party contractors is outside of our control, as a result, failures or deficiencies in the installations of third-party contractors could have an adverse impact on our operating results.

We are subject to labor, health, construction/building and safety regulations, and may be exposed to liabilities and potential costs for lack of compliance.

We are subject to labor, health, construction/building and safety laws and regulations that govern, among other things, the relationship between us and our employees, and the health and safety of our employees. If an adverse final decision that we violated any labor or health and safety laws is issued, we may be exposed to penalties and sanctions, including the payment of fines. Our subsidiaries could also be subject to work stoppages or closure of operations.

We rely on key researchers and engineers, senior management and production facility operators, and the loss of the services of any such personnel or the inability to attract and retain them may adversely affect our business.

Our success depends to an extent upon the continued service of our research and development and engineering personnel, as well as on our ability to continue to attract, retain and motivate qualified researchers and engineers, especially during periods of rapid growth. Our focus on rapid technological developments and advanced manufacturing processes has meant that we must aggressively recruit research and development personnel and engineers with expertise in cutting-edge technologies.

We also depend on the services of experienced key senior management, and if we lose their services, it would be difficult to find and integrate replacement personnel in a timely manner, if at all. We also employ highly skilled line operators at our production facilities.

The loss of the services of a significant number of our key research and development and engineering personnel, senior management or skilled operators without adequate replacement, or the inability to attract new qualified personnel, may have an adverse effect on our operations.

Equipment failures, delays in deliveries and catastrophic loss at our manufacturing facilities could lead to production curtailments or shutdowns that prevent us from producing our products.

We have one operational state-of-the-art manufacturing facility located in Pyeongtaek, South Korea, which currently fulfills all of the market demand for our products. In March 2020, our second manufacturing facility, located in Tianjin, China, temporarily suspended its operations as a result of COVID-19 pandemic-related restrictions imposed by the Chinese government on manufacturers. Although our Chinese manufacturing facility has not yet restarted operations, we expect to be able to resume manufacturing activities in China as and when needed in the future, when business opportunities arise in the region. Any interruption or significant disruption in production capabilities at our facilities stemming from equipment failures, insufficient personnel to operate our manufacturing facilities, or other reasons could result in our inability to manufacture our products, which would reduce our sales and earnings for the affected period. See “— We rely on production facility operators and manufacturing facility employees, and the loss of the services of any such personnel or the inability to attract and retain will adversely affect our business.”

In addition, as a result of the highly customizable nature of our products, we generally begin the manufacturing process after receiving an order from a customer rather than relying on pre-existing inventory. If our manufacturing facilities experience any production stoppages, even if only temporarily, or any delays, delivery times could be severely affected. Any significant delay in deliveries to our customers could lead to increased product returns or cancellations and cause us to lose future sales. Our manufacturing facilities are also subject to the risk of loss due to unanticipated events such as fires, explosions, acts of terrorism or extreme weather conditions. Any plant shutdowns or periods of reduced production stemming from equipment failure, delays in deliveries or catastrophic loss, could have a material adverse effect on our results of operations or financial condition. Further, we may not have adequate insurance to compensate for all losses that result from any of these events.

We may be adversely affected by disruptions to our manufacturing facilities or disruptions to our customer, supplier or employee base.

Any disruption to our manufacturing facilities could damage a significant portion of our inventory and materially impair our ability to distribute our products to customers. We could incur significantly higher costs and longer lead times associated with distributing our products to customers during the time that it takes for us to reopen or replace a damaged facility. In addition, if there are disruptions to our customer and supplier base or to our employees caused by weather-related events, acts of terrorism, pandemics, our ongoing capital constraints, or any other cause, our business could be temporarily adversely affected by decreased production capabilities, higher costs for materials, increased shipping and storage costs, increased labor costs, increased absentee rates and scheduling issues. Any interruption in the production or delivery of our supplies could reduce sales of our products and increase costs.

We rely on production facility operators and manufacturing facility employees, and the loss of the services of any such personnel or the inability to attract and retain will adversely affect our business.

Our success depends to an extent upon the continued service of our production facility operators and manufacturing facility personnel, especially for the completion of large-scale projects and during periods of rapid growth. The recent loss of the services of a significant number of our manufacturing facility personnel and our inability to identify adequate replacements due to our ongoing capital constraints will have an adverse effect on our operations. In particular, our reduction in human capital has disrupted our production capabilities at our facilities for the production of one of our large-scale projects, which we expect will lead to the delayed delivery of the product to our client. This delay will reduce our sales and earnings for the affected period, and could lead to increased product returns or cancellations and cause us to lose future sales from this client.

We operate with a modest inventory, which may make it difficult for us to efficiently allocate capacity on a timely basis in response to changes in demand.

Our customers provide us with advance forecasts of their product requirements. However, due to the highly customizable nature of our components and large-scale products in particular, firm orders are not placed until negotiations on purchase prices and construction timelines are finalized and definitive orders are placed several months prior to delivery.

As a result, firm orders may be less than anticipated based on these prior forecasts. Although we typically operate with an inventory level estimated for several months, it may be difficult for us to adjust production costs or to allocate production capacity in a timely manner to compensate for any such modifications in order volumes. Our inability to respond quickly to changes in overall demand for architectural media glass as well as changes in product mix and specifications may result in lost revenue, which would adversely affect our results of operations.

We may experience losses on inventories.

The customizable nature of most of our projects makes it difficult for us to maintain usable stock of finished or semi-finished products. As a result, our inventory consists mostly of raw materials including, glass stocks, LEDs, aluminum extrusion, resins, adhesives, drivers, FPCBs and spacer tape, among other items. Our ability to fulfil orders in a timely manner regardless of their size is dependent on the maintenance of adequate reserves of raw materials in our inventory.

We manage our inventory based on our customers’ and our own forecasts and typically operate with an inventory level estimated for several months. Although adjustments are regularly made based on market conditions, we typically deliver our goods to the customers within several months after a firm order has been placed. While we maintain open channels of communication with our major customers to avoid unexpected decreases in firm orders or subsequent changes to placed orders, and try to minimize our inventory levels, such actions by our customers may have an adverse effect on our inventory management. Other factors affecting our inventory levels include the shelf life of our raw materials and the production capacity of our manufacturing facilities.

Any issues or delays in meeting our projected manufacturing costs and production capacity could adversely impact our business, prospects, operating results and financial condition.

Future events could result in issues or delays in further ramping our products and expanding production output at our existing and future operating lines. In order to achieve our volume and the anticipated ramp in production of our products, we must continue to sustain and ramp significant production at our existing production lines. We are not currently employing a full degree of automation in the manufacturing processes for our products. If we are unable to maintain production at our facilities, ramp output additionally over time as needed, and do so cost-effectively, or if we are unable to attract, hire and retain, as we have been unable to do recently, a substantial number of highly skilled personnel, our ability to supply our products could be negatively impacted, which could adversely affect our brand and harm our business, prospects, financial condition and operating results. See “—The Company will require substantial additional financing to fund its operations and complete the development and commercialization of the process technologies that produce each of its products or new aspects of its existing process technologies that produce each of its products, and the Company may not be able to obtain such financing on favorable terms, or at all.”

Our failure to properly manage the distribution of our products and services could result in the loss of revenues and profits.

We utilize a direct sales force, as well as a network of distribution and integration partners, to market and sell our products and services. We are continually reviewing our go-to-market strategy to help ensure that we are reaching the most customers that we can and with the highest level of service. At times, this may require strategic changes to our sales organization or enlisting or dropping various distributors in certain regions, which could result in additional costs or operational challenges. Successfully managing the interaction of our direct and indirect sales channels to reach various potential customers for our products and services is a complex process. In addition, our reliance on indirect selling methods may reduce visibility to demand and pricing issues.

To support the expansion of our business internationally, we may decide to make changes to our operating structure in other countries when we believe these changes will make us more competitive by reaching additional customers, offering faster delivery, importation services, and/or local currency sales. These new operating models may require changes in legal structures, business systems, and business processes that may result in significant business disruption and negatively impact our customers’ experience, resulting in loss of sales. Furthermore, as we assume more responsibility for the importation of our products into other countries, we face higher compliance risk in adhering to local regulatory and trade requirements. Finally, the local stocking of our products in countries outside of our primary distribution centers may result in higher costs and increased risk of excess or obsolete inventory associated with maintaining the appropriate level and mix of stock in multiple inventory locations, resulting in lower gross margins.

Our go-to-market strategy has distinct risks and costs, and therefore, our failure to implement the most advantageous balance in the sales and operating model for our products and services could have a material adverse effect on our revenue and profitability.

Our business involves complex manufacturing processes that may cause personal injury or property damage, subjecting us to liabilities and possible losses or other disruptions of our operations in the future, which may not be covered by insurance.

Our business involves complex manufacturing processes. Some of these processes, such as various forms of durability testing, involve high pressures, temperatures and other hazards that present certain safety risks to workers employed at our manufacturing facilities. The potential exists for accidents involving death or serious injury. The potential liability resulting from any such accident to the extent not covered by insurance, could result in unexpected cash expenditures, thereby reducing the cash available to operate our business. Such an accident could disrupt operations at any of our facilities, which could adversely affect our ability to deliver products to our customers on a timely basis and to retain our current business.

Operating hazards inherent in our business, some of which may be outside of our control, can cause personal injury and loss of life, damage to or destruction of property, plant and equipment and environmental damage. We maintain insurance coverage in amounts and against the risks we believe are consistent with industry practice, but this insurance may not be adequate or available to cover all losses or liabilities we may incur in our operations. Our insurance policies are subject to varying levels of deductibles. Losses up to our deductible amounts accrue based upon our estimates of the ultimate liability for claims incurred and an estimate of claims incurred but not reported. However, liabilities subject to insurance are difficult to estimate due to unknown factors, including the severity of an injury, the determination of our liability in proportion to other parties, the number of incidents not reported and the effectiveness of our safety programs. If we were to experience insurance claims or costs above our estimates, we might also be required to use working capital to satisfy these claims.

Our business relies on our patent rights which may be narrowed in scope or found to be invalid or otherwise unenforceable.

Our success will depend, to a significant extent, on our ability to obtain and enforce our patent rights both in South Korea and worldwide. The coverage claimed in a patent application can be significantly reduced before a patent is issued, either in South Korea or abroad. Consequently, we cannot provide assurance that any of our pending or future patent applications will result in the issuance of patents. Patents issued to us may be subjected to further proceedings limiting their scope and may not provide significant proprietary protection or competitive advantage. Our patents also may be challenged, circumvented, invalidated or deemed unenforceable. In addition, because patent applications in certain countries generally are not published until more than 18 months after they are first filed, and because publication of discoveries in scientific or patent literature often lags behind actual discoveries, we cannot be certain that we were, or any of our licensors was, the first creator of inventions covered by pending patent applications, that we or any of our licensors will be entitled to any rights in purported inventions claimed in pending or future patent applications, or that we were, or any of our licensors was, the first to file patent applications on such inventions.

Furthermore, pending patent applications or patents already issued to us or our licensors may become subject to dispute, and any dispute could be resolved against us. For example, we may become involved in re-examination, reissue or interference proceedings and the result of these proceedings could be the invalidation or substantial narrowing of our patent claims. We also could be subject to court proceedings that could find our patents invalid or unenforceable or could substantially narrow the scope of our patent claims. In addition, depending on the jurisdiction, statutory differences in patentable subject matter may limit the protection we can obtain on some of our inventions.

Failure to protect our intellectual property rights could impair our competitiveness and harm our business and future prospects.

We believe that the fact that we produce G-Glass from fully proprietary, self-developed production machines and equipment, and are the only market player that can offer products of this kind at this time are critical to the success of our business. We take active measures to obtain international protection of our intellectual property by obtaining patents and undertaking monitoring activities in our major markets. However, we cannot assure you that the measures we are taking will effectively deter competitors from improper use of our proprietary technologies. Our competitors may misappropriate our intellectual property, disputes as to ownership of intellectual property may arise and our intellectual property may otherwise become known or independently developed by our competitors.

We may in the future be subject to claims that former employees, collaborators, or other third parties have an interest in our patents or other intellectual property as an inventor or co-inventor. For example, we may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing our products. Litigation may be necessary to defend against these and other claims challenging inventorship. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Any failure to protect our intellectual property could impair our competitiveness and harm our business and future prospects.

We are subject to potential exposure to environmental liabilities and are subject to environmental regulation and any such liabilities or regulation may adversely affect our costs and results of operations in the future.

Our manufacturing processes involve hazardous materials and generate industrial waste such as used glass containing resin at various stages in the manufacturing process, and we are subject to a variety of laws and regulations relating to the use, storage, discharge and disposal of waste substances, which are frequently changing and becoming more stringent. Although we have enacted safety measures, engaged in employee education on handling such materials and installed various types of safety equipment, consistent with industry standards, for the treatment of such industrial waste, engage a professional third party industrial waste management service provider and believe that our facilities are materially in compliance with such laws and regulations, we cannot provide assurance that our protocols will always be followed by our employees or the third party service provider and safety or environmental related claims will not be brought against us or that the local or national governments will not take steps toward adopting more stringent safety or environmental standards.

Furthermore, as owners of real property, our subsidiaries can be held liable for the investigation or remediation of contamination on such properties, in some circumstances, without regard to whether we knew of or were responsible for such contamination. Remediation may be required in the future because of spills or releases of hazardous substances, the discovery of unknown environmental conditions, or more stringent standards regarding existing residual contamination. Environmental regulatory requirements may become more burdensome, increase our general and administrative costs, the availability of construction materials, raw materials and energy, and increase the risk that our subsidiaries incur fines or penalties or be held liable for violations of such regulatory requirements. New regulations regarding climate change may also increase our expenses and eventually reduce our sales.

Earthquakes, tsunamis, floods, severe health epidemics (including the global COVID-19 pandemic and any possible recurrence of other types of widespread infectious diseases) and other natural calamities could materially adversely affect our business, results of operations or financial condition.

If earthquakes, tsunamis, floods, fires, extreme weather events (whether as a result of climate change or otherwise), severe health epidemics (such as the COVID-19 pandemic) or any other natural calamities were to occur in the future in any area where any of our assets, suppliers or customers are located, our business, results of operations or financial condition could be adversely affected. A number of suppliers of our raw materials, components and manufacturing equipment, as well as certain of our manufacturing facilities, are located in countries which have historically suffered natural calamities from time to time, such as China and South Korea. Any occurrence of such natural calamities in countries where our suppliers are located may lead to shortages or delays in the supply of raw materials, components or manufacturing equipment. In addition, natural calamities in areas where our customers are located, including South Korea, China, Japan, the United States and Europe, may cause disruptions in their businesses, which in turn could adversely impact their demand for our products. If we are unable to develop adequate plans to ensure that our business functions continue to operate during and after a disaster and to execute successfully on those plans in the event of a disaster or emergency, our business would be seriously harmed.

Our business, results of operations and financial condition have been, and could continue to be, adversely affected by the COVID-19 pandemic.

The COVID-19 pandemic has impacted our business and we expect it to continue to do so. Governments and businesses have taken, and may continue to take, unprecedented measures in response to the COVID-19 pandemic. Such measures have included restrictions on travel and business operations, temporary closures of businesses, and quarantines and shelter-in-place orders. The COVID-19 pandemic caused significant volatility and disruption in global financial markets.

The COVID-19 pandemic and the measures taken by many countries in response have had an adverse impact on, and could continue to adversely impact, our business, results of operations and financial condition. These include:

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disruption in demand for our G-Glass, including a slow-down in the construction industry, which has resulted and may continue to result in a decline in the prices we are able to charge for the sale of G-Glass;

•	effects on our industry partners’ and potential industry partners’ ability or willingness to invest in new technologies or to work with us;

•	a decrease in the total possible output of our manufacturing facilities for our technology platform;

•

delays in the delivery of our G-Glass and limitation on our ability to operate our business as a result of federal, state or local regulations imposed as a result of COVID-19, including the temporary suspension of operations at our manufacturing facility in Tianjin, China;

•	limitations on our industry partners’ ability to conduct partnering activities in a timely manner; and

•	disruption in GLAAM’s supply chain for certain components.

We believe the aforementioned factors impact our revenues directly in instances where we participate in projects with industry partners and indirectly in instances where we are party to licensing agreements with industry partners and collect lower royalty fees. In turn, the negative impact on our revenues had, and may continue to have, a material adverse effect on our financial condition.

As a result of reduced revenues related to the COVID-19 pandemic, beginning in November 2020, GLAAM was unable to pay outstanding principal and interest in the amount of W12,748,749,522 due on a loan from the Korean Development Bank secured by GLAAM’s office building and South Korean manufacturing facility, the land thereunder and the manufacturing equipment inside of GLAAM’s South Korean manufacturing facility. On May 28, 2021, the Korean Development Bank reclassified the loan as non-performing and transferred the loan and its rights thereunder to an asset securitization firm, UAMCO. UAMCO executed on the lien over the collateral and initiated an auction process. On September 26, 2022, Powergen, an IT consulting company that is majority- owned by Jeong-Kyu Lee, Mr. Ho-Joon Lee’s brother, purchased the collateral, GLAAM’s office building and South Korean manufacturing facility, the land thereunder and the manufacturing equipment inside of GLAAM’s South Korean manufacturing facility, at auction for an aggregate amount of W7,800,000,000 from UAMCO. On December 21, 2022, GLAAM entered into the Powergen Equipment Purchase Agreement, an asset purchase and sale agreement with Powergen, pursuant to which GLAAM repurchased from Powergen GLAAM’s manufacturing equipment inside of its South Korean manufacturing facility for W1,509,653,642. On December 22, 2022, GLAAM entered into the Powergen Manufacturing Facility and Land Purchase Agreement, an asset purchase and sale agreement with Powergen Co, pursuant to which GLAAM repurchased from Powergen GLAAM’s office building and South Korean manufacturing facility, the land thereunder for W6,618,317,849. The transfer of GLAAM’s assets from Powergen to GLAAM pursuant to the Powergen Purchase Agreements was completed on December 29, 2022.

Also due to GLAAM’s reduced revenues related to the COVID-19 pandemic, GLAAM has been unable to repay and is overdue on, certain related party and other loans. Please see the section of the prospectus entitled “Certain Relationships and Related Party Transactions—Certain Relationships and Related Party Transactions of GLAAM—Related Party Financings.”

The full extent of the impact of the COVID-19 pandemic on our operational and current and future financial performance is currently uncertain and will depend on many factors outside our control, including, without limitation, the timing, extent, trajectory and duration of the pandemic, the availability of effective treatments and vaccines, the emergence, severity and spread of potential variants of the virus that causes COVID-19, the imposition of and compliance with protective public safety measures, and the impact of the pandemic on the global economy and on the demand for the products produced using our process technologies and our ability to maintain current and foster new relationships with our industry partners. We are continuing to monitor the situation and take appropriate actions in accordance with the recommendations and requirements of relevant authorities.

We continue to face significant risks associated with our international expansion strategy.

We are continuing to seek new opportunities to produce and commercialize products using our process technologies outside the South Korea through entering into licensing and distribution with new and existing industry partners. Overall, the expenses and long lead times inherent in our efforts to pursue international business opportunities have slowed, and are expected to continue to slow, the implementation of our expansion strategy, particularly in light of our ongoing capital constraints, and have limited, and are expected to continue to limit, the revenue that we receive as a result of our efforts to develop international business in the short term. More broadly, our international business operations are subject to a variety of risks, including:

•	challenges associated with operating in diverse cultural and legal environments, including legal restrictions that impact our ability to enter into strategic partnering arrangements;

•	the need to comply with a variety of South Korean laws applicable to the conduct of overseas operations, including export control laws and local law requirements;

•	our ability, or reduced ability, to protect our intellectual property in certain countries;

•	potential for longer sales cycles in certain countries;

•

changes in or interpretations of foreign rules and regulations that may adversely affect our or our industry partners’ ability to produce or sell products manufactured using our process technologies or repatriate profits to South Korea;

•	economic, political or social instability in foreign countries;

•	difficulties in staffing and managing foreign and geographically dispersed operations including our ongoing operations and planned operational growth in China;

•	changes in demand for products produced using our process technologies in international markets;

•	the imposition of tariffs and other foreign taxes;

•	the imposition of limitations on, or increase of, withholding and other taxes on remittances and other payments by foreign subsidiaries or joint ventures; and

•	the availability of government subsidies or other incentives that benefit competitors in their local markets that are not available to us.

Our inability to overcome these obstacles could harm our business, financial condition and operating results. Even if we are successful in managing these obstacles, our industry partners internationally are subject to these same risks and may not be able to manage these obstacles effectively.

Our financial results could vary significantly from quarter to quarter and are difficult to predict.

Our financial results could vary significantly from quarter to quarter because of a variety of factors, many of which are outside of our control and are difficult to predict. As a result, comparing our results of operations on a period-to-period basis may not be meaningful. In addition to the risk factors stated herein, other factors that could cause our quarterly results of operations to fluctuate include:

•

achievement of, or failure to achieve, technology or product development milestones needed to allow us to enter identified markets on a timely and cost-effective basis; delays or greater than anticipated expenses associated with the scale-up and the commercialization of process technologies to produce new products;

•	changes in the amount that we invest to develop, acquire or license new technologies and processes;

•	our ability to successfully enter into partnering arrangements, and the terms of those relationships (including levels of related capital contributions);

•	fluctuations in the prices or availability of the raw materials required to produce products using our process technologies or those of our competitors;

•	changes in the size and complexity of our organization, including our expanded operations as a public company;

•	changes in general economic, industry and market conditions, both domestically and in our foreign markets;

•	business interruptions, including disruptions in the production process at any facility where products produced using our process technologies are manufactured;

•	departure of executives or other key management employees;

•	changes in the needs for the products produced using our process technologies;

•	the development of new competitive technologies or products by others and competitive pricing pressures;

•	the timing, size and mix of sales to our industry partners for products produced using our process technologies;

•	seasonal production and the sale of products produced using our process technologies; and

•	changes in governmental, accounting and tax rules and regulations, environmental, health and safety requirements, and other rules and regulations.

Due to these and other factors, our financial results for any quarterly or annual period may not meet our expectations or the expectations of our investors and may not be meaningful indications of our future performance.

The Company will require substantial additional financing to fund its operations and complete the development and commercialization of the process technologies that produce each of its products or new aspects of its existing process technologies that produce each of its products, and the Company may not be able to obtain such financing on favorable terms, or at all.

•	GLAAM’s operations have consumed substantial amounts of cash since inception, and the Company expects to incur increasing expenses going forward, in particular, as we:

•	repay transaction and other expenses associated with the Business Combination;

•

enter into and engage in strategic partnering arrangements to produce products cost-effectively at acceptable quality levels and price points, including making capital contributions for the construction of certain plants;

•	invest in developments with respect to existing process technologies in order to increase their effectiveness or reduce related capital expenditures;

•	expand research and development efforts;

•	grow the business organization;

•	pursue select distribution opportunities;

•	seek to identify additional market opportunities for the products produced using GLAAM”s process technologies; and

•	pursue partnering arrangements.

The Company’s operating cash flow, short term financing capabilities, and its existing cash and cash equivalents will not be sufficient to fund operations for at least 12 months from the date of this prospectus. To continue operations, the Company will need to raise capital through equity debt, or mezzanine financing. Securing additional financing could require a substantial amount of time and attention from management and may divert a disproportionate amount of its attention away from our business activities, which may adversely affect the Company’s and GLAAM’s ability to conduct day-to-day operations. In addition, neither the Company, nor GLAAM, can guarantee that future financing will be available in sufficient amounts or on acceptable terms, if at all. GLAAM has faced, and continues to face, significant ongoing capital constraints in 2023 which have prevented it from implementing more aggressive sales efforts resulting in decreased pipeline growth and reduced conversion of existing pipeline into revenue. Further, circumstances may cause it to consume capital significantly faster than we currently anticipate, and it may need to spend more money than currently expected because of circumstances beyond our and its control. Moreover, GLAAM and its industry partners may experience delays in the production of commercial quantities of products, in a manner that is cost-effective and at suitable quality levels, which would postpone GLAAM’s, and therefore the Company’s, ability to generate revenue associated with the sale of such products.

As discussed above, ongoing capital constraints have prevented GLAAM from implementing more aggressive sales efforts resulting in decreased pipeline growth and reduced conversion of existing pipeline into revenue. If the Company and GLAAM are unable to raise additional capital on acceptable terms or at all, they may be required to:

•	delay or suspend some or all manufacturing and commercialization efforts;

•	decrease or abandon some or all research and development efforts;

•

decrease the financial resources dedicated to partnering efforts, which may substantially postpone the development, manufacture, marketing or sale of existing and future products produced using GLAAM’s process technologies;

•	suspend the growth of the organization; and/or

•	liquidate their assets even though the values they receive for their assets in liquidation or dissolution could be significantly lower than the values reflected in the financial statements.

To raise additional funds to support business operations, the Company may sell additional equity, or convertible debt securities, which would result in the issuance of additional shares of the Company’s capital stock and dilution to the Company’s shareholders. Alternatively, the Company may incur debt or issue other debt securities. The incurrence of indebtedness would result in increased fixed payment obligations and could also result in certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we continue to be unable to raise additional capital in sufficient amounts or on terms acceptable to us, we will be prevented from pursuing discovery, development and commercialization efforts and our ability to generate revenues and achieve or sustain profitability will be substantially harmed. Ultimately, if we are unable to raise additional capital in sufficient amounts we will be forced to liquidate.

If we are unable to manage our growth and expand our operations successfully, our reputation and brand may be damaged and our business and results of operations may be harmed.

We expect our growth to accelerate in the future in connection with our commercialization efforts, expanded research and development activities, and as we transition to operating as a public company. Our ability to effectively manage our anticipated growth and expansion of our operations will require us to do, among other things, the following:

•	enhance our operational, financial and management controls and infrastructure, human resource policies, and reporting systems and procedures;

•	effectively scale our operations;

•	successfully identify, recruit, hire, train, maintain, motivate and integrate additional employees;

•	expand our facilities and equipment; and

•	effectively manage and maintain our corporate culture.

These enhancements and improvements will require significant capital expenditures that are beyond our existing resources and allocation of valuable management and employee resources, and our growth will continue to place a strain on our operational, financial and management infrastructure. Our future financial performance and our ability to execute on our business plan will depend, in part, on our ability to effectively manage any future growth and expansion. There are no guarantees we will be able to do so in an efficient or timely manner, or at all. Our failure to effectively manage growth and expansion could have a material adverse effect on our business, results of operations, financial condition, prospects and reputation.

Our results of operations are subject to exchange rate fluctuations, which may affect our costs and revenues.

There has been considerable volatility in foreign exchange rates in recent years, including rates between the Korean Won and the U.S. dollar, between the Korean Won and the Chinese Yuan, between the Korean Won and the Euro, and between the Korean Won and the Japanese Yen. To the extent that we incur costs in one currency and make sales in another, our profit margins may be affected by changes in the exchange rates between the two currencies.

To date, the majority of our revenue is derived from the Korean market; as a result, our revenue is denominated mainly in Korean Won. Most of our international sales are denominated in U.S. dollars, and, to a much lesser extent, Japanese Yen and Chinese Yuan. The majority of our costs and the largest proportion of our expenditures on capital equipment are denominated in Korean Won. Accordingly, fluctuations in exchange rates, in particular between the U.S. dollar and the Korean Won, between the Chinese Yuan and the Korean Won as well as between the Japanese Yen and the Korean Won, will affect our pre-tax income.

In recent years, the value of the Won relative to the U.S. dollar, Chinese Yuan and Japanese Yen has fluctuated widely. Although a depreciation of the Korean Won against the U.S. dollar increases the Korean Won value of our export sales and enhances the price-competitiveness of our products in foreign markets in U.S. dollar terms, it also increases the cost of imported raw materials and components in Korean Won terms.

A depreciation of the Korean Won against the Chinese Yuan or Japanese Yen increases the Korean Won cost of our Chinese Yuan- or Japanese Yen-denominated purchases of equipment, raw materials or components, as applicable. Despite the fact that the majority of our costs and revenues are in Korean Won, continued exchange rate volatility may also result in foreign exchange losses for us. Although a depreciation of the Korean Won against the U.S. dollar, in general, has a net positive impact on our results of operations that more than offsets the net negative impact caused by a depreciation of the Korean Won against the Chinese Yuan or Japanese Yen, we cannot provide assurance that the exchange rate of the Korean Won against foreign currencies will not be subject to significant fluctuations, or that the impact of such fluctuations will not adversely affect the results of our operations.

Increasing interest rates could materially adversely affect our ability to generate positive cashflows and secure financing required to carry out our strategic plans.

Historically, portions of our debt have been indexed to variable interest rates that are affected by a variety of factors over which we have no control. A rise in interest rates could adversely impact the cost of financing for a portion of our debt with variable interest rates which could negatively impact our cash flow generation. Furthermore, a rise in interest rates could limit our ability to obtain financing required to support our growth through our continuing programs designed to develop new products, expand the capacity of our manufacturing facilities and execute our business strategy. While we may mitigate the risk derived from interest rate fluctuations by entering into derivative contracts or by obtaining fixed rate financing, general increases in interest rates would still have an impact on the cost of financing and our ability to obtain appropriate funding.

Government regulation of DOOH media may restrict our out-of-home advertising operations.

Regulation of the DOOH media industry varies by municipality, region and country, but generally limits the size, placement, hours of operations, nature and density of out-of-home displays. Other regulations limit the subject matter, animation and language of out-of-home displays. Our failure to comply with these or any future regulations could have an adverse impact on the effectiveness of our architectural media glass installations or their attractiveness to clients as an advertising medium. As a result, we may experience a significant impact on our operations, revenue, international client base and overall financial condition.

We have encountered regulations that restrict or prohibit digital displays, such as our digital billboards that display digital advertising copy from various advertisers which changes several times per minute. Since digital billboards have been developed and introduced relatively recently into the market on a large scale, existing regulations that currently do not apply to them by their terms could be revised or new regulations could be enacted to impose greater restrictions on digital billboards due to alleged concerns over aesthetics or driver safety. Any new restrictions on digital billboards could have a material adverse effect on both our existing inventory of digital billboards and our plans to expand our digital deployment.

A number of state and local governments have implemented or initiated taxes, fees and registration requirements in an effort to decrease or restrict the number of outdoor signs and/or to raise revenue. From time to time, legislation also has been introduced in international jurisdictions attempting to impose taxes on revenue from out-of-home advertising, for the right to use out-of-home advertising assets or for the privilege of engaging in the out-of-home advertising business. Several jurisdictions have imposed such taxes as a percentage of our out-of-home advertising revenue generated in that jurisdiction or based on the size of the billboard and type of display technology. In addition, some jurisdictions have taxed companies’ personal property and leasehold interests in advertising locations using various valuation methodologies. We expect U.S. and foreign jurisdictions to continue to try to impose such taxes as a way of increasing revenue. The increased imposition of these measures could adversely affect our operating income if we are unable to pass on the cost of these items to our customers.

Regulations governing categories of products that can be advertised through our products vary across the countries in which we conduct business. Certain products and services, such as tobacco, are banned from outdoor advertising in the U.S., and other products, such as alcohol, may be targeted in the future. Most E.U. countries, among other nations, also have banned outdoor advertisements for tobacco products and regulate alcohol advertising. In the U.K., there are localized restrictions on the location of advertising for high fat, salt and sugar foods. While we don’t generate any revenues from such advertising today, any significant reduction in advertising of products due to content-related restrictions in the future could cause a reduction in our direct revenues from such advertisements and an increase in available space on the existing inventory of billboards in the out-of-home advertising industry.

The advancement of laws and regulations may not keep pace with the accelerating advancement of the digital signage industry and technology, which may have a detrimental effect on the growth of our industry.

Changes in government policies can have significant impacts on the profitability of our architectural media glass business. The revised Act on the Management of Outdoor Advertisements in South Korea defines “digital advertising” as the “use of digital displays to provide information or advertisements.” However, defining digital outdoor advertising is complex because digital technology continues to evolve. Additionally, specific discussions surrounding a possible standardization of digital advertisements, display methods, and installation standards have yet to be carried out. Rather than approaching the issue as an ecosystem encompassing hardware, software and content industries, the scope of the current legal approach is limited to regulating advertisements. We believe that the Act on the Management of Outdoor Advertisements is a more complex legal framework than other laws regulating media advertisements.

Because the installation and operation of advertisements are mandated by city and province regulations, even if the law is revised, the installation and operation of advertisements will be complicated by local frameworks unless the city, province, county, and local ordinances are similarly revised. Given the digital signage industry and enabling technology are fast evolving, the laws and regulations may not keep the pace, which may hamper the growth of our industry.

Failures or security breaches of our networks or information technology systems could have an adverse effect on our business.

We rely heavily on information technology (“IT”) both in our products and services for customers and in our IT systems used to run our business. Government agencies and security experts have warned about growing risks of hackers, cyber-criminals, malicious insiders and other actors targeting confidential information and all types of IT systems. These actors may engage in fraudulent activities, theft of confidential or proprietary information and sabotage or ransomware.

Our IT systems, our connected products, and our confidential information, which we collect and store in our cloud-based data centers and on our networks, may be vulnerable to damage or intrusion from a variety of attacks including computer viruses, worms or other malicious software programs. The risk of such attacks may increase as we integrate newly acquired companies or develop new connected products and related software. These attacks pose a risk to the security of our products, systems and networks and those of our customers, suppliers and third-party service providers, as well as to the confidentiality of our information and the integrity and availability of our data. While we attempt to mitigate these risks through board oversight, controls, due diligence, employee training and communication, third party intrusion testing, system hardening, email and web filters, regular patching, multi-factor authentication, surveillance, encryption, and other measures, we remain vulnerable to information security threats.

We may experience cyber security threats and vulnerabilities in our systems and those of our third-party providers, and we have experienced viruses and attacks targeting our IT systems and networks. Despite the precautions we take, we could experience an intrusion or infection of our systems or connected products. While we have not had such intrusions or infections to date, we cannot guarantee there will be no such intrusions or infections in the future. Similarly, an attack on our IT systems or connected products could result in theft or disclosure of trade secrets or other intellectual property, a breach of confidential customer or employee information, or product failure or misuse. Any such events could have an adverse impact on sales, harm our reputation and cause us to incur legal liability and increased costs to address such events and related security concerns. As the threats evolve and become more potent, we may incur additional costs to secure the products that we sell, as well as our data and infrastructure of networks and devices.

We do not have absolute control over the affiliates where we are the minority shareholder nor do we maintain control over the actions of other shareholders. Actions of other shareholders of affiliates could negatively impact our performance.

We do not have a majority ownership stake in each of G-SMATT Japan Co., Ltd. (“G-SMATT Japan”), G-SMATT Hong Kong Co., Ltd. (“G-SMATT Hong Kong”) and Tian Jin CECEP Brillshow Co., Ltd. (“Brillshow”), a joint venture with China Energy Conservation and Environmental Protection Group (“CECEP”). Although together with G-Frame Co., Ltd., a wholly-owned subsidiary of GLAAM (“G-Frame”), we own a majority stake in G-SMATT America Co., Ltd. (“G-SMATT America”), GLAAM does not individually own a majority stake in G-SMATT America. As a result, we do not have absolute control over the operations of such companies nor do we maintain control over the actions of other shareholders.

In many cases, other shareholders may share certain approval rights over major decisions and these investments may involve risks not otherwise present with other methods of investment, including, but not limited to:

•	that other shareholders might become bankrupt;

•	that other shareholders may at any time have economic or business interests or goals which are or which become inconsistent with our business interests or goals;

•

that other shareholders may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; For example, Zhong Jiénéng New Material Investment Co., Ltd., our co-venturer in Brillshow, is entitled to elect a majority of the board of directors of, and thereby exercise control over Brillshow;

•	that, if other shareholders fail to fund their share of any required capital contributions, we may be required to contribute that capital;

•

that joint venture or shareholders agreements often restrict the transfer of other shareholders’ interest or may otherwise restrict our ability to sell the interest when we desire or on advantageous terms;

•

that our relationships with other shareholders are contractual in nature and may be terminated or dissolved under the terms of the agreements and, in each event, we may not continue to own or operate the interests or assets underlying the relationship or may need to purchase these interests or assets at an above-market price to continue ownership;

•

that disputes between us and any of other shareholders may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business; and

•	that we may in certain circumstances be liable for the actions of other shareholders.

Our joint distribution agreement with G-SMATT Global, which is in effect until 2025, may adversely affect our financial results.

Pursuant to the Distribution Agreement dated as of July 31, 2015, between the Company and G-SMATT Global Co., Ltd. (“G-SMATT Global”), as amended on March 7, 2019 (the “G-SMATT Global Distribution Agreement”), GLAAM granted G-SMATT Global the joint right with GLAAM to distribute G-Glass in any and all territories worldwide, except China, until July 31, 2025.

In December 2013, the Company granted Brillshow exclusive distribution and manufacturing rights in China. Subsequently, in July 2016, Brillshow granted the Company permission to distribute in China. As a result of ongoing challenging economic conditions in China following the start of the COVID-19 pandemic, Brillshow’s manufacturing and distribution business in Tianjin, China is currently non-operational and, as of the date of this prospectus, Brillshow does not currently have a plan to resume such operations. Since GLAAM has permission to distribute its products in China, GLAAM is not currently restricted from distributing and selling products in China that GLAAM has manufactured in its South Korean manufacturing facility while Brillshow’s factory remains non-operational.

Under the G-SMATT Global Distribution Agreement, the pricing of the products produced by GLAAM and sold to G-SMATT Global for distribution are mutually agreed between the parties, provided that the parties ensure there is an appropriate margin for GLAAM. Further, where G-SMATT Global pursues a project, whether in South Korea or abroad, the prices of the products shall be decided by mutual consultation by GLAAM and G-SMATT Global prior to the submission of project proposals. In addition, in the event that GLAAM and G-SMATT Global jointly develop a new product, (i) any rights to such product, including any intellectual property rights, will be jointly owned by GLAAM and G-SMATT Global and (ii) GLAAM will have the right to exclusively produce, and G-SMATT Global will have the right to exclusively distribute, such product.

On September, 14, 2022, the Suwon District Court denied G-SMATT Global’s filing in connection with the commencement of corporate rehabilitation proceedings, However, we believe that our efforts to mitigate the effects of the G-SMATT Global’s prior bankruptcy proceedings have insulated us from any material impacts on our business functions, financial condition and result of operation. In September 2018, as part of G-SMATT Global’s restructuring process, GLAAM’s management decided to sell G-SMATT Global. As part of the terms of the sale, (i) GLAAM and G-SMATT Global were given dual distribution rights to distribute G-Glass in any and all territories worldwide, except China, and (ii) all staff involved in the G-Glass operation within G-SMATT Global were transferred to GLAAM. The sale of G-SMATT Global was completed in March 2019.

As a result of the sale and GLAAM gaining joint distribution rights to distribute G-Glass in any and all territories worldwide, except China, GLAAM did not suffer any disruption of its operations. Since the start of G- SMATT Global’s bankruptcy proceedings, GLAAM has retained no material relationship or transactional or financial link with G-SMATT Global. As such, G-SMATT Global’s bankruptcy had no material impact on GLAAM’s financial condition or results of operation. Once the G-SMATT Global Distribution Agreement expires in 2025, GLAAM will regain full distribution rights.

Although G-SMATT Global has expressed that it has no intent to distribute our products, we cannot assure you that G-SMATT Global will not successfully emerge from bankruptcy and exercise its rights under the G-SMATT Global Distribution Agreement, potentially imposing restrictions on GLAAM’s ability to price its products, which may adversely affect our business, results of operations and/or financial condition.

Our Excellent Product designation of G-Glass by the Public Procurement Service of Korea expires on March 31, 2025, which may materially adversely affect our domestic government sales.

All businesses who wish to supply goods and services to government agencies in South Korea are required to compete through a public tender process to ensure transparency and fair competition, except for goods designated as “Excellent Quality Products” by the Public Procurement Service of Korea (“PPS”). In such case, government agencies can enter into agreements and transact without a public tender.

PPS has been operating the Excellent Quality Products program since 1996, which aims to provide support to prominent small and medium-sized domestic businesses and venture companies struggling to supply their products to government institutions. The program grants the designation of Excellent Quality Products to technologies that achieve certified standards for Korean Technology, New Technology, Excellent Machine, Mechanism & Materials, Innovative Technology, Good Recycled Product, Good Quality, electric technologies, construction technologies, and patents following a rigorous evaluation by PPS.

Once a product obtains the Excellent Quality Product designation, PPS registers the designated product as a government-supply product and contracts with the company. PPS subsequently procures advertisement and promotional services and promotes the product as an Excellent Quality Product to various government agencies and public institutions.

G-Glass has been a registered Excellent Quality Product since 2020, which has allowed us to enter into contracts with government agencies without participating in public tendering procedures. However, G-Glass’ Excellent Quality Product designation will expire on March 31, 2025, after which we will lose the exemption from the public tender requirement. This may result in a decrease in revenues generated from government contracts which could have a negative impact on our financial condition and results of operation.

Risks Related to South Korea and Other Countries Where We Operate

If economic conditions in South Korea deteriorate, our current business and future growth could be materially and adversely affected.

We are headquartered in South Korea and a substantial portion of our operations and assets are located in South Korea.

In addition, the vast majority of our installed projects are located in South Korea. Accordingly, we are subject to political, economic, legal and regulatory risks specific to South Korea, and our performance and successful fulfillment of our operational strategies are dependent in large part on the overall South Korean economy. The economic indicators in South Korea in recent years have shown mixed signs of growth and uncertainty, and starting in 2020, the South Korean and global economies were affected as a result of the COVID-19 pandemic. As a result, future growth of the South Korean economy is subject to many factors beyond our control, including developments in the global economy.

The South Korean economy is closely tied to, and is affected by developments in, the global economy. In recent years, adverse conditions and volatility in the worldwide financial markets, fluctuations in oil and commodity prices, and the COVID-19 pandemic, have contributed to the uncertainty of global economic prospects in general and have adversely affected, and may continue to adversely affect, the South Korean economy. Due to liquidity and credit concerns and volatility in the global financial markets, the value of the Korean Won relative to the U.S. dollar and other foreign currencies and the stock prices of South Korean companies have fluctuated significantly in recent years. Further declines in the Korea Composite Stock Price Index, and large amounts of sales of South Korean securities by foreign investors and subsequent repatriation of the proceeds of such sales may adversely affect the value of the Korean Won, the foreign currency reserves held by financial institutions in South Korea, and the ability of South Korean companies to raise capital. Any future deterioration of the South Korean economy or the global economy could adversely affect our business, financial condition, and results of operations.

Potential developments that have had or could have an adverse impact on South Korea’s economy include:

•

adverse conditions or developments in the economies of countries and regions that are important export markets for South Korea, such as China, the United States, Europe, and Japan, or in emerging market economies in Asia or elsewhere, including as a result of deteriorating economic and trade relations between the United States and China and increased uncertainties resulting from the United Kingdom’s exit from the European Union;

•

adverse changes or volatility in foreign currency reserve levels, commodity prices (including oil prices), exchange rates (including fluctuation of the Korean Won, the U.S. dollar, the euro or other exchange rates, or the revaluation of the Chinese Renminbi), interest rates, inflation rates, or stock markets;

•	increased sovereign default risk of select countries and the resulting adverse effects on the global financial markets;

•

a deterioration in the financial condition or performance of small- and medium-sized enterprises and other companies in South Korea due to the South Korean government’s policies to increase minimum wages and limit working hours of employees;

•	investigations of large South Korean business groups and their senior management for possible misconduct;

•	a continuing rise in the level of household debt and increasing delinquencies and credit defaults by retail and small- and medium-sized enterprise borrowers in South Korea;

•

the continued emergence of the Chinese economy, to the extent its benefits (such as increased exports to China) are outweighed by its costs (such as competition in export markets or for foreign investment and the relocation of the manufacturing base from South Korea to China), as well as a slowdown in the growth of China’s economy, which is one of Korea’s most important export markets;

•	the economic impact of any pending or future free trade agreements or of any changes to existing free trade agreements;

•	social or labor unrest;

•	substantial changes in the market prices of South Korean real estate;

•

a decrease in tax revenue and a substantial increase in the South Korean government’s expenditures for fiscal stimulus measures, unemployment compensation, and other economic and social programs that, together, would lead to an increased government budget deficit;

•	financial problems or lack of progress in the restructuring of certain South Korean conglomerates, certain other large troubled companies, or their suppliers;

•	loss of investor confidence arising from corporate accounting irregularities and corporate governance issues concerning certain South Korean conglomerates;

•	increases in social expenditures to support an aging population in South Korea or decreases in economic productivity due to the declining population size in South Korea;

•	geopolitical uncertainty and risk of further attacks by terrorist groups around the world;

•	the occurrence of severe health epidemics in South Korea or other parts of the world, such as the COVID-19 pandemic;

•

deterioration in economic or diplomatic relations between South Korea and its trading partners or allies, including deterioration resulting from territorial or trade disputes or disagreements in foreign policy (such as the ongoing trade disputes with Japan);

•	political uncertainty or increasing strife among or within political parties in South Korea;

•

hostilities or political or social tensions involving oil producing countries in the Middle East and North Africa and any material disruption in the global supply of oil or increase in the price of oil;

•	an increase in the level of tensions or an outbreak of hostilities between North Korea and South Korea or the United States;

•	political or social tensions involving Russia and any resulting adverse effects on the global supply of oil or the global financial markets;

•	natural or man-made disasters that have a significant adverse economic or other impact on South Korea or its major trading partners; and

•	changes in financial regulations in South Korea.

We are subject to the risks of operations in the United Kingdom, China, Japan, Hong Kong and the United States.

We have subsidiaries in the United Kingdom, China, Japan, Hong Kong and the United States and a manufacturing plant in Tianjin, China. Consequently, we are subject to the economic, political and tax conditions prevalent in the countries in which we have our subsidiaries and manufacturing facilities, including:

•	fluctuations in the value of local currencies;

•	labor unrest, difficulties in staffing and geographic labor shortages;

•	longer payment cycles;

•	cultural differences;

•	increases in duties, tariffs, and taxation levied on our products including anti-dumping and countervailing duties;

•	trade restrictions including limitations on imports or exports of components or assembled products, unilaterally or bilaterally;

•	trade sanctions and related regulatory enforcement actions and other proceedings;

•	potential trade wars;

•

increased scrutiny by the media and other third parties of labor practices within our industry (including but not limited to working conditions) which may result in allegations of violations, more stringent and burdensome labor laws and regulations and inconsistency in the enforcement and interpretation of such laws and regulations, higher labor costs, and/or loss of revenues if our customers become dissatisfied with our labor practices and diminish or terminate their relationship with us;

•	imposition of restrictions on currency conversion or the transfer of funds;

•	expropriation of private enterprises;

•	ineffective legal protection of our intellectual property rights in certain countries;

•	natural disasters;

•

exposure to infectious disease, epidemics and pandemics, including the effects of the COVID-19 on our business operations in geographic locations impacted by the outbreak and on the business operations of our customers and suppliers;

•	inability of international customers and suppliers to obtain financing resulting from tightening of credit in international financial markets;

•	political unrest; and

•	a potential reversal of current favorable policies encouraging foreign investment or foreign trade by our host countries.

Our manufacturing facility located in Tianjin, China suspended its operations in March 2020 due to COVID-19 pandemic restrictions imposed by the Chinese government on manufacturers. Although it has not yet resumed production due to ongoing economic challenges in the region, GLAAM proposed to lease its manufacturing plant in Tianjin, China to Brillshow in a letter of intent dated December 10, 2021. While it was operational, our Chinese production capabilities were primarily geared towards the domestic Chinese market. If and when we resume manufacturing at our Tianjin facility, our attractiveness to customers and our ability to expand our operations may be affected by changes in United States and other jurisdictions’ trade policies.

In 2018, the United States imposed tariffs on a large variety of products of Chinese origin. On May 10, 2019, the United States increased tariffs on $200 billion of Chinese goods to 25%. Further, on May 15, 2019, former President Donald Trump issued an executive order designed to secure the information and communications technology and services supply chain, which would restrict the acquisition or use in the United States of information and communications technology or services designed, developed, manufactured, or supplied by persons owned by, controlled by, or subject to the jurisdiction or direction of foreign adversaries. The executive order is subject to implementation by the Secretary of Commerce and applies to contracts entered into prior to the effective date of the order. In addition, the U.S. Commerce Department has implemented additional restrictions and may implement further restrictions that would affect the conduct of business with certain Chinese companies. A “phase one” trade deal signed between the United States and China on January 15, 2020 accompanied a U.S. decision to cancel a plan to increase tariffs on an additional list of Chinese products and to reduce the tariffs imposed on May 13, 2019 from 15% to 7.5% effective February 14, 2020. With U.S.-

China discussions over the “phase one” trade deal potentially stalled, there is a risk the current administration may consider raising tariffs on critical Chinese industries while rolling back tariffs for other products. At present, the majority of tariff exclusions granted have expired and many of the additional tariffs on Chinese origin goods remain, as do concerns over the stability of bilateral trade relations, particularly given the limited scope of the phase one agreement. In addition, China has not met its obligations under the deal and the economic disruption caused by the COVID-19 pandemic increases the potential for China to invoke the deal’s “disaster clause,” which could further challenge US-China bilateral trade relations. Depending upon their duration and implementation as well as our ability to mitigate their impact, these tariffs, the executive order and its implementation and other regulatory actions could materially affect our business, including in the form of increased cost of goods sold, decreased margins, increased pricing for customers, and reduced sales.

In light of these circumstances, U.S.-China bilateral trade relations remain uncertain. At this time, there is no assurance that a broader trade agreement will be successfully negotiated between the United States and China to reduce or eliminate the existing tariffs. Furthermore, in China, governmental authorities exercise significant influence over many aspects of the economy, and their actions could have a significant effect on us.

Operations in foreign countries also present risks associated with currency exchange and convertibility, inflation and repatriation of earnings. Inflation may impact our profits and cash flows as well as adversely affect foreign exchange rates. In some countries, economic and monetary conditions and other factors could affect our ability to convert our cash distributions to U.S. dollars or other freely convertible currencies, or to move funds from our accounts in these countries. Furthermore, the central bank of any of these countries may have the authority to suspend, restrict or otherwise impose conditions on foreign exchange transactions or to approve distributions to foreign investors.

Increased tensions with North Korea could adversely affect the South Korean economy and, consequently, our results of operations and financial condition in the future.

Relations between South Korea and North Korea have been tense throughout South Korea’s modern history. The level of tension between the two countries has fluctuated and may increase abruptly as a result of current and future events. In particular, there have been heightened security concerns stemming from North Korea’s nuclear weapons and ballistic missile programs and its hostile military actions against Korea.

North Korea’s economy also faces severe challenges, which may further aggravate social and political pressures within North Korea. Although bilateral summit meetings were held between the two nations in April, May and September 2018 and between the United States and North Korea in June 2018, February 2019 and June 2019 (held at the Korean Demilitarized Zone), North Korea has since resumed its missile testing, heightening tensions, and the outlook of such discussions remains uncertain. As such, there can be no assurance that the level of tension on the Korean peninsula will not escalate further in the future. Any such further increase in tensions, which may occur, for example, if North Korea experiences a leadership or economic crisis, high-level contacts between South Korea and North Korea break down or further military hostilities occur, could have a material adverse effect on the South Korean economy and on our business, prospects, financial condition and results of operations and could lead to a decline in the market value of the securities of the Company.

Our businesses and partnerships may be affected by geopolitical tensions between China and the United States.

In recent years, there has been a deterioration in the relationship between China and the United States which has resulted in intense potential conflicts between the two countries in trade, technology, finance and other areas, and this has led to greater uncertainties in the geopolitical situations in other parts of the world affecting China, Chinese companies and companies that have business relationships with Chinese companies. For example, economic and trade sanctions have been threatened and/or imposed by the U.S. government on a number of

Chinese technology companies. The United States has also threatened to impose further sanctions, trade embargoes, and other heightened regulatory requirements. Most recently, in August 2020 and January 2021, former U.S. President Donald Trump issued Executive Orders 13942, 13943 and 13971, setting forth restrictions on persons subject to U.S. jurisdiction from entering into certain transactions within the United States involving TikTok, WeChat and WeChat Pay and eight other Chinese-linked communications and financial technology software applications. The U.S. District Court for the District of Columbia enjoined enforcement of the EO 13942 restrictions on September 19, 2020 and the U.S. District Court for the Northern District of California enjoined enforcement of the EO 13943 restrictions on September 27, 2020. Although President Biden issued Executive Order 14034 on June 9, 2021 (the “EO 14034”) revoking these three Trump administration executive orders, the EO 14034 reaffirms that apps designed, developed, manufactured or supplied by “foreign adversaries” may present national security concerns, particularly with regard to access by persons owned, controlled, or subject to the jurisdiction of “foreign adversaries,” including China.

While our manufacturing facility in Tianjin, China is currently inactive due to the country’s challenging economic conditions, we expect to resume production at the Tianjin factory when business opportunities arise in the region, subject to increased demand for our products in the future. In addition, we utilize G-SMATT TECH Co., Ltd., our wholly-owned subsidiary, and Brillshow, both Chinese entities, for distribution of our products within China. Accordingly, any further deterioration of U.S.-China relations or further sanctions involving Chinese companies with whom we may do business may be detrimental and have an adverse impact on our business.

Further militarization of the South Pacific in response to the growing military strength of China could destabilize political relationships in the region and impact regional businesses.

We utilize G-SMATT TECH Co., Ltd., our wholly-owned subsidiary, and Brillshow, our joint venture manufacturing facility, both Chinese entities, for distribution of our products within China.

Over the past two decades, China has significantly increased its military presence in the South China Sea, causing tensions in the region to rise. In the event that our product distribution channels are disrupted because of hostile action stemming from the militarization of the South Pacific in response to China’s growing military presence in the area, our ability to deliver our products to our customers could be materially adversely affected.

We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the military conflict between Russia and Ukraine and armed conflicts between Israel and Hamas. Our business, financial condition and results of operations may be materially and adversely affected by any negative impact on the global economy and capital markets resulting from the conflicts in Ukraine, the Gaza Strip or any other geopolitical tensions.

On February 24, 2022, Russia launched an invasion into Ukraine, which has escalated global tensions between the United States and NATO countries against Russia. South Korea has also condemned Russia’s invasion of Ukraine. Multiple economic sanctions against Russia have been imposed by many countries worldwide which has impacted the global economy as many commercial, industrial and financial businesses are closing operations in Russia. Trade restrictions imposed on Russia have led to increasing prices of oil, fluctuation in commodities markets and destabilizing many foreign currency exchange rates.

Further escalation of conflict can lead to severe constraints on global supply chains such as logistics obstructions, raw material price increases and shortages, and higher energy costs. Disruptions in global supply chains can adversely affect our ability to manufacture and deliver product to our customers.

In addition, the recent Hamas’ attack of Israel and the ensuing war has created and is expected to create further global economic consequences. The lengths, impacts and outcomes of both the ongoing war between Russia and Ukraine and the armed conflict between Israel and Hamas are highly unpredictable, and such unpredictability has created uncertainty for financial and commodity markets. We are continuing to monitor the situations in Ukraine, the Gaza Strip and globally and assessing their potential impacts on our business.

In addition, sanctions on Russia and hostilities involving Israel could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets, potentially making it more difficult for us to obtain additional funds.

It may be difficult or impossible to enforce judgments of courts of the United States and other jurisdictions against us.

While we have a subsidiary in the United States, a number of our directors and officers and other persons named in this document reside outside the United States, and a substantial majority of our assets and many of the personal assets of such persons are located outside the United States. As a result, it may be difficult or impossible for you to effect service of process on, or to enforce judgments of United States courts against them or us based on the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States. There is doubt as to the enforceability in South Korea, either in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated on the federal securities laws of the United States or the securities laws of any state of the United States.

Changes in South Korea’s customs, import and export laws and foreign policy, may have an adverse effect on our financial condition and results of operations.

Our business depends significantly on South Korea’s customs and foreign exchange laws and regulations, including import and export laws, as well as on fiscal and foreign policies. In the past we have benefited from, and now currently benefit from, certain customs and tax benefits granted by South Korean laws, such as free trade zones which incentivizes the import of machinery and equipment by providing tax breaks, as well as from South Korean foreign policy, such as free trade agreements with countries like the United States. As a result, our business and results of operations or financial condition may be adversely affected by changes in government or fiscal policies, foreign policy or customs and foreign exchange laws and regulations. We cannot predict what policies the South Korean government will adopt and whether those policies would have a negative impact on the South Korean economy or on our business and financial performance in the future.

New or higher taxes resulting from changes in tax regulations or the interpretation thereof in South Korea could adversely affect our results of operations and financial condition in the future.

New tax laws and regulations, and uncertainties with respect to future tax policies pose risks to us.

Changes in tax-related laws and regulations, and interpretations thereof, can create additional tax burdens on us and our businesses by increasing tax rates and fees, creating new taxes, limiting tax deductions, and/or eliminating tax-based incentives and non-taxed income. In addition, tax authorities and competent courts may interpret tax regulations differently than us, which could result in tax litigation and associated costs and penalties in part due to the novelty and complexity of new regulation.

Risks Related to Operating as a Public Company

Unpaid transaction expenses, the costs of certain fee deferral arrangements and the issuances of additional ordinary shares under certain of the Company’s contracts and arrangements may result in dilution of holders of Ordinary Shares and have a negative impact on the Company’s results of operation, the Company’s liquidity and/or the market price of the Ordinary Shares.

On June 30, 2023, JGGC issued a promissory note in favor of JGG SPAC Holdings LLC (“JGG SPAC Holdings”) in the amount of $450,000, which was subsequently increased to $1,500,000 (the “Working Capital

Promissory Note”). The total amount owed under the Working Capital Promissory Note as of the Closing Date, is $1,112,500. On the Closing Date, JGGC, JGG SPAC Holdings, the Company and GLAAM entered into a deferral agreement (the “JGGC SPAC Holdings Deferral Agreement”) for the amount outstanding under the Working Capital Promissory Note. Due to ongoing capital constraints, the Company was unable to pay approximately $14.1 million of additional transaction expenses on the Closing Date. Effective as of November 15, 2023, a number of service providers to the Company, GLAAM and JGGC entered into agreements (“Deferred Fee Arrangements” and together with the JGGC SPAC Holdings Deferral Agreement, the “Deferral Agreements”) to defer amounts due to these service providers (“Deferred Amounts”) until a future date when sufficient funds may become available to the Company to pay such Deferred Amounts in cash. Each of the Deferral Agreements generally provides that (i) until repaid, the Deferred Amounts accrue interest at the rate of 12% per annum and (ii) (A) 50% of the Deferred Amount under such agreement, plus accrued interest, is to be paid 365 days after the Closing Date and (B) the remaining 50%, plus accrued interest, is to be paid 730 days after the Closing Date.

As an alternative to cash payment, certain of the Deferral Agreements, including the JGGC SPAC Holdings Deferral Agreement, accounting for approximately $7.7 million of the unpaid transaction expenses, provide that the counterparties have the option to convert all of a portion their outstanding amount owed to them under their respective Deferral Agreements into Ordinary Shares at a share price equal to the average of the volume weighted average of an Ordinary Share for the 20 consecutive trading day period occurring prior to the applicable election date. The timing, frequency, and the price at which we issue Ordinary Shares are subject to market prices and such counterparty’s decision to accept repayment for any such amount in equity. Any Ordinary Shares issued pursuant to these arrangements will need to be registered for resale on a Form F-1 registration statement.

If and when we issue such Ordinary Shares, such recipients, upon effectiveness of a Form F-1 or Form F-3 (as applicable) registration statement registering such securities for resale, may resell all, some or none of such shares in their discretion and at different prices subject to the terms of the applicable agreement. As a result, investors who purchase shares from such recipients at different times will likely pay different prices for those shares, and so may experience different levels of dilution (and in some cases substantial dilution) and different outcomes in their investment results. Existing investors may experience a decline in the value of the shares they purchase as a result of future issuances or issuances and sales made by the Company to such aforementioned parties or others at prices lower than the prices such investors paid for their shares. In addition, if we issue a substantial number of shares to such parties, or if investors expect that we will do so, the actual sales of shares or the mere existence of an arrangement with such parties may adversely affect the price of our securities or make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price, or at all.

The issuance, if any, of Ordinary Shares would not affect the rights or privileges of the Company’s existing shareholders, except that the economic and voting interests of existing shareholders would be diluted, potentially substantially. Although the number of Ordinary Shares that existing shareholders own would not decrease as a result of these additional issuances, the Ordinary Shares owned by existing shareholders would represent a smaller percentage of the total outstanding Ordinary Shares after any such issuance, potentially significantly smaller.

On the dates that are 365 days and 730 days following the Closing Date, we will be required to make substantial payments in respect of any Deferred Amounts that remain outstanding, plus accrued interest. To finance these costs, the Company may need to raise capital through equity, debt or mezzanine financing. Securing additional financing could require a substantial amount of time and attention from management and may divert a disproportionate amount of its attention away from our business activities, which may adversely affect the Company’s and GLAAM’s ability to conduct day-to-day operations. In addition, neither the Company, nor GLAAM, can guarantee that future financing will be available in sufficient amounts or on terms acceptable, if at all. the Company may sell additional equity, or convertible debt securities, which would result in the issuance of additional shares of the Company’s capital stock and dilution to the Company’s shareholders.

Alternatively, the Company may incur debt or issue other debt securities. The incurrence of indebtedness would result in increased fixed payment obligations and could also result in certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we continue to be unable to raise additional capital in sufficient amounts or on terms acceptable to us, we will be prevented from pursuing discovery, development and commercialization efforts and our ability to generate revenues and achieve or sustain profitability will be substantially harmed. Ultimately, if we are unable to raise additional capital in sufficient amounts we will be forced to liquidate.

We incur significant costs as a result of operating as a public company.

As a public company, we incur and will continue to incur significant legal, accounting and other expenses that GLAAM did not incur as a private company. We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives and may not effectively or efficiently manage the transition into a public company. Moreover, we expect these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly. For example, such rules and regulations may make it more difficult and expensive for Captivision to obtain director and officer liability insurance and we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on the Company’s board of directors, its board of directors’ committees or as executive officers.

Certain members of our management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies in the United States. The additional demands associated with being a public company may disrupt regular operations of our business by diverting the attention of some of its senior management team away from revenue producing activities to management and administrative oversight, adversely affecting our ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing its businesses. Our management team may not successfully or efficiently manage its transition to being a public company subject to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the continuous scrutiny of securities analysts and investors.

In addition, the public reporting obligations associated with being a public company in the United States may subject us to litigation as a result of increased scrutiny of its financial reporting. If we are involved in litigation regarding its public reporting obligations, this could subject us to substantial costs, divert resources and management attention from our business and seriously undermine our business.

Any of these effects could harm our business, financial condition and results of operations.

Captivision incurs, and will continue to incur significant costs and is subject to additional regulations and financial reporting obligations in South Korea.

Prior to the Business Combination, GLAAM was required to file with the Financial Services Commission of Korea (“FSC”) (i) a securities registration statement relating to the public offering of its shares in South Korea, which GLAAM had caused to be accepted and made effective by the FSC and (ii) a prospectus when such securities registration statement became effective.

As a public company, Captivision incurs, and will continue to incur, significant expenses. As a result of filing a securities registration statement in South Korea, Captivision is subject to certain reporting requirements and regulations in South Korea, including, submitting to the FSC (1) an annual business report within 120 calendar days after the end of each fiscal year, (2) interim reports with respect to the three month period, six month period and nine month period from the beginning of each fiscal year within 60 calendar days following the end of each period, and (3) reports describing any event that may have a material effect on its business, financial condition or results of operations; provided, however, that if GLAAM has filed any reports deemed equivalent to such reports with the authorities in relevant jurisdictions, Captivision is required to file with the FSC within 10 calendar days from the date of such filing in relevant jurisdictions instead of the above prescribed periods (or, within 5 calendar days in case of the report prescribed in (3) above or such filings deemed equivalent to it), (i) such reports as prescribed in (1) through (3) above or (ii) the filing made in relevant jurisdictions together with its summary in South Korean.

As stipulated under applicable South Korean law, a failure to comply with such obligation may result in criminal punishment, fines, penalties, or suspension or prohibition of issuance, public offering, sales or other transactions of securities in South Korea.

We may not be able to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act.

We are required to provide management’s attestation on internal controls in connection with our second annual report on Form 20-F. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of GLAAM as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of Ordinary Shares.

As a foreign private issuer and a company treated as an “emerging growth company” for certain purposes, we have different disclosure and other requirements than U.S. domestic registrants and non-emerging growth companies.

As a foreign private issuer and a company treated as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) for certain purposes, we are subject to different disclosure and other requirements than domestic U.S. registrants and non-emerging growth companies. For example, as a foreign private issuer, in the United States, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act, including the requirements to prepare and issue quarterly reports on Form 10-Q or to file current reports on Form 8-K upon the occurrence of specified significant events, the proxy rules applicable to domestic U.S. registrants under Section 14 of the Exchange Act or the insider reporting and short-swing profit rules applicable to domestic U.S. registrants under Section 16 of the Exchange Act with respect to purchases or sales of our Ordinary Shares. In addition, we may rely on exemptions from certain U.S. rules which will permit us to follow Cayman Islands legal requirements rather than certain of Nasdaq’s corporate governance requirements that are applicable to U.S. domestic registrants. Cayman Islands laws and regulations applicable to Cayman Islands companies do not contain any provisions comparable to the U.S. proxy rules, the U.S. rules relating to the filing of reports on Form 10-Q or 8-K or the U.S. rules relating to liability for insiders who profit from trades made in a short period of time.

Furthermore, foreign private issuers are required to file their annual report on Form 20-F within four months after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation Fair Disclosure (“Regulation FD”), aimed at preventing issuers from making selective disclosures of material information, although we are subject to Cayman Islands laws and regulations having substantially the same effect as Regulation FD. As a result of the above, even though we are required to file reports on Form 6-K disclosing the limited information which we have made or are required to make public pursuant to Cayman Islands law, or is required to distribute to shareholders generally, and that is material to us, you may not receive information of the same type or amount that is required to be disclosed to shareholders of a U.S. company.

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for emerging growth companies. Under this act, as a company treated as an emerging growth company for certain purposes, we are not be subject to the same disclosure and financial reporting requirements as non-emerging growth companies. For example, we are permitted to, and may take advantage of, certain exemptions that allow us to comply with reduced disclosure obligations in this prospectus that are applicable to other public companies that are not emerging growth companies. As a result, our shareholders may not have access to certain information that they deem important. Accordingly, the information about us available to you will not be the same as, and may be more limited than, the information available to shareholders of a non-emerging growth company.

Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act. We currently prepare our financial statements in accordance with IFRS. We will not be required to file financial statements prepared in accordance with or reconciled to U.S. GAAP so long as our financial statements are prepared in accordance with IFRS, as issued by the IASB.

We cannot predict if investors will find Ordinary Shares less attractive because we rely on certain of these exemptions. If some investors find Ordinary Shares less attractive as a result, there may be a less active trading market for Ordinary Shares and our share price may be more volatile.

We may lose our foreign private issuer status, which would then require us to comply with the Exchange Act’s domestic reporting regime and cause us to incur significant legal, accounting and other expenses.

In order to maintain our current status as a foreign private issuer, either (a) more than 50% of our Ordinary Shares must be directly or indirectly owned of record by non-residents of the United States or (b)(1) a majority of our executive officers or directors must not be U.S. citizens or residents; (2) more than 50% of our assets must be located outside of United States; and (3) our business must be administered principally outside the United States. If we lose this status, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in its corporate governance practices in accordance with various SEC and Nasdaq rules. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the costs us will incur as a foreign private issuer.

As a foreign private issuer, we are permitted to rely on exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers. This may afford less protection to holders of Ordinary Shares.

Section 5605 of the Nasdaq listing rules requires listed companies to have, among other things, a majority of their board members be independent, and to have independent director oversight of executive compensation, nomination of directors and corporate governance matters. As a foreign private issuer, however, we are permitted to follow, and we may follow, home country practice in lieu of certain of the above requirements. As a result, you may not be provided with the benefits of certain corporate governance requirements of Nasdaq applicable to U.S. domestic public companies. See “Management—Corporate Governance Practices.”

Warrants are exercisable for Ordinary Shares, which will increases the number of shares eligible for future resale in the public market and result in dilution to its shareholders.

Warrants to purchase Ordinary Shares are exercisable in accordance with the terms of the agreement governing those securities. Warrants will become exercisable 30 days after the completion of the Business

Combination. The exercise price of Warrants will be $11.50 per share. To the extent Warrants are exercised, additional Ordinary Shares will be issued, which will result in dilution to the holders of Ordinary Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that Warrants may be exercised could adversely affect the market price of Ordinary Shares. However, there is no guarantee that the Warrants will ever be in the money prior to their expiration, and as such, Warrants may expire worthless.

Our ability to meet expectations and projections in any research or reports published by securities or industry analysts, or a lack of coverage by securities or industry analysts, could result in a depressed market price and limited liquidity for our securities. Additionally, if securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, the price of our securities and our trading volume could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us or our business, market, or its competitors. If no securities or industry analysts commence coverage of us, the price of our securities would likely be less than that which would be obtained if we had such coverage and the liquidity, or trading volume of our securities may be limited, making it more difficult for a holder to sell securities at an acceptable price or amount. If any analysts do cover us, their projections may vary widely and may not accurately predict the results it actually achieves. The price of our securities may decline if our actual results do not match the projections of research analysts covering it. Similarly, if one or more of the analysts who write reports on us downgrades our securities or publishes inaccurate or unfavorable research about our business, the price of our securities could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, the price of our securities or trading volume could decline.

The securities being offered in this prospectus represent a substantial percentage of our outstanding Ordinary Shares. The Selling Securityholders purchased the securities covered by this prospectus at different prices, some significantly below the current trading price of such securities, and may therefore make substantial profits upon resales.

The Ordinary Shares being offered for resale by the Selling Securityholders pursuant to this prospectus represent approximately 54.2% of our total issued and outstanding Ordinary Shares on a fully diluted basis (assuming and after giving effect to the issuance of 23,449,990 Ordinary Shares upon exercise of all outstanding Converted Warrants, 1,779,368 Ordinary Shares upon exercise of all outstanding Founder Warrants, 5,000,000 Earnout Shares issuable upon vesting of all outstanding Earnout RSRs, 4,842,483 Ordinary Shares issuable pursuant to Deferral Agreements and 754,387 Ordinary Shares issuable upon exercise of all outstanding Converted Options) and the Warrants being offered for resale pursuant to this prospectus represent approximately 50.9% of our current total outstanding Warrants. Certain Resale Securities held by the Selling Securityholders party to the Registration Rights Agreement are subject to contractual lock-up restrictions that prohibit them from selling such securities at this time. Upon expiration of the contractual lock-up restrictions, the Selling Securityholders, including the JGGC Sponsor (who is a beneficial owner of approximately 11.0% of our total issued and outstanding Ordinary Shares on a fully diluted basis), will be able to sell all of their Resale Securities registered for resale hereunder for so long as this registration statement of which this prospectus forms a part is available for use. Given the substantial number of Resale Securities being registered for potential resale by the Selling Securityholders pursuant to the registration statement of which this prospectus forms a part, the sale of such Resale Securities by the Selling Securityholders, or the perception in the market that the Selling Securityholders may or intend to sell all or a significant portion of such Resale Securities, could increase the volatility of the market price of our Ordinary Shares or Public Warrants or result in a significant decline in the public trading price of our Ordinary Shares or Public Warrants.

The Selling Securityholders acquired, or have the option to acquire, the Ordinary Shares covered by this prospectus at prices ranging from less than $0.01 per share to $11.50 per share. Specifically, the JGGC Founders acquired the shares which converted into Ordinary Shares and the warrants that converted into Private Warrants in connection with the Business Combination at prices of approximately $0.004 per share and $1.00 per warrant, respectively. By comparison, the offering price to public shareholders in the JGGC IPO was $10.00 per unit, which consisted of one share, one right and one-half of one redeemable warrant. Consequently, certain Selling Securityholders may make a significant profit and in some circumstances even realize a positive rate of return on the sale of their Resale Securities covered by this prospectus even if the market price of Ordinary Share is below $10.00 per share, in which case public shareholders and/or warrantholders may experience a negative rate of return on their investment.

The sale of all securities being offered in this prospectus could result in a significant decline in the public trading price of our Ordinary Shares. Although the current trading price of our Ordinary Shares is at or significantly below the price at which the units were issued in JGGC’s initial public offering ), the Selling Securityholders may have an incentive to sell because they will still profit on sales due to the lower price at which they purchased their shares compared to the public securityholders. The public securityholders may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices and the current trading price. For example, based on the closing price of our Ordinary Shares as of February 9, 2024 of $7.65, upon the sale of our Ordinary Shares, the Sponsor may experience a potential profit of up to $7.646 per share of our Ordinary Shares, or up to approximately $57,090,135.88 million in the aggregate, for their Founder Shares.

Future resales of a substantial number of Ordinary Shares in the public market, or the perception that such sales could occur, could cause the price of Ordinary Shares to decline.

The market price of Ordinary Shares could decline as a result of substantial sales of Ordinary Shares, particularly sales by our directors, executive officers and significant shareholders, a large number of ordinary shares becoming available for sale or the perception in the market that such sales could occur. As of the date of this prospectus, there are approximately 28,979,828 Ordinary Shares outstanding and an additional 42,554,110 Ordinary Shares reserved for issuance upon conversion, exercise or vesting of outstanding securities (excluding any Ordinary Shares reserved for issuance under the Equity Plan). Subject to the lock-up agreements described below, the Ordinary Shares sold in the Business Combination will be freely tradable without restriction or further registration under the Securities Act by persons other than our affiliates within the meaning of Rule 144 of the Securities Act. Our shareholders or entities controlled by them or their permitted transferees will, subject to the lockup agreements described below, be able to sell their Ordinary Shares in the public market from time to time without registering them, subject to certain limitations on the timing, amount and method of those sales imposed by regulations promulgated by the SEC. If any of our shareholders, the affiliated entities controlled by them or their respective permitted transferees were to sell a large number of their Ordinary Shares, the market price of Ordinary Shares may decline significantly. In addition, the perception in the public markets that sales by them might occur may also cause the trading price of Ordinary Shares to decline.

Pursuant to the Registration Rights Agreement, the RRA Parties have agreed that, during the applicable lock-up period (beginning on the date of Closing and ending on the 180th day thereafter) such RRA Party will not, directly or indirectly (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, lend, grant any option, right or warrant to purchase, purchase any option or contract to sell, or dispose of or agree to dispose of, or establish or increase any put equivalent position or liquidate or decrease any call equivalent position within the meaning of Section 16 of the Exchange Act, in each case with respect to any Registrable Securities (as defined in the Registration Rights Agreement); (b) enter into any swap, hedging or other agreement, arrangement or transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of any Registrable Securities; or (c) publicly announce or disclose any action or intention to effect any transaction specified in clause (a) or (b).

Further the Registration Rights Agreement provides that the RRA Parties will be granted certain customary registration rights, demand rights and piggyback rights with respect to their respective Ordinary Shares. We are filing the registration statement, of which this prospectus forms a part, to inter alia satisfy our obligations thereunder. Upon expiration of the applicable lock-up period and upon the effectiveness of any registration statement that we file pursuant to the above-referenced Registration Rights Agreement, in a registered offering of securities pursuant to the Securities Act or otherwise in accordance with Rule 144 under the Securities Act, our shareholders may sell large amounts of Ordinary Shares in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the trading price of the Ordinary Shares or putting significant downward pressure on the trading price of the Ordinary Shares. Further, sales of Ordinary Shares upon expiration of the applicable lock-up period could encourage short sales by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. As such, short sales of Ordinary Shares could have a tendency to depress the price of the Ordinary Shares, which could increase the potential for short sales.

We cannot predict the size of future issuances of Ordinary Shares or the effect, if any, that future issuances and sales of shares of Ordinary Shares will have on the market price of the Ordinary Shares. Sales of substantial amounts of Ordinary Shares), or the perception that such sales could occur, may materially and adversely affect prevailing market prices of Ordinary Shares.

The Warrants and the Converted Options may never be in the money, and may expire worthless.

The exercise price of the Warrants is $11.50 per share, and the exercise price of the Converted Options is $4.84 per share. We believe the likelihood that warrant holders will exercise the Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the exercise price of the Warrants (on a per share basis), we believe that the holders of the Warrants will be very unlikely to exercise their Warrants. If the market price for our Ordinary Shares is less than the exercise price of the Converted Options, we believe the holders of Converted Options will be very unlikely to exercise their Converted Options. On February 9, 2024, the closing price of our Ordinary Shares on the NYSE was $7.65 per share. There is no guarantee that the Warrants or the Converted Options will be in the money following the time they become exercisable and prior to their expiration, and as such, the Warrants and/or the Converted Options may expire worthless and we may receive no proceeds from the exercise of the Warrants or the Converted Options.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under the laws of the Cayman Islands, we conduct substantially all of our operations, and a majority of its directors and executive officers reside, outside of the United States.

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands, and we conduct a majority of its operations through our subsidiaries outside the United States. Substantially all of our assets are located outside the United States. Many of our officers and directors reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against us or against these individuals outside of the United States in the event that you believe that your rights have been infringed upon under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of South Korea could render you unable to enforce a judgment against our assets or the assets of our directors and officers.

Our corporate affairs are be governed, by the Governing Documents, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as that from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less exhaustive body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fulsome and judicially interpreted bodies of corporate law than the Cayman Islands.

As a result of all of the above, our shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of our board of directors or controlling shareholders than they would as shareholders of a corporation incorporated in a jurisdiction in the United States.

While Cayman Islands law allows a dissenting shareholder to express the shareholder’s view that a court sanctioned reorganization of a Cayman Islands company would not provide fair value for the shareholder’s shares, Cayman Islands statutory law does not specifically provide for shareholder appraisal rights in connection with a court sanctioned reorganization (by way of a scheme of arrangement). This may make it more difficult for you to assess the value of any consideration you may receive in a merger or consolidation (by way of a scheme of arrangement) or to require that the acquirer gives you additional consideration if you believe the consideration offered is insufficient. However, Cayman Islands statutory law provides a mechanism for a dissenting shareholder in a merger or consolidation that does not take place by way of a scheme of arrangement to apply to the Grand Court of the Cayman Islands for a determination of the fair value of the dissenter’s shares if it is not possible for the company and the dissenter to agree on a fair price within the time limits prescribed.

Shareholders of Cayman Islands exempted companies (such as us) have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of shareholders. Our directors have discretion under the Governing Documents to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Subject to limited exceptions, under Cayman Islands law, a minority shareholder may not bring a derivative action against the board of directors. Class actions are not recognized in the Cayman Islands, but groups of shareholders with identical interests may bring representative proceedings, which are similar.

It is not expected that we will pay dividends in the foreseeable future.

It is expected that we will retain most, if not all, of its available funds and any future earnings to fund the development and growth of our business. As a result, it is not expected that we will pay any cash dividends in the foreseeable future.

Our board of directors has complete discretion as to whether to distribute dividends. Even if the our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by us from subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by the our board of directors.

The Governing Documents contain anti-takeover provisions that may discourage a third party from acquiring us and adversely affect the rights of holders of Ordinary Shares.

The Governing Documents contain certain provisions that could limit the ability of others to acquire control of us, including provisions that:

•	Authorize our board of directors to issue, without further action by our shareholders, undesignated preferred shares with terms, rights and preferences;

•	impose advance notice requirements for shareholder proposals at annual general meetings;

•	limit our shareholders’ ability to call extraordinary general meetings; and

•

require approval from the holders of at least two-thirds in voting power of all outstanding shares who attend and voted at a general meeting of the Company to amend a provision of the Governing Documents.

These anti-takeover defenses could discourage, delay or prevent a transaction involving a change of control of the Company. These provisions could also make it more difficult for you and other shareholders of the Company to appoint directors of your choosing and cause us to take other corporate actions that you desire.

GLAAM has granted in the past, and we intend to grant in the future, share incentives, which may result in increased share-based compensation expenses.

In connection with the Business Combination, our board of directors adopted the Equity Plan. Initially, the maximum number of Ordinary Shares that may be issued under the Equity Plan after it becomes effective is 6,668,797 Ordinary Shares. We believe the granting of share-based compensation is of significant importance to its ability to attract and retain key personnel and employees, and as such, we will grant share-based compensation and incur share-based compensation expenses. As a result, expenses associated with share-based compensation may increase, which may have an adverse effect on our business and results of operations. See “Executive Compensation—Equity Incentive Plan.”

We are a Cayman Islands exempted company with limited liability. The rights of its shareholders, including with respect to fiduciary duties and corporate opportunities, may be different from the rights of shareholders governed by the laws of U.S. jurisdictions.

We are a Cayman Islands exempted company with limited liability. Our corporate affairs are governed, by the Governing Documents, the Companies Act and by the common law of the Cayman Islands. The rights of shareholders and the responsibilities of members of the our board of directors may be different from the rights of shareholders and responsibilities of directors in companies governed by the laws of U.S. jurisdictions. In particular, as a matter of Cayman Islands law, directors of a Cayman Islands company owe fiduciary duties to the company and separately a duty of care, diligence and skill to the company. Under Cayman Islands law, directors and officers owe the following fiduciary duties: (1) duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole; (2) duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (3) directors should not improperly fetter the exercise of future discretion; (4) duty to exercise powers fairly as between different sections of shareholders; (5) duty to exercise independent judgment; and (6) duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests. The Governing Documents vary this last obligation by providing that a director must disclose the nature of his or her interest in any contract or arrangement, and following such disclosure, such director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting. Conversely, under Delaware corporate law, a director has a fiduciary duty to the corporation and its shareholders (made up of two components) and the director’s duties prohibit self-dealing by a director and mandate that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally.

United States civil liabilities and certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. In addition, many of our directors and officers are nationals and residents of countries other than the United States, and a substantial portion of the assets of these persons is located outside of the United States.

As a result, it may be difficult to effect service of process within the United States upon these persons. It may also be difficult to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors who are not resident in the United States and the substantial majority of whose assets are located outside of the United States.

Further, it is unclear if original actions predicated on civil liabilities based solely upon U.S. federal securities laws are enforceable in courts outside the United States, including in the Cayman Islands. Courts of the Cayman Islands are unlikely to: (i) recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any State, to the extent that the liabilities imposed by those provisions are penal in nature. The Cayman Islands court will not enforce criminal fines and tax judgments and judgments that are contrary to Cayman Islands public policy. However, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be given by a court of competent jurisdiction, final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands (and awards of punitive or multiple damages may well be held to be contrary to public policy). In addition, a Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere.

The A&R Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with the Company.

The A&R Warrant Agreement provides that, subject to applicable law: (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. The A&R Warrant Agreement also provides that we waive any objection to such exclusive jurisdiction or that such courts represent an inconvenient forum. Notwithstanding the foregoing, these provisions of the A&R Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of Warrants shall be deemed to have notice of and to have consented to the forum provisions in the A&R Warrant Agreement. If any action, the subject matter of which is within the scope of the forum provisions of the A&R Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the Country of New York, State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”) and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us, which may discourage such lawsuits. Alternatively, if a court were to find this provision of A&R Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

The price of our Ordinary Shares has and may continue to be volatile.

The price of the Ordinary Shares has and may continue to fluctuate due to a variety of factors, including:

•	changes in the industries in which we and our customers operate;

•	developments involving our competitors;

•	changes in laws and regulations affecting our business;

•	variations in our operating performance and the performance of our competitors in general;

•	actual or anticipated fluctuations in our quarterly or annual operating results;

•	publication of research reports by securities analysts about us or our competitors or our industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	actions by shareholders, including the sale by potential PIPE investors of any of their Ordinary Shares;

•	additions and departures of key personnel;

•	commencement of, or involvement in, litigation involving the Company;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of Ordinary Shares available for public sale; and

•

general economic and political conditions, such as the effects of the COVID-19 outbreak, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.

These market and industry factors may materially reduce the market price of the Ordinary Shares regardless of the operating performance of the Company.

Estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Market opportunity estimates and growth forecasts, including those GLAAM has generated, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that go into the calculation of the Company’s market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of companies covered by the Company’s market opportunity estimates will purchase our products at all or generate any particular level of revenue for the Company. Any expansion in the Company’s market depends on a number of factors, including the cost, performance, and perceived value associated with our platform and products and those of its competitors. Even if the market in which we compete meets the size estimates and growth forecasted, our business could fail to grow at similar rates, if at all. Our growth is subject to many factors, including our success in implementing its growth strategies, which are subject to many risks and uncertainties. Accordingly, the Company’s forecasts of market growth should not be taken as indicative of its future growth.

The Company may be required to take write- downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and share price, which could cause you to lose some or all of the shareholders’ investment.

The Company may be forced to write down or write off assets, restructure its operations, or incur impairment or other charges that could result in losses. Unexpected risks may arise and previously known risks may materialize. Even though these charges may be non-cash items and not have an immediate impact on the Company’s liquidity, the fact that it reports charges of this nature could contribute to negative market perceptions about the Company or its securities. In addition, charges of this nature may cause the Company to violate net worth or other covenants to which it may be subject as a result of assuming any pre-existing debt or by virtue of any financing arrangement or be unable to obtain future financing on favorable terms or at all. Accordingly, shareholders could suffer a reduction in the value of their initial investment. Such shareholders are unlikely to have a remedy for such reduction in value.

The Company may be subject to securities litigation, which is expensive and could divert management attention.

The Company’s share price has been and may continue to be volatile and, in the past, companies that have experienced volatility in the market price of their shares have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on its business, financial condition, results of operations and prospects. Any adverse determination in litigation could also subject the Company to significant liabilities.

The Company’s only significant asset is its ownership interest in GLAAM. If the Company’s business is not profitably operated, we may be unable to pay our shareholders dividends or make distributions or loans to enable the Company to pay any dividends on its ordinary shares or satisfy its other financial obligations.

The Company has no direct operations and no significant assets other than its ownership interest in GLAAM. We depend on profits generated by the Company’s business for distributions, debt repayment and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, and to pay any dividends with respect to our ordinary shares. Legal and contractual restrictions in agreements governing the indebtedness of the Company, as well as the financial condition and operating requirements of the Company, may limit our ability to receive distributions.

There is a risk that Captivision may be classified as a PFIC for U.S. federal income tax purposes, which could have adverse U.S. federal income tax consequences to U.S. Holders of Captivision Securities.

A foreign (i.e., non-U.S.) corporation will be a PFIC for U.S. federal income tax purposes if at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value (a “Look-Through Subsidiary”), is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any Look-Through Subsidiary (and excluding the value of the shares held in such corporation), are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Captivision has not made a determination as to its PFIC status or the PFIC status of any of the entities in which it holds equity interests. However, based on the nature of Captivision’s business, the composition of Captivision’s income and assets, the value of Captivision’s assets, and Captivision’s market capitalization, there is a risk that Captivision may be classified as a PFIC in the current taxable year.

Furthermore, Captivision’s PFIC status for any taxable year is an annual determination that can be made only after the end of such taxable year, and is based on the composition of Captivision’s income and assets, the value of Captivision’s assets, Captivision’s market capitalization, and activities in a given year. Captivision therefore cannot express a view as to whether it will be a PFIC for the current or any future taxable year, and U.S. Holders (as defined below in “Material U.S. Federal Income Tax Considerations”) should invest in Ordinary Shares or Warrants only if they are willing to bear the U.S. federal income tax consequences of an investment in a PFIC.

If Captivision is characterized as a PFIC, U.S. Holders may suffer adverse tax consequences, including having gains realized on the sale of the Captivision Securities (as defined below in “Material U.S. Federal Income Tax Considerations”) treated as ordinary income rather than capital gain, the loss of the preferential rate applicable to dividends received on Ordinary Shares by individuals who are U.S. Holders, having interest charges apply to certain distributions by Captivision and the proceeds of sales of Ordinary Shares, and a requirement to file annual reports with the IRS.

As further described under “Material U.S. Federal Income Tax Considerations—PFIC Considerations”, certain elections may be available to U.S. Holders with respect to Ordinary Shares that may mitigate the adverse consequences of PFIC status. U.S. Holders should consult their tax advisors regarding Captivision’s PFIC status for any taxable year and the potential application of the PFIC rules.

If the Company fails to maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results or prevent fraud. As a result, shareholders could lose confidence in the Company’s financial and other public reporting, which is likely to adversely affect the Company’s business and the market price of Ordinary Shares.

Effective internal control over financial reporting is necessary for the Company to provide reliable financial reports and prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in the Company’s implementation could cause it to fail to meet its reporting obligations. In addition, any testing conducted by the Company, or any testing conducted by the Company’s independent registered public accounting firm, may reveal deficiencies in the Company’s internal control over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to the Company’s financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in the Company’s reported financial information, which is likely to adversely affect the Company’s business and the market price of Ordinary Shares.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth the capitalization of GLAAM on an unaudited actual basis as of June 30, 2023 and for the Company on an unaudited pro forma combined basis as of June 30, 2023, after giving effect to the Business Combination. The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus or any prospectus supplement. Our historical results do not necessarily indicate our expected results for any future periods.

Capitalization of GLAAM on an unaudited actual basis as of June 30, 2023

USD	As of June 30, 2023
Short-term debt
Short-term borrowings	13,537,122
Convertible bond	1,868,507
Current portion of long-term borrowings	1,234,765
Total short-term debt	16,640,394
Long-term borrowings	4,728,047
Total debt	21,368,441
Shareholders’ equity
Share capital	8,736,267
Additional paid-in and other capital	57,070,548
Other components of equity	1,750,242
Accumulated other comprehensive income	1,471,596
Retained earnings (deficit)	(61,429,967)
Total shareholders’ equity	7,598,686
Non-controlling interest	(570,913)
Total equity	7,027,773
Total capitalization	28,396,214

Capitalization of the Company on an unaudited pro forma combined basis

USD	As of June 30, 2023
Short-term debt
Short-term borrowings	13,537,122
Convertible bond	1,868,507
Current portion of long-term borrowings	1,234,765
Total short-term debt	16,640,394
Long-term borrowings	4,728,047
Total debt	21,368,441
Shareholders’ equity	—
Share capital	8,878,949
Additional paid-in and other capital	82,008,694
Other components of equity	1,192,032
Accumulated other comprehensive income	1,471,596
Retained earnings (deficit)	(89,465,726)
Total shareholders’ equity	4,085,545
Non-controlling interest	(570,913)
Total equity	3,514,632
Total capitalization	24,883,073

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this prospectus.

Introduction

The following unaudited pro forma combined financial information was provided to aid in the analysis of the financial aspects of the Business Combination and the related transactions (the “Transactions”). The following has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023, combines JGGC’s unaudited consolidated balance sheet as of June 30, 2023 with GLAAM’s unaudited consolidated statement of financial position as of June 30, 2023, giving effect to the Transactions, summarized below, as if they had been consummated as of June 30, 2023.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023, combines JGGC’s unaudited consolidated statement of operations for the six months ended June 30, 2023 with GLAAM’s unaudited consolidated statement of comprehensive income for the six months ended June 30, 2023, giving effect to the Transactions, summarized below, as if they had been consummated as of January 1, 2023, the beginning of the earliest period presented.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023, was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes:

•	JGGC’s unaudited consolidated balance sheet as of June 30, 2023; and

•	GLAAM’s unaudited consolidated statement of financial position as of June 30, 2023.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023, was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes:

•	JGGC’s unaudited consolidated statement of operations for the six months ended June 30, 2023; and

•	GLAAM’s unaudited consolidated statement of comprehensive income for the six months ended June 30, 2023.

GLAAM’s unaudited historical consolidated financial statements have been prepared in accordance with IFRS and presented in U.S. Dollars. JGGC’s unaudited consolidated financial statements have been prepared in accordance with U.S. GAAP and presented in U.S. Dollars. JGGC’s unaudited consolidated financial information has been adjusted to give effect to the difference between U.S. GAAP and IFRS and for the purposes of the unaudited pro forma condensed combined financial information. Refer to Note 1 for further information.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial condition or results of operations would have been had the Transactions been completed as of the dates indicated. The unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma adjustments and unaudited transaction accounting adjustments are based on the information currently available. The assumptions and estimates underlying the unaudited proforma adjustments and unaudited transaction accounting adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the unaudited pro forma condensed combined financial information. As the unaudited pro forma condensed combined financial information has been prepared based on preliminary estimates, the final amounts recorded may differ materially from the information presented. As a result, this unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial information.

Basis of Pro Forma Presentation

The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide an understanding of the combined company upon consummation of the Transactions for illustrative purposes.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the Transactions (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company, JGGC and GLAAM have elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. The unaudited pro forma condensed combined financial information should not be relied upon as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. JGGC and GLAAM have not had any historical relationship prior to the Transactions. Accordingly, no Transaction Accounting Adjustments were required to eliminate activities between the companies.

The historical financial information of JGGC has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited pro forma condensed combined financial information. No adjustments were required to convert JGGC’s financial statements from U.S. GAAP to IFRS except to reclassify Class A shares at redemption from mezzanine equity to financial liability, and to reclassify formation and operating costs to administrative expenses to align with IFRS presentation. This did not impact total current liabilities total liabilities or loss from operations.

The unaudited pro forma condensed combined financial information has been prepared assuming the final redemption after giving effect to the Proposed Transactions, as follows:

•

the final redemption gives effect to the redemption of 20,874,996 JGGC Class A Ordinary Shares in connection with the Extension Amendment and the Business Combination and presentation assumes that no additional JGGC Class A Ordinary Shares are redeemed subsequent to September 27, 2023.

On August 11, 2023, the shareholders of JGGC approved the Extension Amendment at the Extraordinary General Meeting. Accordingly, on August 15, 2023, the Contributor contributed the Extension Payment in the form of an unsecured convertible promissory note issued by JGGC in the principal amount of up to $450,000 (the “Note”) to the JGGC Sponsor, with an initial drawdown in the amount of $112,500 per month. The Note does not bear interest and matures upon closing of JGGC’s initial Business Combination.

Additionally, at the Extraordinary General Meeting, the holders of 12,925,707 Jaguar Global Class A Ordinary Shares originally issued in the JGGC IPO properly exercised their right to redeem their shares for cash at a redemption price of $ 10.63854453 per share, for an aggregate redemption amount of $137,510,709.47.

Furthermore, in connection with the Extraordinary General Meeting on September 27, 2023, JGGC’s public shareholders holding 7,949,289 Class A Ordinary Shares validly elected to redeem their public shares for cash at a redemption price of $10.83 per share, leading to an aggregate redemption amount of $86,090,800.

As such, approximately 90.8% of the Jaguar Global Class A Ordinary Shares issued in the IPO were redeemed and approximately 9.2% of such shares remain outstanding. After the satisfaction of such redemptions and the extension payment in connection with the extension amendment, the balance in the trust account was $23,011,503.

In addition, the final redemption also assumes that:

•

7,666,667 JGGC Class B Ordinary Shares, which includes the 1,916,667 JGGC Class B Ordinary Shares (or 25% of such shares) subject to vesting or forfeiture, have been converted into an equal number of JGGC Class A Ordinary Shares immediately prior to the consummation of the Business Combination;

•	no Warrants are exercised;

•	no GLAAM Options or options of the Company are exercised for equity securities of GLAAM or the Company;

•	no Earnout RSRs vest;

•	JGGC Sponsor Earnout Shares are issued;

•	no equity or debt financings (including any PIPE Investments) are entered into prior to consummation of the Business Combination in connection with any Financing Arrangements or otherwise;

•	99.5%(20,962,443/21,065,932) of GLAAM’s Shareholders will partake in the Business Combination and exchange their direct or indirect equity interests in GLAAM for Ordinary Shares;

•	the March CB does not convert into Ordinary Shares; and

•	Transaction Expenses will not exceed $30 million.

Based on the assumptions described above, each GLAAM Common Share will be converted into approximately 0.8008206121 of an Ordinary Share equal to the GLAAM Exchange Ratio.

The following table represents the pro forma number of JGGC’s ordinary shares outstanding under the final redemption presented above, excluding the dilutive effect of Converted Options, Warrants and the Earnout RSRs. There were no share redemptions subsequent to September 27, 2023.

	Final Redemption(1)
	Number of Shares	% of Shares
JGGC Public Shareholders	2,125,004	7.3
JGGC Rights Holders	1,916,665	6.6
JGGC Initial Shareholders	5,750,000	19.9
JGGC Sponsor Earnout	1,916,667	6.6
GLAAM Founders	322,619	1.1
Other GLAAM Shareholders(2)	16,786,873	57.9
Cohen & Company and Outside the Box Capital Inc.	162,000	0.6%

Total	28,979,828	100.0

(1)

Assumes that no currently outstanding Public Shares are redeemed in connection with the Business Combination other than JGGC’s redemption and GLAAM’s Redemption (approved by JGGC on August 11, 2023 and September 27, 2023 and by GLAAM on August 10, 2023).

(2)	Pro forma number of JGGC’s ordinary shares held by other GLAAM shareholders was calculated by multiplying the number of Other GLAAM Shareholders by the GLAAM Exchange Ratio.

Number of Shares
Total number of GLAAM shares(1)	21,628,758
Option	(517,605)
GLAAM Founders	(402,861)
Debt to equity conversion(2)	357,640
GLAAM’s redemption	(103,489)

Other GLAAM Shareholders after redemption (before redemption: 21,065,932 shares)	20,962,443

GLAAM Exchange Ratio	0.8008206121

Pro forma number of Ordinary Shares held by other GLAAM shareholders (before rounding)	16,787,156

Ordinary Shares eliminated due to rounding	(283)
Pro forma number of JGGC’s ordinary shares held by other GLAAM shareholders (after rounding)	16,786,873

(1)	The total number of GLAAM shares includes the number of options(517,605).
(2)	With regards to Debt to equity conversion, please refer to Note 4.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2023

FINAL REDEMPTION

(IN U.S. DOLLARS)

Accounts	GLAAM				JGGC				Transaction accounting adjustments	Note 2	Pro forma combined
	Historical	Pro forma adjustments	Note 2	As Adjusted	Historical (Note 1)	Pro forma adjustments	Note 2	As Adjusted
Assets
I. Current Assets	18,836,252	—	—	18,836,252	662,334	23,011,503	—	23,673,837	(23,312,934)	—	19,197,155
Cash and cash equivalents	73,625	—		73,625	227,806	23,011,503	2(a)	23,239,309	(23,312,934)	2(c)ii, iii, vii	—
Trade receivables, net	8,834,914	—	—	8,834,914	—	—	—	—	—	—	8,834,914
Other current financial assets	854,305	—	—	854,305	35,361	—	—	35,361	—	—	889,666
Prepayments and other short-term assets	2,679,040	—	—	2,679,040	399,167	—	—	399,167	—	—	3,078,207
Inventories, net	6,394,329	—	—	6,394,329	—	—	—	—	—	—	6,394,329
Current income tax	39	—	—	39	—	—	—	—	—	—	39
II. Non-current Assets	26,749,829	—	—	26,749,829	243,333,857	(243,333,857)	—	—	—	—	26,749,829
Long-term trade receivables	1,763,457	—	—	1,763,457	—	—	—	—	—	—	1,763,457
Non-current financial assets	103,435	—	—	103,435	—	—	—	—	—	—	103,435
Investments accounted for using the equity method	2,527,774	—	—	2,527,774	—	—	—	—	—	—	2,527,774
Property, plant and equipment, net	10,499,881	—	—	10,499,881	—	—	—	—	—	—	10,499,881
Intangible assets, net	5,063,137	—	—	5,063,137	—	—	—	—	—	—	5,063,137
Deposits	3,975,373	—	—	3,975,373	—	—	—	—	—	—	3,975,373
Deferred income tax assets	2,816,772	—	—	2,816,772	—	—	—	—	—	—	2,816,772
Other non-current assets	—	—	—	—	—	—	—	—	—	—	—
Marketable securities held in Trust Account	—	—	—	—	243,333,857	(243,333,857)	2(b)i	—	—	—	—

Total Assets	45,586,081	—	—	45,586,081	243,996,191	(220,322,354)	—	23,673,837	(23,312,934)	—	45,946,984

Liabilities
I. Current Liabilities	32,457,472	11,791,066	—	44,248,538	4,109,215	10,208,947	—	14,318,162	(23,312,934)	—	35,253,767
Trade payables	6,937,392	—	—	6,937,392	2,427,598	—	—	2,427,598	—	—	9,364,990
Other payables	7,816,560	11,791,066	2(c)ii, iv, vi	19,607,626	1,681,617	10,208,947	2(c)iii	11,890,564	(23,312,934)	2(c)ii, iii, vii	8,185,257
Current portion of lease liabilities	99,248	—	—	99,248	—	—	—	—	—	—	99,248
Other current liabilities	916,966	—	—	916,966	—	—	—	—	—	—	916,966
Short-term borrowings	13,537,122	—	—	13,537,122	—	—	—	—	—	—	13,537,122
Convertible bond	1,868,507	—	—	1,868,507	—	—	—	—	—	—	1,868,507
Product warranty provision	34,942	—	—	34,942	—	—	—	—	—	—	34,942
Current portion of long-term liabilities	1,234,765	—	—	1,234,765	—	—	—	—	—	—	1,234,765
Current tax liabilities	11,970	—	—	11,970	—	—	—	—	—	—	11,970
II. Non-current Liabilities	6,100,836	—	—	6,100,836	252,361,607	(228,811,121)	—	23,550,486	(22,472,736)	—	7,178,586
Other non-current payables	4,165	—	—	4,165	8,050,000	(8,050,000)	2(c)i	—	—	—	4,165
Pension and other employee obligations	1,344,898	—	—	1,344,898	—	—	—	—	—	—	1,344,898
Long-term borrowings	4,728,047	—	—	4,728,047	—	—	—	—	—	—	4,728,047
Non current lease liabilities	23,726	—	—	23,726	—	—	—	—	—	—	23,726
Other non-current liabilities	—	—	—	—	—	—	—	—	—	—	—
Derivative warrant liabilities	—	—	—	—	1,077,750	—	—	1,077,750	—	—	1,077,750
Class A ordinary shares	—	—	—	—	243,233,857	(220,761,121)	2(d)	22,472,736	(22,472,736)	2(e)	—

Total Liabilities	38,558,308	11,791,066	—	50,349,374	256,470,822	(218,602,174)	—	37,868,648	(45,785,669)	—	42,432,353

Equity
I. Share capital	8,736,267	141,702		8,877,969	767	—	—	767	213	—	8,878,949
Share capital	8,736,267	141,702	2(c)iv	8,877,969	767	—	—	767	213	2(e)	8,878,949
II. Additional paid-in and other capital	57,070,548	2,465,623	—	59,536,171	—	—	—	—	22,472,523	—	82,008,694
Additional paid-in and other capital	57,070,548	2,465,623	2(c)iv	59,536,171	—	—	—	—	22,472,523	2(e)	82,008,694
III. Other components of equity	1,750,242	(558,210)	—	1,192,032	—	—	—	—	—	—	1,192,032
Treasury stock	—	(558,210)	2(c)vi	(558,210)	—	—	—	—	—	—	(558,210)
Changes in equity from equity method	2,754,052	—	—	2,754,052	—	—	—	—	—	—	2,754,052
(negative) Changes in equity from equity method	(3,251,395)	—	—	(3,251,395)	—	—	—	—	—	—	(3,251,395)
Stock options	2,709,081	—	—	2,709,081	—	—	—	—	—	—	2,709,081
Gains (loss) on sale of treasury stock	(410,453)	—	—	(410,453)	—	—	—	—	—	—	(410,453)
Other capital surplus	(51,043)	—	—	(51,043)	—	—	—	—	—	—	(51,043)
IV. Accumulated other comprehensive income	1,471,596	—	—	1,471,596	—	—	—	—	—	—	1,471,596
Foreign currency translation differences for foreign operations	1,471,596	—	—	1,471,596	—	—	—	—	—	—	1,471,596
V. Retained earnings (deficit)	(61,429,967)	(13,840,181)	—	(75,270,148)	(12,475,398)	(1,720,180)	—	(14,195,578)	—	—	(89,465,726)
Unappropriated retained earnings (deficit)	(61,429,967)	(13,840,181)	2(c)ii	(75,270,148)	(12,475,398)	(1,720,180)	2(c)i, iii, v	(14,195,578)	—	—	(89,465,726)
VI. Non-controlling interest	(570,913)	—	—	(570,913)	—	—	—	—	—	—	(570,913)
Non-controlling interest	(570,913)	—	—	(570,913)	—	—	—	—	—	—	(570,913)

Total equity	7,027,773	(11,791,066)	—	(4,763,293)	(12,474,631)	(1,720,180)	—	(14,194,811)	22,472,736	—	3,514,632

Total liabilities and equity	45,586,081	—	—	45,586,081	243,996,191	(220,322,354)	—	23,673,837	(23,312,934)	—	45,946,984

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

FINAL REDEMPTION

(IN U.S. DOLLARS)

Accounts	GLAAM				JGGC				Transaction accounting adjustments	Note 2	Pro forma combined
	Historical	Pro forma adjustments	Note 2	As Adjusted	Historical (Note 1)	Pro forma adjustments	Note 2	As Adjusted
Revenue	12,562,180	—		12,562,180	—	—		—	—		12,562,180
Cost of sales	6,327,732	—		6,327,732	—	—		—	—		6,327,732
Gross profit/(loss)	6,234,448	—		6,234,448	—	—		—	—		6,234,448
Selling and administrative expenses	4,981,094	—		4,981,094	3,438,592	—		3,438,592	—		8,419,686
Operating profit/(loss)	1,253,354	—		1,253,354	(3,438,592)	—		(3,438,592)	—		(2,185,238)
Finance income	193,076	—		193,076	5,654,704	—		5,654,704	—		5,847,780
Finance costs	885,210	—		885,210	—	—		—	—		885,210
Other income	18,851	—		18,851	—	—		—	—		18,851
Other expenses	107,739	—		107,739	—	—		—	—		107,739
Profit before tax	472,332	—		472,332	2,216,112	—		2,216,112	—		2,688,444
Corporate income tax benefit	20,081	—		20,081	—	—		—	—		20,081
Net profit for the year	452,251	—		452,251	2,216,112	—		2,216,112	—		2,668,363
Other comprehensive income	(462,328)	—		(462,328)	—	—		—	—		(462,328)
Total comprehensive profit(loss)	(10,077)	—		(10,077)	2,216,112	—		2,216,112	—		2,206,035
Basic weighted average shares outstanding	20,910,620			20,910,620	30,666,667			30,666,667			28,817,828
Basic net income per share (*)	0.02			0.02	0.07			0.07			0.09

(*)	With regards to basic weighted average shares outstanding, please refer to Note 3.

Note 1 – IFRS Adjustments and Reclassification

JGGC’s unaudited historical balance sheet as of June 30, 2023, was prepared in accordance with U.S. GAAP, and has been adjusted to give effect to the difference between U.S. GAAP and IFRS.

Accounts	As of June 30, 2023
	JGGC US GAAP	IFRS Conversion and Presentation Alignment	Note	JGGC IFRS
ASSETS
Current assets:
Cash and cash equivalents	227,806	—		227,806
Prepayments and other short-term assets	—	399,167	1(a)	399,167
Prepaid expenses	399,167	(399,167)	1(a)	—
Receivable	35,361	(35,361)	1(a)	—
Other current financial assets	—	35,361	1(a)	35,361
Total current assets	662,334	—		662,334
Non-current assets:
Marketable securities held in Trust Account	243,333,857	—		243,333,857
Other non-current assets	—	—		—
Total Assets	243,996,191	—		243,996,191
LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	2,427,598	—		2,427,598
Due to related party	557,759	(557,759)	1(a)	—
Accrued expenses	1,123,858	(1,123,858)	1(a)	—
Other payables	—	1,681,617	1(a)	1,681,617
Total current liabilities	4,109,215	—		4,109,215
Non-current liabilities:
Deferred underwriting fees payable	8,050,000	—		8,050,000
Derivative warrant liabilities	1,077,750	—		1,077,750
Class A ordinary shares subject to possible redemption, $0.0001 par value; 23,000,000 shares at redemption value	—	243,233,857	1(b)	243,233,857
Total liabilities	13,236,965	243,233,857		256,470,822
COMMITMENTS AND CONTINGENCIES
Class A ordinary shares subject to possible redemption, 23,000,000 shares at redemption value	243,233,857	(243,233,857)	1(b)	—
SHAREHOLDERS’ DEFICIT
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,666,667 shares issued and outstanding	767	—		767
Accumulated deficit	(12,475,398)	—		(12,475,398)
Total shareholders’ deficit	(12,474,631)	—		(12,474,631)
Total Liabilities, Ordinary Shares Subject to Possible Redemption, and Shareholders’ Deficit	243,996,191	—		243,996,191

(a)

Reflects the reclassification adjustments to align JGGC’s unaudited historical balance sheet as of June 30, 2023 balances with the presentation of GLAAM’s unaudited historical statement of financial position as of June 30, 2023. These reclassifications have no impact on total liabilities or total assets.

(b)

Reflects the U.S. GAAP to IFRS conversion adjustment related to the reclassification of JGGC’ historical mezzanine equity (Class A ordinary shares subject to possible redemption) into non-current liabilities.

JGGC’s unaudited historical statement of operations for the six months ended June 30, 2023, was prepared in accordance with U.S. GAAP, and has been adjusted to give effect to the differences between U.S. GAAP and IFRS.

Accounts	January 1, 2023 to June 30, 2023
	JGGC US GAAP	IFRS Conversion and Presentation Alignment	Note		JGGC IFRS
Revenue	—	—			—
Cost of sales	—	—			—
Gross Profit/(Loss)	—	—			—
Selling and administrative expenses	3,438,592	—			3,438,592
Operating loss	(3,438,592)	—			(3,438,592)
Finance income	—	5,654,704	1	(c)	5,654,704
Gain on marketable securities (net), dividends and interest, held in Trust Account	5,295,454	(5,295,454)	1	(c)	—
Change in fair value of derivative warrant liabilities	359,250	(359,250)	1	(c)	—
Loss before tax	2,216,112	—			2,216,112
Net loss for the year	2,216,112	—			2,216,112

(c)

Reflects the reclassification adjustment to align JGGC’s unaudited historical statement of operations for the six months ended June 30, 2023 with the presentation of GLAAM’s unaudited historical statement of comprehensive income for the six months ended June 30, 2023. This reclassification has no impact on total loss from operations.

Note 2 – Pro Forma Adjustments and Transaction Accounting Adjustments

(a)	Pro forma adjustments on JGGC’s cash balance as of June 30, 2023 was derived from as follows:

	Note	Pro forma adjustments on JGGC’s cash balance
Balance of marketable securities in trust account		243,333,857
Amount redeemed	2(b)(iii)	(220,761,121)
Additional increase in JGGC trust account	2(b)(iv)	438,767

Pro forma adjustments on JGGC’s cash balance as of June 30, 2023		23,011,503

(b)	Represents the impact of the Transactions, accounted for as a reverse recapitalization, on the cash balance of JGGC.

The table below represents the sources and uses of funds as it relates to the Transactions:

	Note	Final Redemption
Cash balance of GLAAM prior to the Proposed Transaction		73,625
Cash balance of JGGC prior to the Proposed Transaction		227,806
Total cash prior to the Proposed Transaction		301,431
Pro forma adjustments:
JGGC cash held in Trust Account	2(b)(i)	243,333,857
Payment of deferred underwriting fee	2(b)(ii)	—
Payment to redeeming JGGC public shareholders	2(b)(iii)	(220,761,121)
Remaining interest earned from the JGGC Trust Account	2(b)(iv)	438,767

	Note	Final Redemption
Payment to redeeming other GLAAM shareholders	2(b)(v)	—
Total pro forma adjustments	2(b)(vi)	23,011,503
Proposed Transaction accounting adjustments:
Payment of historic GLAAM transaction costs accrued	2(b)(vii)	(953,502)
Payment of incremental GLAAM transaction costs	2(b)(viii)	(13,840,181)
Payment of historic JGGC transaction costs accrued	2(b)(ix)	(3,849,068)
Payment of incremental JGGC transaction costs	2(b)(x)	(10,208,947)
Proposed Transaction pro forma accounting adjustments under Other current liabilities for zero balance of Cash and cash equivalents	2(b)(xi)	5,538,764
Total Proposed Transaction pro forma accounting adjustments		(23,312,934)
Pro forma cash balance	2(b)(xii)	—

Pro forma cash balance:

i.	Represents the amount of the restricted investments and cash held in the Trust Account upon consummation of the Transactions (See Note 2(a)).

ii.	Represents the waived deferred underwriting fees which incurred as part of the IPO committed (See Note 2(c)(i)).

iii.	Represents the amount paid to public stockholders who are assumed to exercise redemption rights under the Final Redemption.

iv.	Represents the remaining interest earned from the JGGC Trust Account of $438,767 from June 30, 2023 until closing. (See Note 2(c)(v)).

v.

Represents cash that has not yet been paid due to redemption of GLAAM’s 103,489 shares. It is currently recorded in the Pro forma adjustments as Treasury stock of $(558,210) and Other payables of $558,210. (See Note 2(c)(vi)).

vi.

Includes an aggregate of $19.8 million paid to three investors (each, an “Investor”) at Closing pursuant to their respective non-redemption agreements (the “Non-Redemption Agreements”), dated November 13, 2023, by and between JGGC and each Investor on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by each such Investor or its affiliates. Pursuant to each Non-Redemption Agreement, each Investor agreed to rescind or reverse any previously submitted redemption demand of the JGGC Class A Ordinary Shares held or to be acquired by such Investor, provided the Company returned cash to such Investor upon Closing in an amount so as to provide the Investor with an investment price of $1.00 per share.

vii.	Represents payment of transaction costs incurred by GLAAM recognized in the unaudited historical statement of financial position as of June 30, 2023 (See Note 2(c)(ii)).

viii.	Represents payment of the estimated incremental GLAAM transaction costs (See Note 2(c)(ii)).

ix.	Represents payment of transaction costs incurred by JGGC recognized in the unaudited historical statement of financial position as of June 30, 2023 (See Note 2(c)(iii)).

x.	Represents payment of estimated direct and incremental JGGC transaction costs (See Note 2(c)(iii)).

xi.

Represents proposed transaction Pro Forma accounting adjustments under Other current liabilities to result in zero balance of Cash and cash equivalent. The following amount will be paid as Proposed Transaction Cost in the future. (see Note 2(c)vii)

xii.

Represents proposed transaction Pro Forma accounting adjustments under Other current liabilities to result in zero balance of Cash and cash equivalent. The following amount will be paid as Proposed Transaction Cost in the future. (see Note 2(c)vii).

(c)	Represents transaction costs incurred as part of the Transactions:

i.

$8,050,000 of deferred underwriters’ fees incurred in connection with JGGC’ IPO. However, on February 24, 2023, and March 21, 2023, JGGC received a formal letter from each of Barclays Capital Inc. and Citigroup Global Markets Inc., respectively, formally waiving any entitlement to its respective portion of the deferred underwriting discount which amounts to a combined value of $8,050,000.

Although JGGC did not receive formal notice about ceasing involvement, both firms indicated they no longer would like to be involved with the Transaction. The following waived cost is reflected in the JGGC pro forma balance as an increase of $8,050,000 to equity with a corresponding zero balance in deferred underwriting fee payable (See Note 2(b)(ii)).

ii.

The total estimated incremental transaction costs related to the Transactions incurred by GLAAM is $14,793,683, of which $953,502 has been recognized in GLAAM’s unaudited historical financial statements, and $13,840,181 is recognized as an adjustment to the GLAAM pro forma balance sheet as an increase in current liabilities and a corresponding increase in GLAAM accumulated deficit. The total estimated incremental transaction costs are reflected as an adjustment to the unaudited pro forma condensed combined balance sheet as a reduction of cash and cash equivalents with a corresponding decrease in current liabilities (See Note 2(b)(vii) and Note 2(b)(viii)). These transaction costs are not expected to have a recurring impact.

iii.

The total estimated direct and incremental transaction costs related to the Transactions incurred by JGGC is $14,058,015, of which $3,849,068 has been recognized in JGGC’s unaudited historical financial statements. The remainder of $10,208,947 is recognized as an adjustment to the JGGC pro forma balance sheet as an increase in current liabilities and a corresponding increase in JGGC’ accumulated deficit. This includes $5,000,000 directly attributable to the equity issuance related to the Transactions incurred by JGGC. The total estimated incremental transaction costs are reflected as an adjustment to the unaudited pro forma condensed combined balance sheet as a reduction of cash and cash equivalents with a corresponding decrease in current liabilities (See Note 2(b)(ix) and Note 2(b)(x)). These transaction costs are not expected to have a recurring impact.

iv.

Due to the Debt to Equity Conversion (as defined in Note 4), dated August 1, 2023 that took effect on August 16, 2023, $2,607,325 of other payables was converted to $141,702 of share capital and $2,465,623 of additional paid-in and other capital (See Note 4).

v.	Represents the remaining interest earned from the JGGC Trust Account of $438,767 from June 30, 2023 until closing.

vi.

Represents cash that has not yet been paid due to redemption of GLAAM’s 103,489 shares. It is currently recorded in the Pro forma adjustments as Treasury stock of $(558,210) and Other payables of $558,210.

vii.

Represents proposed transaction Pro Forma accounting adjustments under Other current liabilities to result in zero balance of Cash and cash equivalent. The following amount will be paid as Proposed Transaction Cost in the future.

(d)

Gives effect to the redemption of 20,874,996 JGGC Class A Ordinary Shares in connection with the Extension Amendment. This was calculated as follows. $243,233,857(Class A ordinary shares balance as of June 30, 2023) x 20,874,996(Redeemed shares)/23,000,000(Total Class A ordinary shares) = $220,761,121.

Pro forma adjustments on Class A ordinary shares
Class A ordinary shares balance as of June 30, 2023(A)	243,233,857
Shares redeemed(B)	20,874,996
Total Class A ordinary shares(C)	23,000,000

Pro forma adjustments on JGGC’s Class A ordinary shares as of June 30, 2023 (D=AxB/C)	220,761,121

(e)

Represents reclassification of JGGC’s Class A ordinary shares subject to possible redemption under the Final Redemption from non-current liabilities into $213 JGGC Class A share capital and $22,472,523 additional paid in capital in connection with the Transactions.

Note 3 – EPS

The computation of basic and diluted loss per share includes both Class A and B outstanding shares pursuant to the Sponsor Support Agreement, dated as of March 2, 2023, pursuant to which the JGGC Sponsor agreed to, among other things, waive its anti-dilution rights with respect to its JGGC Class B ordinary shares in connection with the consummation of the Business Combination. For the purposes of applying the “if converted” method of calculating diluted loss per share, it was assumed that all warrants and stock options exercisable for JGGC’s Class A ordinary shares post-Merger were anti-dilutive.

As described above, each GLAAM Common Share was converted into 0.8008206121 of an Ordinary Share equal to the GLAAM Exchange Ratio.

On March 23, 2023, GLAAM issued a convertible bond (“March CB”) to Charm Savings Bank in an aggregate principal amount of KRW 2,500,000,000, with interest accruing at an annual of 10% and maturing on March 24, 2024. The major terms of the March CB are as follows:

I.	Issuance date: March 23, 2023

II.	Maturity date: March 23, 2024

III.	Initial Conversion price @ KRW 9,200

IV.	CB amount issued: KRW 2,500,000,000 (As of June 30, 2023, $1,868,507)

V.	When becomes exercisable: 3 months after the issuance date

VI.	Convertible into 217,614 Ordinary Shares post-Closing

On August 21, 2023, Charm Savings Bank (“CB holder”) and Blooming Innovation Co., Ltd (“Purchaser”) executed a Convertible Bond Purchase Agreement for the sale and transfer of a convertible bond with an aggregate principal amount of KRW 2,500,000,000 to the Purchaser.

The March CB is convertible into 217,614 Ordinary Shares at the Purchaser’s option (271,739 GLAAM Common Shares multiplied by the Exchange Ratio). The current presentation of shares outstanding post-Closing excludes any shares issuable upon conversion of the March CB, and instead the March CB has been treated as an additional source of potential dilution.

Note 4 – Debt to Equity Conversion

GLAAM entered into two equity conversion agreements, dated August 1, 2023, that took effect on August 16, 2023, pursuant to which GLAAM agreed to convert an aggregate of KRW 3,290,288,000 into GLAAM Common Shares (the “Debt to Equity Conversion”). Following the conversion, the number of GLAAM Common Shares increased by 357,640 shares. As described above, each GLAAM Common Share was converted into 0.8008206121 of an Ordinary Share equal to the GLAAM Exchange Ratio. After applying the GLAAM Exchange Ratio, Ordinary Shares increased by 286,405 shares.

Myung In

GLAAM and Myung In Co. Ltd. entered into an equity conversion agreement dated August 1, 2023 that took effect on August 16, 2023 (the “MyungIn Equity Conversion Agreement”). The major terms of the MyungIn Equity Conversion Agreement are as follows:

I.	Agreement date: August 1, 2023

II.	Effective Date: August 16, 2023

III.	Equity amount: KRW 1,575,224,000

IV.	Issuing price @ KRW 9,200

V.	Number of shares issued: 171,220 shares

Jung Ho Seo

GLAAM and Jung Ho Seo entered into an equity conversion agreement dated August 1, 2023 that took effect on August 16, 2023 (the “Seo Conversion Agreement”). The major terms of the Seo Equity Conversion Agreement are as follows:

I.	Agreement date: August 1, 2023

II.	Effective date: August 16, 2023

III.	Equity amount: KRW 1,715,064,000

IV.	Issuing price @ KRW 9,200

V.	Number of shares issued: 186,420 shares

The presentation of shares outstanding post-Closing includes the shares that were issued pursuant to the Debt-to-Equity Conversion.

USE OF PROCEEDS

All of the Ordinary Shares and the Private Placement Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from such sales. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”

Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $290.1 million. However, we will only receive such proceeds if all Warrant holders fully exercise their Warrants. The exercise price of the Public Warrants, Private Warrants and Founder Warrants is $11.50 per share. We believe that the likelihood that Warrant holders determine to exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the exercise price of the Warrants (on a per share basis), we believe that Warrant holders will be very unlikely to exercise any of their Warrants, and accordingly, we will not receive any such proceeds. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the Warrant holders will exercise their Warrants. See “Risk Factors—Risks Relating to Operating as a Public Company—The Warrants and the Converted Options may never be in the money, and may expire worthless.” Converted Warrant holders have the option to exercise their Converted Warrants on a cashless basis in accordance with the A&R Warrant Agreement. Holders of Founder Warrants have the option to exercise their Founder Warrants on a cashless basis in accordance with the terms of the Founder Warrants. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of Warrants will decrease. Assuming the exercise of all outstanding Converted Options for cash, we would receive aggregate proceeds of approximately $3.65 million. The exercise price of the Converted Options is $4.84 per share. We believe that the likelihood that holders determine to exercise their Converted Options, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the exercise price of the Converted Options (on a per share basis), we believe that holders will be very unlikely to exercise any of their Converted Options, and accordingly, we will not receive any such proceeds. There is no assurance that the Converted Options will be “in the money” prior to their expiration or that the holders will exercise their Converted Options. Holders of Converted Options have the option to exercise their Converted Options on a cashless basis in accordance with their terms. To the extent any Converted Options are exercised on a cashless basis, the amount of cash we would receive from the exercise of Converted Options will decrease.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our Ordinary Shares. We currently intend to retain any future earnings and do not expect to pay any dividends on our Ordinary Shares in the foreseeable future. Any future determination to pay dividends on our Ordinary Shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material U.S. federal income tax considerations generally applicable to the acquisition, ownership and disposition of Ordinary Shares and Converted Warrants (collectively, the “Captivision Securities”) by a U.S. Holder (as defined below). This discussion applies only to a U.S. Holder that acquires Captivision Securities in this offering and that holds such securities as capital assets within the meaning of the Code (generally, property held for investment). This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:

•	the JGGC Sponsor or Captivision’s officers or directors or any affiliate thereof;

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities, qualified retirement plans, individual retirement accounts or other tax deferred accounts;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent (5%) or more of the total voting power or value of any class of Captivision’s outstanding stock;

•

persons that acquired Captivision Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with the performance of services;

•	persons that hold Captivision Securities as part of a straddle, constructive sale, hedging or conversion, integrated or similar transaction;

•	partnerships or other pass-through entities or arrangements for U.S. federal income tax purposes, or beneficial owners of partnerships or other pass-through entities or arrangements;

•	persons required to accelerate the recognition of any item of gross income with respect to Captivision Securities as a result of such income being recognized on an applicable financial statement;

•	persons that hold Captivision Securities in connection with a trade or business conducted outside the United States;

•	controlled foreign corporations or passive foreign investment companies; or

•	persons whose functional currency is not the U.S. dollar.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on net investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

Captivision has not and does not intend to seek any rulings from the IRS with respect to any statement or conclusion in this discussion. There can be no assurance that the IRS will not challenge such statement or conclusion in the following discussion or, if challenged, that a court will uphold such statement or conclusion.

This discussion does not consider the tax treatment of partnerships (or other entity or arrangement classified as a partnership or other pass-through entity for U.S. federal income tax purposes) or persons who hold Captivision Securities through such entities or arrangements. If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Captivision Securities, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any Captivision Securities and partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the acquisition, ownership and disposition of the Captivision Securities.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of Captivision Securities who or that is for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) created or organized (or treated as created or organized) in or under the laws of the United States, any state therein or the District of Columbia; (iii) an estate, the income of which is subject to the U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) it has a valid election in place to be treated as a U.S. person. The term U.S. Holder does not include an entity treated as a partnership for U.S. federal income tax purposes.

EACH U.S. HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE CONSIDERATIONS RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF CAPTIVISION SECURITIES, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Federal Income Tax Considerations of Acquiring, Owning and Disposing of Ordinary Shares and Converted Warrants

Taxation of Dividends and Other Distributions on Ordinary Shares

Subject to the PFIC rules discussed below, if Captivision makes a distribution of cash or other property to a U.S. Holder of Ordinary Shares, such distribution will generally be treated as a dividend for U.S. federal income tax purposes on the date actually or constructively received to the extent the distribution is paid out of Captivision’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.

Distributions in excess of such earnings and profits will generally be applied against and reduce the U.S. Holder’s adjusted tax basis in its Ordinary Shares (but not below zero) and, to the extent in excess of such adjusted tax basis, will be treated as gain from the sale or exchange of such Ordinary Shares. Captivision may not determine its earnings and profits on the basis of U.S. federal income tax principles, however, in which case any distribution paid by Captivision will be reported as a dividend.

Dividends received by non-corporate U.S. Holders (including individuals) may be taxable at preferential rates applicable to “qualified dividend income,” provided that certain holding period requirements and other conditions are satisfied, including that the Ordinary Shares are readily tradable on an established securities market in the United States. However, qualified dividend income treatment will not apply if Captivision is treated as a PFIC with respect to the U.S. Holder for the taxable year in which a dividend is paid or the preceding taxable year. See discussion below under “—PFIC Considerations.” There can be no assurance that Ordinary Shares will be considered “readily tradable” on an established securities market in any taxable year. U.S. Treasury guidance indicates that shares listed on Nasdaq (which the Ordinary Shares are currently listed on) will be considered readily tradable on an established securities market in the United States. However, there can be no assurance that

Ordinary Shares will be considered readily tradable on an established securities market in future years. Non-corporate U.S. Holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (concerning the deduction for investment interest expense) will not be eligible for the reduced rates of taxation, regardless of Captivision’s status as a qualified foreign corporation. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for any dividends paid with respect to Ordinary Shares.

Dividends on Ordinary Shares will generally constitute foreign source income for foreign tax credit limitation purposes. Subject to certain conditions and limitations, non-refundable non-U.S. withholding taxes, if any, on dividends paid by Captivision may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. However, recently issued Treasury Regulations require non-U.S. income tax laws to meet certain requirements in order for taxes imposed under such laws to be eligible for credit. Captivision has not determined whether these requirements have been met and, accordingly, no assurance can be given that any withholding tax on dividends paid by Captivision will be creditable. A recent notice from the IRS indicates, however, that the U.S. Department of the Treasury (the “Treasury”) and the IRS are considering proposing amendments to such Treasury Regulations and allows, subject to certain conditions, taxpayers to defer the application of many aspects of such Treasury Regulations for taxable years ending on or before December 31, 2023 (the notice also indicates that the Treasury and the IRS are considering whether, and under what conditions, to provide additional temporary relief for later taxable years). For this purpose, dividends distributed by Captivision with respect to the Ordinary Shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.” In lieu of claiming a foreign tax credit, a U.S. Holder may deduct foreign taxes in computing their taxable income, subject to generally applicable limitations under U.S. federal income tax law. The rules governing the U.S. foreign tax credit are complex. U.S. Holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under their particular circumstances.

Taxation on the Sale or Other Taxable Disposition of Captivision Securities

Subject to the PFIC rules discussed below, upon a sale or other taxable disposition of Captivision Securities, a U.S. Holder will generally recognize capital gain or loss. The amount of gain or loss recognized will generally be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in such Ordinary Shares or such Converted Warrants, as applicable.

Under tax law currently in effect, long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a reduced rate of tax. Capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the securities exceeds one year. The deductibility of capital losses is subject to limitations. This gain or loss generally will be treated as U.S. source gain or loss for a U.S. Holder. In the event any non-U.S. tax (including withholding tax) is imposed upon such sale or other taxable disposition, a U.S. Holder’s ability to claim a foreign tax credit for such non-U.S. tax is subject to various limitations and restrictions. U.S. Holders should consult their tax advisors regarding the ability to claim a foreign tax credit.

Exercise, Lapse or Redemption of a Converted Warrant

Subject to the PFIC rules discussed below and except as discussed below regarding a cashless exercise, a U.S. Holder will generally not recognize gain or loss upon the exercise of a Converted Warrant. An Ordinary Share acquired pursuant to the exercise of a Converted Warrant for cash will generally have a tax basis equal to the U.S. Holder’s adjusted tax basis in the Converted Warrant, increased by the amount paid to exercise the Converted Warrant. It is unclear whether a U.S. Holder’s holding period for the Ordinary Share will commence on the date of exercise of the Converted Warrant or the day following the date of exercise of the Converted Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the

Converted Warrant. If a Converted Warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s adjusted tax basis in the Converted Warrant. The deductibility of capital losses is subject to limitations.

Because of the absence of authority specifically addressing the treatment of a cashless exercise of warrants under current U.S. federal income tax law, the treatment of such a cashless exercise is unclear. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. Alternatively, a cashless exercise could be treated as a taxable exchange in which gain or loss would be recognized.

In either tax-free situation, a U.S. Holder’s tax basis in the Ordinary Shares received would generally equal the U.S. Holder’s adjusted tax basis in the Converted Warrants exercised therefor. If a cashless exercise is not treated as a realization event, it is unclear whether a U.S. Holder’s holding period for the Ordinary Shares received on exercise would be treated as commencing on the date of exercise of the Converted Warrants or the following day. If a cashless exercise is treated as a recapitalization, the holding period of the Ordinary Share received will include the holding period of the Converted Warrant exercised therefor.

If a cashless exercise is treated as a taxable exchange, a U.S. Holder could be deemed to have surrendered Converted Warrants with an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. In this case, the U.S. Holders would recognize gain or loss in an amount equal to the difference between the fair market value of the Converted Warrants deemed surrendered and the U.S. Holder’s adjusted tax basis in such warrants. A U.S. Holder’s adjusted tax basis in the Ordinary Shares received would equal the sum of the U.S. Holder’s adjusted tax basis in the Converted Warrants exercised and the aggregate exercise price of such Converted Warrants. It is unclear whether a U.S. Holder’s holding period for the Ordinary Shares would commence on the date of exercise of the Converted Warrants or the day following the date of exercise of the Converted Warrants.

Captivision expects that a cashless exercise of Converted Warrants (including after Captivision provides notice of its intent to redeem Converted Warrants for cash) to be treated as a recapitalization for U.S. federal income tax purposes. However, there can be no assurance which, if any, of the alternative tax characterizations and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Converted Warrants.

Subject to the PFIC rules described below, if Captivision redeems Converted Warrants for cash pursuant to the redemption provisions of the Converted Warrants or if Captivision purchases Converted Warrants in an open market transaction, such redemption or purchase will generally be treated as a taxable disposition of such Captivision by the U.S. Holder, taxed as described above under “—Taxation on the Sale or Other Taxable Disposition of Captivision Securities.”

Possible Constructive Distributions

The terms of each Converted Warrant provide for an adjustment to the number of Ordinary Shares for which such Converted Warrant may be exercised or to the exercise price of such Converted Warrant in certain events. An adjustment that has the effect of preventing dilution is generally not taxable to U.S. Holders of Converted Warrants. However, the U.S. Holders of Converted Warrants would be treated as receiving a constructive distribution from Captivision if, for example, the adjustment increases such warrantholder’s proportionate interest in Captivision’s assets or earnings and profits (e.g., through an increase in the number of Ordinary Shares that would be obtained upon exercise or through a decrease to the exercise price of the Converted Warrants), which adjustment may be made as a result of a distribution of cash or other property to the holders of Ordinary Shares that is taxable to the U.S. Holders of such Ordinary Shares as a distribution as described above under “—Taxation of Dividends and Other Distributions on Ordinary Shares.” Such a constructive distribution to the U.S. Holders of the Converted Warrants would be subject to tax as described under that section in the same manner as if the U.S. Holders of such Converted Warrants received a cash distribution from Captivision equal to the fair market value of the increase in the interest.

PFIC Considerations

Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be a PFIC for U.S. federal income tax purposes if at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any Look-Through Subsidiary, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any Look-Through Subsidiary (and excluding the value of the shares held in such corporation), are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

PFIC Status of Captivision

Captivision has not made a determination as to its PFIC status or the PFIC status of any of the entities in which it holds equity interests. However, based on the nature of Captivision’s business, the composition of Captivision’s income and assets, the value of Captivision’s assets, and Captivision’s market capitalization, there is a risk that Captivision may be classified as a PFIC in the current taxable year.

Furthermore, Captivision’s PFIC status for any taxable year is an annual determination that can be made only after the end of such taxable year, and is based on the composition of Captivision’s income and assets, the value of Captivision’s assets, Captivision’s market capitalization, and activities in a given year. Captivision therefore cannot express a view as to whether it will be a PFIC for the current or any future taxable year, and U.S. Holders should invest in Captivision Securities only if they are willing to bear the U.S. federal income tax consequences of an investment in a PFIC.

Application of PFIC Rules

If Captivision is determined to be a PFIC for any taxable year (or portion thereof) that is included in a U.S. Holder’s holding period in Captivision Securities, then such holder will generally be subject to special rules (the “Default PFIC Regime”) unless, in the case of Ordinary Shares, the U.S. Holder made (i) a timely and effective QEF Election (as defined below) in respect of Captivision’s first taxable year as a PFIC in which the U.S. Holder held Ordinary Shares (such taxable year as it relates to each U.S. Holder, the “First PFIC Holding Year”), (ii) a QEF Election along with a purging election, or (iii) a “mark-to-market” election, each as described below under “—QEF Election, Mark-to-Market Election and Purging Election.” The Default PFIC Regime applies with respect to:

•

any gain recognized by the U.S. Holder on the sale or other disposition of its Captivision Securities (which may include gain realized by reason of transfers of Captivision Securities that would otherwise qualify as non-recognition transactions for U.S. federal income tax purposes); and

•

any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of its Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for such Ordinary Shares).

Under the Default PFIC Regime:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for its Captivision Securities;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of the First PFIC Holding Year, will be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

It is not entirely clear how various aspects of the PFIC rules apply to the Converted Warrants. Section 1298(a)(4) of the Code provides that, to the extent provided in Treasury Regulations, any person who has an option to acquire stock in a PFIC shall be considered to own such stock in the PFIC for purposes of the PFIC rules. No final Treasury Regulations are currently in effect under Section 1298(a)(4) of the Code. However, proposed Treasury Regulations under Section 1298(a)(4) of the Code have been promulgated with a retroactive effective date (the “Proposed PFIC Option Regulations”). As a result, if a U.S. Holder sells or otherwise disposes of Converted Warrants (other than upon exercise of such Converted Warrants), and Captivision was a PFIC at any time during the U.S. Holder’s holding period of such Converted Warrants, any gain recognized generally will be treated as an excess distribution, taxed as described above. Each U.S. Holder is urged to consult its tax advisors regarding the possible application of the Proposed PFIC Option Regulations to the Converted Warrants. Solely for discussion purposes, the following discussion assumes that the Proposed PFIC Option Regulations will apply to the Converted Warrants.

ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE ACQUISITION, OWNERSHIP OR DISPOSITION OF CAPTIVISION SECURITIES, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

QEF Election, Mark-to-Market Election and Purging Election

In general, a U.S. Holder may avoid the Default PFIC Regime with respect to its Ordinary Shares (but not Converted Warrants) by making a timely and effective “qualified electing fund” election under Section 1295 of the Code (a “QEF Election”) with respect to such holder’s First PFIC Holding Year. A U.S. Holder that makes a QEF Election will include in income its pro rata share of Captivision’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which Captivision’s taxable year ends if Captivision is treated as a PFIC for that taxable year. A U.S. Holder generally can make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF Election rules, but if deferred, any such taxes will be subject to an interest charge.

It is the IRS’s view that a U.S. Holder may not make a QEF Election with respect to its Converted Warrants. As a result, if a U.S. Holder sells or otherwise disposes of such Converted Warrants (other than upon exercise of such Converted Warrants) and Captivision was a PFIC at any time during the U.S. Holder’s holding period of such Converted Warrants, any gain recognized will generally be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. If a U.S. Holder that exercises such Converted Warrants properly makes a QEF Election with respect to the newly acquired Ordinary Shares, the QEF Election will apply to the newly acquired Ordinary Shares (it is not clear how a previously made QEF Election that is in effect with respect to Captivision would apply to Ordinary Shares subsequently acquired on the exercise of such Converted Warrants). Notwithstanding the foregoing, the adverse tax consequences relating to PFIC shares, adjusted to take into account current income inclusions resulting from the QEF Election, will generally continue to apply with respect to such newly acquired Ordinary Shares (which will generally be deemed to have a holding period – for purposes of the PFIC rules – that includes all or a portion of the period the U.S. Holder held such Converted Warrants), unless the U.S. Holder makes a purging election (discussed below).

The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF Election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return for the taxable year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances.

In order to comply with the requirements of a QEF Election with respect to Ordinary Shares, a U.S. Holder must receive a PFIC Annual Information Statement from Captivision. If Captivision determines that it is a PFIC for a taxable year, Captivision will endeavor to use commercially reasonable efforts to make available to U.S. Holders a PFIC Annual Information Statement with respect to such taxable year. However, there is no assurance that Captivision will have timely knowledge of its status as a PFIC in the future or that it will make available a PFIC Annual Information Statement.

If a U.S. Holder has made a QEF Election with respect to Ordinary Shares, and the special tax and interest charge rules do not apply to such shares (because the QEF Election was made in the U.S. Holder’s First PFIC Holding Year or a purging election (discussed below) was made), any gain recognized on the sale of Ordinary Shares will generally be taxable as capital gain and no interest charge will be imposed under the PFIC rules. As discussed above, U.S. Holders who make a QEF Election with respect to a PFIC are currently taxed on their pro rata shares of such PFIC’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income should generally not be taxable as a dividend to such U.S. Holders. The adjusted tax basis of a U.S. Holder’s shares in a PFIC with respect to which a QEF Election has been made will be increased by amounts that are included in taxable income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a PFIC with respect to which a QEF election has been made.

As noted above, a determination that Captivision is a PFIC for a taxable year in which a U.S. Holder holds shares in Captivision will generally continue to apply to such U.S. Holder for subsequent years in which such holder continues to hold shares in Captivision (including a successor entity), whether or not Captivision continues to be a PFIC. A U.S. Holder who makes the QEF Election for such holder’s First PFIC Holding Year, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the qualified electing fund inclusion regime with respect to such shares for any taxable year of Captivision that ends within or with a taxable year of the U.S. Holder and in which Captivision is not a PFIC. However, if the QEF Election is not effective for each of Captivision’s taxable years in which Captivision is a PFIC and the U.S. Holder holds (or is deemed to hold) Ordinary Shares, the Default PFIC Regime discussed above will continue to apply to such shares unless such holder makes a purging election (discussed below), and pays the tax and interest charge with respect to the gain inherent in such shares attributable to the pre-QEF Election period.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns (or is deemed to own) shares in a PFIC that are treated as marketable shares, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If a U.S. Holder makes (or has made) a valid mark-to-market election with respect to Ordinary Shares for such holder’s First PFIC Holding Year, such holder will generally not be subject to the Default PFIC Regime in respect to its Ordinary Shares as long as such shares continue to be treated as marketable shares. Instead, the U.S. Holder will generally include as ordinary income for each year in its holding period that Captivision is treated as a PFIC the excess, if any, of the fair market value of its Ordinary Shares at the end of its taxable year over the adjusted basis in such Ordinary Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Ordinary Shares over the fair market value of such shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of such shares in a taxable year in which Captivision is treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after such holder’s First PFIC Holding Year. Currently, the mark-to-market election may not be made with respect to the Converted Warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq. It is expected that Ordinary Shares will be listed on Nasdaq, but there can be no assurance that Ordinary Shares will continue to be so listed or will be “regularly traded” for purposes of these rules. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect of Ordinary Shares under their particular circumstances.

Ordinary Shares treated as stock of a PFIC under the Default PFIC Regime will continue to be treated as stock of a PFIC, including in taxable years in which Captivision ceases to be a PFIC, unless the applicable U.S. Holder makes a “purging election” with respect to such shares. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value on the last day of the last year in which Captivision is treated as a PFIC, and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of this election, the U.S. Holder will have additional basis (to the extent of any gain recognized in the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in such holder’s Ordinary Shares. U.S. Holders should consult their tax advisors regarding the application of the purging elections rules to their particular circumstances.

If Captivision is a PFIC and, at any time, has an equity interest in any foreign entity that is classified as a PFIC, U.S. Holders would generally be deemed to own a proportionate amount (by value) of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if Captivision receives a distribution from, or disposes of all or part of Captivision’s interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC, in each case, as if the U.S. Holder held such shares directly, even though the U.S. Holder will not receive any proceeds of those distributions or dispositions. A mark-to-market election generally would not technically be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a QEF Election or market-to-market election is made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the Treasury. The rules dealing with PFICs and with the QEF Election and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of Captivision Securities should consult their own tax advisors concerning the application of the PFIC rules to Captivision Securities under their particular circumstances.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION, OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Information Reporting and Backup Withholding

Information reporting requirements may apply to dividends paid on and other proceeds received with respect to the Captivision Securities by U.S. Holders effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

Foreign Financial Asset Reporting

Certain U.S. Holders that own “specified foreign financial assets” with an aggregate value in excess of US$50,000 on the last day of the taxable year or US$75,000 at any time during the taxable year are generally required to file an information statement along with their tax returns, currently on IRS Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. The understatement of income attributable to “specified foreign financial assets” in excess of US$5,000 extends the statute of limitations with respect to the tax return to six years after the return was filed. U.S. Holders who fail to report the required information could be subject to substantial penalties. U.S. Holders are encouraged to consult with their own tax advisors regarding the possible application of these rules, including the application of the rules to their particular circumstances.

MATERIAL CAYMAN ISLANDS TAX CONSIDERATIONS

The following is a discussion of certain Cayman Islands tax consequences of an investment in our Ordinary Shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances and does not consider tax consequences other than those arising under Cayman Law.

Under Existing Cayman Law

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of Ordinary Shares, as the case may be, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issuance of our Ordinary Shares or on an instrument of transfer in respect of an Ordinary Share.

We have been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, have obtained an undertaking from the Financial Secretary of the Cayman Islands in the following form:

The Tax Concessions Act Undertaking as To Tax Concessions

In accordance with the Tax Concessions Law the following undertaking is hereby given to the Company:

•	That no Act which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

•	In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable

•	on or in respect of the shares, debentures or other obligations of the Company; or

•	by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Law.

These concessions shall be for a period of TWENTY years from the 1st day of March, 2023.

BUSINESS

Overview of the Business

GLAAM is the exclusive developer and manufacturer of an innovative architectural media glass product called G-Glass. G-Glass is the world’s first IT-enabled construction material capable of transforming buildings into extraordinary digital media devices. GLAAM’s G-Glass technology combines architectural glass with customizable, large-scale light-emitting diode (“LED”) digital media display capabilities, delivering architectural durability, near full transparency and sophisticated media capabilities. Utilized in diverse applications from handrails to complete glass building facades, G-Glass delivers a paradigm shift in the Digital Out of Home (“DOOH”) media market, providing entirely new revenue models for vertical real estate. With over 460 architectural installations worldwide, we believe GLAAM is the market leader in fully transparent media facade capabilities.

Through GLAAM, we are a vertically integrated manufacturer controlling almost every aspect of product manufacturing and assembly, including assembling the media glass laminates, manufacturing the aluminum frame, developing the electronics, operating the software and delivering and installing the product. Our ability to exert control over the various stages of design, manufacturing and development of our products enables us to deliver an unparalleled level of quality and service to our customers, who include prestigious automotive brands, commercial retailers, hospitals, major sporting institutions, members of the music industry (as filming backdrops), film production companies, transportation hubs and telecommunications companies.

Our rapid expansion and innovative G-Glass technology have translated into an increasing international presence. We are a global company with headquarters in South Korea and offices in the United States, the United Kingdom, Japan and China (including Hong Kong Special Administrative Region (“Hong Kong”)). In the six months ended June 30, 2023 and 2022 and in the years ended December 31, 2022 and 2021, we generated $12.6 million, $13.4 million, $20.2 million and $9.4 million in revenue, respectively.

History

GLAAM was founded in 2005 in Seoul, South Korea. The first founder of the Company was Mr. Hyungjoo Kim, who established the Company in 2005 under the name, Saman ELT Co., Ltd. In 2009, Saman ELT Co., Ltd. filed for bankruptcy. In 2011, Dr. Ho Joon Lee and Houng Ki Kim fully acquired the Company and re-founded the Company as G-SMATT Co., Ltd (n/k/a GLAAM). Its registered office and factory are located at 298-42 Chung-buk Chungang-ro Chung-buk, Pyeong-taek, Gyounggi, Republic of Korea. The following table shows major events in GLAAM’s history:

Calendar Year	Event
2005	Founded in Seoul, South Korea
2007	Completed manufacturing facilities and commenced operations
2007-2014	Improved core product and grew small to medium reference sites
2013	Formed Chinese joint venture Brillshow
2016-2017	Opened overseas offices in the United States, United Kingdom, Japan and Hong Kong
2017	Installed a 12,000 square foot media facade at COEX Expo Center Seoul’s Gangnam business district
2018	Completed manufacturing facility located in Tianjin, China
2018	Delivered several large media glass implementations to the Pyeongchang Winter Olympics
2019	Completed full set of international certifications
2021	First Launched Pier 17 Howard Hughes installation in New York, United States
2022	Announced strategic partnership with LG Electronics of South Korea for very large-scale projects integrating facades and other digital screens
2022	Installed 43,000 square foot media facade at the View Hospital in Doha, Qatar

Calendar Year	Event
2023	Entered into a binding Business Combination Agreement for its merger with Jaguar Global Growth Corporation I (Nasdaq: JGGC), resulting in Captivision becoming a publicly traded company on Nasdaq

Awards

G-Glass’ design and architecture has been recognized through various globally renowned awards, including being awarded the best new practical technology by the President’s Office in South Korea and being named the best new technology at the Event Technology Awards in the United Kingdom. The below figure gives a sampling of the awards GLAAM has won.

Competitive Strengths

G-Glass is Fully Customizable

Architectural media glass projects require a very high degree of customization. A facade may need different sizes of glass, glass coatings, frit patterns (glass printed with ink that contains microscopic particles of ground-up glass), toughened or heat-soaked glass, specialist glass types, different glass thicknesses and/or double or triple glazing. Developing the flexibility to deliver all these modifications is complex and requires a specialized production line. We have spent the last decade building these capabilities and integrating them seamlessly into our manufacturing process. This means that we have become a one-stop shop not only for a customer’s media glass requirement but also for all their glass requirements. We also employ highly proficient facade engineers that understand the detail of glass façade projects and can consult with customers to meet, and sometimes exceed, their glass requirements. The combination of an integrated glass customization process and specialist facade engineering knowledge places us at a significant competitive advantage in bidding for projects.

Architectural Durability

Architectural projects require durable materials in order to withstand extreme weather conditions and normal wear and tear over time. Third generation media facade products currently on the market are ordinary electronic products and have typical life spans of two to five years. Much of the technical innovation of GLAAM solutions is our ability to deliver an architectural level durable electronic product that meets real estate developers’ needs for products with a life span of at least 30-40 years. In order to achieve this durability, we use high-quality LEDs that are rated to withstand daily use of a minimum of eight hours a day for more than 35 years and are built to the rigorous standards of construction materials. Our product is comprised of LED-embedded glass components that function just like architectural glass and have full architectural life span. The electronic component is composed of drivers and other such innately less-durable components and these are housed in the aluminum mullion frame around our G-Glass and can be easily accessed by opening a cover panel, making them readily accessible for maintenance or replacement. As a result, our product design leads to a highly architecturally durable electronic glass product that is easy to maintain and has a low rate of failure.

Full Transparency

Nearly all of the currently available media glass technology on the market is partly opaque, limiting its ability to be installed in locations and building facades that require full transparency. As most building facades cannot be obstructed by bar or mesh media systems, there is a much larger market opportunity for transparent products. Our G-Glass product is more than 99% transparent and can be implemented on virtually any glass facade, vastly increasing the vertical real estate space available for media display. We provide our products to a wide range of applications ranging from new construction to replacement, refurbishment and upgrade of existing architectural glass facades and over existing facades. In addition, our media glass is used as a transparent media surface for interior real estate, for example, behind existing windows, as separate wall dividers, safety guards and bus shelters, among other applications.

Sophisticated Media Capability

When built into a facade, G-Glass effectively has the same capabilities as any computer monitor. This means that any application or service you can imagine on your personal computer (“PC”) can be run on the facade. However, due to the sheer size and scale of a typical architectural facade that houses G-Glass, appropriate content and applications need to be chosen that work in that particular setting. Importantly, this content can easily be monetizable and provide additional revenue streams to vertical real estate space with G-Glass installed.

Our G-Glass technology is able to generate revenue from several different applications, such as:

•

Content Services: Advertising currently provides most of the content played on large external media screens, but so much more is possible. Outdoor cinema, dynamic art displays, building or city information, and public service content are just a few of the use cases in which G-Glass can be implemented to generate revenue.

•

Interactive Services: This could be as simple as changing colors of a building as people walk in front of it, or could be more complex such as imitating a pool of water and as people walk in front of the building it drops water into the pool. G-Glass’ capabilities also include architectural gaming, allowing people to play with each other on the side of a building, creating groups that gravitate around to observe these games. These types of services interest and excite people and foster greater community in an area that benefits all the commercial outlets in the vicinity.

•

Broadcasting Services: If appropriate broadcast rights are negotiated, a building could be used to broadcast a football game or other sporting event. The building itself would provide a giant screen for people to watch the action together. Similarly, institutions such as art galleries, theatres or museums could broadcast activities inside the institution on the outside of the building, extending their reach into the community.

•

Messaging Services: Building facades could be used for public address in the event of an emergency integrating with citywide notification systems. They can also be used for more localised messaging such as reporting on local traffic conditions or the occupancy status of local car parks.

•

Apps: There is endless potential for architectural apps that could broadcast content through a G-Glass display. There are the obvious ones like a clock, the weather forecast and air quality information but many others are possible, such as a smartphone app that generates a personalized message, a picture or other content when you walk past the building. Buildings could be creative, allowing for paid wedding proposals or a bidding system for different types of content to appear on the building.

Vertical Integration

Our vertical integration and local sourcing of components help keep our cost of production low, delivering a substantial gross margin. With little competition in the market that would drive commoditization and economies of scale in production as we grow, we predict that our gross margin will improve over time.

All of our products are currently manufactured in our state-of-the-art facility covering over 43,000 square feet, located in Pyeongtaek, South Korea, which has a production capacity of over 700,000 square feet of G-Glass per year, which represents total output capacity of an estimated $220 million of product revenue per year. If and when business opportunities arise in China and we experience an increase in demand for our products in the future, our subsidiary, Brillshow, intends to resume manufacturing at its facility in Tianjin, China, which would increase the potential aggregate production capacity of the two manufacturing facilities to 1.4 million square feet of G-Glass per year, representing total output capacity of an estimated $440 million of product revenue per year. Current estimated revenue accounts for only about 12% of total output capacity, by revenue, of our South Korean manufacturing facility, which we believe allows for significant market growth without the need for additional CAPEX investment.

Barriers to Entry

The architectural digital media market is very difficult to break into due in part to the customary requirement for a significant number of reference sites. We have penetrated this market over more than a decade by creating small projects and gradually working towards bigger and bigger installations of our technology. Twelve years following our initial launch we now have a significant number of reference sites. Our installations range from smaller installations all the way up to a 43,000 square foot installation. We believe our reputation as a trusted partner for even bigger implementations is increasing, as evidenced by our recent discussion regarding a future confidential project of a 140,000 square foot hotel façade implementation in Las Vegas, Nevada, for example.

Our manufacturing machinery and production line is almost entirely proprietary and self-developed. We believe we have the world’s largest proprietary super-precision laser etching and surface-mount technology machine. We offer a complete in-house solution, including G-Glass, framing, driver, controller, software, media content, installation, repair and accessory parts. We have developed over 30 proprietary raw materials used in our manufacturing, including unique resin and LEDs from global suppliers.

Our technology is covered by over 20 patents, five of which are fundamental patents essential for G-Glass production. To date we have completed hundreds of projects worldwide and invested over $185 million in research and development, production facilities and marketing.

We have a full set of international certifications that cover our media glass, including glass safety, glass construction, fire safety and electronics certifications across the European, North American and South Korean markets. These include Conformité Européenne (“CE”), Europäische Norm (“EN”), China Compulsory Certificate, and Korea Certification (“KC”) certifications and this breadth allows us to deliver product into every international market.

We believe that our high production capacity, proprietary technology, deep experience and numerous installations provide us with at least 10 years of market lead over new industry entrants.

Growth Strategies

Converting Current Pipeline

We currently have identified a significant amount of opportunities where we are conducting ongoing discussions with property owners, developers, architects and other potential customers. Of these opportunities, approximately 64 projects are in the proposal phase. Converting these pipelines into “closed deals” diligently and efficiently in the future will drive our company’s initial growth over the next few years.

Developing Media and Services

Our media glass products form a firm foundation for strong growth over the next decade. However, we believe that value added services delivered through our media glass technology can generate significant additional monetary upside. We plan to continue to concentrate on developing media services and applications that can be used at architectural scale to transform urban environments. We believe that buildings can be transformed into giant media devices able to tell stories, deliver information, beautify the cityscape, advertise brands and interact directly with people on both a general and personal level. As the first entrant into this market at an architectural scale, we have an opportunity to become the market leader by firmly tying application platforms to our technology.

Innovation

Innovation and diversification of our product portfolio is a key component of our strategy. In addition to improvement of quality and technical performance, we are working to deliver new systems, including, for example, for the events market, road safety and sustainable media display. In particular, we are currently working on the integration of photovoltaic systems with our media glass with the intent of delivering media façades that are carbon neutral. This is in line with our strong commitment to sustainability, ethical sourcing of materials and ensuring that our systems move towards carbon neutrality.

Further Penetration of International Markets

We believe a key benefit of the Business Combination will be the ability to fully staff our regional sales and marketing offices in order to generate an actionable and diversified global pipeline. Based on our experience, $15 million of marketing spend would be expected to result in approximately $100 million of revenue.

Historically, most of our growth has been in South Korea, but, over the last two years, the United States and the United Kingdom offices have also installed scaled projects and their growth trajectories are robust. As part of our international strategy, our local offices have developed reseller networks in their regions which has extended our sales reach. In our Los Angeles location, our media glass technology is utilized by the film and music industry. We have been able to count some of the largest names in media production such as Netflix as recent customers. Our Los Angeles office is also seeing a growth trend in its recent pipeline towards larger installations and presented their first proposals for facades larger than 100,000 square feet. Our United Kingdom office recently completed a 43,000 square foot facade installation at View Hospital in Doha, Qatar, the Company’s largest installation to date. We believe that this will set the trend towards rapid growth in the Middle Eastern market.

Generating and Converting Global Pipeline

We use a multi-channel marketing approach that concentrates on informing all potential stakeholders for large construction projects about our products. This includes giving Continuing Professional Development

(“CPD”) seminars to architects, contacting developers directly via personal contacts or direct marketing, briefing main contractors at trade shows we attend, maintaining memberships with professional bodies in the construction and audio-visual markets, and an active social media presence. We have a robust reseller network that we support constructively with technical expertise, demonstration units and marketing materials.

Over the next two to three years, we plan to focus on both larger scale opportunities, such as Inspire Casino Resort in South Korea, the OverActive Media facility in Canada and NEOM City in Saudi Arabia as well as smaller projects. We currently have a signed contract with Inspire Casino and are in discussions for future projects regarding OverActive Media and NEOM City. Our smaller projects have a shorter sales cycle and reduce volatility in our revenue stream, such as a media wall in Incheon Airport and a showroom for Porsche in the United Kingdom.

Maximizing Digital Content Delivery Opportunities

We plan to expand our Glass as a Service (“GaaS”) offering globally. GaaS is a method of cost sharing capital expenditures with the customer, together with an agreement to maintain the installation, in exchange for a license covering the use of the media glass by third parties. Under these arrangements, we would typically retain 80% of the media and advertising revenue that the installation generates, thereby creating a “win-win” solution where the customer reduces its upfront cost and retains a portion the upside potential while we increase our margins through GaaS, monetizing the installations over 30 years.

Implementations over 200,000 square feet maximize our digital content delivery. These installations are landmark installations and the content cost or advertising spend can be in excess of $10,000 per day. If we are able to acquire multiple sites in capital cities across the world, the opportunities for a brand looking to gain awareness for global product releases would be substantial. This requires that we continue our transformation into a platform product with the content and software becoming as important as the media glass product.

Product

In developing our G-Glass technology, we set out early to solve three fundamental flaws that we have observed in many of the media facade products currently in the market:

1.	Transparency: Blockage of line of sight or opacity of the product, which limited the utility of such products;

2.	Durability: The bar and mesh products are primarily electronic products and do not have the durability necessary for long term architectural usage leading to high maintenance costs.

3.	Cost: All the systems available at the time were an addition to the building facade adding an extra level of complexity and cost.

The concept for our product was very simple: create a media display system that has architectural durability and nearly complete transparency that can be used as the building envelope. We wanted to remove the need for a secondary system. G-Glass has all of these characteristics and can be modified with specialist glass, glass coatings, double glazing, different glass thicknesses and sizes. This is vital in the construction industry as most projects are highly bespoke. To our knowledge we are the only manufacturer that can deliver a transparent glass media system to such a high degree of specialization and at significant scale.

Product Structure

Our core media glass product, G-Glass, is laminated glass with embedded LEDs mounted inside the glass and driven by electronics hidden inside the mullion frames around the media glass panes. The composition of our media glass products is a base glass coated in a transparent conductive layer into which we laser-etch circuitry.

High-quality, long-life LEDs are attached to this circuitry using a metallic adhesive. A cover glass is then placed over the base glass using separators to protect the LEDs. Flexible printed circuit boards (“FPCBs”) are connected to the etched circuitry at the edges of the base glass. The gap between the base and cover glass is filled with a proprietary resin. The frame of the glass contains the LED drivers and each of these drivers are connected to the media glass via the FPCBs.

Drivers are connected in series into frames and each unit of media glass has at least one data and one power connection. Data connections run to a high-definition multimedia interface (“HDMI”) controller unit that has multiple channels connected to different media glass panels. One or more HDMI controllers take a single HDMI input from a PC or laptop running either proprietary or third-party LED screen management software.

The product can be delivered in multiple panel-sizes up to nine feet tall by four and a half feet wide dependent on LED pitch. The LED pitch defines the distance between individual LEDs and determines the resolution of the media glass. We currently deliver G-Glass with a pitch of 80 millimeters, 60 millimeters, 40 millimeters, 30 millimeters and 20 millimeters and can produce both color and monochrome versions of our media glass.

Architectural projects can require very idiosyncratic glass specifications which we are able to conform to our G-Glass technology. For example, we have delivered mirrored glass, low iron glass, heat treated or toughened glass, specialist no-reflective coatings, double glazing, various thicknesses of cover and base glass, and frit patterns.

Installation

Although from time to time we plan and manage the installation of our products at our customers’ venues, we also rely heavily on a third-party facade engineering company for the installation of our products for certain projects. Typically, there is a separate provider for the steel or aluminum curtain wall system to which our media glass panels attach. In those instances we work with these providers to develop a combined facade system. See “Risk Factors—Risk Factors Related to Our Industry and Company—We sometimes manage the installation of our products, which subjects us to risks and costs that may impact our profit margin.” and “—We sometimes rely on third-party contractors for the installation of our products, which subjects us to risks and costs that are out of our control.”

There are currently three different types of architectural installation that are possible:

•	New build: Our media glass forms the external envelope of the building attaching to the curtain wall system, which in turn is affixed to the concrete floor slabs.

•

Internal: This tends to be a brown field solution where the customer is trying to add media functionality to an existing façade. In this instance, the media glass is affixed to the inside of an existing façade system.

•

External rain facade: Another brown field solution that can be utilized on almost any existing facade. This is typically a secondary skin built over the existing facade. It’s often used where the existing facade is either old or unattractive and the owners want to enhance the appearance of the structure to make it more modern.

GLAAM project engineers are typically onsite to help with any problems during installation and to verify that the installation meets our expected standards.

Applications

Our G-Glass technology is flexible, and G-Glass can be used for many different applications ranging from large architectural deployments to temporary event installations. Examples of the types of deployments we have delivered include the following:

•

Architectural facade: At over 43,000 square feet, our View Hospital facade is our largest screen to date, but it is just the latest in a long list of architectural facade implementations. Our architectural facades are typically the largest and most lucrative of our deployments.

•

Bridge railing: We have installed G-Glass on numerous bridge railings in South Korea. Prior to our G-Glass technology, bridges mainly used traditional lighting to enhance their aesthetic appearance at night. However, we are now seeing increasing demand for storytelling-capable media. Although traditional LED screens have media capabilities, they diminish the aesthetic beauty of an architect’s design and require high maintenance costs. The use of G-Glass has proved to be a perfect solution for this application.

•

Handrails: Our handrail product has become increasingly popular in South Korea since its release. Like our bridge railing deployments, we believe the success behind our handrail product is due to its storytelling capabilities, ability to enhance the aesthetics of architectural design and relatively low maintenance costs.

•

G-Tainer: One of our event solutions, the G-Tainer, consists of a steel frame of the approximate size of a shipping container, which is used to mount our media glass. G-Tainers allow us to create multi-story, temporary structures. They have been deployed at scale for events in both South Korea and the United Kingdom.

•	G-Wall: Another one of our event implementations, the G-Wall, is comprised of a steel or aluminum frame that allows us to mount one or more standard panels for both outdoor and indoor events.

•	Showroom application: Our G-Glass technology has been used to create showroom partitions for both BMW and Porsche showrooms. We believe showroom applications are a potential growth market.

•

Bus Shelter Applications: These have been implemented mostly in South Korea; they involve using our media glass to either deliver wayfinding information or to display artistic imagery on the sides of bus shelters.

While these applications cover our recent deployments, we continue to pursue the development of new uses for our technology.

Technology

Since 2011, we have pioneered an architectural media glass technology that is durable, nearly completely transparent and capable of rich media display. Our technology contains many innovations in both the materials and machinery used in the production line. It embeds LEDs in an ultraviolet (“UV”) cured resin laminate with laser etched circuitry connecting the LEDs to FPCBs at the edge of the glass that are then connected to drivers in the frame of the glass.

Laser etching circuitry at such a large scale was a significant technical problem and for which we managed to develop inhouse specific machinery for the process. The resin in the laminate is also proprietary and was developed in conjunction with Kömmerling Chemische Fabrik GmbH (“Kommerling”) to have very specific viscosity, transparency, durability and curing characteristics. the silver paste used to attach the LEDs to the fluorine-doped tin oxide glass is also a proprietary compound specially designed to give uniform adhesion and connectivity without deterioration of the bond over time. In the aggregate, we have over 30 proprietary raw materials in use across our production line.

We use high performance LEDs from both Osram GmbH (“Osram”) and Nichia Corporation (“Nichia”) in our products. These LEDs are rated for over 100,000 hours of performance at full brightness giving us both the quality and durability we and our customers require for an architectural product.

Our LED drivers that power and control the individual LEDs that are mounted inside the G-Glass frame, are designed by us and are built to our or our customers specifications. These LED drivers are mounted inside the frame mullion that surround each G-Glass window pane and are easily serviced or replaced after the G-Glass windows are installed.

Our glass comes from internationally recognized and certified flat glass manufacturers such as Pilkington plc (“Pilkington”) and Saint-Gobain.

Our technology also includes our bespoke designed HDMI controllers, sub controller units and data receivers. We deliver our own mapping software that allows us to upload mapping files to the HDMI controllers allowing them to be configured for multiple orientations, size and pitches of glass. Our software development department has also created a proprietary LED screen media management system that allows us to choose architectural scale media from a large range of content, much of which has been specifically designed to play on an LED screen.

Patents

We currently have over 20 patents registered across several different countries including South Korea, the United States, China and Japan. Five of these are fundamental patents essential for G-Glass production. We also have another four patents pending in South Korea. Our patents cover both our technology and our manufacturing process.

Research and Development

Over the past 12 years, our research and development department has consistently created reliable products that meet and exceed customer expectations. Our product and technology roadmaps are carefully coordinated. In particular, our research and development team concentrates on the following areas:

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Components and materials: We have developed over 30 proprietary components, including our LED drivers, and materials, such as our specialized resin. We expect to continue to innovate in this area to ensure that our components and materials continue to improve in performance and longevity.

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Manufacturing: The majority of our manufacturing process relies on our proprietary machinery and systems. In the future, we intend to increase the maximum dimensions of our products and accommodate additional functions, such as photovoltaic, electrochromic and audio functions.

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Products: To date, we have been able to deliver a wide range of bespoke products with LED pitches between 20 and 80 millimeters in both monochrome and color. We concentrate on improving the brightness and ease of use of our current media glass products while also exploring different ways of implementing our base technology to meet evolving market needs.

•

Software: We have developed software for the mapping of our controllers to different media glass configurations and an LED media display and content management system. We expect the market for architectural media glass to be substantial and strive for our business to become more media-orientated over time. Software development is likely to be an increasingly significant focus of our research and development efforts in the future.

We intend to expand our research and development activities in the future to meet our aspirations of leading the architectural display market.

Certifications

We have obtained 28 separate certifications across the United States, European, Chinese, Japanese and South Korean markets. These include, amongst others, CE electricity safety and CE electromagnetic EMC certifications in Europe, a KC electromagnetic compatibility certification in South Korea, and FCC electromagnetic certifications in the United States. Our certifications cover all aspects of our media glass, including fire safety, building material, electrical standards and production processes at our manufacturing plants. We monitor evolving regional regulations and take steps to ensure our products comply with expected standards.

Manufacturing

Machines & Equipment

We own or lease a range of equipment, including production line machinery, transportation, computers and plants. The machinery for the production line is proprietary and heavily modified to enable the production of bespoke media glass products. It includes the following main components: cutting, laser etching, LED bonding, UV resin setting, glass hardening and double-glazing. In addition, there are testing rigs and a range of other stations that allow for bonding of FPCBs, resin pouring and aging.

Quality Control

We apply quality control in three main areas of production: raw materials, machinery and product. Our raw materials are tested by our partners under strict guidelines and international standards before being sent to us. Accordingly, we are assured of high quality upon arrival in the factory. Our production line machinery undergoes calibration testing at scheduled intervals to ensure that it is performing as expected and within known tolerances.

We source our raw materials from leading global manufacturers, including KCC Corporation, Kommerling, Magnachip Semiconductor Corp (“Magnachip”) Nichia, Osram, Pilkington, and Schuco International KG. Most of our materials can be easily sourced locally in South Korea. For some key raw materials, we source at least two suppliers as a contingency so that any unexpected delay from one supplier does not interrupt our manufacturing.

In order to promote the highest quality, our products are individually checked and tested for a range of potential issues before leaving the factory. In particular we check and test for:

•	Debonding of the laminate: the resin has not hardened uniformly causing delamination at points within the glass laminate.

•	Faulty LEDs: LEDs are either not working or working incorrectly (poor brightness or color performance).

•	Faulty bonding of LEDs: the LEDs are only partially bonded to the circuitry on the glass.

•	Bubbles in the resin: pockets of air in the hardened resin, especially around the LEDs.

•	Faulty bonding of FPCBs: the FPCBs are only partially bonded to the glass.

•	Faulty drivers: the drivers are not performing as expected leading to either failure of a part of the media glass panel or faulty brightness or performance of a section of the media panel.

•	Faulty receivers: a failure of the receiver causing poor performance of the whole media glass panel.

In addition, all cables and terminations are checked to ensure that they are securely connected and are free of damage.

Warranty

We generally provide a basic two-year warranty for the glass part of our product and a two-year warranty for the electronic part of our product. This includes a provision for the replacement parts and warranty services of our products. We also give customers an option to extend their warranties for a fee.

Costs incurred under our warranty liabilities consist primarily of repairs. We set aside a warranty reserve based on our historical experience and future expectations as to the rate and cost of claims under our warranties. We maintain warranty exchange inventories in regional hubs to meet our customers’ needs.

Capacity

We have one operational manufacturing facility in Pyeongtaek, South Korea (operational since 2012) and one manufacturing facility in Tianjin, China (operational from 2019 to 2020), which suspended its operations in March 2020 due to COVID-19 regulations imposed by the Chinese government and has not yet restarted its operations due to the region’s sluggish economic conditions following the COVID-19 pandemic. When operational, each facility has the capacity to produce 700,000 square feet of G-Glass per year. This allows us to rapidly produce large quantities of high-quality customizable products. In the six months ended June 30, 2023 and 2022 and the year ended December 31, 2022, our glass production amounted to approximately 7.1%, 2.8% and 4.5%, respectively, of our operational facility’s total possible production capacity based on our revenue for those time periods, indicating we have considerable room for sales and production growth without the need for concomitant capital investment.

Materials and Suppliers

Many of our raw materials are proprietary. We have worked with a range of suppliers to develop these materials, such as our UV activated laminate resin which was specifically formulated for us through an experimental development process with our supplier. The suppliers of many of our critical components are considered “best-in-class” for their materials, such as Pilkington for our glass or Osram and Nichia for our LEDs. We have raw material contracts with supply periods of up to one year, which has enabled us to remain flexible and adaptable to fluctuations and uncertainties in the supply of raw material. All materials are rigorously tested to provide high-quality final products able to meet the expectations of our customers for both durability and reliability.

Although the prices of raw material have remained generally stable over the past 10 years, recent disruptions in the global supply chain, including the armed conflict between Russia and Ukraine, have significantly driven up the prices of some of our raw material. However, this increase is partially offset by decreases in our manufacturing costs, due to improved manufacturing efficiency. As a result, as of the six months ended June 30, 2023 our manufacturing costs have decreased 29.7% over the prior year. As of the six months ended June 30, 2022 and the year ended December 31, 2022, our manufacturing costs only increased approximately 9.2% and 6.1%, respectively, over the prior year, which has not made a significant impact on our financial condition and results of operation. Going forward, we would expect that global supply chain stabilization and increasing production volume result in a decline in our raw material costs.

Supply Agreements

We are party to multiple supply agreements with various partners (our “Partners”). Pursuant to the supply agreements, our Partners have agreed to supply us with ordered materials (“Ordered Materials”) at our request pursuant to purchase orders.

The price of the Ordered Materials is determined by our Partners. When considering the price of the Ordered Materials, our Partners take into consideration the quantity, quality, specification, delivery date, payment method, material price, labor, or market price trends and include all costs such as freight, unloading and insurance fees to a delivery location designated by the order form, unless otherwise specified. We may, if necessary, provide the raw materials used by our Partners for the production of the Ordered Materials by consulting with the Partner.

The supply agreements are each effective for a term of one year from the date of signing. Each supply agreement may be automatically extended for an additional year on the same terms and conditions unless either party provides written notice of termination at least one month prior to the expiration of the term of the agreement.

The supply agreement may be terminated by either party, if either party: (i) has been suspended from a financial institution, (ii) begins a liquidation process, (iii) enters into a merger agreement, (iv) experiences a force majeure or (v) provides a preemptory notice to the other party for a period of not less than one month. Upon termination, each party must promptly return to the other party any specification documents and loaned or gratuitous materials that was used in the course of the supply agreements. While the Partners may have considered the Business Combination Agreement to be a merger agreement under the terms of their supply agreements that could trigger their termination right thereunder, none of the supply agreements has been terminated and GLAAM has not received notice of termination or intent to terminate from any of the Partners.

Insurance

We currently have property insurance coverage, including business interruption coverage, for our production facility in Pyeongtaek, South Korea for up to such amounts as we deem reasonable for our business. We also have insurance coverage for work-related injuries to our employees, damage during construction, damage to products and equipment during shipment, automobile accidents and bodily, as well as mandatory unemployment insurance for our workers and director and officer liability insurance. In addition, we maintain general and product liability, employment practice liability, and world-wide cargo insurance. Our subsidiaries also have insurance coverage for damage to office fixtures and equipment and life and disability insurance for their employees. All of our overseas subsidiaries also carry property insurance and commercial general liability insurance.

Competitive Landscape

Fourth Generation

We consider GLAAM to be the first and only provider of fourth generation architectural media glass. G-Glass’s combination of transparency, durability and media opportunity presents a new opportunity in the digital marketplace. As seen in the below image we see G-Glass as the natural progression of architectural lighting and media facade.

Note: Definition of 4th Generation media façade is media product that has more than 99% transparency and architectural durability. The definition was minted by Moto Design

1.	Based on management’s review of publicly available information

As illustrated above, we consider the first generation of architectural lighting to be the scenic lighting that has lit buildings for centuries in order to better display architecture at night. This first generation of architectural lighting is historic scenic lighting. In the 1940s, second generation architectural lighting began in the form of neon lighting that could start to tell crude stories using pictograms. As a result, lights could now run advertisements, light up to consumers the name of a building or brand, or simply highlight aspects of structures. The third generation of architectural lighting began in the 1990s. Starting in the 1990s the world started to see LED bar and mesh products form the first true media facades. Compared to the second generation, video became possible and designers or architects could begin to tell more complex stories. However, third generation architectural lighting still has many drawbacks. Due to the metal or plastic matrix obscuring the line of sight, these solutions were then and are still today limited in their areas of deployment and only a very limited number of locations can use third generation lighting. Additionally, because third generation displays are not transparent, those behind the display cannot see beyond the LEDs. GLAAM architectural media glass is a true fourth generation product. Being almost fully transparent, it can be implemented anywhere traditional architectural glass can be implemented. It does not negatively impact the aesthetic beauty of an architect’s design and it does not block the line of sight from inside the building. Combining this with sophisticated media capability and full architectural durability, G-Glass is revolutionary.

According to the 2023 Freedonia Group Global Flat Glass Report, the global demand for architectural glass market is estimated to be 128 billion square feet per year. This market does not include the first, second or third generation architectural lighting market, since these products are not in glass form. In addition, as the previous generations of architectural lighting are not categorized as construction material, they will not replace or become interchangeable with architectural glass products.

We believe that our fourth-generation glass facade product, G-Glass, is squarely within the architectural glass market. Unlike the previous generations of architectural lighting, our G-Glass technology is an IT-enabled construction material. It combines conventional architectural glass with customizable, large-scale LED digital media display capabilities, delivering architectural durability, near full transparency and sophisticated media capabilities. As such, we believe it has the potential to displace part of the traditional architectural glass market.

Competitors

Due to the capital-intensive nature of the architectural media glass industry and the high production volume required to achieve economies of scale, the international market for architectural glass media installations is characterized by significant barriers to entry, curtailing major competitors from entering the market.

We estimate it would take any competitor five to six years to develop a process and machinery, three years to obtain the necessary certifications, and five to six years to build reference sites. This totals an aggregate of 15 years to penetrate the market. We largely attribute our success to our ability to produce our novel G-Glass technology in-house, with a mix of proprietary raw materials and raw materials sourced by third parties. The majority of our key raw materials are internally developed and unavailable in the market. Additionally, we have completed over 460 projects, three of which are SLAM projects in the APAC and EMEA regions. Potential competitors would also have to compete against our global distribution and reference network.

Our employees have extensive training, knowledge and experience at manufacturing high specification products. We believe the vertically integrated nature of our operations means there are high barriers to successfully entering our markets and competing with us on price, quality and versatility. In addition, the equipment, research and development expenses needed to operate in the architectural media glass industry are expensive, therefore requiring significant upfront capital investment. As of June 30, 2023, we have invested over $180 million into research and development as well as machinery and manufacturing capabilities, and any emerging competitor would likely need to do the same.

We do not believe that traditional architectural glass manufacturers could easily enter the architectural media glass market. Although our products do use architectural glass produced by traditional architectural glass manufacturers, our product is fundamentally an IT product with complex circuitry, electronic functions and novel manufacturing processes that are non-existent in the conventional architectural glass market. In order to penetrate this market, traditional architectural glass manufacturers would need to rapidly develop and integrate IT products with their glass products, which would require very significant expenses and development time.

Similarly, we do not believe that traditional DOOH manufacturers could easily enter the architectural media glass market. Although DOOH manufacturers have an understanding of circuitry and electronics, our manufacturing process differs greatly from that of traditional DOOH products. Our processes involves architectural aspects such as glass tempering, insulated glass units, fire-proofing and complex customization, which traditional DOOH manufacturers do not utilize. In order to penetrate this market, traditional DOOH manufacturers would also need to rapidly develop new manufacturing techniques which would incur substantial costs and entail lengthy development times.

We consider GLAAM to be the first and only commercialized and mass-producer of architectural media glass. Architectural media glass combines conventional architectural glass with LED digital media display capabilities and is characterized by (i) more than 99% transparency, (ii) architectural durability and (iii) architectural customization capability. We believe GLAAM to be the only large-scale architectural media glass manufacturer that fits this definition. However, we do compete with earlier generation hardware products that do not deliver the architectural industry mandated transparency, durability and customization, including LED bars, LED mesh and LED screens.

Smaller-scale architectural media glass manufacturers

We believe we are the only company to successfully commercialize and mass-produce a construction material that integrates LEDs into glass panels. Other companies that have endeavored to commercialize similar products include:

•

Glas-Platz GmbH & Co’s Power Glass, a German manufacturer, who, to our knowledge, is only able to produce a very limited quantity their product and is unable to fulfil diverse customization requirement required by clients; and

•	AGC Glass Europe’s Glassiled, a European arm of a global glass manufacturer which has been largely inactive during the past few years and has few commercial or installation references.

Lesser generation architectural hardware manufacturers

We have also faced a new class of competitors using LED films, including LG Electronics (“LGE”). LED films, however, have critical disadvantages such as limited durability, hazy transparency, sub-standard aesthetic finish and an inability to customize size stemming from inherent technological limits of LED film technology. These are all critical in the architectural market.

As a result, we believe that there is no other existing LED technology with comparable durability, scalability or mass-production capability competing with G-Glass in the architectural media glass market. We are also not aware of any other architectural media glass competitor that has a comparable commercial history, proven architectural durability, significant installation references and meaningful manufacturing production capacity and technology.

Market Size, Marketing and Sales

Market Size and Market Strategy

We continue to expand on our existing South Korean foundation by strategically expanding our sales efforts globally in both developing and developed markets. We are an established company with a proven, innovative product and strong market acceptance, having made hundreds of completed installations across multiple continents. According to the 2023 Freedonia Group Global Flat Glass Report, global demand for architectural glass is 128 billion square feet per year. Assuming we are able to penetrate 0.1% of that area, our total addressable market would be $24 billion per year based on a $187.50 price per square foot. Furthermore, according to a report by PQ Media Global Digital, the DOOH media has a current estimated market value of $20 billion and is expected to grow at 12% per annum until 2025 despite being relatively new to the technological landscape. We believe there is no significant convergence between the architectural glass market and the DOOH media market. We expect that the emergence of a more architecturally appealing solution, like G-Glass, will accelerate and expand the growth of this market.

We are targeting the largest DOOH markets in Asia, the Americas and EMEA through a robust regional sales and marketing efforts. Our efforts have shown us that each market costs roughly $2 million to penetrate, but we estimate that each market will generate $10 million annually within fiveyears. As part of our international strategy, we built overseas sales channels through several subsidiaries: G-SMATT America, G-SMATT Japan, G-SMATT Hong Kong, G-SMATT Europe and G-SMATT Tech. We also have overseas joint ventures to expand our smart glass business, including with Brillshow to expand into the Chinese market, when business opportunities arise in the region.

Our sales strategy also allows us to capitalize on advertising revenue. For each new installation, GLAAM will offer to split the upfront capital expenditures or installation costs with the customer and agree to maintain the installed G-Glass. In return, GLAAM will license the use of the G-Glass to third parties and retain 80% of the media and advertising revenue the installation generates.

Sales Cycle

The sales cycles of our SLAM projects are an average of four to five years. The bid process of these large-scale project takes approximately six months to one year, which is followed by a design and sales quotation phase of two to three years. The construction phase can then take anywhere from two to three years, including the installation of G-Glass at our customers’ venues. This timeline is subject to a variety of factors such as delays in construction schedules, reallocation of budgets and project modifications. While SLAM projects are lucrative and represent the most impressive implementations of our technology, we do not rely wholly upon these projects to drive revenue. See “Risk Factors—Risk Factors Related to Our Industry and Company—Our sales cycle for large projects is protracted, which makes our annual revenue and other financial metrics hard to predict.”

Our smaller projects, such as handrails, bus stops, bridges, G-Tainers and media walls, have shorter sales cycles that typically range from three months to one year from the time of the initial order to the completion of the installation of our products. The timelines for these smaller projects are also subject to a number of factors such as government policy changes, reallocation of budgets and typical construction delays.

Our sales cycles may also be subject to seasonality, depending on the sector. The small-scale architectural sector tends to be quieter during the winter season because the colder weather conditions often hinder active construction work. Our domestic government sales have been weaker in the first quarter tend as most government budgets are typically spent in the fourth quarter. In general, our sales have been slower in the first half of the year and busier in the second half. However, we believe that this could change over time as our geographic footprint, customer base, product line-up and services expand.

Geographic Distribution

We are establishing a leading reputation in the domestic South Korean and international construction and DOOH markets by providing high value and impact-resistant architectural media glass products. We have ongoing or completed projects across three continents and eight countries. Our G-Glass is certified in compliance with South Korean regulations and has been registered as an “Excellent Product” by the Public Procurement Service of Korea since 2020, allowing us to enter into contracts with government agencies without participating in public tendering procedures. See “Risk Factors—Risk Factors Related to Our Industry and Company—Our Excellent Product designation of G-Glass by the Public Procurement Service of Korea expires on March 31, 2025, which may materially adversely affect our domestic government sales.”

Since our inception, the majority of our sales to date have been concentrated mainly in South Korea and surrounding Asian countries, including China and Japan. Sales in APAC comprised 12.1% and 5.7% of our revenue in the six months ended June 30, 2023 and 2022, respectively. However, we have now started to meaningfully break into the United States and Middle East markets. Utilizing various marketing opportunities resulting from the Business Combination, we intend to continue to grow our sales organically in other geographical jurisdictions in an effort to expand our global footprint.

Geographic Market	Growth for the Six Months Ended June 30, 2023 vs 2022	Revenue for the Six Months Ended June 30, 2023 (in $ million)	% of Total Revenue for the Six Months Ended June 30, 2023	Revenue for the Six Months Ended June 30, 2022 (in $ million)	% of Total Revenue for the Six Months Ended June 30, 2022
APAC	110.6%	12.1	96.4%	5.7	42.9%
EMEA	(98.8)%	0.1	0.7%	7.7	57.1%
North America	0%	0.4	2.9%	0	0%

Total	(6.3)%	12.6	100%	13.4	100%

Group Structure

We are incorporated and domiciled in the Republic of Korea. Our registered office and manufacturing facility are located at 298-42 Chung-buk Chungang-ro Chung-buk, Pyeong-taek, Gyounggi, Republic of Korea.

The following table lists our associates or entities over which we have influence but do not possess control or joint control.

Associate	Jurisdiction of Formation	Percent Owned
Brillshow Limited	China	33.00%
G-SMATT Japan	Japan	40.16%*
G-SMATT Hong Kong	Hong Kong	27.40%*

(*)	Including the shares of G-Frame Co., Ltd. which is 100% owned by GLAAM..

Our corporate structure is comprised of the following consolidated subsidiaries and associates that are either wholly owned or majority-owned.

Entity	Jurisdiction of Formation	Percent Owned
G-Frame Co., Ltd.	South Korea	100.00%
G-SMATT Europe	United Kingdom	76.55%
G-SMATT America	United States	54.63%*
G-SMATT Tech	China	100.00%

(*)	Including the shares of G-Frame Co., Ltd. which is 100% owned by GLAAM.

Distribution Agreements

GLAAM and G-SMATT Global

On July 31, 2015, GLAAM and G-SMATT Global, a former related party of GLAAM (“G-SMATT Global”), entered into an exclusive distribution agreement (the “Original G-SMATT Global Distribution Agreement”). Pursuant to the agreement, G-SMATT Global was granted exclusive distribution rights for GLAAM’s LED transparent display products in all territories, except China from 2015 to 2025.

On September 14, 2022, the Suwon District Court denied G-SMATT Global’s filing in connection with the commencement of corporate rehabilitation proceedings. However, we believe that our efforts to mitigate the effects of G-SMATT Global’s prior bankruptcy proceedings have insulated us from any material impacts on our business functions, financial condition and result of operation. In September 2018, as part of G-SMATT Global’s restructuring process, GLAAM’s management decided to sell G-SMATT Global. As part of the terms of the sale, (i) GLAAM and G-SMATT Global were given dual distribution rights to distribute G-Glass in any and all territories worldwide, except China, and (ii) all staff involved in the G-Glass operation within G-SMATT Global were transferred to GLAAM. On March 7, 2019, the Original G-SMATT Global Distribution Agreement was amended (together with the Original G-SMATT Global Distribution Agreement, the “G-SMATT Global Distribution Agreement”) to grant GLAAM a joint distribution right in its products. As a result, GLAAM acquired 50% of the consideration received from G-SMATT Global in connection with the G-SMATT Global Distribution Agreement for this exclusive territorial distribution right as intangible assets. The sale of G-SMATT Global was completed in March 2019.

Under the G-SMATT Global Distribution Agreement, the pricing of the products produced by GLAAM and sold to G-SMATT Global for distribution are mutually agreed upon between the parties, provided that the parties ensure there is an appropriate margin for GLAAM. Further, where G-SMATT Global pursues a project, whether in South Korea or abroad, GLAAM is required to consult on the pricing of products with G-SMATT Global prior to the submission of project proposals. In addition, in the event that GLAAM and G-SMATT Global jointly develop a new product, (i) any rights to such product, including any intellectual property rights, will be jointly owned by GLAAM and G-SMATT Global and (ii) GLAAM will have the right to exclusively produce, and G-SMATT Global will have the right to exclusively distribute, such product. G-SMATT Global has expressed that it has no intent to distribute our products. Once the G-SMATT Global Distribution Agreement expires in 2025, GLAAM will regain full distribution rights.

The G-SMATT Global Distribution Agreement contains termination rights in the event of a breach of the agreement by the other party, the event of a bankruptcy or if the distributed product is found to infringe on a third party’s industrial property rights. The G-SMATT Global Distribution Agreement is governed by the laws of South Korea and contains conflict resolution procedures in the event of a dispute between the parties. See “Risk Factors—Risk Related to Our Industry and Company—Our joint distribution agreement with G-SMATT Global, which is in effect until 2025, may adversely affect our financial results.”

GLAAM and G-SMATT Europe

On May 18, 2020, GLAAM and G-SMATT Europe entered into an exclusive distribution and license agreement (the “G-SMATT Europe Distribution Agreement”). Pursuant to the agreement, G-SMATT Europe was granted exclusive distribution rights for GLAAM’s LED transparent display products in the United Kingdom and European Union for an initial term of seven years. Upon the expiry of the initial term, the G-SMATT Europe

Distribution Agreement shall be automatically renewed for a period of three years without notice, unless the parties agree in writing to terminate the agreement no later than six months before the end of the initial term.

Under the terms of the agreement, G-SMATT Europe determines its own resale prices for the products in the United Kingdom and European Union. If there is a country where G-SMATT Europe does not sell GLAAM’s products within two years from the commencement of the term of the G-SMATT Europe Distribution

Agreement, GLAAM may accept an offer from a third party to purchase the distribution rights for such country. In that case, G-SMATT Europe’s right may convert into a non-exclusive distribution right in the country in question.

In addition, GLAAM granted G-SMATT Europe a non-exclusive, non-transferrable and non-sub-licensable license to manufacture and sell GLAAM’s products in the United Kingdom and European Union. G-SMATT Europe may construct a factory to manufacture GLAAM’s products in the United Kingdom or the European Union, subject to consultation with GLAAM prior to commencing construction. The agreement is not assignable without the prior consent of the other party.

GLAAM has the right to terminate the G-SMATT Europe Distribution Agreement with immediate effect by written notice to G-SMATT Europe in the event that G-SMATT Europe (i) fails to satisfy the minimum sales obligation, which entails purchasing and re-selling GBP63,000,000 worth of GLAAM products over the initial term of the agreement, (ii) liquidates or becomes insolvent, (iii) fails to make any undisputed payments within two months of notice of such breach from GLAAM or (iv) defaults on its obligations under the agreement and fails to remedy the breach within three months of written notice from GLAAM.

The G-SMATT Europe Distribution Agreement is governed by the laws of England and contains dispute resolution procedures in the event of a dispute between the parties.

GLAAM and G-SMATT America

On May 18, 2020, GLAAM and G-SMATT America entered into an exclusive distribution and license agreement (the “G-SMATT America Distribution Agreement”). Pursuant to the agreement, G-SMATT America was granted exclusive distribution rights for GLAAM’s LED transparent display products in the United Stated of America for an initial term of six years. Upon the expiry of the initial term, the G-SMATT America Distribution Agreement shall be automatically renewed for a period of three years, unless both parties agree to terminate the agreement.

Under the terms of the agreement, GLAAM granted G-SMATT America a non-exclusive, non-transferrable and non-sub-licensable license to manufacture and sell GLAAM’s products in the United States. G-SMATT America may construct a factory to manufacture GLAAM’s products in the United States, subject to consultation with GLAAM prior to commencing construction. The agreement is non-assignable without the prior consent of the other party.

GLAAM has the right to terminate the G-SMATT America Distribution Agreement with immediate effect by written notice to G-SMATT America in the event that G-SMATT America (i) fails to satisfy the minimum sales obligation, which entails purchasing and re-selling $85,000,000 worth of GLAAM products over the initial term of the agreement, (ii) liquidates or becomes insolvent, (iii) fails to make any undisputed payments within two months of notice of such breach from GLAAM or (iv) defaults on its obligations under the agreement and fails to remedy the breach within three months of written notice from GLAAM.

The G-SMATT America Distribution Agreement is governed by the laws of the Republic of Korea and binds the parties to the Korean Commercial Arbitration board in Seoul in the event of a dispute between the parties.

G-SMATT Global and G-SMATT America

On June 15, 2016, G-SMATT Global, a former related party of GLAAM, and G-SMATT America entered into an exclusive distribution and license agreement with a ten-year term covering the United States and Canada. Per the agreement, in consideration for the exclusive territorial distribution rights and license, G-SMATT America paid a one-time, non-refundable royalty fee, of which 50% of the consideration by G-SMATT Global for sub-licensing the exclusive territorial distribution right to another party must be paid to GLAAM.

Accordingly, 50% of the consideration received from G-SMATT America was paid to GLAAM by G-SMATT Global after finalizing the exclusive territorial distribution contract with G-SMATT America.

G-SMATT Global and G-SMATT Europe

On March 27, 2017, G-SMATT Global and G-SMATT Europe entered into exclusive distribution and license agreements for an initial term of 10 years covering Europe. The payment for the exclusive territorial distribution rights and license granted, is being amortized using the straight-line method over a useful life of 10 years. 50% of the consideration received from G-SMATT Europe was paid by G-SMATT Global to GLAAM.

Regulation

We are subject to extensive and varied federal, state and local government regulation in the jurisdictions in which we operate, including laws and regulations relating to zoning and density, building design and safety, fire, hurricane and floods, construction, and similar matters. In particular, the market for G-Glass depends in large part on our ability to satisfy state and local building codes. Additionally, some jurisdictions in which we operate require that installation of doors and windows be approved by the competent authorities that grant distribution licenses. We have invested significantly in our quality assurance department in order to maintain rigorous oversight over the production process to ensure the consistent production of high-quality products that comply with local regulation. We have been certified in compliance with rigorous safety standards, as described in more detail in the section titled “ —Certifications.”

We are also typically subject to laws and regulations related to light pollution and city beautification. The laws and regulations vary widely between countries, cities and even within different zones in a city. As our product tends not to create light pollution we are generally in compliance with these policies.

If our product is to be used for outdoor advertising, we are subject to laws and regulations related to outdoor advertising. Outdoor advertising laws and regulations tend to be strict in developed countries. These laws and regulations vary widely between countries, cities and even within different zones in a city. There are also many countries, cities and zones which promote outdoor advertising to boost the local economy.

We are subject to laws and regulations relating to our relationships with our employees, public health and safety and fire codes. Although our business and facilities are subject to federal, state and local environmental regulation, environmental regulation does not have a material impact on our operations.

Aggregate Compensation of Executive Officers and Directors

The aggregate cash compensation paid and shared-based compensation and other payment expensed by us and our subsidiaries to our executive officers and directors as a group for the year ended December 31, 2022 was $1,410,541.

None of our directors or executive officers are compensated by any third party for their respective services rendered to us as required to be disclosed pursuant to Nasdaq Rule 5250(b)(3).

Under the Labor Standard Act and the Employee Retirement Benefit Security Act, we are required to pay a severance amount to eligible employees who voluntarily or involuntarily terminate their employment with us, including through retirement. The severance amount for our officers equals the monthly salary at the time of his or her departure, multiplied by the number of continuous years of service. There is no severance benefit for our directors.

We maintain directors’ and officers’ liability insurance policy covering certain potential liabilities of our directors and officers.

Human Capital

As of June 30, 2023 and June 30, 2022, we had a total of 98 and 90 employees, respectively. As of the date of this prospectus, we have experienced the loss of a significant number of our manufacturing personnel due to our working capital constraints, which will have an adverse effect on our operations. See “Risk Factors—We rely on production facility operators and manufacturing facility employees, and the loss of the services of any such personnel or the inability to attract and retain will adversely affect our business.”

Our key personnel includes specialized engineering personnel, key researchers, engineers, senior management and production facility operators. We actively encourage and facilitate the development of our employees through rolling training programs, with multiple training sessions held on regular basis. These programs increase the ability of our employees with appropriate skill sets required for dedicated tasks. We are committed to developing our employees and remaining at the forefront of technology and market dominance in our industry. The Company considers itself an equal opportunity employer and has constantly sought to seek the best talent irrespective of gender or ethnicity. While the jobs associated to the core operations are predominantly filled by males, the Company´s sales and administrative staff is comprised of approximately 32% female and 68% male staff. From an ethnicity perspective, our labor force is diverse but predominantly South Korean based on our location.

Property and Facilities

We maintain one operational manufacturing facility in Pyeongtaek, South Korea and one temporarily non-operational facility in Tianjin, China. We also maintain offices in South Korea, the United States, the United Kingdom, Japan and China (including Hong Kong). All of our facilities are used in our sole operating segment. We believe these are sufficient for our needs.

Legal Proceedings

We may, from time to time, be subject to legal proceedings in connection with our regular course of business. Although we cannot predict with certainty the ultimate resolution of lawsuits, investigations and claims asserted against us, we are not currently a party to any litigation or legal proceedings that, in the opinion of our management, are likely to have a material effect on our business, results of operations, cash flows or financial condition.

Additional Information About the Company

We maintain a number of websites including www.captivision.com , www.glaam.co.kr, www.g-smatteurope.com, and www.glaamamerica.com.

Our corporate filings, and any amendments to those filings, are available in English free of charge on the Investor Relations page at https://ir.captivision.com/, which are uploaded as soon as reasonably practicable after we electronically file (or furnish in certain cases) such material with the SEC, and can also be found at the SEC’s website at http://sec.gov.com.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provide information which management believes is relevant to an assessment and understanding of our operations and financial condition. The discussion should be read together with our consolidated financial statements as of June 30, 2023 and 2022 and December 31, 2022 and 2021 and for the six months ended June 30, 2023 and 2022 and the years ended December 31, 2022 and 2021, and the related notes that are included elsewhere in this prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Cautionary Note Concerning Forward-Looking Statements” and “Risk Factors” sections of this prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “us”, “our”, and “the Company” are intended to mean the business and operations of GLAAM and its consolidated subsidiaries prior to the Closing of the Business Combination and to Captivision and its consolidated subsidiaries following the Closing of the Business Combination.

Overview

We are the exclusive developer, manufacturer and installer of an innovative architectural media glass product called G-Glass. G-Glass is the world’s first IT-enabled construction material that transforms buildings into extraordinary digital media content delivery devices. G-Glass combines architectural glass with customizable, large-scale LED digital media display capabilities, delivering architectural durability, nearly full transparency, and sophisticated media capability. Utilized in diverse applications from handrails to complete glass building facades, G-Glass delivers a paradigm shift in the Digital out of Home (“DOOH”) media market providing entirely new revenue models for vertical real estate. We believe we are the market leader in the delivery of fully transparent media façade capabilities with over 490 architectural installations worldwide.

We are a vertically integrated manufacturer controlling almost every aspect of product assembly and installation, including assembling the media glass laminates, manufacturing the aluminum frame, developing the electronics as well as delivering and installing the product. This enables us to provide an unparalleled level of quality and service to our customers, who include prestigious automotive brands, commercial retailers, hospitals, major sporting institutions, the music industry (as filming backdrops), film production companies, transportation hubs and telecommunications companies.

We are a global company with offices in South Korea, the United States, the United Kingdom, Japan and China (including the Hong Kong Special Administrative Region). In the six months ended June 30, 2023, and 2022, we generated $12,562,180 and $13,406,333 in revenue, respectively. In 2022 and 2021, we generated $20,191,935 and $9,415,119 in revenue, respectively.

We have more than 490 installations in nine countries around the world split across three operational regions as detailed in the table below.

Comparison of the six months ended June 30, 2023 and June 30, 2022

Geographic Market	Growth for the Six Months Ended June 30, 2023 vs 2022	Revenue for the Six Months Ended June 30, 2023 (in $ million)	% of Total Revenue for the Six Months Ended June 30, 2023	Revenue for the Six Months Ended June 30, 2022 (in $ million)	% of Total Revenue for the Six Months Ended June 30, 2022
APAC	110.6%	12.1	96.4%	5.7	42.9%
EMEA	(98.8)%	0.1	0.7%	7.7	57.1%
North America	0%	0.4	2.9%	0	0%

Total	(6.3)%	12.6	100%	13.4	100%

Comparison of the years ended December 31, 2022 and December 31, 2021

Geographic Market	Growth for 2022 vs 2021	Revenue for 2022 (in $ million)	% of Total Revenue for 2022	Revenue for 2021 (in $ million)	% of Total Revenue for 2021
APAC	26%	10.3	51%	8.2	87%
EMEA	2549%	6.7	33%	0.3	3%
North America	244%	3.2	16%	0.9	10%

Total	115%	20.2	100%	9.4	100%

Business Combination

On November 15, 2023, the Company consummated its Business Combination with GLAAM, JGGC and Exchange Sub. Pursuant to the Business Combination Agreement, (i) JGGC merged with and into the Company, with the Company surviving the Merger, (ii) immediately thereafter, the Company issued a number of Ordinary Shares equal to the Aggregate Share Swap Consideration (excluding Ordinary Shares reserved for issuance upon exercise of Converted Options) to Exchange Sub, and (iii) all GLAAM Shareholders transferred their respective GLAAM Common Shares to Exchange Sub in exchange for their respective portion of the Aggregate Share Swap Consideration in the Share Swap and, in exchange for the Aggregate Share Swap Consideration, Exchange Sub distributed all of the GLAAM Common Shares it received from GLAAM Shareholders to the Company. Upon consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement, GLAAM became a wholly owned subsidiary of the Company.

Key Factors Affecting Our Operating Results

Our operating and business performance is driven by various factors that affect commercial real estate developers and their markets, trends affecting the broader construction, DOOH media and architectural media glass industries, and trends affecting the specific markets and customer base that we target, including the following:

Ability to Win Projects

Our operating results are driven by our ability to win new projects to install G-Glass with new and existing customers. Our ability to win project bids is affected by:

•	The existence of local reference projects with installed products at a comparable scale in a potential customer’s market;

•	Our access to stakeholders at various levels within a new or existing customer’s organization, including high level decision makers;

•	Our trained sales personnel and their ability to properly explain GLAAM’s unique product value proposition;

•	G-Glass receiving and maintaining necessary certifications with respect to material, fire, electrical, and other construction requirements to comply with local building codes;

•	Our ability to generate qualified leads through an effective multi-channel marketing strategy;

•	Building and maintaining a successful reseller network;

•	Potential customers’ evaluations of our ability to successfully deliver and install G-Glass in accordance with their specifications; and

•	Our marketing and advertising expenses which have been, and our future marketing advertising expenses will be limited by capital constraints.

Competitive Pricing

Our operating results are directly tied to the sale price of our products and services. Our prices are affected by a variety of factors including prices charged by our competitors in the third-generation space, the efficacy of our products, our cost basis, changes in our product mix, the size of the project and our relationship with the relevant customer, as well as general market and economic conditions. We carefully monitor our target markets and set prices taking into account local market conditions. Our prices have remained relatively stable since 2019 at levels that we believe make our product competitive with alternative display offerings. Special pricing is available for scaled projects on a case-by-case basis. We also maintain separate reseller pricing to ensure that G-Glass provides an attractive sales proposition for our partners and sales channels.

Average Project Size and Average Revenue

In addition to the number of project bids we win, the size of our projects and the average revenue per project are key drivers of our revenue and overall operating results. Our ability to continue to grow revenue will depend on our ability to increase both the number of our projects and the average size per project. To do this we need to be continuously effective in marketing to increase the number of sales opportunities, and continue to install successful larger size implementations to serve as reference projects to encourage cautious prospective customers.

Ability to Develop New Applications

As part of our growth strategy, we plan to continue to innovate on product applications. Our continued success depends on our ability to develop and implement use cases for G-Glass at both large scales, such as SLAMs, and smaller scales, such as handrails. SLAMs entail lengthy sales cycles and are subject to a variety of uncertainties outside of our control. Although SLAMs are lucrative, and represent the most impressive implementation of G-Glass, we do not rely wholly upon these projects to drive revenue because of their extended sales cycles. A key component of our growth strategy and revenue generation is to develop and implement smaller projects using G-Glass that have shorter sales cycles, require reduced customer investment and allow us to showcase our technology. Current G-Glass applications include:

•

G-Tainers: Our G-Tainer product is a convergence of a shipping container and G-Glass Container-sized modular system that uses steel frames and G-glass panels to deliver compelling, media enabled, temporary structures for events and pop-up retail spaces. To date, G-Tainers have been utilized in numerous acclaimed outdoor events and exhibitions such as the 2018 Pyeongchang Winter Olympics in South Korea and the BoomTown EDM festival in the United Kingdom.

•

Handrails: Developed for both external and internal uses, our handrail products turn balustrades into media devices allowing them to deliver motion art, wayfinding information, and advertising. To date, our handrail installations include external bridge railings and shopping center balustrades.

•	Bus Shelters: We are offering solutions that integrate G-Glass into bus shelters that allow bus operators to deliver wayfinding information, motion art and advertising to passengers and those passing.

•

G-Wall: Our G-Wall product can be a free-standing or permanent installation. It is typically a smaller-scale implementation of G-Glass that has been used in promotional events, internal office partitions, retail displays and outdoor urban media features.

International Expansion

Although we have more than 490 installations in nine countries around the world, we believe that our geographical footprint is relatively small compared to what it could become. We expect that our international activities will continue to grow for the foreseeable future as we continue to pursue opportunities in existing and new international markets. Our operating results will be impacted by our ability to break into new markets in a cost-efficient manner and to use our initial projects in each new market as the launching pad for broader marketing efforts in that region. To date, the expenses and long lead times inherent in our efforts to pursue additional South Korean and international business opportunities have slowed, and are expected to continue to slow, the implementation of our expansion strategy, particularly in light of our ongoing capital constraints, and have limited, and are expected to continue to limit, the revenue that we receive as a result of our efforts to develop international business in the short term.

Inventory

The customizable nature of most of our projects makes it difficult for us to maintain usable stock of finished or semifinished products. As a result, our inventory consists mostly of raw materials that we can use across a variety of products regardless of customer or application. These raw materials include glass stocks, LEDs, aluminum extrusion, resins, adhesives, drivers, flexible printed circuit boards (“FPCB”) and spacer tape, among other items.

As our product portfolio develops and extends further into shorter sales cycle product lines, typically requiring less customization, we believe we will be able to hold an inventory of regularly requested, smaller-scale products. In addition, we may in the future hold an inventory of lower priced, standard size panels for certain smaller-scale architectural applications. Our handrails, G-Wall and G-Tainer products all have potential to be offered “off the shelf” and thus kept as inventory items.

Our ability to fulfill orders in a timely manner regardless of their size and broad customization needs is dependent on, amongst other things, the maintenance of a large enough reserve of raw materials in our inventory. This needs to be carefully controlled taking into account a variety of factors including expected order time, shelf life and production capacity.

Sales Commissions

We rely on a trained sales force to sell G-Glass. Sales commissions vary per operational region and are dependent on the type of compensation and incentive package agreed upon with our sales agents. Commissions can vary widely from a fully commission-based model to a mostly fixed salary model with a 1% to 15% commission based on either revenue or profit. Our implementation of commission structures best suited to each operational region is critical and requires local knowledge and good judgement. To empower local management to design appropriate commission structures, while retaining central oversight and preventing unnecessarily large commissions, we give local sales management discretion to implement an appropriate structure within the parameters of agreed human resource budgets and company policies.

Ability to Obtain Competitively Priced Raw Materials and Components

Although some of the raw materials we use to produce G-Glass are manufactured through proprietary processes, we source all of our raw materials from third-party providers. These providers include global suppliers with local distribution, global suppliers that ship internationally and local suppliers. We rely on these suppliers to deliver our raw materials on time, to specification and at acceptable prices. If our suppliers are unable or unwilling to continue to supply our raw materials at requested quality, quantity, performance and costs, or in a timely manner, our business and reputation could be seriously harmed. Our inability to procure raw materials from other suppliers at the desired quality, quantity, performance and cost might result in unforeseen manufacturing and operations problems. To mitigate these risks, we attempt to maintain more than one supplier of every type of raw material. Obtaining suitable raw materials and components to meet our operational requirements also requires us to have sufficient working capital to pay our suppliers for those inputs. Our ongoing capital constraints have impaired, and are expected to continue to impair, our ability to acquire suitable raw materials and components in sufficient quantities to meet our operational requirements, which we expect will delay our ability to meet our obligations under certain contracts, which will delay revenue.

As our operations scale, we expect that we will have an increasing ability to negotiate the pricing of raw materials and take advantage of significant volume discounts from many of our suppliers. It is our policy to obtain competing quotes from our suppliers of raw materials and regularly assess both suppliers and raw material costs in order to maintain low fixed costs at the highest quality for our products.

The Construction Industry’s Adoption of our G-Glass Technology

G-Glass is a unique architectural media product as it provides construction grade durability, media functionality and full transparency. With our product portfolio, installed base, range of certifications and ability to provide highly customized solutions at high volumes, we believe GLAAM is the clear market leader. As we complete more scaled projects and integrate more sophisticated applications and media into our G-Glass technology, we believe we will become the de facto industry standard. We believe that this will lead to widespread adoption of our technology within the construction, real estate, and property markets.

Regulations of DOOH Media, IT, Vertical Real Estate and Large Format Wallscape

We are subject to many complex, uncertain and overlapping laws, ordinances, rules and regulations concerning zoning, building design and fire, safety, hurricane, earthquake and flood regulations, construction and advertising in the various markets where we operate. These laws and regulations will likely be subject to evolving interpretations and applications, and it can often be difficult to predict how these might be applied to our business, particularly as we introduce new products and services and expand into new jurisdictions.

In addition, we will progressively be subject to laws and regulations relating to the collection, use, retention, security, and transfer of information, including the personally identifiable information of our clients and all of the users in the information chain. Our current product implementations do not have access to or collect personal information because we sell our products to be installed in buildings or other public areas that are owned and operated by our customers who in turn may use our products for one-directional, mass advertising. In the future, we may develop architectural applications that cause us or our customers to collect and store personal information. This will require us to evaluate and update our compliance models to ensure that we are complying with applicable restrictions.

Persistent COVID-19 Impacts

The outbreak of COVID-19 that grew into a global pandemic was first reported on December 31, 2019 in Wuhan, Hubei Province, China. From Wuhan, the disease spread rapidly to other parts of China as well as other countries, including South Korea and the United States. Beginning March 2020, the COVID-19 pandemic had a material impact on the global economy.

It had a material impact on our financial position and performance that we are still contending with including, but not limited to;

•	The cancellation or postponement of many construction projects leading to a fall in demand for G-Glass across all markets.

•	Impact on our industry partners resulting in them being unwilling or unable to invest in new technologies or work with us on new projects

•

Federal, state and local regulations imposed as a result of COVID 19 impacted our ability to operate as a business due to stay-at-home orders and other restrictions, including the suspension of operations at our manufacturing facility in Tianjin, China.

•	Inventory obsolescence caused by the fall in production leading to materials aging past their use-by dates; and

•

Disruption of global supply chains which led to issues with both obtaining materials and transporting our products. In particular, the supply chain disruptions caused delays in the procurement of certain key raw materials. For example, prior to the global production and logistical issues caused by the COVID-19 pandemic, an order of a custom IC chip would typically take approximately four months to be delivered, whereas it now takes approximately six months to be delivered. To compensate, we now maintain three times more inventory stock of custom IC chips than we did before to ensure optimal operation. However, because IC chips comprise less than 10% of our overall material cost, these delays have not had a significant impact on our results of operations or capital resources. In addition, the supply chain disruptions have also led to increases in the costs of certain raw materials. For example, the prices of cover glass and FTO glass increased approximately 5% and 1%, respectively, between the periods from January to December 2022 and January to November 2023, while those of drivers and IC chips did not change significantly during the period from January to November of 2023. Although the cost of certain raw materials have significantly increased since the global production and logistical issues caused by the COVID-19 pandemic, our aggregate blended raw material cost only increased by approximately 13.3% for the period from February 2021 through December 2022. In the wake of global production and logistics challenges stemming from the COVID-19 pandemic and semiconductor supply constraints, the costs of select raw materials have surged considerably since the start of the pandemic. Our aggregate raw materials costs increased 100% rise in 2022 as compared to the preceding year, primarily driven by the lingering impacts of the pandemic and semiconductor shortages and fueled by heightened production demands from large-scale projects abroad. However, in comparison with 2022, the cost of aggregate blended raw materials decreased approximately 47% during the period from January to November 2023. Factors contributing to this decreased include inventory sales of finished products for G-Tainer, a practice actively pursued before the onset of the COVID-19 pandemic, and delays in G-Glass product supplies, due to on-site conditions related to a large-scale project in South Korea. These circumstances collectively contributed to the decrease in the cost of aggregate blended raw materials for the year period from January to November 2023.

In addition, we observed a significant increase of approximately 32% in project revenue between June 2022 and June 2023. Simultaneously, the cost of goods sold increased approximately 21% in the same time period. Consequently, our gross margin per project surged by 45% between June 2022 and June 2023. This increase is primarily due to proactive sales-focused marketing initiatives undertaken by GLAAM. As a result of these efforts, the Company’s manufacturing costs in 2023 are outpacing those of 2022.

As a result of the aggregate impacts of the COVID-19 pandemic on our financial position and performance, we decided to reassess the significant accounting estimates and assumptions applied in the preparation of our consolidated financial statements. Accordingly, we decided to write off certain balances of other receivables of G-SMATT Tech. As of June 30, 2023, December 31, 2022 and 2021, we wrote off $0, $0 and $156,668, respectively.

As a result of reduced revenues related to the COVID-19 pandemic, beginning in November 2020, GLAAM was unable to pay outstanding principal and interest in the amount of ~~W~~12,748,749,522 due on a loan from the Korean Development Bank secured by GLAAM’s office building and South Korean manufacturing facility, the land thereunder and the manufacturing equipment inside of GLAAM’s South Korean manufacturing facility. On May 28, 2021, the Korean Development Bank reclassified the loan as non-performing and transferred the loan and its rights thereunder to an asset securitization firm, UAMCO., Ltd. (“UAMCO”). UAMCO executed on the lien over the collateral and initiated an auction process. On September 26, 2022, Powergen Co., Limited (“Powergen”), an IT consulting company that is majority-owned by Jeong-Kyu Lee, Mr. Ho-Joon Lee’s brother, purchased the collateral, GLAAM’s office building and South Korean manufacturing facility, the land thereunder and the manufacturing equipment inside of GLAAM’s South Korean manufacturing facility, at auction for an aggregate amount of ~~W~~7,800,000,000 from UAMCO. On December 21, 2022, GLAAM entered into an asset purchase and sale agreement with Powergen, pursuant to which GLAAM repurchased from Powergen GLAAM’s manufacturing equipment inside of its South Korean manufacturing facility for ~~W~~1,509,653,642 (the “Powergen Equipment Purchase Agreement”). On December 22, 2022, GLAAM entered into an asset purchase and sale agreement with Powergen Co, pursuant to which GLAAM repurchased from Powergen GLAAM’s office building and South Korean manufacturing facility, the land thereunder for ~~W~~6,618,317,849 (the “Powergen Manufacturing Facility and Land Purchase Agreement,” and, together with the Powergen Equipment Purchase Agreement, the “Powergen Purchase Agreements”). The transfer of GLAAM’s assets from Powergen to GLAAM pursuant to the Powergen Purchase Agreements was completed on December 29, 2022.

Also due to GLAAM’s reduced revenues related to the COVID-19 pandemic, the persistent effects of the difficulties faced by GLAAM during the COVID-19 pandemic and ongoing capital constraints, GLAAM has been unable to repay and is overdue on, certain related party and other loans. See “Certain Relationships and Related Party Transactions—Certain Relationships and Related Party Transactions of GLAAM—Related Party Financings.”

Brillshow, our minority owned subsidiary in China, has been closed since March 2020 in compliance with Chinese laws and regulations related to the COVID-19 pandemic. As a consequence, we did not recognize any material revenues or income, nor incur any material costs or liabilities, from Brillshow during the six months ended June 30, 2023 and 2022 or the years ended December 31, 2021 and 2022. See “Risk Factors—Risk Related to Our Industry and Company—Our business, results of operations and financial condition have been, and could continue to be, adversely affected by the COVID-19 pandemic.”

Foreign Exchange Gains and Losses

As an increasingly international company with a global customer base and primarily South Korean operations, we are exposed to fluctuations in foreign exchange rates.

While most of our revenue is generated in Korean Won, our operating revenues from our foreign operations during the six months ended June 30, 2023 and June 30, 2022 and the years ended December 31, 2022 and December 31, 2021, amounted to 3.4%, 0.6%, 17.4% and 11.0% of our total revenue, respectively, and foreign-currency denominated revenues accounted for 19.3%, 60.1%, 49.6% and 20.9% of our total operating revenue for the six months ended June 30, 2023 and June 30, 2022 and the years ended December 31, 2022 and December 31, 2021, respectively.

The majority of our operating costs are denominated in or indexed to Korean Won, constituting 83.6%, 95.6%, 86.2% and 82.6% of our total operating costs for the six months ended June 30, 2023 and 2022 and the years ended December 31, 2022 and 2021, respectively. Our key U.S. dollar-denominated operating costs relate to operations of our U.S. subsidiary and include facilities, manpower, marketing, plant and material costs.

Our reporting currency is the U.S. dollar (USD) and our functional currency is the Korean Won (KRW). As our international operations expand and our revenues grow, we will increasingly be subject to potential foreign exchange rate gains and losses. We intend to manage our foreign exchange risk exposure by a policy of matching, to the extent possible, receipts and local payments in each individual currency. To date, our foreign exchange risk exposure results primarily from the impact of changes in the Korean Won – U.S. dollar exchange rate on our Korean Won transactions. See “Risk Factors—Risk Related to Our Industry and Company—Our results of operations are subject to exchange rate fluctuations, which may affect our costs and revenues.”

Our Corporate Structure

The following table lists our associates or entities over which we have influence but do not possess control or joint control.

Associate	Jurisdiction of Formation	Percent Owned
Brillshow Limited	China	33.00%
G-SMATT Japan	Japan	40.16	%*
G-SMATT Hong Kong	Hong Kong	27.40	%*

(*)	Including the shares of G-Frame Co., Ltd. which is 100% owned by GLAAM.

Our corporate structure is comprised of the following consolidated subsidiaries that are either wholly owned or majority-owned.

Entity	Jurisdiction of Formation	Percent Owned
G-Frame Co., Ltd.	South Korea	100.00%
G-SMATT Europe**	United Kingdom	76.55%
G-SMATT America***	United States	54.63%*
G-SMATT Tech	China	100.00%

(*)	Including the shares of G-Frame Co., Ltd. which is 100% owned by GLAAM.
(**)

On November 30, 2022, G-SMATT Europe acquired 100% ownership of Inflectix Limited (“Inflectix”) as a wholly owned subsidiary for USD 301,654. Inflectix was incorporated on July 11, 2018, by Orhan Ertughrul, G-SMATT Europe’s chief executive officer. It is located in Gloucestershire, United Kingdom and provides high level technical expertise service in biotechnology investment consulting field. As of the date of this prospectus, Inflectix no longer has ongoing operations.

(***)

In 2022, certain minority shareholders of G-SMATT America Co., Ltd (an equity method associate located in CA, USA) sold all their shares, a total of 1,470,116 shares, to the Company. As a result, the Company’s ownership in G-SMATT America Co., Ltd. increased by 12.00% from 42.63% to 54.63% and became the major shareholder. G-SMATT America Co., Ltd. is subject to consolidation from the date of the majority ownership change in July 1, 2022.

The following diagram depicts the simplified organizational structure of the Company, its subsidiaries and associates:

(1)	Excludes G-Frame’s 11.4% Ownership
(2)	Excludes G-Frame’s 7.4% Ownership
(3)	Excludes G-Frame’s 16.6% Ownership

Components of Results of Operations

Revenues

GLAAM generates revenue primarily from the sale and installation of architectural media glass. Our product revenue is recognized when a customer obtains control over GLAAM’s products, which typically occurs upon delivery or completion of installation depending on the terms of the contracts with the customer. The point at which we recognize revenue can be highly variable and tends to be determined on a project-by-project basis. Factors affecting revenue recognition include: size of project; location of project; whether a third party is used for all or part of the installation;

commercial conditions surrounding the contract; length of time of install (revenue may be recognized at predetermined points during the project). Payment terms vary widely from project to project, but we typically expect an initial payment of 30% to 50% of the total project value upon signing, with the balance of payment due upon completion of the project.

Cost of Sales

Cost of sales includes cost of goods sold, commissions, administrative and marketing costs and installation, transportation, raw materials, installation, utility, maintenance, depreciation of machinery and labor costs related to manufacturing costs.

Selling and administrative expenses

Selling and administrative expenses consist primarily of bad debt expenses, commissions, salaries, amortization, ordinary research and development expenses, employee share compensation cost, taxes and dues, employee benefits, severance benefits, travel expenses, transportation, sundry allowances, rent, marketing, advertisement expenses and electricity.

Finance income

Finance income comprises interest income on funds invested (including debt instruments measured at Fair Value Through Other Comprehensive Income (“FVOCI”), gains on disposal of debt instruments measured at FVOCI, and changes in fair value of financial assets at Fair Value Through Profit or Loss (“FVTPL”). Interest income is recognized as it accrues in profit or loss, using the effective interest method.

We have no substantial finance income and do not manage any debt instruments.

Finance costs

GLAAM had a blended interest rate (all financial costs divided by total debt) of 3.93%, 0.46%, 4.9% and 6.4% for the six months ended June 30, 2023 and June 30, 2022 and the years ended December 31, 2022 and December 31, 2021, respectively. New debts were incurred due to the impact of the COVID-19 pandemic, however, this was partly offset by a large scale debt-to-equity conversion in 2021 and 2022.

Due to ongoing capital constraints, Captivision was unable to pay approximately $14.1 million of additional transaction expenses on the Closing Date. Effective as of November 15, 2023, a number of service providers to the Company, GLAAM and JGGC entered into Deferral Agreements to defer Deferred Amounts until a future date when sufficient funds may become available to pay such Deferred Amounts in cash. Each of the Deferral Agreements generally provide that (i) until repaid, the Deferred Amounts accrue interest at the rate of 12% per annum and (ii) (A) 50% of the Deferred Amount under such agreement, plus accrued interest, is to be paid 365 days after the Closing Date and (B) the remaining 50%, plus accrued interest, is to be paid 730 days after the Closing Date. As an alternative to cash payment, certain of the Deferral Agreements, including the JGGC SPAC Holdings Deferral Agreement, accounting for approximately $7.7 million of the transaction expenses, provide that the counterparties have the option to convert all of a portion their outstanding amount owed to them under their respective fee deferral agreements into Ordinary Shares at a share price equal to the average of the volume weighted average of a Captivision Ordinary Share for the 20 consecutive Trading Day period occurring prior to the applicable election date. The timing, frequency, and the price at which Captivision issues Ordinary Shares are subject to market prices and such counterparty’s decision to accept repayment for any such amount in equity.

Other income

Other income consists of miscellaneous income, loss from equity method investment and income from disposal of related companies.

Other expenses

Other expenses primarily consist of loss from disposal of investment in subsidiaries, other allowance for other receivables and prepayments, loss from inventory impairment, miscellaneous loss, loss from equity method investment and impairment loss from intangible assets.

Corporate income tax benefit

Corporate income tax benefit consists of corporate tax paid, changes in deferred tax due to temporary differences, corporate tax benefit directly reflected in capital and other (which primarily consists of our tax refund).

Results of Operations

Comparison of the six months ended June 30, 2023 and June 30, 2022

The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes included elsewhere in this prospectus. The following table sets forth our consolidated results of operations for the periods shown:

	For the Six Months Ended June 30,
	2023	2022
	(in U.S.$ unless otherwise indicated)
Consolidated Statement of Profit and Loss and Comprehensive Income:
Revenue	12,562,180	13,406,333
Cost of sales	6,327,732	6,878,593

Gross profit	6,234,448	6,527,740
Selling and administrative expenses	4,981,094	4,250,957
Operating profit	1,253,354	2,276,783
Finance income	193,076	432,315
Finance costs	885,210	229,374
Other income	18,851	147,464
Other expenses	107,739	847,413

Profit before tax	472,332	1,779,775
Corporate income tax expense(benefit)	20,081	(254,522)

Net profit for the year	452,251	2,034,297

Owners of the parent	920,543	2,091,513
Non-controlling interests	(468,292)	(57,216)
Other Comprehensive Loss	(462,328)	(34,802)
Items that may not be reclassified to profit or loss
Re-evaulation of defined benefit plan
Stock option
(negative) Changes in retained earnings due to equity method
Items that may be subsequently reclassified to profit or loss	(462,328)	(34,802)
Loss on valuation of other financial assets
Changes in equity from equity method
Exchange difference on translating foreign operations	(462,328)	(34,802)

Total Comprehensive Income(Loss)	(10,077)	1,999,495

Revenue

Our revenue decreased by 6.3% to $12,562,180 for the six months ended June 30, 2023, compared to $13,406,333 for the six months ended June 30, 2022, mainly due to the impact of foreign exchange rate movement. The average foreign exchange rate from USD to KRW increased by 5.1% from KRW 1,233 during the six months ended June 30, 2022, to KRW 1,296 during the six months ended June 30, 2023. Our revenue for both periods were relatively similar when compared in KRW. We had revenue of KRW 16,279,026,192 for the six months ended June 30, 2023, compared to KRW 16,536,396,525 for the six months ended June 30, 2022 (a decrease of 1.6%).

Cost of sales

Our cost of goods sold decreased by 8.0% to $6,327,732 for the six months ended June 30, 2023, compared to $6,878,593 for the six months ended June 30, 2022, mainly due to the weakening of KRW against USD as described above and a slight decrease in revenue for the six months ended June 30, 2023.

For the six months ended June 30, 2023, our cost of sales consisted primarily of labor cost of $1.00 million, outsourced cost of $0.38 million, cost of inventory movement of $3.54 million and others of $1.40 million.

For the six months ended June 30, 2022, our cost of sales consisted primarily of labor cost of $0.87 million, outsourced cost of $1.91 million, cost of inventory movement of $2.32 million and others of $1.78 million.

Gross profit

Gross profit decreased by 4.5% to $6,234,448 for the six months ended June 30, 2023 compared to $6,527,740 for the six months ended June 30, 2022, mainly due to the weakening of KRW against USD as described above. Gross profit for both periods were relatively similar when compared in KRW. We had gross profit of KRW 8,079,071,014 for the six months ended June 30, 2023 and KRW 8,051,814,062 for the six months ended June 30, 2022 (an increase of 0.3%).

Selling and administrative expenses -

Our selling and administrative expenses increased by 17.2% to $4,981,094 for the six months ended June 30, 2023, compared to $4,250,957 for the six months ended June 30, 2022. This increase was primarily caused by increases in amortization expense, commission and rent, by $372,444, $269,256, and $142,657, respectively, primarily caused by the consolidation of G-SMATT America for the six months ended June 30, 2023, but not for the six months ended June 30, 2022. On July 1, 2022, the Company’s ownership in G-SMATT America Co., Ltd increased by 12% from 42.63% to 54.63% and G-SMATT America has been subject to consolidation from the date of the majority ownership change in July 1, 2022.

For the six months ended June 30, 2023, our selling and administrative expenses consisted primarily of commission of $1,158,977, salaries of $1,141,405, amortization of $877,499, employee share compensation cost of $411,384, and depreciation of $147,364.

For the six months ended June 30, 2022, our selling and administrative expenses consisted primarily of salaries of $1,077,633, commission of $889,721, amortization of $505,055, ordinary research and development expenses of $166,635, depreciation of $219,667 and bad debt expense of $50,630.

Operating profit

Our operating profit decreased by 44.9% to $1,253,354 for the six months ended June 30, 2023, compared to operating profit of $2,276,783 for the six months ended June 30, 2022. The decrease was primarily caused by a significant increase in selling and administrative expense. Selling and administrative expense increased by $730,197 to $5.0 million for the six months ended June 30, 2023 from $4.3 million for the six months ended June 30, 2022. As a result, operating profit as a percentage of revenue decreased to 10% for the six months ended June 30, 2023 from 17% for the six months ended June 30, 2022.

Finance income

Our finance income decreased by 55.3% to $193,076 for the six months ended June 30, 2023, compared to $432,315 for the six months ended June 30, 2022, mainly because there was no recognition of gain from discharge of indebtedness for the six months ended June 30, 2023. During the six months ended June 30, 2022, there was a gain from discharge of indebtedness recognized from conversion of convertible bonds to equity which occurred in 2022. Additionally, there was a decrease by $31,991 and $69,825 in gain from foreign currency translation and gain from foreign exchange translation, respectively, due to the increase in average foreign exchange rate from KRW 1,233 in the six months ended June 30, 2022 to KRW 1,296 in the six months ended June 30, 2023.

For the six months ended June 30, 2023, our finance income consisted primarily of gain from foreign exchange translation of $156,232, gain foreign currency translation of $21,918, and interest income of $14,926.

For the six months ended June 30, 2022, our finance income consisted primarily of gain from foreign exchange translation of $226,057, gain from discharge of indebtedness of $91,879, interest income of $60,470 and gain from foreign currency translation of $53,909.

Finance costs

Our finance costs increased by 285.9% to $885,210 for the six months ended June 30, 2023, compared to $229,374 for the six months ended June 30, 2022, mainly due to a significant increase in interest expense of $745,406. The interest rate related to the borrowings was increased from 0.46% during the six months ended June 30, 2022 to 3.93% during the six months ended June 30, 2023.

For the six months ended June 30, 2023, our finance costs consisted primarily of interest expense of $839,956, loss from foreign exchange translation of $42,581, and loss from foreign currency translation of $2,673.

For the six months ended June 30, 2022, our finance costs consisted of interest expense of $94,550, loss from foreign exchange translation of $73,151 and loss from foreign currency translation of $61,673.

Other income

Our other income decreased by 87.2% to $18,851 for the six months ended June 30, 2023, compared to $147,464 for the six months ended June 30, 2022, mainly due the decrease in miscellaneous income by $134,244.

For the six months ended June 30, 2023, our other income consisted of $11,293 miscellaneous income resulting from the disposal of scrap materials, gain from equity method of $6,634, dividend income of $833 and income from disposal of tangible assets of $91.

For the six months ended June 30, 2022, other income consisted of miscellaneous income of $145,537 and dividend income of $1,927.

Other expenses

Our other expenses decreased significantly by 87.3% to $107,739 for the six months ended June 30, 2023, compared to $847,413 for the six months ended June 30, 2022, mainly due to the absence of any loss from equity method investment for the six months ended June 30, 2023 and a decrease in miscellaneous loss of $134,947.

For the six months ended June 30, 2023, other expenses consisted of $69,927 miscellaneous loss related to compensation for claims and donation of $37,812.

For the six months ended June 30, 2022, our other expenses consisted of loss from equity method investment of $594,865, miscellaneous loss of $240,874 resulting from the compensation for claims, and other allowance for other receivables and prepayments of $11,674.

Profit/ loss before tax

Our profit before tax decreased by 73.5% to $472,332 for the six months ended June 30, 2023, compared to profit before tax of $1,779,775 for the six months ended June 30, 2022, mainly due to decrease in gross profit by $293,292 and an increase in SG&A expenses by $730,137 as compared to the six months ended June 30, 2022. In addition, the net decrease of $284,014 from non-operating profit and loss also contributed to the decrease in profit before tax.

Corporate income tax expense (benefit)

Our corporate income tax expense (benefit) increased by 1,267.5% to $20,081 for the six months ended June 30, 2023, compared to $(254,522) for the six months ended June 30, 2022, mainly due to a decrease in corporate tax benefit by $251,487 and an increase in changes in deferred tax assets due to temporary differences of $23,116.

For the six months ended June 30, 2023, our corporate income tax expense consisted of changes in deferred tax assets due to temporary differences of $23,116 and corporate tax benefit of $(3,035).

For the six months ended June 30, 2022, our corporate income tax benefit consisted primarily of corporate tax benefit of $(254,222).

Net profit/ loss for the year

Our net profit decreased by 77.8% to $452,251 for the six months ended June 30, 2023, compared to $2,034,297 for the six months ended June 30, 2022, mainly due to the decrease in operating profit by $1,023,429 and the increase in non-operating loss by $284,014. Furthermore, reaching profitability causes us to incur a corporate tax expense, resulting in a corresponding increase in corporate taxes of $274,603. This tax expense reduced net profit $274,603.

Comparison of years ended December 31, 2022 and December 31, 2021

The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes included elsewhere in this prospectus. The following table sets forth our consolidated results of operations for the periods shown:

	For the Year Ended December 31,
	2022	2021
	(in U.S.$ unless otherwise indicated)
Consolidated Statement of Profit and Loss and Comprehensive Income:
Revenue	20,191,935	9,415,119
Cost of sales	13,910,570	10,535,322

Gross profit/(loss)	6,281,365	(1,120,203)
Selling and administrative expenses	8,827,619	26,363,795

	For the Year Ended December 31,
	2022	2021
	(in U.S.$ unless otherwise indicated)
Operating loss	(2,546,254)	(27,483,998)
Finance income	4,233,034	4,116,259
Finance costs	1,120,831	1,996,436
Other income	5,199,803	589,255
Other expenses	15,169,616	39,211,769

Loss before tax	(9,403,864)	(63,986,689)
Corporate income tax benefit	(1,511,696)	(3,599,507)

Net loss for the year	(7,892,168)	(60,387,182)

Owners of the parent	(5,892,144)	(60,114,590)
Non-controlling interests	(2,000,024)	(272,592)
Other Comprehensive Income	594,288	3,356,068
Items that may not be reclassified to profit or loss	325,344	135,471
Re-evaulation of defined benefit plan	(362,544)	—
Stock option	687,888	277,638
(negative) Changes in retained earnings due to equity method		(142,167)
Items that may be subsequently reclassified to profit or loss	268,944	3,220,597
Loss on valuation of other financial assets		(7,946)
Changes in equity from equity method	(360,339)	1,901,262
Exchange difference on translating foreign operations	629,283	1,327,281

Total Comprehensive Loss	(7,297,880)	(57,031,114)

Revenue

Our revenue increased by 114.4% to $20,191,935 for the year ended December 31, 2022, compared to $9,415,119 for the year ended December 31, 2021, mainly due to increased new sales in Qatar by $6,493,332 and the impact of G-SMATT America sales of $3,271,530 recognized by GLAAM on a consolidated basis because, following the acquisition of additional shares of G-SMATT America in July 2022, GLAAM is the majority owner of G-SMATT America.

Cost of sales

Our cost of goods sold increased by 32.0% to $13,910,570 for the year ended December 31, 2022, compared to $10,535,322 for the year ended December 31, 2021, mainly due to increased cost of inventory movement of $4.08 million which is driven by increased new sales from Qatar and G-SMATT America, including the impact of G-SMATT America becoming a consolidated subsidiary.

For the year ended December 31, 2022, our cost of sales consisted primarily of labor cost of $1.77 million, outsourced cost of $3.28 million, cost of inventory movement of $6.48 million and others of $2.39 million.

For the year ended December 31, 2021, our cost of sales consisted primarily of labor cost of $1.64 million, outsourced cost of $2.70 million, cost of inventory movement of $2.40 million and others of $3.79 million.

Gross profit/(loss)

Gross profit/(loss) increased by 660.3% to $6,281,365 for the year ended December 31, 2022 compared to $(1,120,203) for the year ended December 31, 2021, mainly due to increased new sales in Qatar by $6,493,332 and G-SMATT America sales by $3,271,530, including the impact of G-SMATT America becoming a consolidated subsidiary, as well as the continued recovery from the effects of COVID-19. According to management, fixed cost for the covered periods was $4.0~$4.3 million and variable cost was approximately 50.0%~55.0% of gross sales. Gross profit was negative for the year ended December 31, 2021, as sales were negatively impacted by COVID-19. For the year ended December 31, 2022, gross profit became positive due to revenue growth that exceeded the growth in costs of goods sold.

Selling and administrative expenses

Our selling and administrative expenses decreased by 66.5% to $8,827,619 for the year ended December 31, 2022, compared to $26,363,795 for the year ended December 31, 2021. This decrease was primarily caused by the $15,540,242 reduction in bad debt expense as compared to 2021 which resulted due to additional provision that was recognized for overdue balance of accounts receivable that were identified and written off in connection with the preparation of 2021 financial statements in accordance with PCAOB standards.

For the year ended December 31, 2022, our selling and administrative expenses consisted primarily of salaries of $2,124,171, commission of $1,842,175, employee share compensation cost of $687,888, depreciation of $411,596, and amortization of $1,412,799.

For the year ended December 31, 2021, our selling and administrative expenses consisted primarily of bad debt expense of $15,586,247, commission of $3,706,658, salaries of $2,712,236, amortization of $1,046,403, ordinary research and development expenses of $927,206 and depreciation of $479,139. Selling and administrative expenses were higher than management believes is usual for the year ended December 31, 2021 due to the significant one-time bad debt expenses of $13,260,125 related to uncertain accounts receivable and bad inventory caused by reduced construction activity due to the COVID-19 pandemic.

Operating loss

Our operating loss decreased by 90.5% to $(2,546,254) for the year ended December 31, 2022, compared to operating loss of $(27,483,998) for the year ended December 31, 2021. The decrease was primarily caused by the turnaround in gross profit achieved for the year ended December 31, 2022, from increased new sales in Qatar by $6,493,332 and G-SMATT America sales by $3,271,530, including the impact of G-SMATT America becoming a consolidated subsidiary, the continued recovery from the effects of COVID-19, as well as the $15,540,242 (99.7%) reduction in bad debt expense as compared to 2021.

Finance income

Our finance income increased by 2.8% to $4,233,034 for the year ended December 31, 2022, compared to $4,116,259 for the year ended December 31, 2021, mainly due to an increase in the gain from discharge of indebtedness.

For the year ended December 31, 2022, our finance income consisted primarily of gain from discharge of indebtedness of $4,079,520, gain from foreign exchange translation of $74,596, and interest income of $39,966.

For the year ended December 31, 2021, our finance income consisted primarily of gain from discharge of indebtedness of $3,694,237, interest income of $202,432, gain from foreign exchange translation of $110,252, gain from disposal of non-current financial assets of $75,821 and gain from foreign currency translation of $33,517.

Finance costs

Our finance costs decreased by 43.8% to $1,120,831 for the year ended December 31, 2022, compared to $1,996,436 for the year ended December 31, 2021, mainly due to a 51.0% decrease in interest expense from $1,876,001 for the year ended December 31, 2021 to $919,446 for the year ended December 31, 2022. Our average indebtedness in the year ended December 31, 2022 was $18.6 million with a blended interest rate of 4.9%. Our average indebtedness in the year ended December 31, 2021 was $29.2 million with a blended interest level of 6.4%.

For the year ended December 31, 2022, our finance costs consisted primarily of interest expense of $919,446, loss from foreign exchange translation of $133,181, and loss from foreign currency translation of $68,204.

For the year ended December 31, 2021, our finance costs consisted of interest expense of $1,876,001, loss from foreign exchange translation of $78,570 and loss from foreign currency translation of $41,865.

Other income

Our other income increased by 782.4% to $5,199,803 for the year ended December 31, 2022, compared to $589,255 for the year ended December 31, 2021, mainly due to $5,144,961 miscellaneous income from recognition of gain from goods returned from previous year’s sales.

For the year ended December 31, 2022, our other income consisted of miscellaneous (including recognition of gain from goods returned from previous year’s sales) of $5,197,964 and dividend income of $1,839.

For the year ended December 31, 2021, other income consisted of miscellaneous income of $753,200, income from disposal of tangible assets of $7,202 and loss from equity method investment of $(171,147).

Other expenses

Our other expenses decreased significantly by 61.3% to $15,169,616 for the year ended December 31, 2022, compared to $39,211,769 for the year ended December 31, 2021, mainly due to a decrease in loss from disposal of investment in subsidiaries, and other allowance for other receivables and prepayments.

For the year ended December 31, 2022, other expenses consisted of loss from inventory impairment of $5,645,992, impairment loss from intangible assets of $3,902,589, and loss from disposal of tangible assets of $3,246,343.

For the year ended December 31, 2021, our other expenses consisted of loss from disposal of investment in subsidiaries of $13,318,419, other allowance for other receivables and prepayments of $10,127,381, loss from inventory impairment of $8,415,311, miscellaneous loss of $5,267,980 (related to loss due to joint guarantees provided for subsidiaries), loss from equity method investment of $1,518,115 and impairment loss from intangible assets of $564,563.

Loss before tax

Our loss before tax decreased by 85.3% to $(9,403,864) for the year ended December 31, 2022, compared to loss before tax of $(63,986,689) for the year ended December 31, 2021, mainly due to decreased operating loss by $24,937,744, resulting from increase in gross profit by $7,401,568 and decrease in SG&A expense by $17,536,176 as compared to the year ended December 31, 2021. In addition the net increase of $29,645,081 from non-operating income and expenses also contributed to the decrease in loss before tax.

Corporate income tax expense (benefit)

Our corporate income tax expense (benefit) decreased by 58.0% to $(1,511,696) for the year ended December 31, 2022, compared to $(3,599,507) for the year ended December 31, 2021, mainly due to the Company’s and G-SMATT Europe’s aggregate income tax refunds.

For the year ended December 31, 2022, our corporate income tax benefit consisted of changes in deferred tax assets due to temporary differences of $(1,031,269), other expenses (including the Company’s and G-SMATT Europe’s aggregate income tax refunds) of $(651,645), and corporate tax expense directly reflected in capital of $171,218.

For the year ended December 31, 2021, our corporate income tax expense (benefit) consisted primarily of other expenses (including the Company’s income tax refund) of $(2,188,690), changes in deferred tax due to temporary differences of $(1,356,048), corporate tax expense directly reflected in capital of $(81,867) and corporate tax paid of $27,098.

Net loss for the year

Our net loss decreased by 86.9% to $(7,892,168) for the year ended December 31, 2022, compared to $(60,387,182) for the year ended December 31, 2021, mainly due to the achievement in gross profit turnaround and decrease in operating loss and non-operating loss by $24,937,744 and $29,645,081, respectively, contributed to an overall decrease in net loss for the year ended December 31, 2022.

Liquidity and Capital Resources

Since our inception, we have financed our operations primarily with operating cash flow, equity, debt, and mezzanine financing.

On a consolidated basis, GLAAM incurred an operating profit of $1,253,354 and a net loss of $(10,077) for the six months ended June 30, 2023. As of June 30, 2023, GLAAM’s current liabilities exceeded its current assets by $13,621,220 and GLAAM had a retained deficit of $(61,429,967). Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations over the short, medium and long term. Cash and cash equivalents consist of cash in banks, bank deposits, and money market funds. As of June 30, 2023 and 2022, we had cash and cash equivalents of approximately $73,625 and $170,725, respectively. During the six months ended June 30, 2023 the main source of cash was borrowings from financing activities, which generated $6,701,451.

We believe our operating cash flow, short term financing capabilities, and our existing cash and cash equivalents will not be sufficient to fund our operations for at least 12 months from the date of this prospectus. To continue operations, Captivision and/or GLAAM will need to raise capital through equity, debt or mezzanine financing. Securing additional financing could require a substantial amount of time and attention from management and may divert a disproportionate amount of its attention away from our business activities, which may adversely affect our ability to conduct day to day operations. In addition, neither Captivision, nor GLAAM, can guarantee that future financing will be available in sufficient amounts or on terms acceptable, if at all. GLAAM has faced, and continues to face, significant ongoing capital constraints in 2023 which have prevented it from implementing more aggressive sales efforts resulting in decreased pipeline growth and reduced conversion of existing pipeline into revenue. Further, circumstances may cause GLAAM to consume capital significantly faster than we currently anticipate, and it may need to spend more money than currently expected because of circumstances beyond its control. Moreover, GLAAM and its industry partners may experience delays in the production of commercial quantities of products, in a manner that is cost-effective and at suitable quality levels, which would postpone GLAAM’s, and therefore Captivision’s, ability to generate revenue associated with the sale of such products. To raise additional funds to fund our operations and pay our obligations as they come due over the next 12 months, and for the implementation of our expansion strategy, the Company may sell additional equity, or convertible debt securities, which would result in the issuance of additional shares of Captivision’s capital stock and dilution to Captivision’s shareholders. Alternatively, Captivision may incur non-convertible debt or issue other non-convertible debt securities. The incurrence of indebtedness would result in increased fixed payment obligations and could also result in certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we continue to be unable to raise additional capital in sufficient amounts or on terms acceptable to us, we will be prevented from pursuing discovery, development and commercialization efforts and our ability to generate revenues and achieve or sustain profitability will be substantially harmed. Ultimately, if we are unable to raise additional capital in sufficient amounts we will be forced to liquidate.

In the year ended December 31, 2021, due to the COVID-19 pandemic, our sales declined significantly to $9,415,119 and our cash flows from operations were severely adversely affected. In addition, the ongoing effects of the COVID-19 pandemic disrupted our supply chain for certain components during 2022, which resulted in increased prices for significant commodities, such as glass, semiconductors and aluminum as well as increased shipping and warehousing costs. As a result, we had to finance most of our capital requirements over such periods through short-term debt. During this time, our indebtedness increased significantly to $54 million in December 31, 2020, and peaked at $57 million in November 2021. Over this time period, our debt-to-equity ratio increased from 348% to (459)% . As GLAAM’s aggregate indebtedness and debt-to-equity ratio increased, and uncertainty of the impacts of the COVID-19 pandemic persisted, it became more difficult for GLAAM to secure additional financing. To improve GLAAM’s balance sheet, GLAAM negotiated for the conversion of an aggregate of $28.5 million of debt to be converted into an aggregate of 6,777,593 GLAAM Common Shares, which resulted in significant balance sheet improvement and a reduction of GLAAM’s debt-to-equity ratio to (238)% as of December 31, 2021.

Although global economic conditions remained difficult in the year ended December 31, 2022, revenues remained relatively stable. In addition, GLAAM was successful in converting an additional $19.6 million of debt into an aggregate of 4,947,447 GLAAM Common Shares. As a result, GLAAM’s debt-to-equity ratio was reduced to 685% as of December 31, 2022.

As a result of reduced revenues related to the COVID-19 pandemic, beginning in November 2020, GLAAM was unable to pay outstanding principal and interest in the amount of ~~W~~12,748,749,522 due on a loan from the Korean Development Bank secured by GLAAM’s office building and South Korean manufacturing facility, the land thereunder and the manufacturing equipment inside of GLAAM’s South Korean manufacturing facility. On May 28, 2021, the Korean Development Bank reclassified the loan as non-performing and transferred the loan and its rights thereunder to an asset securitization firm, UAMCO. UAMCO executed on the lien over the collateral and initiated an auction process. On September 26, 2022, Powergen, an IT consulting company that is majority-owned by Jeong-Kyu Lee, Mr. Ho-Joon Lee’s brother, purchased the collateral, GLAAM’s office building and South Korean manufacturing facility, the land thereunder and the manufacturing equipment inside of GLAAM’s South Korean manufacturing facility, at auction for an aggregate amount of ~~W~~7,800,000,000 from UAMCO. On December 21, 2022, GLAAM entered into the Powergen Equipment Purchase Agreement, an asset purchase and sale agreement with Powergen, pursuant to which GLAAM repurchased from Powergen GLAAM’s manufacturing equipment inside of its South Korean manufacturing facility for ~~W~~1,509,653,642. On December 22, 2022, GLAAM entered into the Powergen Manufacturing Facility and Land Purchase Agreement, an asset purchase and sale agreement with Powergen Co, pursuant to which GLAAM repurchased from Powergen GLAAM’s office building and South Korean manufacturing facility, the land thereunder for ~~W~~6,618,317,849. The transfer of GLAAM’s assets from Powergen to GLAAM pursuant to the Powergen Purchase Agreements was completed on December 29, 2022.

Also due to GLAAM’s reduced revenues related to the COVID-19 pandemic, the persistent effects of the difficulties faced by GLAAM during the COVID-19 pandemic and ongoing capital constraints, GLAAM has been unable to repay and is overdue on, certain related party and other loans. See “Certain Relationships and Related Party Transactions—Certain Relationships and Related Party Transactions of GLAAM—Related Party Financings.”

Subsequent to December 31, 2022, GLAAM and Houng Ki Kim, GLAAM’s co-founder, entered into a credit agreement dated January 2, 2023, that provides for a revolving line of credit to GLAAM in an amount of KRW2,000,000,000, with interest accruing at an annual rate of 5% and with a maturity date of December 31, 2023. As of June 30, 2023, an aggregate of KRW875,469,112 was outstanding under the credit agreement.

On March 23, 2023, GLAAM issued the CB to Charm Savings Bank in an aggregate principal amount of KRW2.5 billion, with interest accruing at an annual rate of 10% and maturing on March 23, 2024. The CB is partially guaranteed by GLAAM stock held by Bio X, a related party of GLAAM. On August 21, 2023, Charm Savings Bank transferred the CB to Blooming Innovation Co. Ltd. On August 21, 2023, Blooming Innovation Co. Ltd. and GLAAM amended the CB to provide that, following the Business Combination, the CB is convertible into 217,614 Ordinary Shares. The Company is engaged in negotiations to extend the maturity date of its debt to December 31, 2024, and to allow the conversion of this debt into equity at its discretion.

On April 27, 2023, the Company entered into a loan agreement with Kyung Sook Kim for an aggregate principal amount of KRW1,500,000,000, with interest accruing at the rate of 3% per month and maturing on October 26, 2023. On May 26, 2023, a payment of KRW 250,000,000 was made. Subsequently, on May 30, 2023, an additional repayment of KRW 50,000,000 took place, leaving a remaining balance of KRW 1,200,000,000 as of the date of this prospectus. On December 4, 2023, the Company entered into an extension agreement, pursuant to which the maturity date was extended to December 29, 2023. The Company is engaged in negotiations with Kyung Sook Kim to extend the debt’s maturity date to December 31, 2024. Furthermore, discussions are ongoing with the lender regarding the conversion of debt into equity, with a significant probability that KRW 1,200,000,000 of the debt will be converted into equity shares.

The Company is presently engaged in negotiations for debt-to-equity conversions with I-MEAN Partners, Mirae Assets, and Jae-Young Kim. The conversions are for outstanding debts valued at KRW 451,000,000, KRW 200,000,000, and KRW 127,792,434, respectively.

On May 9, 2023, the Company entered into a loan agreement with Nam In Kim for an aggregate principal amount of KRW500,000,000, with interest accruing at an annual rate of 15% and maturing on June 23, 2023. The loan is secured by 170,000 GLAAM Common Shares held by Bio X. On December 4, 2023, the Company entered into an extension agreement, pursuant to which the maturity date was extended to December 29, 2023. The Company is engaged in negotiations pursuant to which the Company would repay KRW 200,000,000 of the debt on February 23, 2024, and Nam In Kim would extend the term of the remaining debt of KRW 300,000,000 until December 31, 2024.

On May 17, 2023, the Company entered into a loan agreement with Yongwoo Kim for an aggregate principal amount of KRW 300,000,000, with interest accruing at an annual rate of 5% per annum. The Company is engaged in negotiations with Yongwoo Kim, pursuant to which the Company would repay KRW 100,000,000 of the debt on February 23, 2024, and the lender would extend the remaining debt of KRW 200,000,000 until December 31, 2024. This loan remains outstanding as of the date of this prospectus.

On June 21, 2023, the Company entered into a loan agreement with Seong Ik Han for an aggregate principal amount of KRW300,000,000, with interest accruing at the rate of 1% per month and maturing on July 21, 2023. The loan is secured by 900,000 GLAAM Common Shares held by Bio X. On December 4, 2023, the Company entered into an extension agreement, pursuant to which the maturity date was extended to December 29, 2023. This loan remains outstanding as of the date of this prospectus. The newly extended maturity date has been set for February 29, 2024.

On September 1, 2023, the Company entered into a loan agreement with Yu Ha Asset Co., Ltd. for an aggregate principal amount of KRW 1,000,000,000, with interest accruing at an annual rate of 12% and maturing on November 20, 2023. On December 4, 2023, the Company entered into an extension agreement, pursuant to which the maturity date was extended to December 29, 2023. The Company is engaged in negotiations with Yu

Ha Asset pursuant to which the Company would repay KRW 500,000,000 of the debt on February 23, 2024, and the lender would extend the maturity date of the remaining debt until December 31, 2024. This loan remains outstanding as of the date of this prospectus.

GLAAM entered into two equity conversion agreements, dated August 1, 2023 that took effect on August 16, 2023, pursuant to which GLAAM agreed to convert an aggregate of KRW 3,290,288,000 of outstanding debt and trade payables into GLAAM Common Shares (the “Debt to Equity Conversion”). Following the conversion, the number of GLAAM Common Shares increased by 357,640 shares.

On November 28, 2023, GLAAM entered into a loan agreement with KEB Hana Bank (“KEB”) for an aggregate principal amount of approximately $4.2 million, with interest accruing at a floating rate equal to the 3-month CD rate (currently 3.84%) plus 2.08% (equating to a current total interest rate of 5.92% per annum) and a maturity date of November 28, 2026. This facility loan is secured by land and buildings owned by GLAAM.

Also on November 28, 2023, GLAAM entered into a separate loan agreement with KEB for an aggregate principal amount of approximately $1.1 million, with interest accruing at a floating rate equal to the 3 month CD rate (currently 3.84%) plus 1.76% (equating to a current total interest rate of 5.60% per annum) and a maturity date of November 28, 2024.

GLAAM used the proceeds to pay off the outstanding amount of principal loans of approximately $4.2 million and approximately $0.9 million obtained from Saemaeul Savings Bank (“Saemaeul”) and Kookmin Bank (“Kookmin”), respectively. Additionally, GLAAM repaid the accrued interest amounts and early payment fees to Saemaeul and Kookmin in the amount of approximately $72 thousand and approximately $4 thousand, respectively.

GLAAM is party to a certain loan agreement entered into with SBI Savings Bank (“SBI”) with a current outstanding principal amount of approximately $0.7 million, accruing interest at a rate of 7.1% per year. The SBI loan was originally scheduled to mature on December 5, 2023. However, on December 4, 2023, GLAAM and SBI entered into an extension agreement, pursuant to which GLAAM repaid $38 thousand of outstanding principal and the maturity date was extended by one year to December 5, 2024.

As part of the Company’s post-closing review of the business combination, it determined that certain of GLAAM’s short-term borrowing loan agreements covering balances of approximately $10.2 million were in default subsequent to June 30, 2023. GLAAM is currently in the process of negotiating loan modifications with the various lenders, including discussions relating to extensions of the respective maturities for the loans.

On December 4, 2023, GLAAM entered into an extension agreement with eight individual lenders and Yu Ha Asset, pursuant to which the maturity date was extended until December 29, 2023. The aggregate principal amount of these extended loans was approximately $3.1 million and $0.8 million, respectively. The Company is currently engaged in negotiations with three individual lenders with $1.5 million in order to extend the maturity date until December 31, 2024, and the remaining six individual lenders with $1.6 million in order to extend the maturity date until February 29, 2024. The Company is engaged in negotiations with Yu Ha Asset pursuant to which the Company would repay $0.4 million of the debt on February 23, 2024, and the lender would extend the maturity date of the remaining debt of $0.4 million until December 31, 2024.

On December 6, 2023 GLAAM obtained written consent from Whale Investment and Samsung Securities to extend the maturity of the loans provided. The maturity date for the loan from Whale Investment of approximately $3.5 million was extended to June 28, 2024. The maturity date for the loan from Samsung Securities of approximately $0.6 million was extended to June 28, 2024, and the interest rate was modified from 6% to 8% per annum. On the same date, GLAAM entered into an extension agreement with Ulmus with respect to the $0.2 million loan, extending the maturity date to June 28, 2024, and modifying the interest rate from 6% to 8% per annum. GLAAM is engaged in negotiations to obtain a written consent from Whale Investment, Samsung Securities, and Ulmus to extend the maturity date of its debt to December 31, 2024, and to allow the conversion of this debt into equity at its discretion.

In addition, GLAAM currently has an outstanding secured loan payable to UD 9th Securitization Specialty Co., Ltd., in an amount of approximately $1.7 million, accruing interest at a rate of 7.4% per annum. The loan matured on June 20, 2023 and an extension request has been denied. The creditor has verbally informed GLAAM of its intent to exercise its legal remedies against the collateral (the G-Frame manufacturing facility), but has not yet taken any enforcement action. On January 30, 2024, GLAAM obtained a written consent from the UD 9th not to initiate the auction proceedings for the mortgaged properties until February 29, 2024.

On January 5, 2024, GLAAM executed a loan agreement with Four Season SPA, securing a principal amount of KRW 50,000,000. This loan carries a monthly interest rate of 10% and is set to repay by the end of February 2024.

On January 31, 2024, GLAAM entered into a new loan agreement with BioX for an aggregate principal amount of KRW 400,000,000, with interest accruing at 5% per annum and a maturity date of March 31, 2024.

Finally, the Company determined that approximately $7.3 million in GLAAM current liabilities are past due as of the date of this communication. The balances include approximately $6.5 million in liabilities related to operations and approximately $0.9 million in liabilities related to payroll expenses.

The Company continues to evaluate all of its options, which could include refinancing or restructuring of its debt, selling assets, and/or seeking to raise additional capital through alternative financings or other sources of private capital.

We expect our liquidity condition to continue to remain insufficient to fund our operations and satisfy our obligations in the year ended December 31, 2023. We are in discussions with multiple financing sources to attempt to secure financing. There are no assurances that we will be able to obtain financing on acceptable terms, or at all, to provide the necessary funding to continue our operations and satisfy our obligations. As further described below, the potential failure of our warrant holders to exercise their warrants and the substantial percentage of Ordinary Shares held by Selling Securityholders may make finding additional funding more difficult. Without such additional funding, we will not be able to continue operations.

If we were not able to continue as a going concern, or if there were continued doubt about our ability to do so, additional financing may not be available to us. See “Risk Factors—Risks Related to Our Industry and Company— The Company will require substantial additional financing to fund its operations and complete the development and commercialization of the process technologies that produce each of its products or new aspects of its existing process technologies that produce each of its products, and the Company may not be able to obtain such financing on favorable terms, or at all.”

Until we can generate a sufficient amount of revenue from our sales, if ever, we expect to finance our operating activities through our operations and future financing activities, including a combination of equity offerings, debt financings, collaborations, strategic partnerships and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, shareholders’ ownership interests will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of such holders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise funds through collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, intellectual property, future revenue streams or product candidates. If we are unable to raise additional funds through financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves. See “Risk Factors—Risks Related to Our Industry and Company— The Company will require substantial additional financing to fund its operations and complete the development and commercialization of the process technologies that produce each of its products or new aspects of its existing process technologies that produce each of its products, and the Company may not be able to obtain such financing on favorable terms, or at all.”

Our Warrants are exercisable at a price per share of $11.50, and our Converted Options are exercisable at a price per share of $4.84. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Ordinary Shares. If the market price for our Ordinary Shares is less than $11.50 per share, we believe the holders of Warrants will be very unlikely to exercise their Warrants. If the market price for our Ordinary Shares is less than $4.84 per share, we believe the holders of the Converted Options will be very unlikely to exercise their Converted Options. On February 9, 2024, the last reported sales price of our Ordinary Shares was $7.65 per share and the last reported sales price of our Public Warrants was $0.12 per Public Warrant. Therefore, any cash proceeds that we may receive in relation to the exercise of such securities is dependent on the trading price of our Ordinary Shares above the $11.50 exercise price of the Warrants. There is no guarantee that our Warrants will be in the money prior to their expiration and, as such, our Warrants may expire worthless. Our current operating plans do not assume the exercise of any of the Warrants for cash and we do not believe that the exercise of Warrants and the amount of cash proceeds, if any, from such exercise, will have a material impact on our liquidity or cash condition. See “Risk Factors—Risks Relating to Operating as a Public Company—The Warrants and the Converted Options may never be in the money, and may expire worthless.”

The Shares being offered for resale pursuant to this prospectus by the Selling Securityholders would represent approximately 54.2% of the Ordinary Shares outstanding as of February 9, 2024. Jaguar Global Growth Partners I, LLC is a beneficial owner of 47.6% of our outstanding shares. The Selling Securityholders, including Jaguar Global Growth Partners I, LLC, will be able to sell all of their Ordinary Shares at any time when the registration of which this prospectus forms a part is effective and available for use, subject to the expiration of applicable “lock-up” periods.

The sale of our Ordinary Shares in the public market or otherwise, including sales pursuant to this prospectus, or the perception that such sales could occur, could harm the prevailing market price of our Ordinary Shares. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that it deems appropriate or otherwise raise additional capital. Resales of our Ordinary Shares may cause the market price of our securities to drop significantly, even if our business is doing well. See “Risk Factors—Risks Relating to Operating as a Public Company—Future resales of a substantial number of Ordinary Shares in the public market, or the perception that such sales could occur, could cause the price of Ordinary Shares to decline.”

Our ability to raise additional capital through the sale of equity or convertible debt securities could be significantly impacted by the resale of our Ordinary Shares by Selling Securityholders pursuant to this prospectus, which could result in a significant decline in the trading price of our Ordinary Shares and potentially hinder our ability to raise capital at terms that are acceptable to us or at all. In addition, debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, or substantially reduce our operations. However, we do not presently anticipate the need to raise additional debt or equity financing to fund our current operations.

Sources of Liquidity

Revenue

GLAAM incurred net cash outflows from operations of $(6,350,979) for the six months ended June 30, 2023. GLAAM generated net cash inflow from operations of $1,715,676 for the six months ended June 30, 2022. GLAAM expects $(10,248,693) in net cash outflow from operations for the year ended December 31, 2023.

Equity

GLAAM received $810,557 from the issuance of stock during the six months ended June 30, 2023. GLAAM received $1,003,554 from the issuance of stocks during the six months ended June 30, 2022.

As of November 14, 2023 JGGC had approximately $2,994,577 million in cash held in the Trust Account, net of transaction expenses and other expenses at Closing, that was made available to GLAAM in connection with the consummation of the Business Combination.

Debt

GLAAM received $15,032,478 as proceeds from short-term borrowings and $185,372 as proceeds from long-term borrowings during the six months ended June 30, 2023. GLAAM received $6,015,395 as proceeds from short-term borrowings and $216,070 as proceeds from long-term borrowings during the six months ended June 30, 2023.

During the six months ended June 30, 2023, an aggregate of $3,287,297 of debt was converted into an aggregate of 823,213 GLAAM Common Shares.

During the six months ended June 30, 2022, an aggregate of $13,739,461 of debt was converted into an aggregate of 3,363,247 GLAAM Common Shares.

Material Cash Requirements

Operations

We estimate that our typical fixed cost of operation is about $9 million per year which reflects the minimum costs to keep open our factories and overseas subsidiaries, and retain a minimum staff level required for sales and various support functions.

Taking into account our historical margins, we estimate that we need approximately $26 million in revenues to be able to cover our fixed cost of operation, consisting of approximately $20 million in revenues needed to cover fixed costs of existing operations and approximately $6 million in revenues to cover additional costs of operations as a public company.

We expect that the cash flow from operations will not be sufficient to cover our full operating costs in the second half of 2023.

Capital Expenditures

We do not expect significant capital expenditures to be required in the short to medium term because the Company already has operational manufacturing capacity representing approximately $220 million in annual sales as of June 30, 2023, which represents more than eight times the Company’s current estimated demand for G-Glass in 2023.

Debt Service

As of the date of this prospectus, the Company will need to pay $1.5 million in interest on $16.4 million of short-term borrowings, and approximately $0.3 million in annual interest on $4.8 million long-term borrowings.

Please see “—Borrowings” below for additional information on the Company’s outstanding debt as of June 30, 2023.

Subsequent to December 31, 2022, GLAAM and Houng Ki Kim, GLAAM’s co-founder, entered into a credit agreement dated January 2, 2023, that provides for a revolving line of credit to GLAAM in an amount of

~~W~~2,000,000,000, with interest accruing at an annual rate of 5% and with a maturity date of December 31, 2023. As of June 30, 2023, an aggregate of ~~W~~875,469,112 was outstanding under the credit agreement.

On March 23, 2023, GLAAM issued the CB to Charm Savings Bank in an aggregate principal amount of KRW2.5 billion, with interest accruing at an annual rate of 10% and maturing on March 23, 2024. The CB is partially guaranteed by GLAAM stock held by Bio X, a related party of GLAAM. On August 21, 2023, Charm Savings Bank transferred the CB to Blooming Innovation Co. Ltd. On August 21, 2023, Blooming Innovation Co. Ltd. and GLAAM amended the CB to provide that, following the Business Combination, the CB is convertible into 217,614 Ordinary Shares. The Company is engaged in negotiations to extend the maturity date of its debt to December 31, 2024, and to allow the conversion of this debt into equity at its discretion.

On April 27, 2023, the Company entered into a loan agreement with Kyung Sook Kim for an aggregate principal amount of KRW1,500,000,000, with interest accruing at the rate of 3% per month and maturing on October 26, 2023. On May 26, 2023, a payment of KRW 250,000,000 was made. Subsequently, on May 30, 2023, an additional repayment of KRW 50,000,000 took place, leaving a remaining balance of KRW1,200,000,000 as of the date of this prospectus. On December 4, 2023, the Company entered into an extension agreement, pursuant to which the maturity date was extended to December 29, 2023. The Company is engaged in negotiations with Kyung Sook Kim to extend the debt’s maturity date to December 31, 2024. Furthermore, discussions are ongoing with the lender regarding the conversion of debt into equity, with a significant probability that KRW 1,200,000,000 of the debt will be converted into equity shares.

The Company is presently engaged in negotiations for debt-to-equity conversions with IMEAN Partners, Mirae Assets, and Jae-Young Kim. The conversions are for outstanding debts valued at KRW 451,000,000, KRW 200,000,000, and KRW 127,792,434, respectively.

On May 9, 2023, the Company entered into a loan agreement with Nam In Kim for an aggregate principal amount of KRW500,000,000, with interest accruing at an annual rate of 15% and maturing on June 23, 2023. The loan is secured by 170,000 GLAAM Common Shares held by Bio X. On December 4, 2023, the Company entered into an extension agreement, pursuant to which the maturity date was extended to December 29, 2023. This loan remains outstanding as of the date of this prospectus.

The Company is engaged in negotiations pursuant to which it would repay KRW 200,000,000 of the debt on February 23, 2024, and Nam In Kim would extend the term of the remaining debt of KRW 300,000,000 until December 31, 2024.

On May 17, 2023, the Company entered into a loan agreement with Yongwoo Kim for an aggregate principal amount of KRW 300,000,000, with interest accruing at an annual rate of 5% per annum. The Company is engaged in negotiations with Yongwoo Kim, pursuant to which the Company would repay KRW 100,000,000 of the debt on February 23, 2024, and the lender would extend the remaining debt of KRW 200,000,000 until December 31, 2024. This loan remains outstanding as of the date of this prospectus.

On June 21, 2023, the Company entered into a loan agreement with Seong Ik Han for an aggregate principal amount of KRW300,000,000, with interest accruing at the rate of 1% per month and maturing on July 21, 2023. The loan is secured by 900,000 GLAAM Common Shares held by Bio X. On December 4, 2023, the Company entered into an extension agreement, pursuant to which the maturity date was extended to December 29, 2023. This loan remains outstanding as of the date of this prospectus. The newly extended maturity date has been set for February 29, 2024.

On September 1, 2023, the Company entered into a loan agreement with Yu Ha Asset Co., Ltd. for an aggregate principal amount of KRW 1,000,000,000, with interest accruing at an annual rate of 12% and maturing on November 20, 2023. On December 4, 2023, the Company entered into an extension agreement, pursuant to which the maturity date was extended to December 29, 2023. The Company is engaged in negotiations with Yu

Ha Asset pursuant to which the Company would repay KRW 500,000,000 of the debt on February 23, 2024, and the lender would extend the maturity date of the remaining debt until December 31, 2024. This loan remains outstanding as of the date of this prospectus.

Due to ongoing capital constraints, Captivision was unable to pay approximately $14.1 million of additional transaction expenses on the Closing Date. Effective as of November 15, 2023, a number of service providers to the Company, GLAAM and JGGC entered into Deferral Agreements to defer Deferred Amounts until a future date when sufficient funds may become available to pay such Deferred Amounts in cash. Each of the Deferral Agreements generally provide that (i) until repaid, the Deferred Amounts accrue interest at the rate of 12% per annum and (ii) (A) 50% of the Deferred Amount under such agreement, plus accrued interest, is to be paid 365 days after the Closing Date and (B) the remaining 50%, plus accrued interest, is to be paid 730 days after the Closing Date. As an alternative to cash payment, certain of the Deferral Agreements, including the JGGC SPAC Holdings Deferral Agreement, accounting for approximately $7.7 million of the transaction expenses, provide that the counterparties have the option to convert all of a portion their outstanding amount owed to them under their respective fee deferral agreements into Ordinary Shares at a share price equal to the average of the volume weighted average of an Ordinary Share for the 20 consecutive Trading Day period occurring prior to the applicable election date. The timing, frequency, and the price at which Captivision issues Ordinary Shares are subject to market prices and such counterparty’s decision to accept repayment for any such amount in equity.

On November 28, 2023, GLAAM entered into a loan agreement with KEB Hana Bank (“KEB”) for an aggregate principal amount of approximately $4.2 million, with interest accruing at a floating rate equal to the 3-month CD rate (currently 3.84%) plus 2.08% (equating to a current total interest rate of 5.92% per annum) and a maturity date of November 28, 2026. This facility loan is secured by land and buildings owned by GLAAM.

Also on November 28, 2023, GLAAM entered into a separate loan agreement with KEB for an aggregate principal amount of approximately $1.1 million, with interest accruing at a floating rate equal to the 3 month CD rate (currently 3.84%) plus 1.76% (equating to a current total interest rate of 5.60% per annum) and a maturity date of November 28, 2024.

GLAAM used the proceeds to pay off the outstanding amount of principal loans of approximately $4.2 million and approximately $0.9 million obtained from Saemaeul Savings Bank (“Saemaeul”) and Kookmin Bank (“Kookmin”), respectively. Additionally, GLAAM repaid the accrued interest amounts and early payment fees to Saemaeul and Kookmin in the amount of approximately $72 thousand and approximately $4 thousand, respectively.

GLAAM is party to a certain loan agreement entered into with SBI Savings Bank (“SBI”) with a current outstanding principal amount of approximately $0.7 million, accruing interest at a rate of 7.1% per year. The SBI loan was originally scheduled to mature on December 5, 2023. However, on December 4, 2023, GLAAM and SBI entered into an extension agreement, pursuant to which GLAAM repaid $38 thousand of outstanding principal and the maturity date was extended by one year to December 5, 2024.

As part of the Company’s post-closing review of the business combination, it determined that certain of GLAAM’s short-term borrowing loan agreements covering balances of approximately $10.2 million were in default subsequent to June 30, 2023. GLAAM is currently in the process of negotiating loan modifications with the various lenders, including discussions relating to extensions of the respective maturities for the loans.

On December 4, 2023, GLAAM entered into an extension agreement with eight individual lenders and Yu Ha Asset, pursuant to which the maturity date was extended until December 29, 2023. The aggregate principal amount of these extended loans was approximately $3.1 million and $0.8 million, respectively. The Company is currently engaged in negotiations with three individual lenders with $1.5 million in order to extend the maturity date until December 31, 2024, and the remaining six individual lenders with $1.6 million in order to extend the maturity date until February 29, 2024. The Company is engaged in negotiations with Yu Ha Asset pursuant to which the Company would repay $0.4 million of the debt on February 23, 2024, and the lender would extend the maturity date of the remaining debt of $0.4 million until December 31, 2024.

On December 6, 2023 GLAAM obtained written consent from Whale Investment and Samsung Securities to extend the maturity of the loans provided. The maturity date for the loan from Whale Investment of approximately $3.5 million was extended to June 28, 2024. The maturity date for the loan from Samsung Securities of approximately $0.6 million was extended to June 28, 2024, and the interest rate was modified from 6% to 8% per annum. On the same date, GLAAM entered into an extension agreement with Ulmus with respect to the $0.2 million loan, extending the maturity date to June 28, 2024, and modifying the interest rate from 6% to 8% per annum. GLAAM is engaged in negotiations to obtain a written consent from Whale Investment, Samsung Securities, and Ulmus to extend the maturity date of its debt to December 31, 2024, and to allow the conversion of this debt into equity at its discretion.

In addition, GLAAM currently has an outstanding secured loan payable to UD 9th Securitization Specialty Co., Ltd., in an amount of approximately $1.7 million, accruing interest at a rate of 7.4% per annum. The loan matured on June 20, 2023 and an extension request has been denied. The creditor has verbally informed GLAAM of its intent to exercise its legal remedies against the collateral (the G-Frame manufacturing facility), but has not yet taken any enforcement action. On January 30, 2024, GLAAM obtained a written consent from the UD 9th not to initiate the auction proceedings for the mortgaged properties until February 29, 2024.

On January 5, 2024, GLAAM executed a loan agreement with Four Season SPA, securing a principal amount of KRW 50,000,000. This loan carries a monthly interest rate of 10% and is set to repay by the end of February 2024.

On January 31, 2024, GLAAM entered into a new loan agreement with BioX for an aggregate principal amount of KRW 400,000,000, with interest accruing at 5% per annum and a maturity date of March 31, 2024.

Finally, the Company determined that approximately $7.3 million in GLAAM current liabilities are past due as of the date of this communication. The balances include approximately $6.5 million in liabilities related to operations and approximately $0.9 million in liabilities related to payroll expenses.

The Company continues to evaluate all of its options, which could include refinancing or restructuring of its debt, selling assets, and/or seeking to raise additional capital through alternative financings or other sources of private capital.

Marketing

As the Company operates largely business to business, it does not rely on substantial marketing efforts. However the Company expects that increasing marketing activity as the Company enters new markets will increase marketing expenses. The Company anticipates that the Company will need additional cash to fund marketing expenses as the Company enters new markets in the future.

Inventory

As sales grow, the Company expects that it may be necessary to hold larger supplies of raw materials in order to meet production requirements. After an initial investment of approximately $4 million, the Company expects future expenses for raw materials will be in an amount that can be funded by cash flow from operations.

Glass as a Service

The Company expects that the Company may need significant additional cash in the future if we were to aggressively pursue global SLAM projects with a service-based model where the Company is responsible for the associated advertising media platform.

Comparison of the six months ended June 30, 2023 and June 30, 2022

	For the Six Months Ended June 30,
Consolidated Statement of Cash Flows:	2023	2022
Net cash flows provided (used in):
Operating activities	(6,350,979)	1,715,676
Investing activities	(424,183)	(1,751,064)
Financing activities	6,701,451	5,978
Effects of changes in foreign exchange rates	(49,291)	(39,207)

Increase (decrease) in cash and cash equivalents	(123,002)	(68,617)

Cash Flows from Operating Activities

Our net cash from operating activities decreased by 470.2% to $(6,350,979) used in operating activities for the six months ended June 30, 2023, compared to $1,715,676 generated from operating activities for the six months ended June 30, 2022, mainly due to the decrease in cash generated from (used in) operating activities of $7,508,598 to $(5,584,883) for the six months ended June 30, 2023 from $1,923,715 for the six months ended June 30, 2022, an increase of interest paid of $302,463 to $(765,118) for the six months ended June 30, 2023 from $(462,665) for the six months ended June 30, 2022 and a decrease in income tax benefit of $255,686 to $(1,164) for the six months ended June 30, 2023 compared to $254,522 for the six months ended June 30, 2022.

Cash Flows from Investing Activities

Our net cash flows from investing activities increased by 75.8% to $(424,183) used in investing activities for the six months ended June 30, 2023, compared to $(1,751,064) used in investing activities for the six months ended June 30, 2022, mainly due to a decrease in acquisition of investments in affiliates of $1,423,701 to $0 for the six months ended June 30, 2023 compared to $1,423,701 for the six months ended June 30, 2022, an increase in proceeds from short term loans of $1,140,579 to $1,159,356 for the six months ended June 30, 2023 compared to $18,777 for the six months ended June 30, 2022 and a decrease in deposits of $367,875 to $383,355 for the six months ended June 30, 2023 compared to $15,480 for the six months ended June 30, 2022, partially offset by an increase in short term loan of $(1,421,026) to $(1,782,646) for the six months ended June 30, 2023 from $(361,620) for the six months ended June 30, 2022, acquisition of property plant and equipment of $(161,774) for the six months ended June 30, 2023 compared to $0 for the six months ended June 30, 2022 and $(22,474) for the six months ended June 30, 2023 compared to $0 for the six months ended June 30, 2022.

Cash Flows from Financing Activities

Our net cash flows from financing activities increased to $6,701,451 for the six months ended June 30, 2023, compared to $5,978 provided by financing activities for the six months ended June 30, 2022, mainly due to an increase in proceeds from short term borrowings of $9,017,083 to $15,032,478 for the six months ended June 30, 2023 from $6,015,395 for the six months ended June 30, 2022 and proceeds from the issuance of the March CB of $1,867,458 for the six months ended June 30, 2023 compared to $0 for the six months ended June 30, 2022, partially offset by an increase in repayments of short term borrowings of $3,744,952 to $10,315,394 for the six months ended June 30, 2023 from $6,570,442 for the six months ended June 30, 2022 and an increase in repayments of liquid long-term borrowings to $(694,511) for the six months ended June 30, 2023 compared to $0 for the six months ended June 30, 2022.

Comparison of the years ended December 31, 2022 and December 31, 2021

	For the Year Ended December 31,
Consolidated Statement of Cash Flows:	2022	2021
Net cash flows provided (used in):
Operating activities	(5,500,004)	(4,988,746)
Investing activities	(1,102,330)	5,197,323
Financing activities	6,601,098	(125,115)
Effects of changes in foreign exchange rates	(41,479)	(18,934)

Increase (decrease) in cash and cash equivalents	(42,715)	64,529

Cash Flows from Operating Activities

Our net cash from operating activities decreased by 10.3% to $(5,500,004) for the year ended December 31, 2022, compared to $(4,988,746) used in operating activities for the year ended December 31, 2021, mainly due to decrease in cash flow from income tax benefit of $1,530,762, or 70.9%, to $629,544 for the year ended December 31, 2022 from $2,160,306 for the year ended December 31, 2021, partially offset by a decrease in cash used in operating activities of $731,909, or 12.0%, to $(5,376,735) for the year ended December 31, 2022 from $(6,108,644) for the year ended December 31, 2021 and a decrease in interest paid by $284,823, or 27.4%, to $(755,650) for the year ended December 31, 2022 from $(1,040,473) for the year ended December 31, 2021.

Cash Flows from Investing Activities

Our net cash flows from investing activities decreased by 121.5% to $(1,102,330) for the year ended December 31, 2022, compared to $5,197,323 provided by investing activities for the year ended December 31, 2021, mainly due to a decrease in proceeds from short term loan of $5,611,293, or 54.0%, to $4,787,148 for the year ended December 31, 2022 from $10,398,441 for the year ended December 31, 2021 and a decrease in deposits of $667,309, or 97.7%, to $15,480 for the year ended December 31, 2022 from $682,789 for the year ended December 31, 2021.

Cash Flows from Financing Activities

Our net cash flows from financing activities increased by 5,376.0% to $6,601,098 for the year ended December 31, 2022, compared to $(125,115) used in financing activities for the year ended December 31, 2021, mainly due to an increase in proceeds from short-term borrowings of $6,801,327, or 108.4%, to $13,074,687 for the year ended December 31, 2022 from $6,273,360 for the year ended December 31, 2021, an increase in proceeds from long-term borrowings of $4,077,148, or 2266.9%, to $4,257,002 for the year ended December 31, 2022 from $179,854 for the year ended December 31, 2021, and a decrease in repayments of long-term borrowing of $6,216,569, or 82.9%, to $(1,282,529) for the year ended December 31, 2022 from $(7,499,098) for the year ended December 31, 2021, partially offset by an increase in repayments of short-term borrowings of $7,991,865, or 750.5%, to $(9,056,738) for the year ended December 31, 2022 from $(1,064,873) for the year ended December 31, 2021.

Borrowings

Our borrowings as of June 30, 2023, are reflected in the table below:

Borrowings		Interest Rate	As of June 30, 2023
			(in U.S.$)
	Whale No. 1 M&A Private Equity Joint Venture for Small and Medium Enterprises	8.00%	3,418,674
	Samsung Securities Co., Ltd
	Ulmus-Solon Technology	6.00%	609,663
	Investment Partnership 1st Joint
	Business Execution Cooperative	6.00%	243,865
	Powergen Co., Ltd.	10.96%	736,914
Short-term borrowings		8.15%	269,392
	Kookmin Bank	8.15%	607,764
	Sung Soo Lee	7.90%	1,139,558
	SBI Savings Bank	7.14%	698,929
	William Isam Company	4.00%	189,407
	Others	0~15.00%	5,609,860
	Subtotal		13,537,122
Current portion of long-term liabilities	United Asset Management Ltd	6~7.31%	1,234,765
Convertible Charm Savings Bank bond		10%	1,868,507
Long-term borrowings	MG Saemaeul Credit Union (Sannam)	9.00%	3,418,674
	MG Saemaeul Credit Union (Dongmun)	8.70%	759,705
	Barclays	2.50%	41,923
	Orhan Ertughrul	5.00%	507,745

Total			21,368,441

Off-Balance Sheet Arrangements

We did not have any material off-balance sheet arrangements as of June 30, 2023 or June 30, 2022.

Non-IFRS Measures

We use non-IFRS financial measures to assist in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that the Company believes do not directly reflect our core operations. We believe that presenting non-IFRS financial measures is useful to investors because it (a) provides investors with meaningful supplemental information regarding financial performance by excluding certain items that we believe do not directly reflect our core operations, (b) permits investors to view performance using the same tools that we use to budget, forecast, make operating and strategic decisions, and evaluate historical performance, and (c) otherwise provides supplemental information that may be useful to investors in evaluating our results.

We believe that the presentation of the following non-IFRS financial measures, when considered together with the corresponding IFRS financial measures and the reconciliations to those measures provided herein provides investors with an additional understanding of the factors and trends affecting our business that could not be obtained absent these disclosures.

Adjusted Financial Metrics

Adjusted EBITDA

The Company defines Adjusted EBITDA as net loss before depreciation and amortization, finance income, finance cost, other income, other expense, corporate income tax benefit, bad debt expense, employee share compensation cost, inventory disposal, and litigation costs, adjusted for (i) certain non-recurring, infrequent, or unusual items that the Company believes do not reflect our core operating performance and (ii) certain items that may be recurring, frequent or usual, but that do not reflect our core operating performance and do not and will not require cash settlement.

We believe Adjusted EBITDA is useful for investors to use in comparing our financial performance to other companies and from period to period. Adjusted EBITDA is widely used by investors and securities analysts to measure a company’s operating performance without regard to items such as depreciation and amortization, interest expense, and interest income, which can vary substantially from company to company depending on their financing and capital structures and the method by which their assets were acquired. In addition, Adjusted EBITDA eliminates the impact of:

(i)	certain non-recurring, infrequent, or unusual items that the Company believes do not reflect our core operating performance, and

(ii)

certain items that may be recurring, frequent or usual, but that are objectively quantifiable, directly related to the COVID-19 pandemic, do not reflect our core operating performance and do not and will not require cash settlement.

We believe that these adjustments are useful to investors because they provide meaningful information about GLAAM’s operating results and enhance comparability of our financial performance between fiscal periods. Adjusted EBITDA also has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our results as reported under IFRS. For example, although depreciation expense is a non-cash charge, the assets being depreciated may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new asset acquisitions. In addition, Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy. Adjusted EBITDA also does not reflect changes in, or cash requirements for, our working capital needs; interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces the cash available to us; or tax payments that may represent a reduction in cash available to us. The expenses and other items we exclude in our calculation of Adjusted EBITDA may differ from the expenses and other items that other companies may exclude from Adjusted EBITDA when they report their financial results.

Comparison of the six months ended June 30, 2023 and June 30, 2022

(FX KRW/USD FY2022 1H= 1233, FY2023 1H = 1,296)	For the Six Months Ended June 30,
Reconciliation of Adjusted EBITDA:	2023	2022
	(in U.S.$ unless otherwise indicated)
Net Profit:	452,251	2,034,297
Add Back:	2,515,414	1,895,000
Depreciation & Amortization	1,302,927	1,307,252
Net non-operating loss	781,022	497,009
Finance income	(193,076)	(432,315)
Interest Income	(14,926)	(60,470)
Gain from foreign currency translation	(21,918)	(53,909)
Gain from disposal of non-current financial assets	—	—
Gain from foreign exchange translation	(156,232)	(226,056)
Gain from discharge of indebtedness(*)	—	(91,879)
Finance cost	885,211	229,374
Interest expense	839,956	94,550
Loss from foreign currency translation	2,673	61,673
Loss from foreign exchange translation	42,581	73,151
Other income	(18,851)	(147,464)
Loss from equity method	(6,634)	—
Income from disposal of tangible assets	(91)	—
Miscellaneous	(11,293)	(145,537)
Dividend income	(833)	(1,926)
Other expense	107,739	847,413
Impairment loss from Intangible Assets	—	—
Loss from equity method investment	—	594,865
Loss from inventory impairment	—	—
Miscellaneous loss	69,927	240,874
Loss from disposal of investment in subsidiaries	—	—
Other allowance for other receivables and prepayments	—	11,674
Donation	37,812	—
Loss from disposal of tangible assets	—	—
Corporate income tax benefit	20,081	(254,522)
Bad debt expenses	—	—
Employee share compensation cost	411,384	312,052
Inventory disposal	—	—
Litigation costs	—	33,210

Adjusted EBITDA	2,967,665	3,929,297

Adjusted EBIT	1,664,738	2,622,045

(*)	Gain from discharge of indebtedness was recognized from conversion of convertible bonds to equity which occurred in 2022.

Our Adjusted EBITDA decreased by 24.5%, or $961,632 to $2,967,665 for the six months ended June 30, 2023, compared to $3,929,297 for the six months ended June 30, 2022, mainly due to reduced net profit in June 30, 2023.

Our Adjusted EBIT decreased by 35.6%, or $957,307 to $1,664,738 for the six months ended June 30, 2023, compared to $2,622,045 for the six months ended June 30, 2022, mainly due to reduced net profit in June 30, 2023.

Comparison of the years ended December 31, 2022 and December 31, 2021

(FX KRW/USD FY2021 = 1,145, FY2022 = 1,292)	For the Year Ended December 31,
Reconciliation of Adjusted EBITDA:	2022	2021
	(in U.S.$ unless otherwise indicated)
Net Loss:	(7,892,168)	(60,387,182)
Add Back:	9,074,384	50,019,683
Depreciation & Amortization	2,815,297	3,578,736
Net non-operating loss	6,857,610	36,502,691
Finance income	(4,233,034)	(4,116,259)
Interest Income	(39,966)	(202,432)
Gain from foreign currency translation	(38,952)	(33,517)
Gain from disposal of non-current financial assets	—	(75,821)
Gain from foreign exchange translation	(74,596)	(110,252)
Gain from discharge of indebtedness(*1)	(4,079,520)	(3,694,237)
Finance cost	1,120,831	1,996,436
Interest expense	919,446	1,876,001
Loss from foreign currency translation	68,204	41,865
Loss from foreign exchange translation	133,181	78,570
Other income	(5,199,803)	(589,255)
Loss from equity method	—	171,147
Income from disposal of tangible assets	—	(7,202)
Miscellaneous(*2)	(5,197,964)	(753,200)
Dividend income	(1,839)	—
Other expense	15,169,616	39,211,769
Impairment loss from Intangible Assets	3,902,589	564,563
Loss from equity method investment	535,268	1,518,115
Loss from inventory impairment(*3)	5,645,992	8,415,311
Miscellaneous loss	1,364,824	5,267,980
Loss from disposal of investment in subsidiaries	—	13,318,419
Other allowance for other receivables and prepayments	436,674	10,127,381
Donation	37,926	—
Loss from disposal of tangible assets	3,246,343	—
Corporate income tax benefit	(1,511,696)	(3,599,507)
Bad debt expenses	—	13,260,125
Employee share compensation cost	687,888	277,638
Inventory disposal	—	—
Litigation costs	225,285	—

Adjusted EBITDA	1,182,216	(10,367,499)

Adjusted EBIT	(1,633,081)	(13,946,235)

(*1)	Gain from discharge of indebtedness was recognized from conversion of convertible bonds to equity which occurred in 2021 and 2022.
(*2)

The amount includes $5,144,961 of recognition of gain from goods returned from previous year’s sales. The gain from goods returned from previous year’s sales was objectively quantifiable and directly related to the COVID-19 pandemic. Specifically, due to the COVID-19 pandemic construction projects were delayed or cancelled and GLAAM’s industry partners’ and potential industry partners’ ability or willingness to invest in new technologies or to work with GLAAM was negatively affected. As a result, certain customer contracts were cancelled in the year ended December 31, 2022 and the previously delivered products related to those contracts were returned. GLAAM does not expect to recognize gain from goods returned from previous year’s sales in the future because it views the COVID-19 pandemic, which caused the contract cancellations, as a once in a lifetime occurrence that is not reasonably likely to recur. The gain is non-operating income and GLAAM received the previously delivered products, not cash, from the cancelling customer.
(*3)

The losses from inventory impairment were objectively quantifiable and directly related to the COVID-19 pandemic. In particular, prior to the start of the pandemic, GLAAM built up an inventory to meet its obligations under existing agreements and anticipated new business. However, the COVID-19 pandemic disrupted demand for G-Glass because construction projects were delayed or cancelled and GLAAM’s industry partners’ and potential industry partners’ ability or willingness to invest in new technologies or to work with GLAAM was negatively affected. As a result, GLAAM was unable to use the inventory within its “useful life” under IFRS and GLAAM recorded loss from inventory impairment of $5,645,992 and $8,415,311 for the years ended December 31, 2022 and 2021, respectively. GLAAM does not expect to incur inventory impairment charges in the future because it views the COVID-19 pandemic as a once in a lifetime occurrence that is not reasonably likely to recur. The charges are non-operating expenses that did not require GLAAM to incur a cash expense at the time of determination and GLAAM will not incur an expense to replace the inventory because the inventory remains usable in future projects.

Our Adjusted EBITDA increased by 976.95%, or $11,549,715 to $1,182,216 for the year ended December 31, 2022, compared to $(10,367,499) for the year ended December 31, 2021, mainly due to reduced net loss in December 31, 2022.

Our Adjusted EBIT increased by 753.98%, or $12,313,154 to $(1,633,081) for the year ended December 31, 2022, compared to $13,946,235 for the year ended December 31, 2021, mainly due to reduced net loss and increased Adjusted EBITDA of $11,549,715.

Adjusted Cost of Goods Sold and Adjusted Gross Profit/(Loss)

The Company defines Adjusted Cost of Goods Sold as Cost of Goods Sold before allowance for inventory valuation related to raw materials. The Company defines Adjusted Gross Profit/(Loss) as Revenue less Adjusted Cost of Goods Sold.

Comparison of the six months ended June 30, 2023 and June 30, 2022

	For the Six Months Ended June 30,
Reconciliation of Gross Profit	2023	2022
	(in U.S.$)
Revenue	12,562,180	13,406,333
Cost of Goods Sold	6,327,732	6,878,593

Gross Profit/(Loss)	6,234,448	6,527,740

Add Back	—	—
Allowance for inventory valuation related to raw materials	—	—

Adjusted Cost of Goods Sold	6,234,448	6,527,740

Adjusted Gross Profit/(Loss)	6,327,732	6,878,593

Our revenue decreased by 6.3% to $12,562,180 for the six months ended June 30, 2023, compared to $13,406,333 for the six months ended June 30, 2022, mainly due to the impact of foreign exchange rate movement. The average foreign exchange rate from USD to KRW increased by 5.1% from KRW 1,233 during the six months ended June 30, 2022, to KRW 1,296 during the six months ended June 30, 2023. Our revenue for both periods were relatively similar when compared in KRW. We had revenue of KRW 16,279,026,192 for the six months ended June 30, 2023, compared to KRW 16,536,396,525 for the six months ended June 30, 2022 (a decrease of 1.6%).

Our cost of goods sold decreased by 8.0% to $6,327,732 for the six months ended June 30, 2023, compared to $6,878,593 for the six months ended June 30, 2022, mainly due to the weakening of KRW against USD as described above and a slight decrease in revenue for the six months ended June 30, 2023.

Our Adjusted Gross Profit decreased by 4.5% to $6,234,448 for the six months ended June 30, 2023, compared to $6,527,740 for the six months ended June 30, 2022, mainly due to the foreign exchange rate impact as mentioned above. Gross profit for both periods were relatively similar when compared in KRW, presenting KRW 8,079,071,014 for six months ended June 30, 2023 and KRW 8,051,814,062 for six months ended June 30, 2022.

Comparison of the years ended December 31, 2022 and December 31, 2021

	For the Year Ended December 31,
Reconciliation of Gross Profit	2022	2021
	(in U.S.$)
Revenue	20,191,935	9,415,119
Cost of Goods Sold	13,910,570	10,535,322

Gross Profit/(Loss)	6,281,365	(1,120,203)

Add Back	—	(216,197)
Allowance for inventory valuation related to raw materials	—	(216,197)

Adjusted Cost of Goods Sold	13,910,570	10,319,125

Adjusted Gross Profit/(Loss)	6,281,365	(904,006)

Our Cost of Goods Sold increased by 32.0% to $13,910,570 for the year ended December 31, 2022, compared to $10,535,322 for the year ended December 31, 2021, mainly due to increased cost of inventory movement of $4.08 million which is driven by increased new sales from Qatar and G-SMATT America.

Our Adjusted Cost of Goods Sold increased by $3,591,445 to $13,910,570 for the year ended December 31, 2022, compared to $10,319,125 for the year ended December 31, 2021, mainly due to increased cost of inventory movement of $4.08 million which is driven by increase in sales. Adjusted Cost of Goods Sold as a percentage of revenue for the year ended December 31, 2022 decreased to 68.9% from 109.6% for the year ended December 31, 2021, due to revenue growth that exceeded the increase in Cost of Goods Sold.

Our Adjusted Gross Profit/(Loss) increased by $7,185,371 to $6,281,365 for the year ended December 31, 2022, compared to ($904,006) for the year ended December 31, 2021, mainly due to increased new sales in Qatar by $6,493,332 and increased G-SMATT America sales of $3,271,530 due to consolidation as a result of additional ownership of shares purchased in July 2022 as well as the continued recovery from the effects of COVID-19. The fixed cost for the covered period was $4.0~$4.3 million and variable cost was approximately 50.0%~55.0% of gross sales. The gross profit was negative for the year ended December 31, 2021, as sales were negatively impacted by COVID-19. For the year ended December 31, 2022, gross profit became positive due to overall increased sales exceeding the cost of goods sold.

Key Performance Indicators

In addition to IFRS and non-IFRS financial measures, we regularly review several metrics as a means to track quality control as well as the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions. The numbers for our key metrics are calculated using internal company data. The methodologies used to measure these metrics require significant judgment. Increases or decreases in our key performance indicators may not correspond with increases or decreases in our revenue. For general notes regarding risks associated with assumptions and estimates used in calculating our key metrics, see “Risk Factors—Risks Related to Operating as a Public Company—Estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.”

Project Metrics

We track our projects with respect to, among other things, number of projects, average size per project, and average revenue per project. As presented below, we saw growth in all three of these metrics from June 30, 2023 ad 2022 and December 31, 2022 to 2021.

	Growth 2023 over 2022	June 30, 2023	June 30, 2022	Growth 2022 over 2021	December 31, 2022	December 31, 2021
Number of Projects	(26)%	11	15	79%	61	34
Average Size per Project (sq. ft.)	(36)%	2,222	3,474	91%	1,177	616
Average Revenue per Project (KRW million)	18%	1,039	879	34%	341	253
Average Revenue per Project (US$ thousands)	18%	842	713	19%	263	221

Summary of Significant Accounting Policies

The significant accounting policies followed and applied by GLAAM to prepare financial statements in accordance with IFRS are described below. The financial statements for the current period are prepared using the same accounting policy except for changes to the accounting policies described in Note 4 to our consolidated financial statements.

Our significant accounting policies are described in more detail in the notes to our consolidated financial statements included elsewhere in this prospectus, we believe the following accounting estimates to be most critical to the preparation of our consolidated financial statements.

Changes in Accounting Policies

We have adopted the following amendments as of January 1, 2021.

IFRS 7 and 9 Financial Instruments, IFRS 5 Insurance Contracts, and IFRS 16 Leases

IFRS 9 Financial instruments, International Accounting Standards (IAS) 39 Financial instruments: recognition and measurement, IFRS 7 Financial instruments: disclosure, IFRS 5 Insurance contracts, IFRS 16 Leases – interest rate benchmark reform.

In relation to interest rate benchmark reform, an entity adjusts the effective interest rate rather than the carrying amount when replacing the interest rate indicator for a financial instrument measured at amortized cost and it includes exceptions such as allowing hedge accounting to continue uninterrupted in the event of an interest rate indicator replacement in a hedging relationship.

IFRS 16 Lease – Discounts on rent related to COVID-19 provided even after June 30, 2021

The application of the practical simple method, which prevents the evaluation of whether rent discounts, etc. arising directly as a result of COVID-19, are subject to lease changes, has been expanded to lease reductions that affect rents due before June 30, 2022. The lessee shall consistently apply practical expedients to contracts with similar characteristics under similar circumstances.

We introduced the amendments to IFRS 16 early, changing our accounting policy for all rent discounts that meet the conditions and applying the changed accounting policy retrospectively according to the transitional provisions. There was no cumulative effect of retrospective application and no restatement of the previous financial statements presented. As of June 30, 2023, and June 30, 2022, the amendments to IFRS had no significant impact on the financial statements.

Significant Accounting Policies

The preparation of financial statements in conformity with IFRS requires the Company to make significant estimates and assumptions that affect the assets, liabilities, revenues and expenses, and other related amounts during the periods covered by the financial statements. The Company routinely makes judgments and estimates about the effect of matters that are inherently uncertain. As the number of variables and assumptions affecting the future resolution of the uncertainties increases, these judgments become more subjective and complex. We have identified the following accounting policies as the most important to the presentation and disclosure of our financial condition and results of operations.

While our significant accounting policies are described in more detail in the notes to our consolidated financial statements included elsewhere in this prospectus, we believe the following accounting estimates to be most critical to the preparation of our consolidated financial statements.

Subsidiaries

The Company has prepared the consolidated financial statements in accordance with IFRS 10 Consolidated Financial Statements.

Subsidiaries

Subsidiaries are all entities (including Special Purpose Entities (“SPEs”)) over which we have control. The Company controls an entity when we are exposed to, or have rights to, variable returns from our involvement with the entity and have the ability to affect those returns through our power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Company. They are deconsolidated from the date that control ceases.

The acquisition method of accounting is used to account for business combinations by the Company. The consideration transferred is measured at the fair values of the assets transferred, and identifiable assets acquired, and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. We recognize any non-controlling interest in the acquired entity on an acquisition-by-acquisition basis either at fair value or at the non-controlling interest’s proportionate share of the acquired entity’s net identifiable assets. All other non-controlling interests are measured at fair values, unless otherwise required by other standards. Acquisition-related costs are expensed as incurred.

The excess of consideration transferred, the amount of any non-controlling interest in the acquired entity and acquisition-date fair value of any previous equity interest in the acquired entity over the fair value of the net identifiable assets acquired is recoded as goodwill. If those amounts are less than the fair value of the net identifiable assets of the business acquired, the difference is recognized directly in the profit or loss as a bargain purchase.

Intercompany transactions, balances and unrealized gains on transactions among our companies are eliminated. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the transferred asset. The accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Company.

Changes in ownership interests in subsidiaries without change of control.

Any differences between the amount of the adjustment to non-controlling interest that do not result in a loss of control and any consideration paid or received is recognized in a separate reserve within equity attributable to owners of our controlling company.

Disposal of subsidiaries

When we cease to consolidate for a subsidiary because of a loss of control, any retained interest in the subsidiary is remeasured to its fair value with the change in carrying amount recognized in profit or loss.

Associates

Associates are entities over which the Company has significant influence but does not possess control or joint control. Investments in associates are accounted for using the equity method of accounting, after initially being recognized at cost. Unrealized gains on transactions between the Company and its associates are eliminated to the extent of the Company’s interest in the associates. If the Company’s share of losses of an associate equal or exceeds its interest in the associate (including long-term interests that, in substance, form part of the Company’s net investment in the associate), we discontinue the recognition of its share of further losses. After the Company’s interest is reduced to zero, additional losses are provided for, and a liability is recognized, only to the extent that the Company has incurred legal or constructive obligations or made payments on behalf of the associate. If there is objective evidence of impairment for the investment in the associate, the Company recognizes the difference between the recoverable amount of the associate and its book amount as impairment loss. If an associate uses accounting policies other than those of the Company for transactions and events in similar circumstances, if necessary, adjustments shall be made to make the associates’ accounting policies conform to those of the Company when the associates’ financial statements are used by the Company in applying the equity method.

Cash and Cash Equivalents

Cash and cash equivalents include all cash balances and short-term highly liquid investments with an original maturity of three months or less that are readily convertible into known amounts of cash.

Non-Derivative Financial Assets

Recognition and initial measurement

Trade receivables and debt instruments issued are initially recognized when they are originated. All other financial assets are recognized in the statement of financial position when, and only when, the Company becomes a party to the contractual provisions of the instrument.

A financial asset (unless it is a trade receivable without a significant financing component) is initially measured at fair value plus, for an item not at FVTPL, transaction costs that are directly attributable to its acquisition or issue. A trade receivable without a significant financing component is initially measured at the transaction price.

Classification and subsequent measurement

On initial recognition, a financial asset is classified as measured at: amortized cost; FVOCI debt investment; FVOCI—equity investments; or FVTPL. Financial assets are not reclassified subsequent to their initial recognition unless the Company changes its business model for managing financial assets, in which case all affected financial assets are reclassified on the first day of the subsequent reporting period following the change in the business model.

A financial asset is measured as at amortized cost if it meets both of the following conditions and is not designated as FVTPL:

•	it is held within a business model whose objective is to hold assets to collect contractual cash flows; and

•	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

A debt investment is measured at FVOCI if it meets both of the following conditions and is not designated as FVTPL:

•	it is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets; and

•	the contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

On initial recognition of an equity investment that is not held for trading, we may irrevocably elect to present subsequent changes in the investment’s fair value in OCI. This election is made on an investment-by-investment basis.

All financial assets not classified as measured at amortized cost or FVOCI as described above are measured as FVTPL. This includes all derivative financial assets. At initial recognition, we may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost or at FVOCI as at FVTPL if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise.

Derecognition

We derecognize a financial asset when the contractual rights to the cash flows from the asset expire, we transfer the rights to receive the contractual cash flows of the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred, or we transfer or do not retain substantially all the risks and rewards of ownership of a transferred asset, and do not retain control of the transferred asset.

If we have retained substantially all the risks and rewards of ownership of the transferred asset, we continue to recognize the transferred asset.

Offset

Financial assets and liabilities are offset, and the net amount is presented in the consolidated statement of financial position when, and only when, the Company has a legal right to offset the amounts and intends either to settle them on a net basis or to realize the asset and settle the liability simultaneously.

Trade Receivables

Trade receivables are recognized initially at the amount of consideration that is unconditional, unless they contain significant financing components when they are recognized at fair value. Trade receivables are subsequently measured at amortized cost using the effective interest method, less loss allowance.

Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is determined using the moving average method, except for inventories in-transit.

Property, Plant and Equipment

Recognition and measurement

Items of property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Cost includes an expenditure that is directly attributable to the acquisition of the asset. The cost of self-constructed assets includes the cost of materials and direct labor, any costs directly attributable to bringing the assets to a working condition for their intended use, the costs of dismantling and removing the items and restoring the site on which they are located and borrowing costs on qualifying assets.

The gain or loss arising from the derecognition of an item of property, plant and equipment is determined as the difference between the net disposal proceeds, if any, and the carrying amount of the item, and recognized in other income or other expenses.

Subsequent costs

Subsequent expenditure on an item of property, plant and equipment is recognized as part of its cost only if it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. The costs of the day-to-day servicing of property, plant and equipment are recognized in profit or loss as incurred.

Depreciation

Land is not depreciated, and depreciation of other items of property, plant and equipment is recognized in profit or loss on a straight-line basis, reflecting the pattern in which the asset’s future economic benefits are expected to be consumed by the Company. The residual value of property, plant and equipment is zero.

Estimated useful lives of the assets are reflected on the table below:

Items	Estimated Useful Lives
(in years)
Buildings and structures	40
Machinery	10
Others	5

Depreciation methods, useful lives and residual values are reviewed at each financial year-end and adjusted if appropriate and any changes are accounted for as changes in accounting estimates.

Intangible Assets

Intangible assets are initially measured at cost. Subsequently, intangible assets are measured at cost less accumulated amortization and accumulated impairment losses. Intangible assets are amortized in a straight-line method for five years with the residual value of zero from the time they are available.

Subsequent costs

Subsequent expenditures are capitalized only when they increase the future economic benefits embodied in the specific intangible asset to which they relate. All other expenditures, including expenditures on internally generated goodwill and brands, are recognized in profit or loss as incurred.

Government Grants

Grants from the government are recognized at their fair value where there is a reasonable assurance that the grant will be received, and the Company will comply with all attached conditions. Government grants related to assets are presented in the statement of financial position by setting up the grant as deferred income that is recognized in profit or loss on a systematic basis over the useful life of the asset. Grants related to income are presented as a credit in the statement of profit or loss within the line item “other income.”

Impairment for Non-Financial Assets

The carrying amounts of our non-financial assets, other than assets arising from employee benefits, inventories, and deferred tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. For goodwill and intangible assets that have indefinite useful lives or that are not yet available for use, irrespective of whether there is any indication of impairment, the recoverable amount is estimated each year.

Recoverable amount is estimated for the individual asset. If it is not possible to estimate the recoverable amount of the individual asset, we determine the recoverable amount of the cash-generating unit to which the asset belongs. The Cash-Generating Unit (or “CGU”) is the smallest identifiable group of assets that includes the asset and generates cash inflows that are largely independent of the cash inflows from other assets or the group of assets. Goodwill arising from a business combination is allocated to CGUs or the group of CGUs that are expected to benefit from the synergies of the combination. The recoverable amount of an asset or cash-generating unit is determined as the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU. Fair value less costs to sell is based on the best information available to reflect the amount that we could obtain from the disposal of the asset in an arm’s length transaction between knowledgeable, willing parties, after deducting the costs of disposal.

An impairment loss is recognized if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses are recognized in profit or loss. Impairment losses recognized in respect of a CGU are allocated first to reduce the carrying amount of any goodwill allocated to the unit, and then to reduce the carrying amounts of the other assets in the unit on a pro rata basis.

In respect of assets other than goodwill, impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of accumulated depreciation or amortization, if no impairment loss had been recognized from the acquisition cost. An impairment loss in respect of goodwill is not reversed.

Non-Derivative Financial Liabilities

We classify financial liabilities as financial liabilities at profit or loss and other financial liabilities according to the substance of the contract and the definition of financial liabilities and recognize them in our statement of financial position when we become a party to the contract.

Financial liabilities at profit or loss

Financial liability at profit or loss includes a short-term trading financial liability or a financial liability designated as financial liability at profit or loss at initial recognition. A financial liability at profit or loss is measured at fair value after initial recognition and changes in fair value are recognized in profit or loss. On the other hand, transaction costs incurred in connection with the issuance at initial recognition are recognized in profit or loss immediately upon occurrence.

Other financial liabilities

Non-derivative financial liabilities that are not classified as financial liabilities at profit or loss are classified as other financial liabilities. Other financial liabilities are measured at fair value minus transaction costs directly related to issuance at initial recognition. Subsequently, other financial liabilities are measured at amortized cost using the effective interest method and interest expenses are recognized using the effective interest method.

Financial liabilities are removed from the statement of financial position only when they are extinguished, i.e., contractual obligations are fulfilled, cancelled, or expired.

Trade and Other Payables

These amounts represent liabilities for goods and services provided to the Company prior to the end of reporting period which are unpaid. Trade and other payables are presented as current liabilities, unless payment is not due within 12 months after the reporting period. They are recognized initially at their fair value and subsequently measured at amortized cost using the effective interest method.

Employee Benefits

Short-term employee benefits

Short-term employee benefits that are due to be settled within twelve months after the end of the period in which the employees render the related service are recognized in profit or loss on an undiscounted basis.

Defined contribution plan

A defined contribution plan is a post-employment benefit plan under which an entity pays fixed contributions into a separate entity and will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution pension plans are recognized as an employee benefit expense in profit or loss in the period during which services are rendered by employees.

Defined benefit plan

A defined benefit plan is a post-employment benefit plan other than defined contribution plans. The Company’s net obligation in respect of its defined benefit plan is calculated by estimating the amount of future benefit that employees have earned in return for their service in the current and prior periods; that benefit is discounted to determine its present value. The fair value of any plan assets is deducted.

The calculation is performed annually by an independent actuary using the projected unit credit method. The discount rate is the yield at the reporting date on high quality corporate bonds that have maturity dates approximating the terms of our obligations and that are denominated in the same currency in which the benefits are expected to be paid. We recognize all actuarial gains and losses arising from defined benefit plans in retained earnings immediately.

We determine the net interest expense (income) on the net defined benefit liability (asset) for the period by applying the discount rate used to measure the defined benefit obligation at the beginning of the annual period to the then-net defined benefit liability (asset), considering any changes in the net defined benefit liability (asset) during the period as a result of contributions and benefit payments. Consequently, the net interest on the net defined benefit liability (asset) now comprises interest cost on the defined benefit obligation, interest income on plan assets, and interest on the effect on the asset ceiling.

When the benefits of a plan are changed or when a plan is curtailed, the resulting change in benefit that relates to past service or the gain or loss on curtailment is recognized immediately in profit or loss. We recognize gains and losses on the settlement of a defined benefit plan when the settlement occurs.

Termination benefits

We recognize expense for termination benefits at the earlier of the date when the entity can no longer withdraw the offer of those benefits and when the entity recognizes costs for a restructuring involving the payment of termination benefits. If the termination benefits are not expected to be settled wholly before twelve months after the end of the annual reporting period, we measure the termination benefit with the present value of future cash payments.

Share-Based Payments

Equity-settled share-based payment is recognized at fair value of equity instruments granted, and employee benefit expense is recognized over the vesting period. At the end of each period, we revise our estimates of the number of options that are expected to vest based on the non-market vesting and service conditions. We recognize the impact of the revision to original estimates, if any, in profit or loss, with a corresponding adjustment to equity.

Provisions

Provisions for product warranties, litigations and claims, and others are recognized when we presently hold a legal or constructive obligation as a result of past events, and when it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Provisions are measured at the present value of the Company’s best estimate of the expenditure required to settle the present obligation at the end of the reporting period, and the increase in the provision due to the passage of time is recognized as interest expense.

Leases

The Company leases various repeater server racks, offices, communication line facilities, machinery, and cars. Contracts may contain both lease and non-lease components. The Company allocates the consideration in the contract to the lease and non-lease components based on their relative stand-alone prices. However, for leases of real estate for which the Company is lessee, the Company applies the practical expedient which has elected not to separate lease and non-lease components and instead accounts for them as a single lease component.

Assets and liabilities arising from a lease are initially measured on a present value basis. Lease liabilities include the net present value of the following lease payments:

•	Fixed payments (including in-substance fixed payments), less any lease incentives receivable;

•	Variable lease payment that are based on an index or a rate, initially measured using the index or rate as at the commencement date;

•	Amounts expected to be payable by the Company (the lessee) under residual value guarantees;

•	The exercise price of a purchase option if the Company (the lessee) is reasonably certain to exercise that option; and

•	Payments of penalties for terminating the lease, if the lease term reflects the Company (the lessee) exercising that option.

Measurement of lease liability also includes payments to be made in optional periods if the lessee is reasonably certain to exercise an option to extend the lease.

The Company determines the lease term as the non-cancellable period of a lease, together with both (a) periods covered by an option to extend the lease if the lessee is reasonably certain to exercise that option; and (b) periods covered by an option to terminate the lease if the lessee is reasonably certain not to exercise that option. When the lessee and the lessor each has the right to terminate the lease without permission from the other party, the Company should consider a termination penalty in determining the period for which the contract is enforceable.

The lease payments are discounted using the interest rate implicit in the lease. If that rate cannot be determined, the lessee’s incremental borrowing rate is used, which is the rate that the lessee would have to pay to borrow the funds necessary to obtain an asset of similar value in a similar economic environment with similar terms and conditions.

We are exposed to potential future increases in variable lease payments based on an index or rate, which are not included in the lease liability until they take effect. When adjustments to lease payments based on an index or rate take effect, the lease liability is reassessed and adjusted against the right-of-use asset.

Each lease payment is allocated between the liability and finance cost. The finance cost is charged to profit or loss over the lease period in order to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

Right-of-use assets are measured at cost comprising the following:

•	amount of the initial measurement of lease liability;

•	any lease payments made at or before the commencement date less any lease incentives received;

•	any initial direct costs (leasehold deposits); and

•	restoration costs.

The right-of-use asset is depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis. If the Company is reasonably certain to exercise a purchase option, the right-of-use asset is depreciated over the underlying asset’s useful life.

Payments associated with short-term leases and leases of low-value assets are recognized on a straight-line basis as an expense in profit or loss. Short-term leases are leases with a lease term of 12 months or less, such as mechanical devices and cars. Low-value assets are comprised of tools, equipment, and others.

Paid-in Capital

Common shares are classified as capital, and incremental costs incurred directly related to capital transactions are deducted from capital as a net amount reflecting tax effects. If the Company reacquires its own equity instruments, these equity instruments are deducted directly from equity as subjects of equity. Profit or loss in the case of purchasing, selling, issuing, or incinerating a self-interest product is not recognized in profit or loss.

Revenue from Contracts with Customers

We generate revenue primarily from sale and installation of LED display glass. Product revenue is recognized when a customer obtains control over our products, which typically occurs upon delivery or completion of installation depending on the terms of the contracts with the customer.

Product revenue is recognized when a customer obtains control over our products, which typically occurs upon shipment or delivery depending on the terms of the contracts with the customer.

Finance Income

Finance income comprises interest income on funds invested (including debt instruments measured at FVOCI), gains on disposal of debt instruments measured at FVOCI, and changes in fair value of financial assets at FVTPL. Interest income is recognized as it accrues in profit or loss, using the effective interest method.

Income Tax

Income tax expense comprises current and deferred tax. Current tax and deferred tax are recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income.

Current tax

Current tax comprises the expected tax payable or receivable on the taxable profit or loss for the year, using tax rates enacted or substantively enacted at the reporting date and any adjustment to tax payable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any.

The taxable profit is different from the accounting profit for the period since the taxable profit is calculated excluding the temporary differences, which will be taxable or deductible in determining taxable profit (tax loss) of future periods, and non-taxable or non-deductible items from the accounting profit.

Deferred tax

Deferred tax is recognized, using the asset and liability method, in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax assets are recognized to the extent that it is probable that future taxable income will be available against which the deductible temporary differences, unused tax losses and unrecognized tax credit carryforwards can be utilized. Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, based on tax rates and tax laws that have been enacted or substantively enacted by the end of the reporting period. The measurement of deferred tax liabilities and deferred tax assets reflects the tax consequences that would follow from the manner in which the Company expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

We recognize a deferred tax liability for all taxable temporary differences associated with investments in subsidiaries, associates, and interests in joint ventures, except to the extent that we are able to control the timing of the reversal of the temporary differences and it is probable that the temporary differences will not reverse in the foreseeable future. A deferred tax asset is recognized for all deductible temporary differences to the extent that it is probable that the differences relating to investments in subsidiaries, associates and joint ventures will reverse in the foreseeable future and taxable profit will be available against which the temporary difference can be utilized.

Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

We offset deferred tax assets and deferred tax liabilities if, and only if the Company has a legally enforceable right to set off current tax assets against current tax liabilities and the deferred tax assets and the deferred tax liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities which intend either to settle current tax liabilities and assets on a net basis, or to realize the assets and settle the liabilities simultaneously.

Earnings (Loss) Per Share

GLAAM, our Controlling Company presents basic and diluted Earnings (Loss) Per Share (or “EPS”) data for its ordinary shares. Basic EPS is calculated by dividing the profit or loss attributable to ordinary shareholders of the Controlling Company by the weighted average number of ordinary shares outstanding during the period.

Dividend

Dividend distribution to our shareholders is recognized as a liability in the financial statements in the period in which the dividends are approved by our shareholders.

Information by revenue categories

Revenue

The Company consists of a single operating segment.

Classification	For the six months ended June 30, 2023 (in U.S. $)	For the six months ended June 30, 2022 (in U.S. $)
Product	11,239,035	12,213,452
Service (*)	1,323,145	1,192,881

Total	12,562,180	13,406,333

(*)

On March 27, 2023, GLAAM and GLAAM Malaysia Sdn. Bhd made an exclusive distribution and license agreement. Per the agreement, in consideration for the exclusive territorial distribution rights and license granted to, GLAAM Malaysia Sdn. Bhd paid a royalty payment of total $760,000.

Classification	For the year ended December 31, 2022 (in U.S. $)	For the year ended December 31, 2021 (in U.S. $)
Product	12,984,977	8,096,808
Merchandise	3,309,138	662,960
Service	3,897,820	606,448
Rent	—	48,903

Total	20,191,935	9,415,119

Information about key customers

Two key customers, Inspire Casino Resort and GLAAM Malaysia, during the six months ended June 30, 2023, account for more than 50% of the Company’s sales.

For the years that ended December 31, 2022 and December 31, 2021, the Company had two (2) customers in each time period that represented more than 10% of GLAAM’s annual sales.

Critical Accounting Estimates and Assumptions

The Company makes estimates and assumptions concerning the future. The estimates and assumptions are continuously evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the current circumstances. Actual results may differ from these estimates.

The COVID-19 pandemic had a material adverse impact on the global economy in 2021. It had a devastating impact on the Company’s financial position and performance including, but not limited to, decrease of productivity, inventory obsolescence, delayed or cancelled contracts, and reduced collection of existing receivables. Consequently, the Company decided to reassess the significant accounting estimates and assumptions applied in the preparation of the consolidated financial statements.

Significant accounting estimates and assumptions applied in the preparation of the consolidated financial statements are subject to adjustment based on changes stemming from COVID-19. In addition, the ultimate effect of COVID-19 to the Company’s business, financial position and financial performance cannot presently determined as the Company continues to experience the consequences the pandemic.

The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below. Additional information of significant judgement and assumptions of certain items are included in relevant notes.

Impairment of Non-Financial Assets (including Goodwill)

The Company determines the recoverable amount of a CGU based on fair value or value-in-use calculations assess non-financial assets (including goodwill) for impairment.

Income Taxes

The Company’s taxable income generated from operations are subject to income taxes based on tax laws and interpretations of tax authorities in numerous jurisdictions. There are many transactions and calculations for which the ultimate tax determination is uncertain.

If a certain portion of the taxable income is not used for investments or increase in wages or dividends in accordance with the Republic of Korea’s Tax System for Recirculation of Corporate Income, the Company is liable to pay additional income tax calculated based on the tax laws. Accordingly, the measurement of current and deferred income tax is affected by the tax effects from the new tax system. As the Company’s income tax is dependent on the investments, as well as wage and dividends increase, there is an uncertainty measuring the final tax effects.

Fair Value of Financial Instruments

The fair value of financial instruments that are not traded in an active market is determined by using valuation techniques. The Company uses its judgment to select a variety of methods and make assumptions that are mainly based on market conditions existing at the end of each reporting period.

Impairment of Financial Assets

The provision for impairment for financial assets is based on assumptions about risk of default and expected loss rates. The Company uses judgement in making these assumptions and selecting the inputs to the impairment calculation based on the Company’s past history, existing market conditions as well as forward looking estimates at the end of each reporting period.

Net Defined Benefit Liability

The present value of net defined benefit liability depends on several factors that are determined on an actuarial basis using a number of assumptions including the discount rate.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. We are an “emerging growth company” as defined in Section 2(A) of the Securities Act of 1933, as amended, and have elected to take advantage of the benefits of this extended transition period.

We expect to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public business entities and non-public business entities until the earlier of the date we (a) are no longer an emerging growth company or (b) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used. See Note 1 of the accompanying audited consolidated financial statements and unaudited condensed consolidated financial statements of GLAAM included elsewhere in this prospectus for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the years ended December 31, 2022 and 2021 and for the consolidated financial statements as of and for the six months ended June 30, 2023 and June 30, 2022.

We intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, we intend to rely on such exemptions, the Company is not required to, among other things: (a) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act: (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of the Company’s first fiscal year following the fifth anniversary of the closing of the Business Combination, (b) the last date of the Company’s fiscal year in which the Company has total annual gross revenue of at least $1.235 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we issue more than $1.0 billion in non-convertible debt securities during the previous three years.

MANAGEMENT

The following table provides information relating to our directors and officers as of the date of this prospectus. Our board of directors is comprised of seven directors.

Name	Age	Position(s)
Gary R. Garrabrant	66	Director, Executive Chairperson
Dr. Ho Joon Lee	50	Director, Chief Executive Officer
Anthony R. Page	60	Chief Financial Officer
Dr. Orhan Ertughrul	55	Chief Technology Officer
Michael B. Berman	65	Independent Director
Craig M. Hatkoff	69	Independent Director
Betty W. Liu	50	Independent Director
Hafeez Giwa	42	Independent Director
Jessica Thomas	53	Independent Director

Executive Officers and Directors

Gary R. Garrabrant, Director and Executive Chairman. Mr. Garrabrant is the Chief Executive Officer and co-founder of Jaguar Growth Partners Group, LLC (“Jaguar”), as well as Jaguar Growth Partners, LLC (“JGP”). Mr. Garrabrant has been the Chief Executive Officer of Jaguar, as well as JGP since their formation in 2013. Mr. Garrabrant was the Chairperson and Chief Executive Officer of JGGC prior to Closing. Prior to the creation of Jaguar, Mr. Garrabrant co-founded Equity International in 1999 and was Chief Executive Officer and Director from 1999 to 2012. He was the principal architect of Equity International, providing strategic direction and overseeing all of the company’s activities and investment portfolio. From 1996 to 1999, Mr. Garrabrant was Executive Vice President of Equity Group Investments, responsible for private investments and capital markets, leading the acquisition of California Real Estate Investment Trust and the creation of Capital Trust. Previously Mr. Garrabrant co-founded Genesis Realty Capital Management and held leadership roles in the investment banking divisions of Chemical Bank and Bankers Trust Company. Mr. Garrabrant served as chairperson, vice chairperson and director of a number of companies spanning multiple continents across various sectors, including office, industrial and retail property, logistics, homebuilding, specialty finance, investment management and hospitality. Mr. Garrabrant is a former member of the University of Cambridge Real Estate Finance Advisory Board and the University of Notre Dame Mendoza College of Business Advisory Council, where he conceived and established the Garrabrant International Internship Program. He is a former Advisory Board member of the Kellogg Institute for International Studies at Notre Dame. He is a member of the Misericordia Advisory Board and the Endowment Investment Committee, a trustee of the Naples Children & Education Foundation (sponsor of the Naples Winter Wine Festival), a member of the Peconic Land Trust President’s Council and a supporter of the Ovarian Cancer Translational Gene Program at Mount Sinai Medical Center. Mr. Garrabrant graduated from the University of Notre Dame with a B.B.A. in Finance and completed the Dartmouth Institute at Dartmouth College.

Dr. Ho Joon Lee, Director and Chief Executive Officer. Dr. Lee is the former Chief Executive Officer of GLAAM, which he co-founded in 2011. While at GLAAM, Dr. Lee has been the driving force behind the innovation, commercialization, and business development of GLAAM’s products and has been the chief strategist of building a leading and innovative, largescale architectural media glass company. Dr. Lee is also the overall architect of GLAAM’s position as a fully vertically integrated architectural media glass company with offices and installations across APAC, EMEA, and North America. He has overseen the raising of over $185 million for GLAAM, established partnerships with industry leaders, such as LG Electronics and ANC, and won numerous awards for GLAAM’s products and solutions. Dr. Lee currently serves as a director for G-SMATT Hong Kong Ltd., G-SMATT America Ltd. and G-SMATT Europe Ltd, which are all subsidiaries of GLAAM. In addition, Dr. Lee founded, and formerly served as the Chief Executive Officer of, Bio X Co., Ltd., a South Korean investment company focusing on early-stage funding of companies in the fields of biotechnology and disruptive technologies in various sectors. In 2003, Dr. Lee founded, and formerly served as the Chief Executive Officer of, M3 Capital Partners Asia, an investment advisor in South Korea. Prior to M3 Capital Partners, Dr. Lee was a Senior Analyst (Director) at JP Morgan’s Investment Bank’s Equity Research Team in Hong Kong between 1999 and 2007. At JP Morgan, Dr. Lee covered market and financial analysis, initial public offerings and investments for companies in the technology, media and communications industries as well as the internet markets in South Korea and China. He took on central roles in Nasdaq listing projects for Webzen, Ninetowns, China Finance Online, Widerthan and numerous others. Dr. Lee was nominated multiple times as the “Best Analyst” in surveys conducted by Institutional Investor, AsiaMoney and Maeil Economic Daily. Dr. Lee holds a Ph.D. in Biochemistry from Gonville and Caius College, Cambridge University in the United Kingdom. In addition, Dr. Lee holds an MPhil in biochemistry and B.A. in natural science, both from Cambridge University in the United Kingdom.

Anthony R. Page, Chief Financial Officer. Mr. Page has been the Chief Risk Officer of JGP since February 2022 and previously served as JGP’s Head of Risk Management from January 2021 to February 2022 and senior advisor from 2015 to 2020. From 2006 to 2010, Mr. Page served as Senior Vice President and Director of Commercial Mortgage Investments for Capstead Mortgage Corporation (NYSE: CMO). From 2001 to 2015, Mr. Page served as Managing Partner of Perimone Investment Partners. From 1996 to 2000, Mr. Page was a principal at Apollo Real Estate Advisors focusing on international investments while residing in New York and Hong Kong. Prior to that, Mr. Page served as the Chief Financial Officer for Boston-based Winthrop Financial Associates and First Winthrop Corporation. Mr. Page is a member of the board of directors and Secretary of the Dallas Housing Finance Corp., and a member of the boards of directors of Brilliant China (a leading integrated developer, operator, and investment manager of logistics warehouses and related industrial properties in China), the McKinney Avenue Transit Authority, Uptown Dallas Inc., and the Uptown Success Alliance, Inc., Mr. Page is a CFA Charterholder, a Chartered Alternative Investment Analyst, was previously a certified public accountant, graduated from the University of Virginia with a B.S. in Commerce and completed the Advanced Management Development Program at the Harvard University Graduate School of Design.

Dr. Orhan Ertughrul, Chief Technology Officer. Dr. Ertughrul is the Executive Managing Director of GLAAM’s UK subsidiary G-SMATT Europe which he joined in 2017. Dr. Ertughrul has been instrumental in productifying GLAAM’s offering and in developing product roadmaps and marketing programs. Dr. Ertughrul has over 20 years of experience as a product management professional and has held several senior roles, including founding several companies. He has eight years of experience in start-ups and extensive product marketing experience, including being a Principle Consultant at BioX Clan, a South Korean early stage investor. Prior to GLAAM, Dr. Ertughrul was a Product Manager for Data Center Products at Comstor UK. Prior, Dr. Ertughrul was a Director of DSP Value Programs at Consona Corporation, 2007-2010. Dr. Ertughrul was Director of Product Development at Chello, of UPC Broadband, a Liberty Global company, 2000-2006. Dr. Ertughrul holds a Ph.D. in Molecular Biology from St Edmund’s College, Cambridge University, M.Sc. in Computer Science from Newcastle University, and an M.Sc./ARCS in Biotechnology from Imperial College London.

Michael Berman is the Chief Executive Officer of MB Capital Associates, a private company focused on public and private investments and consultancy assignments. From 2011 to 2018, Mr. Berman was the Chief Financial Officer and Executive Vice President of GGP, Inc., where he was responsible for capital markets, finance, treasury, accounting, tax, technology, investor relations and corporate communications functions. Mr. Berman served as Executive Vice President and Chief Financial Officer of Equity LifeStyle Properties (NYSE: ELS) from September 2003 until November 2011. He was responsible for ELS’s capital markets, finance, treasury, accounting, tax, technology, and investor relations functions. Mr. Berman is a member of the board of directors, the audit committee and the nominating and corporate governance committee of Brixmor Property Group Inc. (NYSE: BRX) and previously served as the Audit Committee Chair. He is a member of the board of directors, the Audit Committee Chair and a member of the governance and nominating committee of Skyline Champion Corp. (NYSE: SKY), one of the nation’s largest factory-built housing companies. Mr. Berman was employed in the investment banking department of Merrill Lynch & Co. from 1988 through 2002 and was an associate professor at the New York University Real Estate Institute in 2003. Mr. Berman holds an M.B.A. from

Columbia University Graduate School of Business, a J.D. from Boston University School of Law and a bachelor’s degree from Binghamton University in New York.

Craig Hatkoff has served on the board of directors of SL Green Realty Corp. (NYSE: SLG), a public real estate investment trust and the largest owner of commercial real estate in Manhattan. He served on the board of directors of JGGC until the Closing Date. He also serves as the Chairperson of Turtle Pond Publications. Previously, Mr. Hatkoff served as Executive Chairperson of LEX Markets, a real estate and alternative asset fintech start-up, from April 2019 to October 2021. Mr. Hatkoff was the Co-Head of the Real Estate Investment Banking Unit of Chemical Bank and served as a director of Subversive Capital Acquisition Corp. (NEOSVX: U), a cannabis focused SPAC. Mr. Hatkoff served on the Board of Digital Bridge (NYSE: DBRG) (f/k/a Colony Capital, Inc.), a public real estate investment trust that focuses on global digital infrastructure from 2019 to 2021. He served as a director of Taubman Centers, Inc. (NYSE: TCO), a real estate investment trust engaged in the ownership, management and leasing of retail properties, from May 2004 to January 2019. Mr. Hatkoff also co-founded the Tribeca Film Festival in 2002. From 2002 to 2005, he served as Trustee of the New York City School Construction Authority. Mr. Hatkoff was a Co-Founder, Vice Chairman and director of Capital Trust, Inc., a real estate investment management company, from 1997 to 2010. In addition, he currently serves, or has previously served, as director of several nonprofits, including the Desmond Tutu Peace Foundation, The Rock and Roll Hall of Fame, Sesame Workshop, Borough of Manhattan Community College Foundation, Richard Leakey’s Wildlife Direct and the Mandela Institute for Humanity. Mr. Hatkoff also served as an adjunct professor at Columbia Business School over two five-year periods; from 1991-1995 he created and taught the Real Estate Capital Markets course and from 2017-2021 he created and taught Disruptive Innovation Theory and the New Frontiers and was co-founder of Think Bigger, the Business School’s platform for innovation, creativity and entrepreneurship. Mr. Hatkoff is a New York Times #1 best-selling children’s author of a popular series of non-fiction children’s books published by Scholastic Books. He is the co-founder of the Disruptor Foundation, formed with Harvard Professor Clayton Christensen, author of Innovator’s Dilemma and has curated the annual Disruptor Awards since 2010.

Betty W. Liu is an independent non-executive director of L’Occitane International, a global beauty company headquartered in Geneva, Switzerland and Luxembourg and listed on the Hong Kong Stock Exchange. Ms. Liu is the former Chairperson, President, and Chief Executive Officer for D and Z Media Acquisition Corp. (NYSE: DNZ). She is a highly accomplished entrepreneur, journalist, producer, and corporate executive with more than 25 years of professional experience working domestically and internationally. Her extensive background in financial journalism and professional education content, and later as a senior executive at Intercontinental Exchange (ICE), has provided Ms. Liu connectivity and access to C-suite executives and directors across a variety of industries and geographies, domestically and internationally, particularly in Asia. Ms. Liu most recently served as the Executive Vice Chairperson of the NYSE Group and Chief Experience Officer for the NYSE’s parent company, ICE. She was also a member of the NYSE Group board of directors from 2018 to 2020. Ms. Liu oversaw the NYSE’s digital marketing operations, including customer-centric messaging, branding, digital events, and other core growth initiatives that were aligned with the company’s long-term strategy. In addition to her role in marketing and strategy, through her role at the NYSE, Ms. Liu was actively involved in more than 25 initial public offerings, including some of the largest listings in recent history for companies such as Uber (NYSE: U), Pinterest (NYSE: PINS), and Tencent Music (NYSE: TME). Prior to ICE, Ms. Liu served as the Founder and Chief Executive Officer of Radiate, an online, subscription-based edtech company focused on leadership, business, and personal development strategies for millennial managers and executives. As the Founder, Ms. Liu led day-to-day operations of the business and scaled the platform from concept to more than 20,000 monthly active professional subscribers in less than two years. Ms. Liu led the company through multiple rounds of venture-backed capital raises from notable venture capital investors, such as RSE Ventures and University Ventures. Radiate was acquired by ICE in 2018.

Hafeez Giwa is the Founder and Managing Partner of H Capital International (HCI), a privately held investment, development, and advisory firm specializing in real estate and infrastructure, and Co-Founder of HC Capital Properties (HCCP), a real estate investment and development company focused on Africa. Mr. Giwa has close to 20 years of professional experience in the real estate investment industry working in London, England and Lagos, Nigeria, as well as overseeing real estate investments and business activities in developments located in West and Central Africa. Before establishing HCI and HCCP in 2020 and 2015, respectively, Mr. Giwa held the position of Vice-President at Actis, a private equity firm focused on growth markets, from 2012 to 2015. Mr. Giwa started his career in investment banking and private equity in New York and London, where he made significant contributions to Morgan Stanley’s Real Estate division between 2006 and 2009. Mr. Giwa holds an MBA. degree from the Harvard Business School and a BA in Finance (with honors) from Howard University, where he was recognized as a Morgan Stanley—Richard B. Fisher Scholar and a Schweser—CFA Scholar.

Jessica Thomas is a Partner at William Morris Endeavor (WME), a global entertainment agency. Ms. Thomas founded and ran the commercial division of WME’s predecessor, Endeavor Talent Agency, in 2002. Over the last two decades, she has helped develop it into one of the leading brand divisions, with over 30 agents and annual revenue exceeding $500 million. Ms. Thomas has extensive experience negotiating endorsement and branding deals on behalf of talent, such as Hugh Jackman, Emma Stone, Jen Garner and Oprah Winfrey, and strategic entertainment partnerships with various Fortune 500 companies, including American Express, Revlon, and The Coca-Cola Company. Prior to joining Endeavor, she was the Head of Sales for the now defunct HSI Productions, a production company with a stable of top directors for music videos, television commercials and long form content. In addition, Ms. Thomas is a member of the board of directors of Environmental Media Association, whose mission is to promote and establish sustainable production practices in the entertainment industry. She graduated from the University of Southern California with a Bachelor of Arts in History.

Corporate Governance Practices

The Company is a “foreign private issuer,” as such term is defined in Rule 405 under the Securities Act. As a foreign private issuer, the Company is permitted to comply with Cayman Islands corporate governance practices in lieu of the otherwise applicable Nasdaq corporate governance rules, provided that the Company discloses the Nasdaq requirements it will not follow and the equivalent Cayman Islands requirements with which it will comply instead.

Board Composition

The business and affairs of the Company are organized under the direction of its board of directors. The primary responsibilities of the board of directors of the Company is to provide oversight, strategic guidance, counseling and direction to management. The board of directors of the Company will meet on a regular basis and additionally as required.

In accordance with the terms of the amended and restated memorandum and articles of association of the Company (the “Governing Documents”), the board of directors of the Company may establish the authorized number of directors from time to time by resolution. The board of directors of the Company currently consists of seven (7) members. Each of the directors will continue to serve as a director until the appointment and qualification of his or her successor or until his or her earlier death, resignation or removal. Vacancies on the board of directors can be filled by resolution of the board of directors. The board of directors is divided into three classes, each serving staggered, three-year terms:

•	the Class I directors are Jessica Thomas and Hafeez Giwa and their terms will expire at the first annual general meeting;

•	the Class II directors are Michael B. Berman and Betty W. Liu and their terms will expire at the second annual general meeting; and

•	the Class III directors are Gary R. Garrabrant, Dr. Ho Joon Lee and Craig M. Hatkoff and their terms will expire at the third annual general meeting.

As a result of the staggered board, only one class of directors will be appointed at each annual general meeting, with the other classes continuing for the remainder of their respective terms.

Director Independence

Subject to the “foreign private issuer exemption,” the Nasdaq corporate governance rules require that a majority of the board of directors of U.S. domestic companies listed on Nasdaq be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, stockholder, shareholder, or officer of an organization that has a relationship with the listed company), which, in the opinion of the listed company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Cayman Islands corporate governance practices do not require a majority of the board of directors to be independent. However, the Company does not currently rely on the “foreign private issuer exemption” from Nasdaq’s requirement that a majority of the Company board of directors be independent. The Company’s board of directors consists of seven directors, five of whom qualify as independent directors as defined in the Nasdaq corporate governance rules. The Company’s board of directors has determined that Michael B. Berman, Craig M. Hatkoff, Betty W. Liu, Hafeez Giwa and Jessica Thomas are “independent directors” as defined in the Nasdaq listing standards.

Committees of the Board

The Company has a separately standing audit committee, compensation committee and nominations and corporate governance committee , each of which operate under a written charter.

In addition, from time to time, special committees may be established under the direction of the board of directors when the board of directors deems it necessary or advisable to address specific issues. Copies of the Company’s committee charters are posted on the Company’s website, as required by applicable SEC and Nasdaq rules. The information contained on, or that may be accessed through, the Company’s and GLAAM’s website is not part of, and is not incorporated into, this prospectus.

Committee

Under Nasdaq corporate governance rules, the Company is required to maintain an audit committee consisting of at least three independent directors, each of whom is financially literate and one of whom has accounting or related financial management expertise.

The Company established an audit committee, which is comprised of Michael Berman, Hafeez Giwa and Craig Hatkoff. Michael Berman serves as the chairperson of the audit committee. All members of the audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the Nasdaq corporate governance rules. The Company’s board of directors has determined that both Michael Berman and Craig Hatkoff are audit committee financial experts as defined by the SEC rules.

The Company’s board of directors has determined that each member of the audit committee is independent, as such term is defined in Rule 10A-3(b)(1) under the Exchange Act, which is different from the general test for independence of board and committee members.

Audit Committee Role

The Company’s board of directors adopted an audit committee charter setting forth the responsibilities of the audit committee, which are consistent with the SEC rules and Nasdaq corporate governance rules. These responsibilities include:

•	overseeing the Company’s accounting and financial reporting process;

•

appointing, compensating, retaining, overseeing the work, and terminating the relationship with the Company’s independent registered public accounting firm and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•	discussing with the Company’s independent registered public accounting firm any audit problems or difficulties and management’s response;

•

pre-approving all audit and non-audit services provided to the Company by its independent registered public accounting firm (other than those provided pursuant to appropriate preapproval policies established by the audit committee or exempt from such requirement under the rules of the SEC);

•	reviewing and discussing the Company’s annual and quarterly financial statements with management and the Company’s independent registered public accounting firm;

•	discussing the Company’s risk management policies;

•	reviewing and approving or ratifying any related person transactions;

•	reviewing management’s reports;

•	discussing earnings press releases with management, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	reviewing the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements;

•	assessing and monitoring risk exposures, as well as the policies and guidelines for risk management processes;

•

establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters;

•	periodically reviewing and reassessing the adequacy of the audit committee charter;

•	periodically meeting with management, the internal audit team and the independent auditors, separately; and

•	preparing any audit committee report required by SEC rules.

•	reviewing management’s reports;

Compensation Committee

The Company’s compensation committee is responsible for, among other things:

•

reviewing and approving corporate goals and objectives with respect to the compensation of the Company’s Principal Executive Officer, evaluating the Company’s Principal Executive Officer’s performance in light of these goals and objectives and setting the Company’s Principal Executive Officer’s compensation;

•	reviewing and setting or making recommendations to the Company’s board of directors regarding the compensation of the Company’s other executive officers;

•	reviewing and making recommendations to the Company’s board of directors regarding director compensation;

•	reviewing and approving or making recommendations to the Company’s board of directors regarding the Company’s incentive compensation and equity-based plans and arrangements; and

•	appointing and overseeing any compensation consultants.

The Company’s compensation committee consists of Betty Liu, Craig Hatkoff and Jessica Thomas with Betty Liu serving as chair. The board of directors has determined that Betty Liu, Craig Hatkoff and Jessica Thomas qualify as “independent” under Nasdaq’s additional standards applicable to compensation committee members.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee was at any time during fiscal year 2022, or at any other time, one of the Company’s officers or employees. None of the Company’s executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of the Company’s board of directors or member of the Company’s compensation committee.

Nominating and Corporate Governance Committee

The Company’s nominating and corporate governance committee is responsible for, among other things:

•

identifying individuals qualified to become members of the board of directors of the Company and ensure the board of directors of the Company has the requisite expertise and consists of persons with sufficiently diverse and independent backgrounds;

•	recommending to the board of directors of the Company the persons to be nominated for election as directors and to each committee of the board of directors of the Company;

•

developing and recommending to the board of directors of the Company corporate governance guidelines, and reviewing and recommending to the board of directors of the Company proposed changes to the corporate governance guidelines from time to time; and

•	overseeing the annual evaluations of the board of directors of the Company, its committees and management.

The Company’s nominating and corporate governance committee consists of Craig Hatkoff, Michael Berman and Betty Liu with Craig Hatkoff serving as chair. The board of directors of the Company determined that the members of the nominating and corporate governance committee qualify as “independent” under Nasdaq rules applicable to nominating and corporate governance committee members.

The Company’s board of directors may from time to time establish other committees.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. The Governing Documents provide for indemnification of the Company’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. In addition, the Company has or will enter into indemnification agreements with each of its executive officers and directors. The indemnification agreements provide or will provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under Cayman Islands law, subject to certain exceptions contained in those agreements. The Company has also purchased a policy of directors’ and officers’ liability insurance that insures the Company’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Company against its obligations to indemnify its officers and directors.

These indemnification obligations may discourage shareholders from bringing a lawsuit against the Company’s officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against the Company’s officers and directors, even though such an action, if successful, might otherwise benefit the Company and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

The Company believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

EXECUTIVE COMPENSATION

Captivision’s Compensation of Officers and Directors

Decisions regarding the executive compensation program will be made by the compensation committee of the Company’s board of directors. The Company intends to develop an executive compensation program that is designed to align compensation with business objectives and the creation of shareholder value, while enabling the Company to attract, retain, incentivize and reward individuals who contribute to its long-term success.

During the year ended December 31, 2023, the Company (and its predecessors) paid an aggregate of $1,136,073 in compensation to its executive officers and directors. As of that date, the Company had an accumulated retirement benefit obligation for such persons of $975,712. These amounts include compensation paid to JGGC’s and GLAAM’s executive officers and directors during the year, including individuals who no longer serve as executive officers or directors of the Company following the business combination.

Equity Incentive Plan

The Company has adopted the Equity Plan as part of its compensation program.

Administration. A committee of at least two people appointed by the board of directors of the Company (or, if no such committee has been appointed, the board of directors of the Company) (the “Committee”) administers the Equity Plan. The Committee generally has the authority to designate participants, determine the type or types of awards to be granted to a participant, determine the terms and conditions of any agreements evidencing any awards granted under the Equity Plan, accelerate the vesting or exercisability of, payment for or lapse of restrictions on, awards and to adopt, alter and repeal rules, guidelines and practices relating to the Equity Plan. The Committee has full discretion to administer and interpret the Equity Plan and to make any other determinations and/or take any other action that it deems necessary or desirable for the administration of the Incentive Plan, and any such determinations or actions taken by the Committee shall be final, conclusive and binding upon all persons and entities. The Committee may delegate to one or more officers of the Company or any affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation or election that is the responsibility of or that is allocated to the Committee in the Equity Plan and that may be so delegated as a matter of law, except for grants of awards to persons subject to Section 16 of the Exchange Act.

Eligibility. All employees, consultants, advisors and service providers and all non-executive officer directors are eligible to participate in the Equity Plan.

Number of Shares Authorized. The Equity Plan provides for an aggregate of up to 6,668,797 Ordinary Shares of the Company to be delivered; provided that the total number of Ordinary Shares that will be reserved, and that may be issued, under the Equity Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2024 and ending with calendar year 2033, by a number of shares equal to 1% of the total outstanding Ordinary Shares on the last day of the prior calendar year. Notwithstanding the foregoing, the board of directors of the Company may act prior to January 1st of a given year to provide that there will be no such increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of shares than would otherwise occur pursuant to the preceding sentence. The maximum aggregate fair market value on the date of grant for awards granted and cash fees paid to any non-employee director pursuant to the Equity Plan during any fiscal year may not exceed a total value of $750,000, provided that the non-employee directors who are considered independent (under the rules of Nasdaq or other securities exchange on which the Ordinary Shares are traded) may make exceptions to this limit (up to $1,500,000) for a non-executive chair of the board of directors of the Company, if any, or the chair of a committee of the board of directors of the Company, in which case the non-employee director receiving such additional compensation may not participate in the decision to award such compensation. Ordinary Shares underlying awards under the Equity Plan that are forfeited, canceled, expire unexercised or are settled in cash will be available again for new awards under the Equity Plan. If there is any change in our corporate capitalization, the Committee in its sole discretion may make substitutions or adjustments to the number of Ordinary Shares reserved for issuance under the Equity Plan, the number of Ordinary Shares covered by awards then outstanding under the Equity Plan, the limitations on awards under the Equity Plan, the exercise price of outstanding options and such other equitable substitutions or adjustments as it may determine appropriate.

The Equity Plan has a term of not more than 10 years from the date it was approved by shareholders, and no further awards may be granted under the Equity Plan after that date, provided, however, in the case of an incentive stock option (“ISO”), no ISO shall be granted on or after 10 years from the earlier of (i) the date the Equity Plan is approved by the JGGC board of directors and (ii) the date the shareholders approved the Equity Plan.

Awards Available for Grant. The Committee may grant awards of nonqualified stock options, ISOs, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, other share-based awards, other cash-based awards, dividend equivalents, and/or performance compensation awards or any combination of the foregoing.

Options. The Committee is authorized to grant options to purchase Ordinary Shares that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code for ISOs, or “nonqualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under the Equity Plan are subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Committee and specified in the applicable award agreement. The maximum aggregate number of Ordinary Shares that may be issued through the exercise of ISOs granted under the Equity Plan is 6,668,797 Ordinary Shares and the number of shares authorized for issuance as ISOs shall not be subject to the annual automatic share increase provisions described above. In general, the exercise price per Ordinary Share for each option granted under the Equity Plan will not be less than the fair market value of such share at the time of grant or, for purposes of ISOs, if granted to an employee who owns or is deemed to own more than 10% of the combined voting power of all of our classes of stock, or of any parent or subsidiary (a “10% Shareholder”), less than 110% of the fair market value of such share at the time of grant. The maximum term of an option granted under the Equity Plan is 10 years from the date of grant (or five years in the case of ISOs granted to a 10% Shareholder). However, if the option would expire at a time when the exercise of the option by means of a cashless exercise or net exercise method (to the extent such method is otherwise then permitted by the Committee for purposes of payment of the exercise price and/or applicable withholding taxes) would violate applicable securities laws or any securities trading policy adopted by us, the expiration date applicable to the option will be automatically extended to a date that is 30 calendar days following the date such cashless exercise or net exercise would no longer violate applicable securities laws or applicable securities trading policy (so long as such extension does not violate Section 409A of the Code), but not later than the expiration of the original exercise period. Payment in respect of the exercise of an option may be made in cash, by check or other cash equivalent, by surrender of unrestricted shares (at their fair market value on the date of exercise) that have been held by the participant for any period deemed necessary by our accountants to avoid an additional compensation charge or have been purchased on the open market, or the Committee may, in its discretion and to the extent permitted by law, allow such payment to be made through a broker-assisted cashless exercise mechanism, a net exercise method, the surrender of other property having a fair market value on the date of exercise equal to the exercise price or by such other method as the Committee may determine to be appropriate.

Stock Appreciation Rights. The Committee is authorized to award SARs under the Equity Plan. SARs will be subject to the terms and conditions established by the Committee and reflected in the award agreement. A SAR is a contractual right that allows a participant to receive, either in the form of cash, Ordinary Shares or any combination of cash and Ordinary Shares, the appreciation, if any, in the value of an Ordinary Share over a certain period of time. An option granted under the Equity Plan may include SARs, and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option will be subject to terms similar to the option corresponding to such SARs. The exercise price of SARs cannot be less than 100% of the fair market value of an Ordinary Share at the time of grant.

Restricted Stock. The Committee is authorized to award restricted stock under the Equity Plan. Each award of restricted stock will be subject to the terms and conditions established by the Committee, including any dividend or voting rights. Restricted stock awards are Ordinary Shares that generally are non-transferable and subject to other restrictions determined by the Committee for a specified period. Unless the Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the restricted period, then any unvested restricted stock will be forfeited. Dividends, if any, that may have been withheld by the Committee will be distributed to the participant in cash or, at the sole discretion of the Committee, in Ordinary Shares having a fair market value equal to the amount of such dividends, upon the release of any applicable restrictions, and if the applicable share is forfeited, the participant will have no right to such dividends (except as otherwise provided in the applicable award agreement).

Restricted Stock Unit Awards. The Committee is authorized to award restricted stock unit awards under the Equity Plan. The Committee will determine the terms of such restricted stock unit awards, including any dividend rights. Unless the Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited. At the election of the Committee, the participant will receive a number of Ordinary Shares equal to the number of units earned or an amount in cash equal to the fair market value of that number of Ordinary Shares at the expiration of the period over which the units are to be earned or at a later date selected by the Committee. Dividends, if any, that may have been withheld by the Committee will be distributed to the participant in cash or, at the sole discretion of the Committee, in Ordinary Shares having a fair market value equal to the amount of such dividends, upon the release of any applicable restrictions, and if the applicable share is forfeited, the participant will have no right to such dividends (except as otherwise provided in the applicable award agreement).

Other Share-Based Awards. The Committee may grant to participants other share-based awards under the Equity Plan, which are valued in whole or in part by reference to, or otherwise based on, Ordinary Shares. The form of any other share-based awards will be determined by the Committee and may include a grant or sale of unrestricted Ordinary Shares. The number of Ordinary Shares related to other share-based awards and the terms and conditions, including vesting conditions, of such other share-based awards will be determined by the Committee when the award is made. Other share-based awards will be paid in cash, Ordinary Shares, or a combination of cash and shares, as determined by the Committee, and the Committee will determine the effect of a termination of employment or service on a participant’s other share-based awards.

Other Cash-Based Awards. The Committee may grant to participants a cash award that is not otherwise described by the terms of the Equity Plan, including cash awarded as a bonus or upon the attainment of performance goals or otherwise as permitted under the Equity Plan. The form, terms, and conditions, including vesting conditions, of any other cash-based awards will be established by the Committee when the award is made, and any other cash-based awards will be paid to participants in cash. The Committee will determine the effect of a termination of employment or service on a participant’s other cash-based awards.

Dividend Equivalents. The Committee may provide for the payment of dividend equivalents with respect to Ordinary Shares subject to an award, such as restricted stock units, but not on awards of stock options or SARs. However, no dividend equivalents will be paid prior to the issuance of stock. Dividend equivalents may be credited as of the dividend payment dates, during the period between the grant date and the date the award becomes payable or terminates or expires, as determined by the Committee; however, dividend equivalents will not be payable unless and until the issuance of shares underlying the award and will be subject to forfeiture to the same extent as the underlying award. Dividend equivalents may be paid on a current or deferred basis, in cash, additional Ordinary Shares, or converted to full-value awards, calculated and subject to such limitations and restrictions as the Committee may determine.

Performance Compensation Awards. The Committee is authorized to grant any award, including in the form of cash, under the Equity Plan in the form of a performance compensation award by conditioning the vesting of the award on the satisfaction of certain performance goals, measured on an absolute or relative basis, for a particular performance period. The Committee may establish performance criteria that will be used to establish these performance goals with reference to one or more of the following, without limitation:

•	net earnings or net income (before or after taxes);

•	basic or diluted earnings per share (before or after taxes);

•	revenue or revenue growth (measured on a net or gross basis);

•	gross profit or gross profit growth;

•	operating profit (before or after taxes);

•	return measures (including, but not limited to, return on assets, capital, invested capital, equity or sales);

•	cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital);

•	financing and other capital-raising transactions (including, but not limited to, sales of the Company’s equity or debt securities);

•	earnings before or after taxes, interest, depreciation, and/or amortization;

•	gross or operating margins;

•	productivity ratios;

•	share price (including, but not limited to, growth measures and total shareholder return);

•	expense targets;

•	margins;

•	productivity and operating efficiencies;

•	measures of customer satisfaction;

•	customer growth;

•	working capital targets;

•	measures of economic value added;

•	inventory control;

•	enterprise value;

•	sales;

•	debt levels and net debt;

•	combined ratio;

•	timely launch of new facilities;

•	client retention;

•	employee retention;

•	timely completion of new product rollouts;

•	cost targets;

•	reductions and savings;

•	productivity and efficiencies;

•	strategic partnerships or transactions;

•	measures of personal targets, goals or completion of projects;

•	such other criteria as established by the Committee in its discretion from time to time; or

•	any combination of the foregoing.

The Committee is authorized to adjust or modify the calculation of a performance goal for a performance period based on and in order to appropriately reflect certain circumstances or events that occur during such performance period, including, without limitation, one or more of the following: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) unusual and/or infrequently occurring items as described in Accounting Principles Opinion No. 30 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (vi) acquisitions or divestitures; (vii) discontinued operations; (viii) any other specific unusual or infrequently occurring or non-recurring events, or objectively determinable category thereof; (ix) foreign exchange gains and losses; and (x) a change in the Company’s fiscal year.

Transferability. Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution. The Committee, however, may permit awards (other than ISOs) to be transferred to family members, a trust for the benefit of such family members, a partnership or limited liability company whose partners or shareholders are the participant and his or her family members or anyone else approved by it.

Amendment and Termination; Repricing. In general, the board of directors of the Company may amend, alter, suspend, discontinue or terminate the Equity Plan at any time. However, shareholder approval to amend the Equity Plan may be necessary if the law or the Equity Plan so requires. No amendment, alteration, suspension, discontinuance or termination will impair the rights of any participant or recipient of any award without the consent of the participant or recipient. Shareholder approval will not be required for any amendment that reduces the exercise price of any stock option or SAR, or cancels any stock option or SAR that has an exercise price that is greater than the then-current fair market value of Ordinary Shares in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.

Change in Control. In the event of a “Change in Control” (as defined in the Equity Plan), the Committee may adjust the number of Ordinary Shares or other securities of (or number and kind of other securities or other property) subject to an award, the exercise or strike price of an award, or any applicable performance measure, and may provide for the substitution or assumption of outstanding awards in a manner that substantially preserves the terms of such awards, the acceleration of the exercisability or lapse of restrictions applicable to outstanding awards and the cancellation of outstanding awards in exchange for the consideration received by shareholders of in connection with such Change in Control transaction.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a summary of transactions to which we, GLAAM and JGGC have been a participant.

Certain Relationships and Related Person Transactions of JGGC

JGG SPAC Holdings Working Capital Loan

On June 30, 2023, JGGC issued the Working Capital Promissory Note, which was subsequently increased to $1,500,000. The total amount owed under the Working Capital Promissory Note as of the Closing Date, was $1,112,500. On November 15, 2023, JGGC, JGG SPAC Holdings, the Company and GLAAM entered into the JGGC SPAC Holdings Deferral Agreement for the amount outstanding under the Working Capital Promissory Note, which provides that (i) until repaid, the amount outstanding under the Working Capital Promissory Note will accrue interest at the rate of 12% per annum and (ii) (A) 50% of the deferred amount under such agreement, plus accrued interest, is to be paid 365 days after the Closing Date and (B) the remaining 50%, plus accrued interest, is to be paid 730 days after the Closing Date.

As an alternative to cash payment, the JGGC SPAC Holdings Deferral Agreement provides that JGG SPAC Holdings has the option to convert all or a portion the amount outstanding under the Working Capital Promissory Note into Ordinary Shares at a share price equal to the average of the volume weighted average of an Ordinary Share for the 20 consecutive trading day period occurring prior to the applicable election date.

Sponsor Support Agreement

On March 2, 2023, concurrently with the execution and delivery of the Business Combination Agreement, JGGC, the Company, GLAAM, the JGGC Sponsor and the other parties thereto entered into the Sponsor Support Agreement, pursuant to which the JGGC Sponsor agreed to, among other things: (i) certain restrictions on transfer relating to its ordinary shares of JGGC prior to the Closing as set forth therein, (ii) not redeem any of its shares of JGGC in connection with the vote to approve the Business Combination or any proposal to extend the date by which JGGC must complete an initial business combination, (iii) vote in favor of the Merger and the other transactions and against any alternative transaction, (iv) waive certain anti-dilution provisions contained in JGGC’s governing documents in connection with the Merger and (v) subject 1,916,667 Ordinary Shares received by the JGGC Sponsor at Closing to vesting (or forfeiture if such shares have not vested prior to the expiration of the Specified Period) upon the later of (A) the date that is one hundred eighty (180) days after the Closing and (B) the VWAP for Ordinary Shares being at least $12.50 for 20 Trading Days within any 30-day consecutive Trading Day period during the Specified Period.

Certain Relationships and Related Person Transactions of GLAAM

GLAAM Support Agreement

On March 2, 2023, concurrently with the execution and delivery of the Business Combination Agreement, certain GLAAM Shareholders, JGGC, the Company and GLAAM entered into the GLAAM Support Agreement pursuant to which, among other things, such the former shareholders of GLAAM agreed to (i) vote their respective GLAAM Common Shares in favor of the approval and adoption of the Business Combination Agreement and the other agreements entered into by JGGC in connection with the Business Combination (collectively, the “Transactions”), (ii) certain transfer restrictions with respect to such GLAAM Common Shares and (iii) waive any appraisal rights (including under the Korean Commercial Code) with respect to the Transactions. Pursuant to the GLAAM Support Agreement, any GLAAM Shareholder party thereto may not transfer its GLAAM Common Shares unless the applicable transferee enters into a written agreement in form and substance reasonably satisfactory to JGGC and GLAAM (to which both JGGC and GLAAM shall be parties) agreeing to be bound by the applicable provisions of the GLAAM Support Agreement prior to or concurrently with the occurrence of such transfer.

GLAAM Founder Earnout Letter

On March 2, 2023, concurrently with the execution and delivery of the Business Combination Agreement, the GLAAM Founders, the Company, Exchange Sub, JGGC and GLAAM entered into the GLAAM Founder Earnout Letter. Pursuant to the GLAAM Founder Earnout Letter, at the Closing, issued or caused to be issued to the GLAAM Founders the Earnout RSRs, in each case upon the terms and subject to the conditions set forth in the GLAAM Founder Earnout Letter, and the Company reserved and allotted the Earnout Shares for issuance upon settlement of such Earnout RSRs if the VWAP of Ordinary Shares is greater than or equal to (a) $12.00, (b) $14.00, or (c) $16.00, respectively, in each case, for twenty (20) Trading Days within any thirty (30) consecutive Trading Day period occurring during the Earnout Period.

In the event that after the Closing and prior to the expiration of the Earnout Period, an Earnout Strategic Transaction is consummated where the per share value in connection with such Earnout Strategic Transaction is greater than or equal to (a) $12.00, (b) $14.00, or (c) $16.00 per share, then the corresponding Series I RSRs, the Series II RSRs, or the Series III RSRs, as the case may be, will automatically vest, and any Earnout Shares underlying such vested Earnout RSRs not previously issued pursuant to the GLAAM Founder Earnout Letter will be issued or deemed to have been issued by the Company immediately prior to the consummation of such transaction. The recipients of such issued or deemed to be issued Earnout Shares shall be eligible to participate with respect thereto in such Earnout Strategic Transaction.

If the Company effects a share split, share subdivision, split-up, reverse share split, share consolidation, share subdivision, share dividend or distribution affecting the outstanding Ordinary Shares, the number of Earnout Shares issuable pursuant to the vesting of the Earnout RSRs set forth in the GLAAM Founder Earnout Letter and the stock price targets included in the definition of each Triggering Event and each Earnout Strategic Transaction Vesting Event, shall be equitably adjusted for such share split, share subdivision, split-up, reverse share split, share consolidation, share subdivision, share dividend or distribution.

Upon the expiration of the Earnout Period, if any Triggering Event or Earnout Strategic Transaction Vesting Event has not occurred, none of the related Earnout RSRs shall vest, and all rights underlying any such Earnout RSRs shall be forfeited and cancelled for no consideration.

Founder Warrants

On November 15, 2023, concurrently with the consummation of the Business Combination, the Company, JGGC and GLAAM entered into an agreement with the GLAAM Founders pursuant to which the Company issued to the GLAAM Founders an aggregate of 1,779,368 Ordinary Shares. The Founder Warrants have the same exercise price and substantially the same term, exercisability, vesting schedule and other rights, obligations and conditions as the Private Warrants.

Related Party Financings

Bio X Transactions

GLAAM and Bio X, a company founded by Ho Joon Lee and Houng Ki Kim, GLAAM’s co-founders, for which Mr. Lee formerly acted as Chief Executive Officer and for which Houng Ki Kim currently serves as Chief Executive Officer, entered into 17 loan agreements during the period from January 4, 2023 to August 18, 2023, where the effective period for each agreement was one year, whereby Bio X lent an aggregate of ~~W~~2,567,000,000 to GLAAM, accruing at a rate of 5% per annum. As of September 30, 2023, GLAAM has repaid these loans in full.

On May 21, 2022, GLAAM entered into a supply agreement with Bio X. Per the agreement, GLAAM supplied G-Glass in the amount of ~~W~~600,000,000 to Bio X on June 30, 2022.

Houng Ki Kim Credit Agreement

GLAAM and Houng Ki Kim, GLAAM’s co-founder, entered into a credit agreement dated January 2, 2023, that provides for a revolving line of credit to GLAAM in an amount of ~~W~~2,000,000,000 accruing at a rate of 5% per annum and maturing on December 31, 2023. As of September 30, 2023, an aggregate of ~~W~~948,225,455 was outstanding under the credit agreement.

Powergen Transactions

Beginning in November 2020, GLAAM was unable to pay outstanding principal and interest in the amount of ~~W~~12,748,749,522 due on a loan from the Korean Development Bank secured by GLAAM’s office building and South Korean manufacturing facility, the land thereunder and the manufacturing equipment inside of GLAAM’s South Korean manufacturing facility. On May 28, 2021, the Korean Development Bank reclassified the loan as non-performing and transferred the loan and its rights thereunder to an asset securitization firm, UAMCO. UAMCO executed on the lien over the collateral and initiated an auction process.

On September 26, 2022, Powergen, an IT consulting company that is majority-owned by Jeong-Kyu Lee, Mr. Ho-Joon Lee’s brother, purchased the collateral, GLAAM’s office building and South Korean manufacturing facility, the land thereunder and the manufacturing equipment inside of GLAAM’s South Korean manufacturing facility, at auction for an aggregate amount of ~~W~~7,800,000,000 from UAMCO.

On December 21, 2022, GLAAM entered into an asset purchase and sale agreement with Powergen, pursuant to which GLAAM repurchased from Powergen GLAAM’s manufacturing equipment inside of its South Korean manufacturing facility for ~~W~~1,509,653,642 (the “Powergen Equipment Purchase Agreement”).

On December 22, 2022, GLAAM entered into an asset purchase and sale agreement with Powergen Co, pursuant to which GLAAM repurchased from Powergen GLAAM’s office building and South Korean manufacturing facility, the land thereunder for ~~W~~6,618,317,849 (the “Powergen Manufacturing Facility and Land Purchase Agreement,” and, together with the Powergen Equipment Purchase Agreement, the “Powergen Purchase Agreements”). The transfer of GLAAM’s assets from Powergen to GLAAM pursuant to the Powergen Purchase Agreements was completed on December 29, 2022.

In addition, on August 1, 2022, GLAAM entered into a manufacturing and sales management systems agreement with Powergen, pursuant to which Powergen agreed to develop a manufacturing management system for GLAAM for ~~W~~350,000,000, of which ~~W~~200,000,000 was prepaid on December 30, 2022.

Ho Joon Lee Loan Agreement

GLAAM and Mr. Lee, GLAAM’s co-founder, entered into a loan agreement dated July 21, 2021, whereby Mr. Lee lent an aggregate of ~~W~~30,000,000 to GLAAM, accruing at a rate of 0% per annum and maturing July 20, 2024. As of September 30, 2023, the outstanding balance payable to Mr. Lee under the loan agreement was ~~W~~30,000,000.

SBI Loan Agreement

The amounts outstanding under the SBI loan agreement are secured, in part, by a mortgage on Mr. Lee’s personal residence.

JGG SPAC Holdings Promissory Note

JGG SPAC Holdings and the Company entered into a non-interest bearing promissory note dated January 29, 2024, pursuant to which JGG SPAC Holdings made a $100,000 advance to the Company for general working capital purposes. The maturity date of the promissory note is December 31, 2025.

G-SMATT America Financings

G-SMATT America Co., Ltd., a partly owned subsidiary of GLAAM (“G-SMATT America”), and GLAAM entered into fourteen loan agreements during the period from April 2, 2018 to September 27, 2023, where the effective period of each agreement was one year, whereby GLAAM lent an aggregate of $1,114,500 to G-SMATT America, accruing at a rate of 5% per annum. As of September 30, 2023, an aggregate of $1,331,780 including accrued interest, was outstanding under the loan agreement. As of the date of this prospectus, G-SMATT America has not repaid this loan and it is overdue.

G-SMATT America and G-Frame Co., Ltd., a wholly-owned subsidiary of GLAAM (“G-Frame”), entered into two loan agreements during the period from July 16, 2018 to June 26, 2019, where the effective period of each agreement was one year, whereby GLAAM lent an aggregate of $170,000 to G-SMATT America, accruing at a rate of 5% per annum. As of September 30, 2023, an aggregate of $210,434, including accrued interest, was outstanding under the loan agreements.

G-SMATT America and G-SMATT Europe, a partly-owned subsidiary of GLAAM (“G-SMATT Europe”), entered into two loan agreements during the period from March 26, 2020 to May 27, 2021, where the effective period of each agreement was one year, whereby G-SMATT Europe lent an aggregate of $242,885.47 to G-SMATT America, accruing at a rate of 5% per annum. As of September 30, 2023, an aggregate of $274,442.55. including accrued interest, was outstanding under the loan agreements.

G-SMATT Europe

G-SMATT Europe and Orhan Ertughrul, the Company’s Chief Technology Officer and G-SMATT Europe’s Managing Director, entered into a loan agreement dated January 31, 2021, whereby Mr. Ertughrul provided a loan with an available amount up to £450,000 to G-SMATT Europe, accruing at a rate of 0% per annum and maturing January 31, 2024. As of September 30, 2023, an aggregate of £414,526.98 including accrued interest, was outstanding under the loan agreement.

G-SMATT Europe and GLAAM entered into thirteen loan agreements during the period from May 9, 2018 to September 20, 2023 where the effective period of each agreement was one year, whereby GLAAM lent an aggregate of £950,000 to G-SMATT Europe, accruing at a rate of 5% per annum. As of September 30, 2023, an aggregate of £950,409, including accrued interest, was outstanding under the loan agreement. As of the date of this prospectus, G-SMATT Europe has not repaid this loan and it is overdue.

On November 30, 2022, G-SMATT Europe acquired 100% ownership of Inflectix Limited (“Inflectix”) as a wholly owned subsidiary for USD 301,654. Inflectix was incorporated on July 11, 2018, by Orhan Ertughrul, G-SMATT Europe’s chief executive officer. It is located in Gloucestershire, United Kingdom and provides high level technical expertise service in biotechnology investment consulting field.

Korea Networks

Korea Networks was an affiliate company that sold and leased G-TAINER, and supplied it during the Pyeongchang Olympics. GLAAM provided financial support to Korea Networks. However, due to the lack of business activity following the outbreak of COVID-19, Korea Networks was forced to close down in October 2022. GLAAM has completed a 100% write-off of the loan to Korea Networks.

Subsidiary Borrowings

G-SMATT Japan

For the years ended December 31, 2022 and December 31, 2021, GLAAM had sales to G-SMATT Japan Corporation (“G-SMATT Japan”) of $9,267 and $1,392, respectively, consisting of G-Glass raw materials utilized for after service purposes. For the six months ended June 30, 2023 and June 23, 2022, GLAAM incurred other expense to G-SMATT Japan of $0 and $8,997, respectively, for borrowing from G-SMATT Japan.

As of December 31, 2022 and December 31, 2021, GLAAM had accounts receivable from G-SMATT Japan of $322,763 and $543,403, respectively, related to the balances of account receivable from $25,416 in 2020 and $517,987 in 2019, respectively. As of December 31, 2022 and December 31, 2021, GLAAM had borrowings from G-SMATT Japan of $0 and $173,313, respectively. As of December 31, 2022 and December 31, 2021, GLAAM had other payables to G-SMATT Japan of $0 and $17,611, respectively, for accumulated unpaid interest due to borrowing from G-SMATT Japan.

G-SMATT America

For the years ended December 31, 2022 and December 31, 2021, GLAAM had sales to G-SMATT America of $0 and $931,568, respectively, consisting of $495,945 for Project Pier 17 and $435,623 for Project Centercal Riverton. For the years ended December 31, 2022 and December 31, 2021, GLAAM had other income from G-SMATT America of $0 and $40,750, respectively, related to interest income from loan to G-SMATT America. For the years ended December 31, 2022 and December 31, 2021, GLAAM had incurred other expense paid to G-SMATT America of $0 and $225,759, respectively, for the expense, $31,290 of using the local aging facility and the product claim expense, $194,469 for Project MMOF, a project involving the planning and manufacture of a 340 squared meter facade originally planned to be installed in Las Vegas, Nevada, which was canceled ahead of the installation phase.

As of December 31, 2022 and December 31, 2021, GLAAM had accounts receivable from G-SMATT America of $0 and $699,495, respectively, related to the balance of accounts receivable. As of December 31, 2022 and December 31, 2021, GLAAM had loans to G-SMATT America of $0 and $795,447, respectively, pursuant to seven times loans for working capital of G-SMATT America during the period from April 5, 2018 to April 23, 2021. As of December 31, 2022 and December 31, 2021, GLAAM had other receivables from America of $0 and $142,126, respectively, related to accumulated unpaid interest from the loan to G-SMATT America. As of December 31, 2022 and December 31, 2021, GLAAM had other payables to G-SMATT America of $0 and $230,730, related to pre-paid receivable of 70% of Project MMOF.

G-SMATT Hong Kong

For the years ended December 31, 2022 and December 31, 2021, GLAAM had sales to G-SMATT Hong Kong Limited (“G-SMATT Hong Kong”) of $0 and $1,342, respectively, consisting of G-Glass raw materials utilized for after service purposes. For the years ended December 31, 2022 and December 31, 2021, GLAAM incurred other expenses to G-SMATT Hong Kong of $0 and $66,435, respectively, for HK$500,000 due to a product claim.

Korea Networks

As of December 31, 2021, GLAAM had loans to Korea Networks of $3,797,838, pursuant to payment from the loan agreement between GLAAM and affiliates for working capital executed on September 20, 2018. As of December 31, 2021, GLAAM had other receivables from Korea Networks of $902,640 for accumulated unpaid interest from the loan to Korea Networks. Korea Networks ceased its operation on October 19, 2022. GLAAM wrote off all of its receivables from Korea Networks amounting $4,700,479 as of December 31, 2021.

Registration Rights Agreement

On November 15, 2023, concurrently with the consummation of the Business Combination, the Company, the JGGC Sponsor and the other parties thereto (collectively, the “RRA Parties”) entered into the Registration Rights Agreement, pursuant to which, among other things, the RRA Parties will be granted certain customary registration rights, demand rights and piggyback rights with respect to their respective Ordinary Shares. The Registration Rights Agreement amended and restated the registration rights agreement, dated February 10, 2022, by and among JGGC, the JGGC Sponsor and other holders of JGGC Securities party thereto and requires us to, among other things, file a resale registration statement on behalf of the RRA Parties as soon as practicable but no later than 30 days after the Closing. The Registration Rights Agreement also provides certain demand rights and piggyback rights to the RRA Parties, in each case subject to certain offering thresholds, applicable lock-up restrictions, issuer suspension periods and certain other conditions. The Registration Rights Agreement includes customary indemnification provisions. The Company agreed to pay certain fees and expenses relating to registrations under the Registration Rights Agreement.

In addition, pursuant to the Registration Rights Agreement, and subject to certain customary exceptions, each RRA Party agreed that, during the period beginning on the date of Closing and ending on the 180th day thereafter, such RRA Party will not, directly or indirectly: (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, lend, grant any option, right or warrant to purchase, purchase any option or contract to sell, or dispose of or agree to dispose of, or establish or increase any put equivalent position or liquidate or decrease any call equivalent position within the meaning of Section 16 of the Exchange Act, in each case with respect to any Registrable Securities (as defined in the Registration Rights Agreement); (b) enter into any swap, hedging or other agreement, arrangement or transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of any Registrable Securities; or (c) publicly announce or disclose any action or intention to effect any transaction specified in clause (a) or (b).

Agreements with directors and officers

Exculpation, indemnification and insurance. The Company’s Governing Documents provide that every director and officer, together with every former director and former Officer, (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default. The Company, has purchased and maintains insurance for the benefit of any Indemnified Person against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company. We have entered into agreements with certain of our office holders, exculpating them from a breach of their duty of care to us to the fullest extent permitted by law and undertaking to indemnify them to the fullest extent permitted by law, subject to certain exceptions, including with respect to liabilities resulting from the Business Combination to the extent that these liabilities are not covered by insurance.

Related party transaction policy

Our board of directors has adopted a written related party transaction policy to set forth the policies and procedures for identifying related party transactions.

DESCRIPTION OF SECURITIES

A summary of the material provisions governing Captivision’s securities is provided below. The following summary does not purport to be complete and is qualified in its entirety by reference to applicable Cayman Islands law and our Governing Documents, which are filed as an exhibit hereto.

Authorized Capitalization

We are a Cayman Islands exempted company (company number 397836) and our affairs are governed by the Governing Documents, the Companies Act and the common law of the Cayman Islands. We are authorized to issue 400,000,000 ordinary shares, $0.0001 par value each, and 100,000,000 preference shares, $0.0001 par value each.

We currently have only one class of issued ordinary shares, which have identical rights in all respects and rank equally with one another.

We have approximately 28,979,828 Ordinary Shares issued and outstanding as of the date of this prospectus, including 1,916,667 Ordinary Shares that are issued, outstanding and held by the JGGC Sponsor, but are subject to vesting and forfeiture.

Ordinary Shares

Holders of Ordinary Shares are entitled to one vote for each share held of record on all matters to be voted on by shareholders.

There is no cumulative voting with respect to the appointment of directors, with the result that the holders of more than 50% of the shares voted for the appointment of directors can appoint all of the directors.

Holders of the Company’s Ordinary Shares do not have any conversion, preemptive or other subscription rights and there is no sinking fund or redemption provisions applicable to the Ordinary Shares.

Dividends

Subject to the foregoing and the Companies Act, the payment of cash dividends in the future, if any, will be at the discretion of the Company’s board of directors and will depend upon such factors as earnings levels, capital requirements, contractual restrictions, the Company’s overall financial condition, available distributable reserves and any other factors deemed relevant by the Company’s board of directors.

Liquidation

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of Ordinary Shares are entitled to participate in any surplus assets in proportion to their shareholdings.

Differences in Company Law

Cayman Islands exempted companies are governed by the Companies Act. The Companies Act is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

In certain circumstances, the Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by (a) a special resolution (usually a majority of two thirds of the voting shares voted at a general meeting) of the shareholders of each company; and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company.

The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Registrar of Companies of the Cayman Islands is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies of the Cayman Islands will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands courts to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by shareholders representing three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at an annual general meeting, or extraordinary general meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Cayman Islands courts. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	the company is not proposing to act illegally or beyond the scope of its corporate authority and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such as a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

Squeeze-out Provisions

When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Cayman Islands courts, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Shareholders’ Suits

Conyers Dill & Pearman LLP, our Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of Civil Liabilities

The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

We have been advised by Conyers Dill & Pearman LLP, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. The Cayman Islands court will not enforce criminal fines and tax judgments and judgments that are contrary to Cayman Islands public policy. However, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Special Considerations for Exempted Companies

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue shares with no par value;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Governing Documents require indemnification of officers and directors for any liability, action, proceeding, claim, demand, costs damages or expenses, including legal expenses, incurred in their capacities as such unless such liability (if any) arises from actual fraud, willful neglect or willful default which may attach to such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we entered into indemnification agreements with our directors and senior executive officers that provide such persons with additional indemnification beyond that provided in the Governing Documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in the Governing Documents

Some provisions of the Governing Documents may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable, including a provision that authorizes our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

Such shares could be issued quickly with terms calculated to delay or prevent a change in control of our Company or make removal of management more difficult. If our board of directors decides to issue these preference shares, the price of our Ordinary Shares may fall and the voting and other rights of the holders of our Ordinary Shares may be materially adversely affected.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under the Governing Documents for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its stockholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to stockholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its stockholders take precedence over any interest possessed by a director, officer or controlling stockholder and not shared by the stockholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•	directors should not improperly fetter the exercise of future discretion;

•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Governing Documents provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual general meeting, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. The Governing Documents do not permit our shareholders to requisition either an annual general meeting or an extraordinary general meeting, or to put forth a proposal at a general meeting. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, the Governing Documents do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than stockholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Governing Documents, directors may be removed only for “cause” by a special resolution (being, in this case, a majority of seventy-five per cent of the voting shares voted at a general meeting) of our shareholders. “Cause” for removal of a director shall be deemed to exist only if (a) the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (b) such director has been found by the affirmative vote of a majority of the directors then in office at any regular or special meeting of the board of directors called for that purpose, or by a court of competent jurisdiction, to have been guilty of wilful misconduct in the performance of such director’s duties to the company in a matter of substantial importance to the company, provided that such director shall be entitled to attend the applicable meeting and be heard on the motion for his removal; or (c) such director has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects such director’s ability to perform their obligations as a director) at any time before the expiration of their term notwithstanding anything in the Governing Documents or in any agreement between the company and such director (but without prejudice to any claim for damages under such agreement). A director will also cease to be a director if he or she (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing; (iv) the director absents himself or herself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of directors without special leave of absence from the directors, and the directors pass a resolution that he or she has by reason of such absence vacated office; or (v) the director is prohibited by applicable law or Nasdaq, the SEC and/or any other competent regulatory authority or otherwise under applicable law from being a director.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute under its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested stockholder” for three years following the date that such person becomes an interested stockholder. An interested stockholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all stockholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such stockholder becomes an interested stockholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by stockholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Governing Documents, if the Company is wound up, the liquidator of our Company may distribute the assets with the sanction of a special resolution of the shareholders and any other sanction required by law.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Under the Governing Documents, if our share capital is divided into more than one class of shares, the rights attached to any such class may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote on the matter, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, the Governing Documents may only be amended by a special resolution of the shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by the Governing Documents on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in the Governing Documents governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, or other rights or restrictions.

Inspection of Books

Under the Delaware General Corporation Law, any stockholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of stockholders and other books and records.

Holders of our shares have no general right under Cayman Islands law to inspect or obtain copies of our register of members or our corporate records.

Directors

Appointment

The directors are divided into three classes designated as Class I, Class II and Class III, respectively. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the board of directors. At the first annual general meeting of the Company, the term of office of the Class I Directors shall expire and Class I Directors shall be elected for a full term of three years. At the second annual general meeting of the Company, the term of office of the Class II Directors shall expire and Class II Directors shall be elected for a full term of three years. At the third annual general meeting of the Company, the term of office of the Class III Directors shall expire and Class III Directors shall be elected for a full term of three years. At each succeeding annual general meeting of the Company, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual general meeting. Notwithstanding the foregoing, each director shall hold office until the expiration of his term, until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal.

There is no cumulative voting with respect to the appointment of directors.

Warrants

Public Warrants

Each whole Public Warrant entitles the registered holder to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, beginning 30 days after the completion of the Business Combination, except as discussed in the immediately succeeding paragraph. Pursuant to the A&R Warrant Agreement, a holder of Public Warrants may exercise its Public Warrants only for a whole number of Ordinary Shares. This means only a whole Public Warrant may be exercised at a given time by a holder of Public

Warrants. Only whole Public Warrants will trade. The Public Warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. Notwithstanding the foregoing, the Company may lower the warrant exercise price or extend the duration of the exercise period of the Converted Warrants without the consent of the registered holders of the Converted Warrants.

The Company is not obligated to deliver any Ordinary Shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Ordinary Shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable and the Company will not be obligated to issue an Ordinary Share upon exercise of a warrant unless the Ordinary Share issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant.

The Company agrees that it will use its commercially reasonable efforts to maintain the effectiveness of a registration statement and a current prospectus relating to those Ordinary Shares until the Converted Warrants expire or are redeemed, as specified in the A&R Warrant Agreement; provided that if our Ordinary Shares are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the Ordinary Shares under applicable blue sky laws to the extent an exemption is not available.

If a registration statement covering the Ordinary Shares issuable upon exercise of the Converted Warrants is not effective by the 60th day after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Converted Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In such event, each holder would pay the exercise price by surrendering the Converted Warrants for that number of Ordinary Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Converted Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Converted Warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Ordinary Shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Converted Warrants when the price per Ordinary Share equals or exceeds $18.00. Once the Converted Warrants become exercisable, the Company may redeem the outstanding Converted Warrants (except as described herein with respect to the Private Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Converted Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each holder of Converted Warrants; and

•

if, and only if, the closing price of the Ordinary Shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the holders of Converted Warrants.

•

if, and only if, the closing price of the Ordinary Shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the holders of Converted Warrants.

We will not redeem the Converted Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Ordinary Shares issuable upon exercise of the Converted Warrants is then effective and a current prospectus relating to those Ordinary Shares is available throughout the 30-day redemption period. If and when the Converted Warrants become redeemable by us, we may exercise our redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and we issue a notice of redemption of the Converted Warrants, each holder will be entitled to exercise his, her or its Converted Warrant prior to the scheduled redemption date. However, the price of the Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Converted Warrant as described under the heading “—Anti-Dilution Adjustments”) as well as the $11.50 (for whole shares) Converted Warrant exercise price after the redemption notice is issued.

Redemption of Converted Warrants when the price per Ordinary Share equals or exceeds $10.00. Once the Converted Warrants become exercisable, we may redeem the outstanding Converted Warrants:

•	in whole and not in part;

•

at $0.10 per Converted Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Converted Warrants on a cashless basis prior to redemption and receive that number of Ordinary Shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Ordinary Shares (as defined below) except as otherwise described below;

•

at $0.10 per Converted Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Converted Warrants on a cashless basis prior to redemption and receive that number of Ordinary Shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Ordinary Shares (as defined below) except as otherwise described below;

•

if, and only if, the closing price of our Ordinary Shares equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Converted Warrant as described under the heading “—Anti-Dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the holders Converted Warrants; and

•

if the closing price of the Ordinary Shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the holders of Converted Warrants is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Converted Warrant as described under the heading “—Anti-Dilution Adjustments”), the Private Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

Beginning on the date the notice of redemption is given until the Converted Warrants are redeemed or exercised, holders may elect to exercise their Converted Warrants on a cashless basis. The numbers in the table below represent the number of Ordinary Shares that a holder of Converted Warrants will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Ordinary Shares on the corresponding redemption date (assuming holders elect to exercise their Converted Warrants and such Converted Warrants are not redeemed for $0.10 per Converted Warrant), determined for these purposes based on volume weighted average price of Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Converted Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Converted Warrants, each as set forth in the table below. We will provide holders of Converted Warrants with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of Ordinary Shares issuable upon exercise of a Converted Warrant or the exercise price of a Converted Warrant is adjusted as set forth under the heading “—Anti-Dilution Adjustments” below. If the number of Ordinary Shares issuable upon exercise of a Converted Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of Ordinary Shares deliverable upon exercise of a Converted Warrant immediately prior to such adjustment and the denominator of which is the number of Ordinary Shares deliverable upon exercise of a warrant as so adjusted. The number of Ordinary Shares in the table below shall be adjusted in the same manner and at the same time as the number of Ordinary Shares issuable upon exercise of a Converted Warrant. If the exercise price of a Converted Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-Dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Converted Warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Ordinary Shares
	<$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$16.00	$17.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Ordinary Shares to be issued for each Converted Warrant exercised will be determined by a straight-line interpolation between the number of Ordinary Shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Converted Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Converted Warrants, holders may choose to, in connection with this redemption feature, exercise their Converted Warrants for 0.277 Ordinary Shares for each whole Converted Warrant.

For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Converted Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Converted Warrants, holders may choose to, in connection with this redemption feature, exercise their Converted Warrants for 0.298 Ordinary Shares for each whole Converted Warrant. In no event will the Converted Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Ordinary Shares per Converted Warrant (subject to adjustment). Finally, as reflected in the table above, if the Converted Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by pursuant to this redemption feature, since they will not be exercisable for any Ordinary Shares.

This redemption feature is structured to allow for all of the outstanding Converted Warrants to be redeemed when the Ordinary Shares are trading at or above $10.00 per share, which may be at a time when the trading price of Ordinary Shares is below the exercise price of the Converted Warrants. JGGC established this redemption feature to provide the post-business combination company with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Converted Warrants when the price per Ordinary Share equals or exceeds $18.00.” Holders choosing to exercise their Converted Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Converted Warrants based on an option pricing model with a fixed volatility input as of the date of the registration statement for JGGC’s IPO. This redemption right provides the Company with an additional mechanism by which to redeem all of the outstanding Converted Warrants, and therefore have certainty as to its capital structure as the Converted Warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to holders of Converted Warrants if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Converted Warrants if we determine it is in our best interest to do so. As such, we would redeem the Converted Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Converted Warrants and pay the redemption price to the holders of Converted Warrants.

As stated above, we can redeem the Converted Warrants when the Ordinary Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing holders of Converted Warrants with the opportunity to exercise their Converted Warrants on a cashless basis for the applicable number of Ordinary Shares. If we choose to redeem the Converted Warrants when the Ordinary Shares are trading at a price below the exercise price of the Converted Warrants, this could result in the holders of Converted Warrants receiving fewer Ordinary Shares than they would have received if they had been able to wait to exercise their Converted Warrants for Ordinary Shares if and when such Ordinary Shares were trading at a price higher than the exercise price of $11.50.

No fractional Ordinary Shares will be issued upon exercise. If, upon exercise of a warrant, a holder would be entitled to receive a fractional interest in a Ordinary Share, we will round down to the nearest whole number of the number of Ordinary Shares to be issued to the holder. If, at the time of redemption, the Converted Warrants are exercisable for a security other than the Ordinary Shares pursuant to the A&R Warrant Agreement, the Converted Warrants may be exercised for such security. At such time as the Converted Warrants become exercisable for a security other than the Ordinary Shares, we will use our commercially reasonable efforts to register under the Securities Act the issuance of the security issuable upon the exercise of the warrants.

Ownership Limitation. A holder of a Converted Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Converted Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Ordinary Shares issued and outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments. If the number of outstanding Ordinary Shares is increased by a capitalization or share dividend paid in Ordinary Shares, to all or substantially all holders of Ordinary Shares or by a sub-division of Ordinary Shares or other similar event, then, on the effective date of such capitalization or share dividend, sub-division or similar event, the number of Ordinary Shares issuable on exercise of each Converted Warrant will be increased in proportion to such increase in the outstanding Ordinary Shares. A rights offering made to all or substantially all holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Ordinary Shares) and (ii) one minus the quotient of (x) the price per Ordinary Share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Converted Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the Ordinary Shares on account of such Ordinary Shares (or other securities into which the Converted Warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Ordinary Shares issuable on exercise of each Converted Warrant), then the Converted Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Ordinary Share in respect of such event.

If the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse share division or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share division, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Converted Warrant will be decreased in proportion to such decrease in outstanding Ordinary Shares.

Whenever the number of Ordinary Shares purchasable upon the exercise of the Converted Warrants is adjusted, as described above, the Converted Warrant exercise price will be adjusted by multiplying the Converted Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Ordinary Shares purchasable upon the exercise of the Converted Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than those described above or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Converted Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Converted Warrants and in lieu of the Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Converted Warrants would have received if such holder had exercised their Converted Warrants immediately prior to such event.

However, if the holders of Ordinary Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Converted Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Ordinary Shares, the holder of a Converted Warrant will be entitled to receive (upon the exercise of the Converted Warrant) the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the Converted Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the holders of Ordinary Shares in such a transaction is payable in the form of shares in the successor entity that are listed for trading on a national securities exchange or quoted in an established over-the-counter market, or are to be so listed for trading or quoted immediately following such event, and if the registered holder of the Converted Warrant properly exercises the Converted Warrant within thirty days following public disclosure of such transaction, the Converted Warrant exercise price will be reduced as specified in the A&R Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the A&R Warrant Agreement) of the Converted Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Converted Warrants when an extraordinary transaction occurs during the exercise period of the Converted Warrants pursuant to which the holders of the Converted Warrants otherwise do not receive the full potential value of the Converted Warrants.

The Converted Warrants were issued in registered form under the A&R Warrant Agreement which provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the A&R Warrant Agreement to the description of the terms of the warrants and the warrant agreement set forth in the final prospectus for the JGGC IPO, or defective provision, (ii) amending the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the A&R Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the A&R Warrant Agreement as the parties to the A&R Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Converted Warrants. The A&R Warrant Agreement may be amended with the vote or written consent of the holders of at least 50% of the then-outstanding Public Warrants and Private Warrants, voting together as a single class, to allow for the Converted Warrants to be classified as equity in our financial statements. The approval by the holders of at least 50% of the then-outstanding Public Warrants is required to make any other amendment or change that adversely affects the interests of the registered holders.

The holders of Converted Warrants will not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their Converted Warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the Converted Warrants, each holder will be entitled to one vote for each Ordinary Share held of record on all matters to be voted on by shareholders.

The A&R Warrant Agreement provides that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the A&R Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision will apply to claims under the Securities Act but will not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Warrants

The Private Warrants, all of which are held by the JGGC Sponsor, are identical to the Public Warrants, except that, if held by the JGGC Sponsor or its permitted transferees, the Private Warrants (i) may be exercised for cash or on a cashless basis, (ii) are not subject to being called for redemption (except as provided under the section entitled “—Redemption of Converted Warrants when the price per Ordinary Share equals or exceeds $10.00”), (iii) are subject to transfer restrictions until 30 days after the Closing, subject to certain limited exceptions and (iv) are entitled to registration rights.

If Private Warrants are held by someone other than the JGGC Sponsor or its permitted transferees, the Private Warrants are redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

Founder Warrants

The Founder Warrants have the same exercise price and substantially the same term, exercisability, vesting schedule and other rights, obligations and conditions as the Private Warrants, except that the Founder Warrants are not convertible into Public Warrants.

Enforceability of Civil Liability under Cayman Islands Law

We have been advised by Conyers Dill & Pearman LLP, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize, or enforce against us, judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. The Cayman Islands court will not enforce criminal fines and tax judgments and judgments that are contrary to Cayman Islands public policy. However, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

In the context of insolvency or bankruptcy proceedings, the process may be slightly different because of the collective nature of the process and remedies available. The Cayman Islands court has adopted the Judicial Insolvency Network (“JIN”) guidelines on co-operation in cross-border insolvencies and restructurings, which provide a model for collaboration between courts. Further, Part XVII of the Cayman Islands Companies Act provides a statutory framework for international co-operation in relation to foreign bankruptcy proceedings.

Anti-Money Laundering—Cayman Islands

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Law (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Law (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection—Cayman Islands

We have certain duties under the Data Protection Act (As Revised) of the Cayman Islands (the “DPA”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts our shareholders on notice that through your investment in the Company you will provide us with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”). In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How the Company May Use a Shareholder’s Personal Data

The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

•	where this is necessary for the performance of our rights and obligations under any purchase agreements;

•	where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

•	where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of our Ordinary Shares as of December 5, 2023:

•	each person who is the beneficial owner of more than 5% of any class of the outstanding shares of Captivision;

•	each of the current executive officers and directors of Captivision; and

•	all executives officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if that person possesses sole or shared voting or investment power over that security. A person is also deemed to be a beneficial owner of securities that person has a right to acquire within 60 days including, without limitation, through the exercise of any option, warrant or other right or the conversion of any other security. Such securities, however, are deemed to be outstanding only for the purpose of computing the percentage beneficial ownership of that person but are not deemed to be outstanding for the purpose of computing the percentage beneficial ownership of any other person. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

The percentage of our Ordinary Shares beneficially owned is computed on the basis of 28,979,828 Ordinary Shares issued and outstanding as of the date of this prospectus.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all Ordinary Shares beneficially owned by them.

Beneficial Owners	Ordinary Shares	% of Total Ordinary Shares
Directors and Executive Officers(1)
Gary R. Garrabrant(2)	—	—
Dr. Ho Joon Lee(3)	3,066,398	9.7
Anthony R. Page	—	—
Dr. Orhan Ertughrul	—	—
Michael B. Berman	25,000	*
Hafeez Giwa	—	—
Jessica Thomas	—	—
Betty W. Liu	15,000	*
Craig M. Hatkoff	25,000	*
All directors and executive officers as a group (10 individuals)	3,131,398	10.0%
Five Percent or More Shareholders
Jaguar Global Growth Partners I, LLC(2)	19,416,667	47.6%
Houng Ki Kim(4)	4,115,670	12.4%
Bio X Co., Ltd.(5)	2,402,462	8.3%
Whale M&A Small-Mid Sized Company M&A Private Equity Fund No.1(6)	1,681,723	5.8%

*	Less than 1%
(1)	Unless otherwise noted, the business address of the directors and executive officers of the Company is Unit 18B Nailsworth Mills Estate, Avening Road, Nailsworth, GL6 0BS, United Kingdom.
(2)

Represents 7,466,667 Ordinary Shares held in the name of Jaguar Global Growth Partners I, LLC (the “JGGC Sponsor”) and 11,950,000 Ordinary Shares underlying 11,950,000 Private Warrants held in the name of the JGGC Sponsor. JGG SPAC Holdings LLC (“JGG”) and HC Jaguar Partners I LLC (“HC”) are the managing members of the JGGC Sponsor and have voting and investment discretion with respect to the securities held of record by the JGGC Sponsor. Gary R. Garrabrant and Thomas J. McDonald are the managing members of JGG. JGG is owned by Gary R. Garrabrant and Thomas J. McDonald. HC is owned by Thomas D. Hennessy, M. Joseph Beck and Daniel Hennessy. Mr. Garrabrant, Mr. McDonald, Mr. Hennessy and Mr. Beck share equally in the voting and investment discretion with respect to the securities held of record by the JGGC Sponsor and may be deemed to have shared beneficial ownership of the securities held directly by the JGGC Sponsor. Each of JGG, HC, Gary R. Garrabrant, Thomas J. McDonald, Thomas D. Hennessy, M. Joseph Beck and Daniel Hennessy disclaim beneficial ownership of the reported securities other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of each of the JGGC Sponsor, JGG, HC, Mr. Garrabrant, Mr. McDonald, Mr. T. Hennessy, Mr. Beck and Mr. D. Hennessy is 601 Brickell Key Drive, Suite 700, Miami, Florida 33131.
(3)

Consists of (i) 322,619 Ordinary Shares, (ii) 32,032 Ordinary Shares issuable upon exercise of vested Converted Options, (iii) (a) 666,666.67 Earnout Shares issuable upon vesting of 666,666.67 Series I RSRs, (b) 666,666.67 Earnout Shares issuable upon vesting of 666,666.67 Series II RSRs and (c) 666,666.67 Earnout Shares issuable upon vesting of 666,666.67 Series III RSRs, in each case in accordance with the terms and conditions of the Earnout RSRs and 711,747 Ordinary Shares issuable upon exercise of Founder Warrants.

(4)

Consists of (i) 48,049 Ordinary Shares issuable upon exercise of vested Converted Options, (ii) 1,000,000 Earnout Shares issuable upon vesting of 1,000,000 Series I RSRs, (b) 1,000,000 Earnout Shares issuable upon vesting of 1,000,000 Series II RSRs and (c) 1,000,000 Earnout Shares issuable upon vesting of 1,000,000 Series III RSRs, in each case in accordance with the terms and conditions of the Earnout RSRs and (iii) 1,067,621 Ordinary Shares issuable upon exercise of Founder Warrants. Excludes the Ordinary Shares reported by Bio X Co., Ltd, of which Mr. Kim is the Chief Executive Officer. Mr. Kim disclaims beneficial ownership of the Ordinary Shares reported by Bio X Co., Ltd, except to the extent of his pecuniary interest therein.

(5)

Bio X Co., Ltd. is managed by its CEO, Houng Ki Kim. The address of Bio X Co., Ltd. is 8F, 10, Ewhayeodae 1-gil, Seodaemun-gu, Seoul, Korea. Investment and voting decisions with respect to the Ordinary Shares held by Bio X are made by a board of directors consisting of at least three members.

(6)

Whale M&A Small-Mid Sized Company M&A Private Equity Fund No. 1 is managed by its CEO, Sung Eun Kim. The address of Whale M&A Small-Mid Sized Company M&A Private Equity Fund No. 1 is 17F, 86, Mapodae-ro, Mapo-gu, Seoul, Korea.

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale by the Selling Securityholders from time to time (i) an aggregate of 37,745,130 Ordinary Shares and (ii) 11,950,000 Private Warrants held by the Selling Securityholders.

The Selling Securityholders may offer and sell, from time to time, any or all of the Resale Securities being offered for resale by this prospectus after the applicable lock-up period elapses. Please see the section entitled “Description of Securities” for further information regarding the rights and restrictions of these Resale Securities.

In this prospectus, the term “Selling Securityholders” includes (i) the entities identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part or by a supplement to this prospectus) and (ii) any donees, pledgees, transferees or other successors-in-interest that acquire any of the Resale Securities covered by this prospectus after the date of this prospectus from the named Selling Securityholders as a gift, pledge, partnership distribution or other non-sale related transfer.

The table below sets forth, as of the date of this prospectus, the name of the Selling Securityholders for which we are registering Resale Securities for resale to the public, and the aggregate principal amount that the Selling Securityholders may offer pursuant to this prospectus. In accordance with SEC rules, individuals and entities below are shown as having beneficial ownership over securities they own or have the right to acquire within 60 days, as well as securities for which they have the right to vote or dispose of such securities. Also in accordance with SEC rules, for purposes of calculating percentages of beneficial ownership, securities which a person has the right to acquire within 60 days of the date of this prospectus are included both in that person’s beneficial ownership as well as in the total number of securities issued and outstanding used to calculate that person’s percentage ownership but not for purposes of calculating the percentage for other persons. In some cases, the same securities may be reflected more than once in the table below because more than one holder may be deemed the beneficial owner of the same securities. We have based percentage ownership on 69,698,829 Ordinary Shares outstanding as of the date of this prospectus on a fully diluted basis.

Because each Selling Securityholder may dispose of all, none or some portion of their Resale Securities, no estimate can be given as to the number of Resale Securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the Resale Securities covered by this prospectus will be beneficially owned by the Selling Securityholder and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented. Please see the section titled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these Resale Securities.

	Ordinary Shares			Warrants to Purchase Ordinary Shares
Name	Ordinary Shares Beneficially Owned Prior to Offering	Ordinary Shares Registered Hereby	Ordinary Shares Beneficially Owned After Sale of all Ordinary Shares Offered Hereby	Beneficially Owned Prior to Offering	Number Registrered for Sale Hereby	Beneficially Owned After Sale of All Warrants Offered Hereby
Jaguar Global Growth Partners I, LLC(1)	19,416,667	19,416,667	—	11,950,000	11,950,000	—
Michael B. Berman(2)	25,000	25,000	—	—	—	—
Craig M. Hatkoff(3)	25,000	25,000	—	—	—	—
Jason H. Lee(4)	25,000	25,000	—	—	—	—
Martha Notaras(5)	25,000	25,000	—	—	—	—
Christine Zhao(6)	25,000	25,000	—	—	—	—
Betty Liu(7)	15,000	15,000	—	—	—	—
Edward Shenderovich(8)	15,000	15,000	—	—	—	—
Scott F. Meadow(9)	15,000	15,000	—	—	—	—
Evan Wray(10)	15,000	15,000	—	—	—	—
David Eisenberg(11)	15,000	15,000	—	—	—	—
Ho Joon Lee(12)	3,066,398	3,066,398	—	—	—	—
Houng Ki Kim(13)	4,115,670	4,115,670	—	—	—	—
Bio X Co., Ltd. (14)	2,402,462	2,402,462	—	—	—	—
Whale M&A Small-Mid Sized Company M&A Private Equity Fund No. 1(15)	1,681,723	1,681,723	—	—	—	—
Samsung Securities(16)	599,815	599,815	—	—	—	—
CSY Chungla Co., Ltd.(17)	552,566	552,566	—	—	—	—
Seong Rak Lee	160,164	160,164	—	—	—	—
Ulmus – Solon New Technology Investment Fund No. 1(18)	159,844	159,844	—	—	—	—
Acuon Capital(19)	192,197	192,197	—	—	—	—
Dok Soo Jang	213,122	213,122	—	—	—	—
Cohen & Company Capital Markets(20)	2,183,960	2,183,960	—	—	—	—
Paul Hastings LLP(21)	2,102,763	2,102,763	—	—	—	—
JGG SPAC Holdings LLC(22)	697,760	697,760	—	—	—	—
Outside The Box Capital Inc.(23)	20,000	20,000	—	—	—	—

(1)

Consists of (i) 7,466,667 Ordinary Shares that were issued to the JGGC Sponsor in exchange Class B ordinary shares of JGGC in connection with the JGGC IPO (the “JGGC Founder Shares”), (ii) 11,950,000 Private Warrants that were issued to the JGGC Sponsor in connection with the JGGC IPO, and (iii) 11,950,000 Ordinary Shares issuable upon the exercise of 11,950,000 Private Warrants. JGG SPAC Holdings LLC (“JGG”) and HC Jaguar Partners I LLC (“HC”) are the managing members of the JGGC Sponsor. Gary R. Garrabrant and Thomas J. McDonald are the managing members of JGG. JGG is owned by Gary R. Garrabrant and Thomas J. McDonald. HC is owned by Thomas D. Hennessy, M. Joseph Beck and Daniel Hennessy. Mr. Garrabrant, Mr. McDonald, Mr. Hennessy and Mr. Beck share equally in the voting and investment discretion with respect to the JGGC Founder Shares held of record by the JGGC Sponsor and may be deemed to have shared beneficial ownership of the JGGC Founder Shares held directly by the JGGC Sponsor. Each of JGG, HC, Gary R. Garrabrant, Thomas J. McDonald, Thomas D. Hennessy, M. Joseph Beck and Daniel Hennessy disclaim beneficial ownership of the reported securities other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Mr. Garrabrant is the Executive Chairperson and a member of the board of directors of the Company.

(2)	Mr. Berman is a member of the board of directors of the Company.
(3)	Mr. Hatkoff is a member of the board of directors of the Company.
(4)	Mr. Lee is a member of the former board of directors of JGGC.
(5)	Ms. Notaras is a member of the former board of directors of JGGC.
(6)	Ms. Zhao is a member of the former board of directors of JGGC.
(7)	Ms. Liu is a member of the board of directors of the Company.
(8)	Mr. Shenderovich is a former advisor to JGGC.
(9)	Mr. Meadow is a former advisor to JGGC.
(10)	Mr. Wray is a former advisor to JGGC.
(11)	Mr. Eisenberg is a former advisor to JGGC.
(12)

Consists of (i) (a) 666,666.67 Earnout Shares issuable upon vesting of 666,666.67 Series I RSRs, (b) 666,666.67 Earnout Shares issuable upon vesting of 666,666.67 Series II RSRs and (c) 666,666.67 Earnout Shares issuable upon vesting of 666,666.67 Series III RSRs, in each case in accordance with the terms and conditions of the Earnout RSRs (ii) 322,619 Ordinary Shares subject to lock-up restrictions, (iii) 711,747 Ordinary Shares issuable upon exercise of the Founder Warrants, and (iv) 32,022 Ordinary Shares issuable upon exercise of the Converted Options. Mr. Lee is the Chief Executive Officer and a member of the board of directors of the Company.

(13)

Consists of (i) (a) 1,000,000 Earnout Shares issuable upon vesting of 1,000,000 Series I RSRs, (b) 1,000,000 Earnout Shares issuable upon vesting of 1,000,000 Series II RSRs and (c) 1,000,000 Earnout Shares issuable upon vesting of 1,000,000 Series III RSRs, in each case in accordance with the terms and conditions of the Earnout RSRs (ii) 1,067,621 Ordinary Shares issuable upon exercise of the Founder Warrants, and (iii) 48,049 Ordinary Shares issuable upon exercise of the Converted Options.
(14)	Bio X Co., Ltd. is managed by its CEO, Houng Ki Kim.
(15)	Whale M&A Small-Mid Sized Company M&A Private Equity Fund No. 1 is managed by its CEO, Sung Eun Kim.
(16)	Yuri Choi, director of Samsung Securities, may be deemed a beneficial owner of securities held by this selling securities holder.
(17)	Yong Woo Kim, representative director of CSY Chungla Co., Ltd., may be deemed a beneficial owner of securities held by this selling securityholder.
(18)	Sang Rok Seo, executive managing director of Ulmus - Xolon New Technology Investment Fund No. 1, may be deemed a beneficial owner of securities held by this selling securityholder.
(19)	Jung Mu Lee, chief executive officer of Acuon Capital, may be deemed a beneficial owner of securities held by this selling securityholder.
(20)

Jerry Serowik, Head of ECM Investment Banking of the Cohen & Company Capital Markets division of J.V.B. Financial Group, LLC, may be deemed a beneficial owner of securities held by this selling securityholder.

(21)

Chris Davis, Chief Operating Officer of Paul Hastings LLP, may be deemed a beneficial owner of securities held by this selling securityholder. Brian Sakala, Managing Director and Head of Finance of Paul Hastings LLP, may be deemed a beneficial owner of securities held by this selling securityholder.

(22)

Gary R. Garrabrant and Thomas J. McDonald, the managing members of JGG, may be deemed a beneficial owner of securities held by this selling securityholder. Each of JGG, Gary R. Garrabrant and Thomas J. McDonald disclaim beneficial ownership of the reported securities other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(23)	Jason Coles, chief executive officer of Outside The Box Capital Inc., may be deemed a beneficial owner of securities held by this selling securityholder.

PLAN OF DISTRIBUTION

The Selling Securityholders, which as used here includes donees, pledgees, transferees or other successors-in-interest selling Resale Securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their Resale Securities on any stock exchange, market or trading facility on which the Ordinary Shares or Public Warrants are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of Resale Securities or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the Resale Securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their Resale Securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	distributions to their members, partners, or stockholders;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Securityholders to sell a specified number of such Resale Securities at a stipulated price per share or warrant;

•	through agents;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the Resale Securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Resale Securities, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as

Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the Resale Securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the Resale Securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Resale Securities in the course of hedging the positions they assume. The Selling Securityholders may also sell Resale Securities short and deliver these securities to close out their short positions, or loan or pledge the Resale Securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Resale Securities offered by this prospectus, which warrants or shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Resale Securities to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders. Upon any exercise of the Warrants or Converted Options by payment of cash, however, we will receive the exercise price thereof.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the Resale Securities or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Resale Securities may be underwriting discounts and commissions under the Securities Act. Selling Securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of Resale Securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

To the extent required, the Resale Securities to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Resale Securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Resale Securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Resale Securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of Resale Securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Resale Securities offered by this prospectus.

We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until all of the Resale Securities covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or the securities have been withdrawn.

EXPENSES RELATED TO THE OFFERING

Set forth below is an itemization of the total expenses that are expected to be incurred by us in connection with the offer and sale of the Ordinary Shares underlying the Converted Warrants and the offer and resale of the Resale Securities by the Selling Securityholders. With the exception of the SEC registration fee, all amounts are estimates.

U.S. Dollar
SEC Registration Fee	$57,841.56
Legal Fees and Expenses	$100,000.00
Accounting Fees and Expenses	$16,365.00
Printing Expenses	$50,000.00
Miscellaneous Expenses	$1,793.44
Total	$226,000.00

Under agreements to which we are party with the Selling Securityholders, we have agreed to bear all expenses relating to the registration of the resale of the securities pursuant to this prospectus.

LEGAL MATTERS

The legality of the Ordinary Shares offered by this prospectus and certain other Cayman Islands legal matters will be passed upon by Conyers Dill & Pearman LLP.

EXPERTS

The financial statements for JGGC as of December 31, 2022 and December 31, 2021 and for the year ended December 31, 2022, and for the period from March 31, 2021 (inception) through December 31, 2021, appearing in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon (which includes an explanatory paragraph relating to JGGC’s ability to continue as a going concern) appearing elsewhere in this prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

The consolidated financial statements of GLAAM as of December 31, 2022 and December 31, 2021, and for the years ended December 31, 2022 and 2021, appearing in this prospectus, have been so included in reliance on the report of CKP, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITY UNDER U.S. SECURITIES LAWS

Captivision is an exempted company incorporated under the laws of the Cayman Islands with limited liability. Many of the directors and executive officers of Captivision, and certain of the experts named in this prospectus are residents of non-United States jurisdictions and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons with respect to matters arising under the Securities Act or to enforce against them, in original actions or in actions for enforcement of judgments of United States courts, liabilities predicated upon the United States federal securities laws.

Captivision has been advised by its Cayman Islands legal counsel, Conyers Dill & Pearman LLP, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against Captivision judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Captivision predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. The Cayman Islands court will not enforce criminal fines and tax judgments and judgments that are contrary to Cayman Islands public policy. However, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. There is Privy Council authority (the decisions of which Court are binding on the Cayman Islands Court) in the context of a reorganization plan approved by the New York Bankruptcy Court which suggests that due to the universal nature of bankruptcy/insolvency proceedings, foreign money judgments obtained in foreign bankruptcy/insolvency proceedings may be capable of being enforced without applying the principles outlined above, subject to the limitations of the domestic Court’s insolvency regime. However, subsequent English Supreme Court authority (which is highly persuasive but not binding on the Cayman Islands Court), has expressly rejected that approach in the context of a default judgment obtained in an adversary proceeding brought in the New York Bankruptcy Court by the receivers of the bankruptcy debtor against a third party, and which would not have been enforceable upon the application of the traditional common law principles summarized above and held that foreign money judgments obtained in bankruptcy/insolvency proceedings should, in appropriate circumstances, be enforced by applying the principles set out above, and not for instance by the simple exercise of the Courts’ discretion. Those cases have been considered by the Cayman Islands Court. The Cayman Islands Court was not asked to consider the specific question of whether a judgment of a foreign bankruptcy court in an adversary proceeding would be enforceable in the Cayman Islands, but it did endorse the need for the provision of active assistance of overseas bankruptcy proceedings. Captivision understands that the Cayman Islands Court’s decision in that case has been appealed and it remains the case that the law regarding the enforcement of bankruptcy/insolvency related judgments is still in a state of uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form F-1, including exhibits, under the Securities Act of with respect to the Ordinary Shares and Private Warrants offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchase and sale of our Ordinary Shares. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We will send our transfer agent a copy of all notices of shareholders’ meetings and other reports, communications and information that are made generally available to shareholders. The transfer agent has agreed to mail to all shareholders a notice containing the information (or a summary of the information) contained in any notice of a meeting of our shareholders received by the transfer agent and will make available to all shareholders such notices and all such other reports and communications received by the transfer agent.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Jaguar Global Growth Corporation I

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Jaguar Global Growth Corporation I (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2022 and the period from March 31, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and the period from March 31, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, if the Company is unable to complete a business combination by August 10, 2023, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition, date for mandatory liquidation, and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2021.

New York, New York

March 28, 2023

PCAOB Number 100

JAGUAR GLOBAL GROWTH CORPORATION I

BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
Current Assets:
Cash	$640,582	$33,640
Prepaid expenses	609,370	3,070
Other current assets – related party	6,600	—

Total current assets	1,256,552	36,710
Deferred offering costs	—	396,046
Marketable securities held in Trust Account	238,038,403	—
Other non-current assets	65,283	—

Total Assets	$239,360,238	$432,756

LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$187,011	$26,780
Due to related party	57,360	3,893
Note payable	—	250,000
Accrued expenses	1,085,753	167,037

Total current liabilities	1,330,124	447,710
Deferred underwriting fees payable	8,050,000	—
Derivative warrant liabilities	1,437,000	—

Total liabilities	10,817,124	447,710

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value; 23,000,000 shares at redemption value $10.35 per share at December 31, 2022 and none issued or outstanding at December 31, 2021	237,938,403	—
Shareholders’ deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding at December 31, 2022 and 2021	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued or outstanding (excluding 23,000,000 shares subject to possible redemption) at December 31, 2022 and 2021	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,666,667 shares issued and outstanding at December 31, 2022 and 2021	767	767
Additional paid-in capital	—	24,233
Accumulated deficit	(9,396,056)	(39,954)

Total shareholders’ deficit	(9,395,289)	(14,954)

Total Liabilities, Ordinary Shares Subject to Possible Redemption, and Shareholders’ Deficit	$239,360,238	$432,756

The accompanying notes are an integral part of these financial statements.

JAGUAR GLOBAL GROWTH CORPORATION I

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2022	For the Period From March 31, 2021 (Inception) Through December 31, 2021
Formation costs	$—	$33,333
General and administrative expenses	2,459,464	6,621

Loss from operations	(2,459,464)	(39,954)
Change in fair value of derivative warrant liabilities	4,851,300	—
Gain on marketable securities (net), dividends and interest, held in Trust Account	3,438,403	—
Transaction costs allocation to derivative warrant liabilities	(215,039)	—

Net income (loss)	$5,615,200	$(39,954)

Weighted average shares outstanding of Class A ordinary shares subject to possible redemption, basic and diluted	20,164,384	—

Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.20	$0.00

Weighted average shares outstanding of Class B non-redeemable ordinary shares, basic and diluted	7,543,379	6,666,667

Basic and diluted net income (loss) per share, Class B non-redeemable ordinary shares	$0.20	$(0.01)

The accompanying notes are an integral part of these financial statements.

JAGUAR GLOBAL GROWTH CORPORATION I

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD FROM MARCH 31, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Ordinary Shares
	Class B
	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
Balance as of January 1, 2022	7,666,667	$767	$24,233	$(39,954)	$(14,954)
Fair value of rights	—	—	1,410,946	—	1,410,946
Other offering costs	—	—	(82,164)	—	(82,164)
Excess cash received over fair value of Private Placement Warrants	—	—	9,163,200	—	9,163,200
Accretion of Class A ordinary shares to redemption value	—	—	(10,516,215)	(14,971,302)	(25,487,517)
Net income	—	—	—	5,615,200	5,615,200

Balance as of December 31, 2022	7,666,667	$767	$—	$(9,396,056)	$(9,395,289)

	Ordinary Shares
	Class B
	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
Balance as of March 31, 2021 (inception)	—	$—	$—	$—	$—
Issuance of ordinary shares to Sponsor	7,666,667	767	24,233	—	25,000
Net loss	—	—	—	(39,954)	(39,954)

Balance as of December 31, 2021	7,666,667	$767	$24,233	$(39,954)	$(14,954)

The accompanying notes are an integral part of these financial statements.

JAGUAR GLOBAL GROWTH CORPORATION I

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2022	For the Period From March 31, 2021 (Inception) Through December 31, 2021
Cash Flows from Operating Activities
Net income (loss)	$5,615,200	$(39,954)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Gain on marketable securities (net), dividends and interest, held in Trust Account	(3,438,403)	—
Transaction costs allocated to derivative warrant liabilities	215,039	—
Formation and operating expenses funded by related party	—	3,893
Change in fair value of derivative warrant liabilities	(4,851,300)	—
Changes in operating assets and liabilities:
Prepaid and other assets	(678,183)	(3,070)
Accounts payable	187,011	—
Accrued expenses	1,085,325	25,428

Net cash provided by (used in) operating activities	(1,865,311)	(13,703)

Cash Flows from Investing Activities
Investment of cash into Trust Account	(234,600,000)	—

Net cash used in investing activities	(234,600,000)	—

Cash Flows from Financing Activities
Proceeds from issuance of ordinary shares to Sponsor	—	25,000
Proceeds from note payable and advances from related party	57,360	250,000
Repayment of note payable and advances from related party	(253,893)	—
Proceeds from sale of Class A ordinary shares, gross	230,000,000	—
Proceeds from sale of Private Placement Warrants	12,450,000	—
Offering costs paid	(5,181,214)	(227,657)

Net cash provided by financing activities	237,072,253	47,343

Net change in cash	606,942	33,640
Cash - beginning of period	33,640	—
Cash - end of period	$640,582	$33,640

Supplemental disclosure of noncash investing and financing activities:
Offering costs included in accounts payable	$—	$26,780
Offering costs included in accrued expenses	$—	$141,609
Deferred underwriting fees payable	$8,050,000	$—

The accompanying notes are an integral part of these financial statements.

JAGUAR GLOBAL GROWTH CORPORATION I

NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND LIQUIDITY

Organization and General

Jaguar Global Growth Corporation I (the “Company”) is a blank check company incorporated in Cayman Islands on March 31, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2022, the Company had not commenced any operations. All activity for the year ended December 31, 2022 relates to the Company’s formation and the proposed initial public offering and efforts to identify and complete a business combination, described below. The Company will not generate any operating revenues until after the completion of its Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.

On February 15, 2022, the Company consummated its Initial Public Offering (the “Initial Public Offering” or “IPO”) of 23,000,000 units (the “Units”), including the issuance of 3,000,000 Units as a result of the underwriter’s exercise of its over-allotment option. Each Unit consists of one Class A ordinary share of the Company, par value $0.0001 per share (the “Class A Ordinary Shares”), one right and one-half of one redeemable warrant (“Public Warrant”). Each holder of a right will receive one-twelfth (1/12) of a Class A Ordinary Share upon consummation of the Company’s Business Combination. Each whole Public Warrant entitles the holder thereof to purchase one whole Class A Ordinary Share for $11.50 per share, subject to adjustment. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $230,000,000, which is described in Note 3. The Company’s sponsor is Jaguar Global Growth Partners I, LLC, a Delaware limited liability company (the “Sponsor”).

If the Company is unable to complete a Business Combination within the required time period and the Company liquidates the funds held in the trust account, holders of rights will not receive any of such funds for their rights, and the rights will expire worthless. No fractional shares will be issued upon conversion of any rights. As a result, a rights holder must have 12 rights in order to receive a Class A Ordinary Share at the closing of the Company’s Business Combination.

Simultaneously with the closing of the Initial Public Offering and pursuant to the Private Placement Warrants purchase agreement, the Company completed the private placement (the “Private Placement”) of 12,450,000 warrants (the “Private Placement Warrants” and together with the Public Warrants, the “Warrants”) to the Sponsor at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $12,450,000, which is described in Note 4.

Following the closing of the Initial Public Offering on February 15, 2022, an amount of $234,600,000 ($10.20 per Unit) of the proceeds from the Initial Public Offering and the sale of the Private Placement Warrants, comprised of $230,000,000 of the proceeds from the Initial Public Offering (which includes $8,050,000 of the underwriter’s deferred commissions) and $12,450,000 of the proceeds of the sale of Private Placement Warrants, was first placed in a U.S.-based trust account (the “Trust Account”) at J.P. Morgan Chase Bank N.A., then was subsequently transferred to Morgan Stanley, all while continuing to be maintained by Continental Stock Transfer & Trust Company, acting as trustee. The funds in the Trust Account are invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the proceeds from the Initial Public Offering and the sale of the Private Placement Warrants held in the Trust Account will not be released from the Trust Account until the earliest of (i) the completion of the Business Combination; (ii) the redemption of the Class A Ordinary Shares included in the Units (the “Public Shares”) if the Company is unable to complete the Business Combination within 18 months from the closing of the Initial Public Offering, subject to applicable law; or (iii) the redemption of the Public Shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association to (A) modify the substance or timing of the Company’s obligation to allow redemption in connection with the Business Combination or to redeem 100% of the Public Shares if the Company has not consummated the Business Combination within 18 months from the closing of the Initial Public Offering or (B) with respect to any other material provisions relating to shareholders’ rights or pre-Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting commissions held in Trust and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the Business Combination. However, the Company only intends to complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). Upon the closing of the Initial Public Offering, management has agreed that an amount equal to at least $10.20 per Unit sold in the Initial Public Offering, including the proceeds from the sale of the Private Placement Warrants and the sale of forward purchase units, is to be held in the Trust Account located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company will provide the holders (the “Public Shareholders”) of the Company’s issued and outstanding Class A Ordinary Shares, par value $0.0001 per share, sold in the Initial Public Offering (the “Public Shares”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholders meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.20 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” If the Company seeks shareholder approval, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in connection with a Business Combination in an amount that would cause its net tangible assets to be less than $5,000,001. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association (the “Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem the Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem its Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company. The holders of the Founder Shares (the “initial shareholders”) have agreed not to propose an amendment to the Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (B) with respect to any other provision relating to shareholders’ rights or pre-Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 18 months from the closing of the Initial Public Offering (the “Combination Period”) and the Company’s shareholders have not amended the Memorandum and Articles of Association to extend such Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The initial shareholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters of the Company’s Initial Public Offering have agreed to waive their rights to the deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.35. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”), reduce the amount of funds in the Trust Account to below (i) $10.35 per Public Share or (ii) the lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of interest which may be withdrawn to pay taxes, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Company’s sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

Liquidity and Capital Resources and Going Concern

On a routine basis, the Company assesses going concern considerations in accordance with FASB ASC 205-40, “Presentation of Financial Statements - Going Concern”. As of December 31, 2022, the Company had $640,582 in cash, a working capital deficit of $73,572, and $238,038,403 of marketable securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem the ordinary shares in connection therewith. Prior to the completion of the Initial Public Offering, the Company’s liquidity needs had been satisfied through a contribution of $25,000 from its Sponsor in exchange for the issuance of the Founder Shares and the loan of up to $250,000 from the Sponsor pursuant to the Note (see Note 5). The Note was repaid on February 15, 2022, upon the closing of the Initial Public Offering out of the offering proceeds. Subsequent to the Initial Public Offering, the Company has sufficient cash held outside of the Trust Account to meet its obligations. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 5).

The Company has until August 15, 2023, to consummate a Business Combination. If a Business Combination is not consummated by this date and an extension is not requested by the Sponsor there will be a mandatory liquidation and subsequent dissolution of the Company. The liquidity condition, date for mandatory liquidation and subsequent dissolution within twelve months raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management’s intent is to complete a Business Combination prior to the mandatory liquidation date.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

On March 10, 2023, the Company’s bank, Silicon Valley Bank, became insolvent. State regulators closed the bank, and the Federal Deposit Insurance Corporation (“FDIC”) was appointed as its receiver. The Company held deposits with this bank. As a result of the actions by the FDIC, the Company’s insured and uninsured deposits have been restored.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2022 and 2021.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A Ordinary Shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480. Class A Ordinary shares subject to mandatory redemption are classified as a liability and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A Ordinary Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of December 31, 2022, 23,000,000 Class A Ordinary Shares subject to possible redemption are presented at the current redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.

As of December 31, 2022, Class A Ordinary Shares reflected on the balance sheet are reconciled in the following table:

Gross proceeds	$230,000,000
Less:
Class A Ordinary Shares issuance costs	(13,136,668)
Fair value of Public Warrants at issuance	(3,001,500)
Fair value of rights	(1,410,946)
Plus:
Accretion of Class A Ordinary Shares to redemption value	25,487,517

Class A Ordinary Shares subject to possible redemption at December 31, 2022	$237,938,403

Offering Costs Associated with the Initial Public Offering

Offering costs consist of legal, accounting, underwriting and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Upon the completion of the Initial Public Offering, the offering costs were allocated using the relative fair values of the Company’s Class A Ordinary Shares and its Public Warrants and Private Placement Warrants. The costs allocated to Warrants were recognized in other expenses, and those related to the Company’s Class A Ordinary Shares were charged against the carrying value of Class A Ordinary Shares. The Company complies with the requirements of the ASC 340-10-S99-1, “Other Assets and Deferred Costs”.

Investments Held in Trust Account

As of December 31, 2022, substantially all of the assets held in the Trust Account were held in money market funds which are invested in U.S. treasury securities. All of the Company’s investments held in the Trust

Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in gain on marketable securities (net), dividends and interest, held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the FDIC coverage limit of $250,000. As of December 31, 2022 and 2021, the Company had not experienced losses on this account, however, any loss or lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations and cash flows.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheets primarily due to its short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

Level 1- Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2- Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets of liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3- Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheets as current or noncurrent based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Net Income (Loss) per Ordinary Share

Net (income) loss per ordinary share is computed by dividing net income (loss) by the weighted average number of shares issued and outstanding during the period. The Company has not considered the effect of its Warrants sold in the Initial Public Offering and Private Placement to purchase Class A Ordinary Shares in the calculation of diluted income per share, as their inclusion is contingent on a future event.

For the year ended December 31, 2022 and for the period from March 31, 2021 (inception) through December 31, 2021, the impact of the securities and other contracts that could potentially be exercised or converted into ordinary shares and then share in the earnings of the Company is anti-dilutive under the treasury stock method. As a result, diluted income per share is the same as basic income per share for the period presented.

The Company has two classes of shares, which are referred to as Class A Ordinary Shares and Class B Ordinary Shares. Earnings are shared pro rata between the two classes of shares on the assumption that the consummation of the Business Combination is the most likely outcome. Accretion associated with the redeemable Class A Ordinary Shares is excluded from income (loss) per share as the redemption value approximates fair value.

See Note 7 for a description of the rights of holders of each class of the Company’s ordinary shares. The Company’s basic and diluted net income (loss) per share is calculated as follows:

	For the Year Ended December 31, 2022	For the Period From March 31, 2021 (Inception) Through December 31, 2021
Redeemable Class A Ordinary Shares
Numerator: Net income allocable to Redeemable Class A Ordinary Shares	$4,086,474	$—
Denominator: Weighted Average Share Outstanding, Redeemable Class A Ordinary Shares	20,164,384	—

Basic and diluted net income per share, Class A subject to possible redemption	$0.20	$0.00

Non-redeemable Class B Ordinary Shares
Numerator: Net income (loss) allocable to non-redeemable Class B Ordinary Shares	1,528,726	(39,954)
Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares	7,543,379	6,666,667

Basic and diluted net income (loss) per share, Class B non-redeemable ordinary shares	$0.20	$(0.01)

On January 27, 2022, the Company effected a share capitalization with respect to its Class B Ordinary Shares of 1,916,667 shares thereof, resulting in the Company’s initial shareholders holding an aggregate of 7,666,667 Class B Ordinary Shares. On February 11, 2022, the underwriters fully exercised the over-allotment option; thus, the 1,000,000 Class B Ordinary Shares are no longer subject to forfeiture.

Income Taxes

The Company follows the guidance for accounting for income taxes under FASB ASC 740, “Income Taxes.” ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2022 and 2021. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2022 and 2021, there were no unrecognized tax benefits and no amounts were accrued for the payment of interest and penalties.

There is currently no taxation imposed on income by the government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update No. 2020-06, “Debt—Debt with Conversion and Other Options,” which among other things adds certain specific requirements to achieve equity classification and/or qualify for the derivative scope exception for contracts indexed to an entity’s own equity, which is expected to result in more freestanding instruments and embedded features to qualify for equity accounting treatment. The new standard is effective for companies that are SEC filers (except for Smaller Reporting Companies) for fiscal years beginning after December 2023. Companies can early adopt the standard at the start of a fiscal year beginning after December 15, 2020. The standard can either be adopted on a modified retrospective or a full retrospective basis. The Company is currently reviewing the newly issued standard and does not believe it will materially impact the Company. The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering on February 15, 2022, the Company sold 23,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one Class A Ordinary Share, one right and one-half of one Public Warrant. Each whole Public Warrant entitles the holder to purchase one Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment (see Note 7). Each right entitles the holder thereof to receive one-twelfth (1/12) of one Class A Ordinary Share upon the consummation of the initial Business Combination.

Each holder of a right will receive one-twelfth (1/12) of a Class A Ordinary Share upon consummation of the Company’s Business Combination. In the event that the Company will not be the survivor upon completion of its Business Combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the one-twelfth (1/12) share underlying each right (without paying any additional consideration) upon consummation of the Business Combination. If the Company is unable to complete an initial business combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds for their rights, and the rights will expire worthless. No fractional shares will be issued upon conversion of any rights. As a result, a rights holder must have 12 rights in order to receive a Class A Ordinary Share at the closing of the Company’s Business Combination (see Note 7).

On February 15, 2022, the Company paid an underwriting discount of 2% of the per Unit offering price to the underwriter at the closing of the Initial Public Offering, based upon the number of Units sold. An additional 3.5% of the gross proceeds of the Initial Public Offering will be payable to the underwriter upon the Company’s completion of a Business Combination (the “Deferred Discount”). The Deferred Discount will become payable to the underwriter from the amounts held in the Trust Account solely in the event the Company completes its Business Combination.

NOTE 4. PRIVATE PLACEMENT WARRANTS

Private Placement Warrants

The Sponsor purchased an aggregate of 12,450,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, or $12,450,000 in the aggregate, in a Private Placement simultaneously with the closing of the Initial Public Offering on February 15, 2022. Each Private Placement Warrant is exercisable for one Class A Ordinary Share at a price of $11.50 per share (subject to adjustment). A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor were added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within 18 months after the closing of the Initial Public Offering, the Private Placement Warrants will expire worthless. While they are held by the Sponsor or its permitted transferees, the Private Placement Warrants will be non-redeemable. The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of its Private Placement Warrants (except to permitted transferees) until 30 days after the completion of the Business Combination.

NOTE 5. RELATED PARTY TRANSACTIONS

Promissory Note — Related Parties

On April 21, 2021, the Company issued a promissory note (the “Promissory Note”) to the Sponsor and an affiliate of the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the Initial Public Offering and other expenses. On April 21, 2021, the Company borrowed $150,000 under the Promissory Note. On November 8, 2021, the Company completed a draw of $100,000 on the Promissory Note. The outstanding note payable balance immediately after the draw was $250,000. As of December 31, 2021, the Company had an outstanding loan balance of $250,000 on the Promissory Note. On December 31, 2021, the Promissory Note matured per the original terms which was payable on earlier of (i) December 31, 2021 and (ii) the completion of the Initial Public Offering. On January 20, 2022, the Company entered into an amendment (“Amended and Restated Promissory Note”) to its Promissory Note dated April 21, 2021. The terms of the Amended and Restated Promissory Note amended the maturity date to be payable on earlier of (i) September 30, 2022 and (ii) the completion of the Initial Public Offering. The outstanding loan of $250,000 was repaid upon the closing of the Initial Public Offering out of the offering proceeds that has been allocated for the payment of offering and other expenses (other than underwriting commissions) and amounts held outside of the Trust Account. As of December 31, 2022, the Company had no outstanding balance on the Promissory Note loan. No further drawdowns are permitted.

Due to Related Party

An affiliate of the Sponsor paid certain operating costs on behalf of the Company. These advances are due on demand and non-interest bearing. For the year ended December 31, 2022 and for the period from March 31, 2021 (inception) through December 31, 2021, the related party paid $57,360 and $3,893 of operating costs, respectively, on behalf of the Company. As of December 31, 2022 and 2021, the amount due to the related party was $57,360 and $3,893, respectively.

Founder Shares

In March 2021, the Company issued one of its Class B ordinary shares (the “Class B Ordinary Shares”) for no consideration. On April 13, 2021, the Company cancelled one of its Class B Ordinary Shares, and the

Company issued 5,750,000 Class B Ordinary Shares (the “Founder Shares”) for $25,000 consideration. The per share purchase price of the Founder Shares was determined by dividing the amount of cash contributed to the Company by the aggregate number of Founder Shares issued. On January 27, 2022, the Company effected a share capitalization with respect to its Class B Ordinary Shares of 1,916,667 shares thereof, resulting in its initial shareholders holding an aggregate of 7,666,667 Founder Shares. Up to 1,000,000 Founder Shares are subject to forfeiture by the Sponsor, depending on the extent to which the underwriters’ over-allotment option is exercised. On February 11, 2022, the underwriters fully exercised the over-allotment option and therefore those shares are no longer subject to forfeiture.

The Sponsor has agreed that upon and subject to the completion of the Business Combination, 25% of the Founder Shares then held by the Sponsor shall be considered to be newly unvested shares, which will vest only if the closing price of the Company’s Class A Ordinary Shares on Nasdaq equals or exceeds $12.50 for any 20 trading days within a 30 trading day period on or after the first anniversary of the closing of the Business Combination but before the fifth anniversary. The Sponsor has agreed, subject to exceptions, not to transfer any unvested Founder Shares prior to the date such securities become vested. Founder Shares, if any, that remain unvested at the fifth anniversary of the closing of the Business Combination will be forfeited, subject to certain exceptions as described in the letter agreement.

The Founder Shares will automatically convert into Class A Ordinary Shares on the first business day following the completion of the Company’s Business Combination, at a ratio such that the number of Class A Ordinary Shares issuable upon conversion of all Founder Shares will equal, in the aggregate on an as-converted basis, 25% of the sum of (i) the total number of all Class A Ordinary Shares issued and outstanding upon completion of the initial public offering (after giving effect to any redemptions of Class A Ordinary Shares that are public shares), plus (ii) the total number of Class A Ordinary Shares issued or deemed issued or issuable upon conversion of the Founder Shares, plus (iii) the total number of Class A Ordinary Shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the Business Combination, excluding (x) any Class A Ordinary Shares or equity-linked securities exercisable for or convertible into Class A Ordinary Shares issued, deemed issued, or to be issued, to any seller in the Business Combination, and (y) any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of working capital loans. Prior to the Business Combination, only holders of the Company’s Class B Ordinary Shares will be entitled to vote on the appointment of directors.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into Warrants of the post Business Combination entity at a price of $1.00 per warrant. The Warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2022 and 2021, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

Commencing on February 10, 2022, the Company has agreed to reimburse the Sponsor or an affiliate thereof in an amount equal to $10,000 per month for office space, utilities and secretarial and administrative services. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2022, the Company incurred and paid $110,000 for these services. As of December 31, 2022, the Company had no balance outstanding for services in connection with such agreement on the accompanying balance sheet.

Other Current Assets – Related Party

As of December 31, 2022, a total of $6,600 that related to Continental’s Escrow Agency Fee has been paid on behalf of Sponsor and scheduled to be reimbursed by Sponsor subsequently.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of Working Capital Loans, if any (and any Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants or Warrants issued upon conversion of the Working Capital Loans), are entitled to registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a discount of $0.20 per Unit, $4,600,000 in the aggregate. An additional fee of $0.35 per Unit, or approximately $8,050,000 in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7. SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 5,000,000 preference shares, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and 2021, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A Ordinary Shares with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were no Class A Ordinary Shares issued or outstanding (excluding 23,000,000 of Class A Ordinary Shares subject to possible redemption).

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B Ordinary Shares with a par value of $0.0001 per share. As of December 31, 2021, there were 7,666,667 Class B Ordinary Shares issued, including 1,000,000 subject to forfeiture. On January 27, 2022, the Company effected a share capitalization with respect to its Class B Ordinary Shares of 1,916,667 shares thereof, resulting in its initial shareholders holding an aggregate of 7,666,667 Founder Shares. On February 11, 2022, the underwriters fully exercised the over-allotment option; thus, the 1,000,000 Founder Shares are no longer subject to forfeiture. Therefore, as of December 31, 2022, there were 7,666,667 Class B Ordinary Shares issued and outstanding, with no shares subject to forfeiture.

Holders of the Class A Ordinary Shares and holders of the Class B Ordinary Shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law or stock exchange rule; provided that only holders of the Class B Ordinary Shares shall have the right to vote on the election of the Company’s directors prior to the initial Business Combination.

Rights — As of December 31, 2022 and 2021, there were no rights outstanding. Each holder of a right will receive one-twelfth (1/12) of a Class A Ordinary Share upon consummation of the Business Combination. In the event the Company will not be the survivor upon completion of the Business Combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the one-twelfth (1/12) share underlying each right (without paying any additional consideration) upon consummation of the Business Combination. If the Company is unable to complete a Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds for their rights, and the rights will expire worthless. No fractional shares will be issued upon conversion of any rights.

NOTE 8. WARRANTS

The Company accounts for the 11,500,000 Public Warrants and 12,450,000 Private Placement Warrants in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the Warrants do not meet the criteria for equity treatment thereunder, each Warrant much be recorded as a liability. Accordingly, the Company classified each Warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the Warrant liability is adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants were issued upon separation of the Units and only whole Public Warrants trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination; provided that the Company has an effective registration statement under the Securities Act covering the Class A Ordinary Shares issuable upon exercise of the Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or holders are permitted to exercise their Warrants on a cashless basis under certain circumstances as a result of (i) the Company’s failure to have an effective registration statement by the 60th business day after the closing of the initial Business Combination or (ii) a notice of redemption described under “Redemption of Warrants when the price per share of Class A Ordinary Shares equals or exceeds $10.00”). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of its initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A Ordinary Shares issuable upon exercise of the Warrants and will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Company’s initial Business Combination and to maintain a current prospectus relating to those Class A Ordinary Shares until the Warrants expire or are redeemed. If the shares issuable upon exercise of the Warrants are not registered under the Securities Act in accordance with the above requirements, the Company will be required to permit holders to exercise their Warrants on a cashless basis. However, no Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if the Company’s Class A Ordinary Shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The Warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A Ordinary Shares (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions) and (z) the volume weighted average trading price of Class A Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described under “Redemption of Warrants for Class A Ordinary Shares” and “Redemption of Warrants for cash” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The Private Placement Warrants are identical to the Public Warrants, except that, so long as they are held by the Sponsor or its permitted transferees, (i) they will not be redeemable by the Company, (ii) they (including the Class A Ordinary Shares issuable upon exercise of these Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of the initial Business Combination, (iii) they may be exercised by the holders on a cashless basis and (iv) they are subject to registration rights.

Redemption of Warrants when the price per share of Class A Ordinary Shares equals or exceeds $18.00: Once the Warrants become exercisable, the Company may redeem the outstanding Warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if the last reported sale price of Class A Ordinary Shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the Warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted).

The Company will not redeem the Warrants as described above unless an effective registration statement under the Securities Act covering the Class A Ordinary Shares issuable upon exercise of the Warrants is effective and a current prospectus relating to those Class A Ordinary Shares is available throughout the 30-day redemption period. Any such exercise would not be on a cashless basis and would require the exercising Warrant holder to pay the exercise price for each Warrant being exercised.

Redemption of Warrants when the price per share of Class A Ordinary Shares equals or exceeds $10.00: Once the Warrants become exercisable, the Company may redeem the outstanding Warrants:

•	in whole and not in part;

•

at a price of $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their Warrants on a cashless basis after receiving notice of redemption but prior to redemption and receive that number of Class A Ordinary Shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A Ordinary Shares;

•	if, and only if the Reference Value equals or exceeds $10.00 per share (as adjusted); and

•

if, and only if the Reference Value is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants. The fair market value” of Class A Ordinary Shares shall mean the volume-weighted average price of Class A Ordinary Shares for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants. In no event will the Warrants be exercisable in connection with this redemption feature for more than 0.361 Class A Ordinary Shares per Warrant (subject to adjustment).

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Warrants will not receive any of such funds with respect to their Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such Warrants. Accordingly, the Warrants may expire worthless.

NOTE 9. FAIR VALUE MEASUREMENTS

The following table presents the fair value hierarchy for assets and liabilities measured at fair value on a recurring basis as of December 31, 2022:

	Level 1	Level 2	Level 3	Total
Assets:
Marketable securities held in Trust Account	$238,038,403	$—	$—	$238,038,403

Total assets	$238,038,403	$—	$—	$238,038,403

Liabilities:
Public Warrants	$—	$690,000	$—	$690,000
Private Placement Warrants	—	747,000	—	747,000

Total liabilities	$—	$1,437,000	$—	$1,437,000

There were no assets or liabilities measured at fair value on a recurring basis as of December 31, 2021.

The Warrants are accounted for as liabilities pursuant to ASC 815-40 and are measured at fair value as of each reporting date. Changes in the fair value of the Warrants are recorded in the statements of operations each period. Transfers to/from Levels 1, 2 and 3 are recognized at the beginning of the reporting period in which a change in valuation technique or methodology occurs. Level 1 instruments include investments in mutual funds invested in government securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Upon consummation of the IPO on February 15, 2022, the Company’s Warrants were classified as Level 3 due to unobservable inputs used in the initial valuation. On April 4, 2022, the Public Warrants surpassed the 52-day threshold waiting period to be publicly traded in accordance with the Prospectus filed February 11, 2022. Once publicly traded, the observable input qualifies the liability for treatment as a Level 1 liability. The estimated fair value of Public Warrants was transferred from a Level 1 measurement to a Level 2 measurement due to lack of trading activity as of June 30, 2022 and remained Level 2 liabilities as of and for the year ended December 31, 2022. As of June 30, 2022, the Private Placement Warrants were transferred to Level 2 due to a make-whole provision which results in the Private Placement Warrants having the same terms as the Public Warrants, which the Company determined to use the value of the closing price of the Public Warrants for Private Placement Warrants. The Private Placement Warrants remained Level 2 liabilities as of and for the year ended December 31, 2022.

The following table presents a summary of the changes in the fair value of the derivative warrant liabilities for the year ended December 31, 2022:

	Public Warrants	Placement Warrants	Total
Fair value at January 1, 2022	$—	$—	$—
Fair value at February 15, 2022	3,001,500	3,286,800	6,288,300
Change in fair value	(2,311,500)	(2,539,800)	(4,851,300)

Fair value as of December 31, 2022	$690,000	$747,000	$1,437,000

The following table presents a summary of the changes in the Level 3 financial instruments, measured on a recurring basis for the period from February 15, 2022 (IPO) through December 31, 2022:

	Public Warrants	Private Placement Warrants	Total
Fair value as of February 15, 2022	$3,001,500	$3,286,800	$6,288,300
Change in fair value	414,000	522,900	936,900

Fair value as of March 31, 2022	3,415,500	3,809,700	7,225,200
Transfer to level 2	(3,415,500)	(3,809,700)	(7,225,200)

Fair value as of December 31, 2022	$—	$—	$—

The fair value of Public Warrants was transferred from Level 3 liabilities to Level 2 liabilities in June 2022 and remained Level 2 liabilities as of and for the year ended December 31, 2022. The fair value of Private Placement Warrants was transferred from Level 3 liabilities to Level 2 liabilities in June 2022 and remained Level 2 liabilities as of and for the year ended December 31, 2022.

For year ended December 31, 2022 and for the period from March 31, 2021 (inception) through December 31, 2021, the Company recognized a gain resulting from a decrease in the fair value of warrant liabilities of $4,851,300 and $0, respectively, presented as change in fair value of derivative warrant liabilities on the accompanying statements of operations.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date the financial statements were issued and did not identify any subsequent events that would have required adjustment or disclosure in the financial statements, other than as disclosed in Note 2 and as disclosed below.

On February 24, 2023 and March 21, 2023, the Company received an executed deferred underwriting fees waiver letter from Barclays Capital, Inc. (“Barclays”) and Citigroup Global Markets Inc., respectively, informing the Company of its decision to waive any entitlement it may have to the Deferred Discount in respect of any Business Combination involving the Company or its affiliates and GLAAM Co., Ltd. or its affiliates. The waiver does not cover any claim or rights Barclays or Citigroup Global Markets Inc. may otherwise have under the Underwriting Agreement dated February 10, 2022.

On March 2, 2023, the Company and GLAAM Co., Ltd., a corporation (chusik hoesa) organized under the laws of the Republic of Korea (“GLAAM”), issued a joint press release announcing the execution of a Business Combination Agreement by and among JGGC, GLAAM, Phygital Immersive Limited, a Cayman Islands exempted company limited by shares (“New PubCo”), and Jaguar Global Growth Korea Co., Ltd., a stock corporation (chusik hoesa) organized under the laws of the Republic of Korea (“Exchange Sub”) (as it may be amended and/or restated from time to time, the “Business Combination Agreement”), pursuant to which

(i) JGGC shall be merged with and into New PubCo, with New PubCo surviving the merger, (ii) immediately thereafter, New PubCo shall issue a certain number of ordinary shares, par value $0.0001 per share, of New PubCo (the “New PubCo Ordinary Shares”), to Exchange Sub and, in exchange therefor, Exchange Sub shall issue a non-interest bearing note (in a form that is reasonably acceptable to the parties) to New PubCo pursuant to which Exchange Sub shall promise to repay to New PubCo the value of such New PubCo Ordinary Shares so transferred, and (iii) all shareholders of GLAAM will transfer their respective common shares, par value KRW 500 per share, of GLAAM to Exchange Sub in exchange for New PubCo Ordinary Shares (such transactions and those otherwise contemplated by the Business Combination Agreement”). Refer to 8K filled on March 2, 2023 for additional information.

JAGUAR GLOBAL GROWTH

CORPORATION I

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2023 (Unaudited)	December 31, 2022
ASSETS
Cash	$227,806	$640,582
Prepaid expenses	399,167	609,370
Receivable	35,361	—
Other current asset - related party	—	6,600

Total current assets	662,334	1,256,552
Marketable securities held in Trust Account	243,333,857	238,038,403
Other non-current assets	—	65,283

Total Assets	$243,996,191	$239,360,238

LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,427,598	$187,011
Due to related party	557,759	57,360
Accrued expenses	1,123,858	1,085,753

Total current liabilities	4,109,215	1,330,124
Deferred underwriting fees payable	8,050,000	8,050,000
Derivative warrant liabilities	1,077,750	1,437,000

Total liabilities	13,236,965	10,817,124

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value; 23,000,000 shares at redemption value of $10.58 and $10.35 per share at June 30, 2023 and December 31, 2022, respectively	243,233,857	237,938,403
Shareholders’ deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding at June 30, 2023 and December 31, 2022	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued or outstanding (excluding 23,000,000 shares subject to possible redemption) at June 30, 2023 and December 31, 2022	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,666,667 shares issued and outstanding at June 30, 2023 and December 31, 2022	767	767
Additional paid-in capital	—	—
Accumulated deficit	(12,475,398)	(9,396,056)

Total shareholders’ deficit	(12,474,631)	(9,395,289)

Total Liabilities, Ordinary Shares Subject to Possible Redemption, and Shareholders’ Deficit	$243,996,191	$239,360,238

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

JAGUAR GLOBAL GROWTH

CORPORATION I

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For The Three Months Ended June 30, 2023	For The Three Months Ended June 30, 2022	For The Six Months Ended June 30, 2023	For The Six Months Ended June 30, 2022
General and administrative expenses	$1,124,044	$299,459	$3,438,592	$570,534

Loss from operations	(1,124,044)	(299,459)	(3,438,592)	(570,534)
Change in fair value of derivative warrant liabilities	1,317,250	3,632,700	359,250	2,695,800
Dividends and interest on marketable securities (net), held in Trust Account	2,771,661	325,699	5,295,454	359,604
Transaction costs allocation to derivative warrant liabilities	—	—	—	(215,039)

Net income	$2,964,867	$3,658,940	$2,216,112	$2,269,831

Weighted average shares outstanding of Class A ordinary shares subject to possible redemption, basic and diluted	23,000,000	23,000,000	23,000,000	17,281,768

Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.10	$0.12	$0.07	$0.09

Weighted average shares outstanding of Class B non-redeemable ordinary shares, basic and diluted	7,666,667	7,666,667	7,666,667	7,418,048

Basic and diluted net income per share, Class B non-redeemable ordinary shares	$0.10	$0.12	$0.07	$0.09

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

JAGUAR GLOBAL GROWTH

CORPORATION I

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’

DEFICIT

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023 AND 2022

(Unaudited)

	Ordinary Shares
	Class B
	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
Balance as of January 1, 2023	7,666,667	$767	$—	$(9,396,056)	$(9,395,289)
Accretion of Class A ordinary shares to redemption value	—	—	—	(2,523,793)	(2,523,793)
Net loss	—	—	—	(748,755)	(748,755)

Balance as of March 31, 2023 Unaudited	7,666,667	$767	$—	$(12,668,604)	$(12,667,837)

Accretion of Class A ordinary shares to redemption value	—	—	—	(2,771,661)	(2,771,661)
Net Income	—	—	—	2,964,867	2,964,867

Balance as of June 30, 2023 Unaudited	7,666,667	$767	$—	$(12,475,398)	$(12,474,631)

	Ordinary Shares
	Class B
	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
Balance as of January 1, 2022	7,666,667	$767	$24,233	$(39,954)	$(14,954)
Fair value of rights	—	—	1,410,946	—	1,410,946
Other offering costs	—	—	(82,164)	—	(82,164)
Excess cash received over fair value of Private Placement Warrants	—	—	9,163,200	—	9,163,200
Accretion of Class A ordinary shares to redemption value	—	—	(10,516,215)	(11,632,899)	(22,149,114)
Net loss	—	—	—	(1,389,109)	(1,389,109)

Balance as of March 31, 2022 Unaudited	7,666,667	$767	$—	$(13,061,962)	$(13,061,195)

Accretion of Class A ordinary shares to redemption value	—	—	—	(259,604)	(259,604)
Net Income	—	—	—	3,658,940	3,658,940

Balance as of June 30, 2022 Unaudited	7,666,667	$767	$—	$(9,662,626)	$(9,661,859)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

JAGUAR GLOBAL GROWTH

CORPORATION I

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the six months ended June 30, 2023	For the six months ended June 30, 2022
Cash Flows from Operating Activities
Net income	$2,216,112	$2,269,831
Adjustments to reconcile net loss to net cash used in operating activities:
Dividends and interest on marketable securities (net), held in Trust Account	(5,295,454)	(359,604)
Transaction costs allocated to derivative warrant liabilities	—	215,039
Formation and operating expenses funded by related party	399	16,025
Change in fair value of derivative warrant liabilities	(359,250)	(2,695,800)
Changes in operating assets and liabilities:
Prepaid and other assets	282,086	(1,015,198)
Receivable	(35,361)	—
Accounts payable	2,240,587	(10,242)
Accrued expenses	38,105	(167,037)

Net cash used in operating activities	(912,776)	(1,746,986)

Cash Flows from Investing Activities
Investment of cash into Trust Account	—	(234,600,000)

Net cash used in investing activities	—	(234,600,000)

Cash Flows from Financing Activities
Proceeds from note payable and advances from related party	500,000	—
Repayment of note payable and advances from related party	—	(253,893)
Proceeds from sale of Class A Ordinary Shares, gross	—	230,000,000
Proceeds from sale of Private Placement Warrants	—	12,450,000
Offering costs paid	—	(4,987,825)

Net cash provided by financing activities	500,000	237,208,282

Net change in cash	(412,776)	861,296
Cash—beginning of period	640,582	33,640
Cash—end of period	$227,806	$894,936

Supplemental disclosure of noncash investing and financing activities:
Deferred underwriting fees payable	$—	$8,050,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

JAGUAR GLOBAL GROWTH CORPORATION I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2023

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND LIQUIDITY

Organization and General

Jaguar Global Growth Corporation I (the “Company”) is a blank check company incorporated in the Cayman Islands on March 31, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of June 30, 2023, the Company had not commenced any operations. All activity through June 30, 2023 relates to the Company’s formation and its initial public offering (the “Initial Public Offering”) and efforts to identify and complete a Business Combination, described below. The Company will not generate any operating revenues until after the completion of its Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on investments from the proceeds derived from its Initial Public Offering. The Company has selected December 31 as its fiscal year end.

On February 15, 2022, the Company consummated its Initial Public Offering of 23,000,000 units (the “Units”), including the issuance of 3,000,000 Units as a result of the underwriter’s exercise of its over-allotment option. Each Unit consists of one Class A ordinary share of the Company, par value $0.0001 per share (the “Class A Ordinary Shares”), one right and one-half of one redeemable warrant (“Public Warrant”). Each holder of a right will receive one-twelfth (1/12) of a Class A Ordinary Share upon consummation of the Company’s Business Combination. Each whole Public Warrant entitles the holder thereof to purchase one whole Class A Ordinary Share for $11.50 per share, subject to adjustment. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $230,000,000, which is described in Note 3. The Company’s sponsor is Jaguar Global Growth Partners I, LLC, a Delaware limited liability company (the “Sponsor”).

If the Company is unable to complete a Business Combination within the required time period and the Company liquidates the funds held in the trust account, holders of rights will not receive any of such funds for their rights, and the rights will expire worthless. No fractional shares will be issued upon conversion of any rights. As a result, a rights holder must have 12 rights in order to receive a Class A Ordinary Share at the closing of the Company’s Business Combination.

Simultaneously with the closing of the Initial Public Offering and pursuant to the Private Placement Warrants purchase agreement, the Company completed the private placement (the “Private Placement”) of 12,450,000 warrants (the “Private Placement Warrants” and together with the Public Warrants, the “Warrants”) to the Sponsor at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $12,450,000, which is described in Note 4.

Following the closing of the Initial Public Offering on February 15, 2022, an amount of $234,600,000 ($10.20 per Unit) of the proceeds from the Initial Public Offering and the sale of the Private Placement Warrants, comprised of $230,000,000 of the proceeds from the Initial Public Offering (which includes $8,050,000 of the underwriter’s deferred commissions) and $12,450,000 of the proceeds of the sale of Private Placement Warrants, was first placed in a U.S.-based trust account (the “Trust Account”) at J.P. Morgan Chase Bank N.A., then was subsequently transferred to Morgan Stanley, all while continuing to be maintained by Continental Stock Transfer & Trust Company, acting as trustee. The funds in the Trust Account are invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust

Account that may be released to the Company to pay its taxes, if any, the proceeds from the Initial Public Offering and the sale of the Private Placement Warrants held in the Trust Account will not be released from the Trust Account until the earliest of (i) the completion of the Business Combination; (ii) the redemption of the Class A Ordinary Shares included in the Units (the “Public Shares”) if the Company is unable to complete the Business Combination within 18 months from the closing of the Initial Public Offering, subject to applicable law; or (iii) the redemption of the Public Shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association to (A) modify the substance or timing of the Company’s obligation to allow redemption in connection with the Business Combination or to redeem 100% of the Public Shares if the Company has not consummated the Business Combination within 18 months from the closing of the Initial Public Offering or (B) with respect to any other material provisions relating to shareholders’ rights or pre-Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

On February 28, 2023, Jaguar Global Growth Korea Co., Ltd., a stock corporation (chusik hoesa) organized under the laws of the Republic of Korea (“Exchange Sub”) was incorporated and is a wholly owned subsidiary of JGGC.

On March 2, 2023, the Company and GLAAM Co., Ltd., a corporation (chusik hoesa) organized under the laws of the Republic of Korea (“GLAAM”), issued a joint press release announcing the execution of a Business Combination Agreement by and among JGGC, GLAAM, Phygital Immersive Limited, a Cayman Islands exempted company limited by shares (“New PubCo”), and Exchange Sub (as it may be amended and/or restated from time to time, the “Business Combination Agreement”), pursuant to which (i) JGGC shall be merged with and into New PubCo, with New PubCo surviving the merger, (ii) immediately thereafter, New PubCo shall issue a certain number of ordinary shares, par value $0.0001 per share, of New PubCo (the “New PubCo Ordinary Shares”), to Exchange Sub and, in exchange therefor, Exchange Sub shall issue a non-interest bearing note (in a form that is reasonably acceptable to the parties) to New PubCo pursuant to which Exchange Sub shall promise to repay to New PubCo the value of such New PubCo Ordinary Shares so transferred, and (iii) all shareholders of GLAAM will transfer their respective common shares, par value KRW 500 per share, of GLAAM to Exchange Sub in exchange for New PubCo Ordinary Shares (such transactions and those otherwise contemplated by the Business Combination Agreement”).

On May 5, 2023, the Company announced the public filing of a registration statement on Form F-4 with the U.S. Securities and Exchange Commission (the “SEC”). The registration statement includes a draft proxy statement/prospectus in connection with the business combination involving the Company and GLAAM. Please refer to 8-K filed on May 5, 2023 for additional details.

On June 16, 2023, the Company, New PubCo, Exchange Sub and GLAAM entered into that certain Amendment No. 1 to the Business Combination Agreement (the “BCA Amendment No. 1”). The BCA Amendment No. 1 amends Section 1.01 to the Business Combination Agreement to amend and restate the definition of “SPAC Share Price” to read in its entirety as follows: “SPAC Share Price” shall mean $10.60. Please refer to 8-K filed on June 22, 2023 for additional details.

On July 7, 2023, the Company, New PubCo, Exchange Sub and GLAAM entered into that certain Amendment No. 2 to the Business Combination Agreement (the “BCA Amendment No. 2”). The BCA Amendment No. 2 amends Section 1.1, 3.5 and 3.9(a) to the Business Combination Agreement. Please refer to 8-K filed on July 11, 2023 for additional details.

On July 18, 2023, the Company, New PubCo, Exchange Sub and GLAAM entered into that certain Amendment No. 3 to the Business Combination Agreement (the “BCA Amendment No. 3”). The BCA Amendment No. 3 provides that the Company shall file with the SEC a proxy statement pursuant to which it will propose and seek approval to extend the date by which it has to consummate a business combination to September 15, 2023 (the “Extended Date”) and to allow the Company without another shareholder vote, to elect to extend the termination date to consummate a business combination on a monthly basis for up to three times by an additional one month each time, until December 15, 2023 (as so extended, the “Termination Date”), unless the closing of the business combination has occurred prior to such Termination Date (such proposal, the “Extension Proposal”). Please refer to 8-K filed on July 20, 2023 for additional details.

On July 13, 2023 the Company filed a preliminary proxy statement with the SEC regarding a shareholder meeting to implement certain amendments to its amended and restated memorandum and articles of association (the “Memorandum and Articles of Association”), including the Extension Proposal described above. On July 19, 2023 the Company filed a revised preliminary proxy statement with the SEC addressing the comment letter received on July 17, 2023. On July 26, 2023 the Company filed a definitive proxy statement with the SEC regarding such shareholder meeting. On August 3, 2023 the Company filed a supplement to the definitive proxy statement with the SEC regarding an extension payment in connection with the Extension Proposal described above. Please refer to the Company’s proxy filings for additional details.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of deferred underwriting commissions held in Trust and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the Business Combination. However, the Company only intends to complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). Upon the closing of the Initial Public Offering, management has agreed that an amount equal to at least $10.20 per Unit sold in the Initial Public Offering, including the proceeds from the sale of the Private Placement Warrants and the sale of forward purchase units, will be held in the Trust Account located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company will provide the holders (the “Public Shareholders”) of the Company’s issued and outstanding Class A Ordinary Shares, par value $0.0001 per share, sold in the Initial Public Offering (the “Public Shares”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholders meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.20 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” If the Company seeks shareholder approval, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in connection with a

Business Combination in an amount that would cause its net tangible assets to be less than $5,000,001. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem the Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem its Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company. The holders of the Founder Shares (the “initial shareholders”) have agreed not to propose an amendment to the Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (B) with respect to any other provision relating to shareholders’ rights or pre-Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 18 months from the closing of the Initial Public Offering and the Company’s shareholders have not amended the Memorandum and Articles of Association to extend, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The initial shareholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters of the Company’s Initial Public Offering have agreed to waive their rights to the deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.35. In order to protect the amounts held in the

Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”), reduce the amount of funds in the Trust Account to below (i) $10.35 per Public Share or (ii) the lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of interest which may be withdrawn to pay taxes, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Company’s sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The interim results for the three and six months ended June 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or any future period. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s annual Form 10-K Report, filed by the Company with the SEC on March 29, 2023.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of Exchange Sub (our wholly-owned subsidiary). Intercompany accounts and transactions have been eliminated in consolidation.

Liquidity, Capital Resources and Going Concern

On a routine basis, the Company assesses going concern considerations in accordance with FASB ASC 205-40, “Presentation of Financial Statements - Going Concern”. As of June 30, 2023, the Company had $227,806 in cash, a working capital deficit of $3,446,881, and $243,333,857 of marketable securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem the ordinary shares in connection therewith.

The Company has until August 15, 2023, to consummate a Business Combination. If a Business Combination is not consummated by this date there will be a mandatory liquidation and subsequent dissolution of the Company. On July 26, 2023, the Company filed with the SEC a definitive proxy statement (as supplemented by the supplement proxy statement dated as of August 3, 2023) requesting the Extension Proposal described above that the shareholders will be voting on at the meeting scheduled to be held on August 11, 2023. As of June 30, 2023, the Company does not have sufficient cash to meet its working capital needs and its operations leading up to potential Business Combination have been funded by a related party. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which include, but are not necessarily limited to, suspending the pursuit of a Business Combination. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. The liquidity condition, date for mandatory liquidation and subsequent dissolution within twelve months raises substantial doubt about the Company’s ability to continue as a going concern. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management’s intent is to complete a Business Combination prior to the mandatory liquidation date.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Risks and Uncertainties

Global economic conditions have been worsening, with disruptions to, and volatility in, the credit and financial markets and rising inflation and interest rate in the U.S. If these conditions persist and deepen, the Company could experience an inability to access additional capital, or our liquidity could otherwise be impacted. Management continues to evaluate the impact related to rising interest rates and current market condition and has concluded while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and results of its operations, the specific impact is not readily determinable as of the date of the financial statements. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these unaudited condensed consolidated financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these unaudited condensed consolidated financial statements.

On March 10, 2023, the Company’s bank, Silicon Valley Bank, became insolvent. State regulators closed the bank, and the Federal Deposit Insurance Corporation (“FDIC”) was appointed as its receiver. The Company held deposits with this bank. As a result of the actions by the FDIC, the Company’s insured and uninsured deposits have been restored. On March 14, 2023, the Company transferred the remaining balance of its insured and uninsured deposits from Silicon Valley Bank into a J.P. Morgan account held by Jaguar Growth Partners, an affiliate of the Sponsor. On May 10, 2023, the remaining funds of $157,304 in the JP Morgan account were re-deposited into the Company’s account at Silicon Valley Bank.

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of June 30, 2023 and December 31, 2022.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A Ordinary Shares subject to possible redemption in accordance with the guidance in ASC 480. Class A Ordinary Shares subject to mandatory redemption are classified as a liability and are measured at fair value. Conditionally redeemable Ordinary Shares (including Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Ordinary Shares are classified as shareholders’ equity. The Company’s Class A Ordinary Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of June 30, 2023, 23,000,000 shares of Class A Ordinary Shares subject to possible redemption are presented at the current redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s unaudited condensed consolidated balance sheets.

Class A Ordinary Shares as of June 30, 2023 and December 31, 2022 reflected on the unaudited condensed consolidated balance sheets are reconciled in the following table:

Gross proceeds	$230,000,000
Less:
Class A Ordinary Shares issuance costs	(13,136,668)
Fair value of Public Warrants at issuance	(3,001,500)
Fair value of rights	(1,410,946)
Plus:
Accretion of Class A Ordinary Shares to redemption value	25,487,517

Class A Ordinary Shares subject to possible redemption at December 31, 2022	$237,938,403

Plus:
Accretion of Class A Ordinary Shares to redemption value	2,523,793

Class A Ordinary Shares subject to possible redemption at March 31, 2023	$240,462,196

Plus:
Accretion of Class A Ordinary Shares to redemption value	2,771,661

Class A Ordinary Shares subject to possible redemption at June 30, 2023	$243,233,857

Offering Costs Associated with the Initial Public Offering

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Upon the completion of the Initial Public Offering, the offering costs were allocated using the relative fair values of the Company’s Class A Ordinary Shares and its Public Warrants and Private Placement Warrants. The costs allocated to Warrants were recognized in other expenses, and those related to the Company’s Class A Ordinary Shares were charged against the carrying value of Class A Ordinary Shares. The Company complies with the requirements of the ASC 340-10-S99-1, “Other Assets and Deferred Costs”.

Investments Held in Trust Account

As of June 30, 2023, substantially all of the assets held in the Trust Account were held in money market funds which are invested in U.S. treasury securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the unaudited consolidated condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in dividends and interest on marketable securities (net) held in the Trust Account in the accompanying unaudited condensed consolidated statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times, may exceed the FDIC coverage limit of $250,000. As of June 30, 2023, and December 31, 2022, any loss or lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations and cash flows.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the unaudited condensed consolidated balance sheets primarily due to its short-term nature, except for the derivative liabilities.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

Level 1- Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2- Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets of liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3- Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the unaudited condensed consolidated statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the unaudited condensed consolidated balance sheets as current or noncurrent based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Net Income Per Ordinary Share

Net income per ordinary share is computed by dividing net income by the weighted average number of shares issued and outstanding during the period. The Company has not considered the effect of its Warrants sold in the Initial Public Offering and Private Placement to purchase Class A Ordinary Shares in the calculation of diluted income per share, as their inclusion is contingent on a future event.

For the three and six months ended June 30, 2023, the inclusion of the securities and other contracts that could potentially be exercised or converted into ordinary shares and then share in the earnings of the Company is contingent on a future event. For the three and six months ended June 30, 2022, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted income per share is the same as basic income per share for the periods presented.

The Company has two classes of shares, which are referred to as Class A Ordinary Shares and Class B Ordinary Shares. Earnings are shared pro rata between the two classes of shares on the assumption that the consummation of the Business Combination is the most likely outcome. Accretion associated with the redeemable Class A Ordinary Shares is excluded from loss per share as the redemption value approximates fair value.

See Note 7 for a description of the rights of holders of each class of the Company’s Ordinary Shares. The Company’s basic and diluted net income per share is calculated as follows:

	For The Three Months Ended June 30, 2023	For The Three Months Ended June 30, 2022	For The Six Months Ended June 30, 2023	For The Six Months Ended June 30, 2022
Redeemable Class A Ordinary Shares
Numerator: Net income allocable to Redeemable Class A Ordinary Shares
Net income allocable to Redeemable Class A Ordinary Shares	$2,223,650	$2,744,205	$1,662,084	$1,588,137
Denominator: Weighted Average Share Outstanding, Redeemable Class A Ordinary Shares
Basic and diluted weighted average shares outstanding, Redeemable Class A	23,000,000	23,000,000	23,000,000	17,281,768

Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.10	$0.12	$0.07	$0.09

Non-Redeemable Class B Ordinary Shares
Numerator: Net income allocable to non-redeemable Class B Ordinary Shares
Net income allocable to non-redeemable Class B Ordinary Shares	$741,217	$914,735	$554,028	$681,694
Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares	7,666,667	7,666,667	7,666,667	7,418,048

Basic and diluted net income per share, Class B non-redeemable ordinary shares	$0.10	$0.12	$0.07	$0.09

Income Taxes

The Company follows the guidance for accounting for income taxes under FASB ASC 740, “Income Taxes.” ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2023, or December 31, 2022. The Company’s

management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2023 and December 31, 2022, there were no unrecognized tax benefits and no amounts were accrued for the payment of interest and penalties.

There is currently no taxation imposed on income by the government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering on February 15, 2022, the Company sold 23,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one Class A Ordinary Share, one right and one-half of one Public Warrant. Each whole Public Warrant entitles the holder to purchase one Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment (see Note 7). Each right entitles the holder thereof to receive one-twelfth (1/12) of one Class A Ordinary Share upon the consummation of the Business Combination.

Each holder of a right will receive one-twelfth (1/12) of a Class A Ordinary Share upon consummation of the Company’s Business Combination. In the event that the Company will not be the survivor upon completion of its Business Combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the one-twelfth (1/12) share underlying each right (without paying any additional consideration) upon consummation of the Business Combination. If the Company is unable to complete a business combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds for their rights, and the rights will expire worthless. No fractional shares will be issued upon conversion of any rights. As a result, a rights holder must have 12 rights in order to receive a Class A Ordinary Share at the closing of the Company’s Business Combination (see Note 7).

NOTE 4. PRIVATE PLACEMENT WARRANTS

Private Placement Warrants

The Sponsor purchased an aggregate of 12,450,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, or $12,450,000 in the aggregate, in a private placement simultaneously with the closing of the Initial Public Offering on February 15, 2022. Each Private Placement Warrant is exercisable for one Class A Ordinary Share at a price of $11.50 per share (subject to adjustment). A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor were added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within 18 months after the closing of the Initial Public Offering, the Private Placement Warrants will expire worthless. While they are held by the Sponsor or its permitted transferees, the Private Placement Warrants will be non-redeemable. The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of its Private Placement Warrants (except to permitted transferees) until 30 days after the completion of the Business Combination.

NOTE 5. RELATED PARTY TRANSACTIONS

Other Current Asset — Related Party

On March 14, 2023, due to the insolvency of Silicon Valley Bank, the Company transferred the balance of its insured and uninsured deposits, totaling $226,030, from Silicon Valley Bank into an account at J.P. Morgan held by Jaguar Growth Partners, an affiliate of the Sponsor, which was subsequently used to pay certain Company expenses. On May 10, 2023, the remaining funds of $157,304 were re-deposited into the Company’s account at Silicon Valley Bank.

Promissory Note — Related Parties

On April 21, 2021, the Company issued a promissory note (the “Promissory Note”) to the Sponsor and an affiliate of the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the Initial Public Offering and other expenses. On April 21, 2021, the Company borrowed $150,000 under the Promissory Note. On November 8, 2021, the Company completed a draw of $100,000 on the Promissory Note. The outstanding note payable balance immediately after the draw was $250,000. As of December 31, 2021, the Company had an outstanding loan balance of $250,000 on the Promissory Note. On December 31, 2021, the Promissory Note matured per the original terms which was payable on earlier of(i) December 31, 2021 and (ii) the completion of the Initial Public Offering. On January 20, 2022, the Company entered into an amendment (“Amended and Restated Promissory Note”) to its Promissory Note dated April 21, 2021. The terms of the Amended and Restated Promissory Note amended the maturity date to be payable on earlier of (i) September 30, 2022 and (ii) the completion of the Initial Public Offering. The outstanding loan of $250,000 was repaid upon the closing of the Initial Public Offering out of the offering proceeds that has been allocated for the payment of offering and other expenses (other than underwriting commissions) and amounts held outside of the Trust Account. As of June 30, 2023, the Company had no outstanding balance on the Promissory Note loan. No further drawdowns are permitted.

Due to Related Party

An affiliate of the Sponsor paid certain operating costs on behalf of the Company. These advances are due on demand and non-interest bearing. For the six months ended June 30, 2023 and 2022, the related party paid $164,902 and $35,821, respectively, of operating costs on behalf of the Company. As of June 30, 2023, and December 31, 2022, the amount due to the related party was $557,759 and $57,360, respectively.

Founder Shares

In March 2021, the Company issued one of its Class B Ordinary Shares, for no consideration. On April 13, 2021, the Company cancelled one of its Class B Ordinary Shares, and the Company issued 5,750,000 Class B Ordinary Shares (the “Founder Shares”) for $25,000 consideration. The per share purchase price of the Founder Shares was determined by dividing the amount of cash contributed to the Company by the aggregate number of Founder Shares issued. On January 27, 2022, the Company effected a share capitalization with respect to its Class B Ordinary Shares of 1,916,667 shares thereof, resulting in its initial shareholders holding an aggregate of 7,666,667 Founder Shares. Up to 1,000,000 Founder Shares are subject to forfeiture by the Sponsor, depending on the extent to which the underwriters’ over-allotment option is exercised. On February 11, 2022, the underwriters fully exercised the over-allotment option and therefore those shares are no longer subject to forfeiture.

The Sponsor has agreed that upon and subject to the completion of the Business Combination, 25% of the Founder Shares then held by the Sponsor shall be considered to be newly unvested shares, which will vest only if the closing price of the Company’s Class A Ordinary Shares on Nasdaq equals or exceeds $12.50 for any 20 trading days within a 30 trading day period on or after the first anniversary of the closing of the Business Combination but before the fifth anniversary. The Sponsor has agreed, subject to exceptions, not to transfer any unvested Founder Shares prior to the date such securities become vested. Founder Shares, if any, that remain unvested at the fifth anniversary of the closing of the Business Combination will be forfeited, subject to certain exceptions as described in the letter agreement.

The Class B Founder Shares will automatically convert into Class A Ordinary Shares on the first business day following the completion of the Company’s Business Combination, at a ratio such that the number of Class A Ordinary Shares issuable upon conversion of all Class B Founder Shares will equal, in the aggregate on an as-converted basis, 25% of the sum of (i) the total number of all Class A Ordinary Shares issued and outstanding upon completion of the Initial Public Offering (after giving effect to any redemptions of Class A Ordinary Shares that are public shares), plus (ii) the total number of Class A Ordinary Shares issued or deemed issued or issuable upon conversion of the Class B Founder Shares plus (iii) the total number of Class A Ordinary Shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the Business Combination, excluding (x) any Class A Ordinary Shares or equity-linked securities exercisable for or convertible into Class A Ordinary Shares issued, deemed issued, or to be issued, to any seller in the Business Combination, and (y) any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of working capital loans. Prior to the Business Combination, only holders of the Company’s Class B Ordinary Shares will be entitled to vote on the appointment of directors.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into Warrants of the post Business Combination entity at a price of $1.00 per Warrant. The Warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. On June 29, 2023, the Company drew down $500,000 of the working capital loan. As of June 30, 2023 and December 31, 2022, the Company had $500,000 and $0 borrowings under the Working Capital Loans.

Administrative Services Agreement

Commencing on February 10, 2022, the Company has agreed to reimburse the Sponsor or an affiliate thereof in an amount equal to $10,000 per month for office space, utilities and secretarial and administrative services. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three and six months ended June 30, 2023, the Company incurred and paid $30,000 and $60,000, respectively, for these services. For the three and six months ended June 30, 2022, the Company incurred and paid $30,000 and $50,000, respectively, for these services. As of June 30, 2023 and December 31, 2022, the Company had no balance outstanding for services in connection with this agreement.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of Working Capital Loans, if any (and any Class A Ordinary Shares issuable upon the exercise of the

Private Placement Warrants or Warrants issued upon conversion of the Working Capital Loans), are entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statement filed subsequent to the completion of the Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a discount of $0.20 per Unit, $4,600,000 in the aggregate. An additional fee of $0.35 per Unit, or approximately $8,050,000 in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

On February 24, 2023 and on March 21, 2023, Barclays Capital Inc. and Citigroup Global Markets Inc., respectively, delivered notices to the Company formally waiving all rights to deferred underwriting commissions in connection with the Business Combination with GLAAM. The deferred underwriting fee was agreed between the Company, Barclays Capital Inc. and Citigroup Global Markets Inc. in the Initial Public Offering underwriting agreement signed by the parties on February 10, 2021 and would be earned in full upon completion of the Initial Public Offering but the payment of deferred underwriting fees was conditioned upon closing of the Business Combination with GLAAM such that the waivers were given by Barclays Capital Inc. and Citigroup Global Markets Inc. on a gratuitous basis without any consideration to Barclays Capital Inc. and Citigroup Global Markets Inc. from the Company. As of June 30, 2023 and December 31, 2022, the deferred underwriting fees payable was $8,050,000 and included non-current liabilities of the Company’s condensed consolidated balance sheets.

NOTE 7. SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 5,000,000 preference shares, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2023 and December 31, 2022, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A Ordinary Shares with a par value of $0.0001 per share. As of June 30, 2023 and December 31, 2022, there were no Class A Ordinary Shares issued or outstanding (excluding 23,000,000 of Class A Ordinary Shares subject to possible redemption).

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B Ordinary Shares with a par value of $0.0001 per share. As of December 31, 2021, there were 7,666,667 Class B Ordinary Shares issued, including 1,000,000 subject to forfeiture. On January 27, 2022, the Company effected a share capitalization with respect to its Class B Ordinary Shares of 1,916,667 shares thereof, resulting in its initial shareholders holding an aggregate of 7,666,667 Founder Shares. On February 11, 2022, the underwriters fully exercised the over-allotment option; thus, the 1,000,000 Founder Shares are no longer subject to forfeiture. As of June 30, 2023 and December 31, 2022, there were 7,666,667 Class B Ordinary Shares issued and outstanding.

Holders of the Class A Ordinary Shares and holders of the Class B Ordinary Shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law or stock exchange rule; provided that only holders of the Class B Ordinary Shares shall have the right to vote on the election of the Company’s directors prior to the Business Combination.

Rights — As of June 30, 2023, and December 31, 2022, there were 23,000,000 rights issued and outstanding. Each holder of a right will receive one-twelfth (1/12) of a Class A Ordinary Share upon consummation of the

Business Combination. In the event the Company will not be the survivor upon completion of the Business Combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the one-twelfth (1/12) share underlying each right (without paying any additional consideration) upon consummation of the Business Combination. If the Company is unable to complete a Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds for their rights, and the rights will expire worthless. No fractional shares will be issued upon conversion of any rights.

NOTE 8. WARRANTS

The Company accounts for the 11,500,000 Public Warrants and 12,450,000 Private Placement Warrants in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the Warrants do not meet the criteria for equity treatment thereunder, each Warrant much be recorded as a liability. Accordingly, the Company classified each Warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the Warrant liability is adjusted to fair value, with the change in fair value recognized in the Company’s unaudited condensed consolidated statements of operations.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants were issued upon separation of the Units and only whole Public Warrants trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination; provided that the Company has an effective registration statement under the Securities Act covering the Class A Ordinary Shares issuable upon exercise of the Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or holders are permitted to exercise their Warrants on a cashless basis under certain circumstances as a result of (i) the Company’s failure to have an effective registration statement by the 60th business day after the closing of the Business Combination or (ii) a notice of redemption described under “Redemption of Warrants when the price per share of Class A Ordinary Shares equals or exceeds $10.00”). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of its Business Combination, the Company will use its commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A Ordinary Shares issuable upon exercise of the Warrants and will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Company’s Business Combination and to maintain a current prospectus relating to those Class A Ordinary Shares until the Warrants expire or are redeemed. If the shares issuable upon exercise of the Warrants are not registered under the Securities Act in accordance with the above requirements, the Company will be required to permit holders to exercise their Warrants on a cashless basis. However, no Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if the Company’s Class A Ordinary Shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The Warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A Ordinary Shares (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions) and (z) the volume weighted average trading price of Class A Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described under “Redemption of Warrants for Class A Ordinary Shares” and “Redemption of Warrants for cash” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The Private Placement Warrants are identical to the Public Warrants, except that, so long as they are held by the Sponsor or its permitted transferees, (i) they will not be redeemable by the Company, (ii) they (including the Class A Ordinary Shares issuable upon exercise of these Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of the Business Combination, (iii) they may be exercised by the holders on a cashless basis and (iv) they are subject to registration rights.

Redemption of Warrants when the price per share of Class A Ordinary Shares equals or exceeds $18.00: Once the Warrants become exercisable, the Company may redeem the outstanding Warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if the last reported sale price of Class A Ordinary Shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the Warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted).

The Company will not redeem the Warrants as described above unless an effective registration statement under the Securities Act covering the Class A Ordinary Shares issuable upon exercise of the Warrants is effective and a current prospectus relating to those Class A Ordinary Shares is available throughout the 30-day redemption period. Any such exercise would not be on a cashless basis and would require the exercising Warrant holder to pay the exercise price for each Warrant being exercised.

Redemption of Warrants when the price per share of Class A Ordinary Shares equals or exceeds $10.00: Once the Warrants become exercisable, the Company may redeem the outstanding Warrants:

•	in whole and not in part;

•

at a price of $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their Warrants on a cashless basis after receiving notice of redemption but prior to redemption and receive that number of Class A Ordinary Shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A Ordinary Shares;

•	if, and only if the Reference Value equals or exceeds $10.00 per share (as adjusted); and

•

if, and only if the Reference Value is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants. The fair market value” of Class A Ordinary Shares shall mean the volume-weighted average price of Class A Ordinary Shares for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants. In no event will the Warrants be exercisable in connection with this redemption feature for more than 0.361 Class A Ordinary Shares per Warrant (subject to adjustment).

In no event will the Company be required to net cash settle any Warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Warrants will not receive any of such funds with respect to their Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such Warrants. Accordingly, the Warrants may expire worthless.

NOTE 9. FAIR VALUE MEASUREMENTS

The following table presents the fair value hierarchy for assets and liabilities measured at fair value on a recurring basis as of June 30, 2023:

	Level 1	Level 2	Level 3	Total
Assets:
Marketable securities held in Trust Account	$243,333,857	$—	$—	$243,333,857

Total assets	$243,333,857	$—	$—	$243,333,857

Liabilities:
Public Warrants	$—	517,500	$—	517,500
Private Placement Warrants	—	560,250	—	560,250

Total liabilities	$—	$1,077,750	$—	$1,077,750

The following table presents the fair value hierarchy for assets and liabilities measured at fair value on a recurring basis as of December 31, 2022:

	Level 1	Level 2	Level 3	Total
Assets:
Marketable securities held in Trust Account	$238,038,403	$—	$—	$238,038,403

Total assets	$238,038,403	$—	$—	$238,038,403

Liabilities:
Public Warrants	$—	$690,000	$—	$690,000
Private Placement Warrants	—	747,000	—	747,000

Total liabilities	$—	$1,437,000	$—	$1,437,000

The Warrants are accounted for as liabilities pursuant to ASC 815-40 and are measured at fair value as of each reporting date. Changes in the fair value of the Warrants are recorded in the unaudited condensed consolidated statement of operations each period. Transfers to/from Levels 1, 2 and 3 are recognized at the beginning of the reporting period in which a change in valuation technique or methodology occurs. Level 1 instruments include investments in mutual funds invested in government securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Upon consummation of the Initial Public Offering on February 15, 2022, the Company’s Warrants were classified as Level 3 due to unobservable inputs used in the initial valuation. On April 4, 2022, the Public Warrants surpassed the 52-day threshold waiting period to be publicly traded in accordance with the Prospectus filed February 11, 2022. Once publicly traded, the observable input qualifies the liability for treatment as a Level 1 liability. The estimated fair value of Public Warrants was transferred from a Level 1 measurement to a Level 2 measurement due to lack of trading activity as of June 30, 2022, and remained Level 2 liabilities as of and for the period ending June 30, 2023. As of June 30, 2022, the Private Placement Warrants were transferred to Level 2 due to a make-whole provision which results in the Private Placement Warrants having the same terms as the Public Warrants, which the Company determined to use the value of the closing price of the Public Warrants for Private Placement Warrants. The Private Placement Warrants remained Level 2 liabilities as of and for the period ending June 30, 2023.

The following table presents a summary of the changes in the fair value of the derivative warrant liabilities for the six months ended June 30, 2023:

	Public Warrants	Private Placement Warrants	Total
Fair value at January 1, 2023	$690,000	$747,000	$1,437,000
Change in fair value	460,000	498,000	958,000

Fair value as of March 31, 2023	$1,150,000	$1,245,000	$2,395,000

Change in fair value	(632,500)	(684,750)	(1,317,250)

Fair value as of June 30, 2023	$517,500	$560,250	$1,077,750

The following table presents a summary of the changes in the fair value of the derivative warrant liabilities for the year ended December 31, 2022:

	Public Warrants	Placement Warrants	Total
Fair value at January 1, 2022	$—	$—	$—
Fair value at February 15, 2022	3,001,500	3,286,800	6,288,300
Change in fair value	(2,311,500)	(2,539,800)	(4,851,300)

Fair value as of December 31, 2022	$690,000	$747,000	$1,437,000

There are no financial instruments measured at Level 3 for the six months ended June 30, 2023.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the unaudited condensed consolidated balance sheet date through the date that the unaudited condensed consolidated financial statements were issued. Except for the three amendments to business combination agreement (Note 1) and the extension proxy statement, the Company did not identify any subsequent events that have not been disclosed in the unaudited condensed consolidated financial statements.

CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS 3435 Wilshire Blvd., Suite 2240 Los Angeles, CA 90010 Tel (213) 480 - 9100 Fax (213) 480 - 9107 www.ckpcpas.com	OFFICES IN: LOS ANGELES, CA IRVINE, CA SAN FRANCISCO, CA MONTGOMERY, AL AUBURN, AL ATLANTA, GA FORT LEE, NJ

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

GLAAM Co., Ltd. and Subsidiaries

Pyeong-taek, Gyounggi, Republic of Korea

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of GLAAM Co., Ltd. and its Subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of profit and loss and comprehensive income (loss), changes in equity, and cash flows, for the years ended December 31, 2022 and 2021, and the related notes (collectively referred to as the “ consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years ended December 31, 2022 and 2021, in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Material Uncertainty Related to Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a working capital deficiency. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the

RSM US Alliance provides its members with access to resources of RSM US LLP. RSM US Alliance member firms are separate and independent businesses and legal entities that are responsible for their own acts and omissions, and each are separate and independent from RSM US LLP. RSM US LLP is the U.S. member firm of RSM International, a global network of independent audit, tax, and consulting firms. Members of RSM US Alliance have access to RSM International resources through RSM US LLP but are not member firms of RSM US LLP. Visit rsmus.com/aboutus for more information regarding RSM US LLP and RSM International. The RSM™ logo is used under license by RSM US LLP. RSM US Alliance products and services are proprietary to RSM US LLP.

risks of material misstatement of the consolidated financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Los Angeles, California

We have served as the Company’s auditor since 2022.

March 22, 2023

RSM US Alliance provides its members with access to resources of RSM US LLP. RSM US Alliance member firms are separate and independent businesses and legal entities that are responsible for their own acts and omissions, and each are separate and independent from RSM US LLP. RSM US LLP is the U.S. member firm of RSM International, a global network of independent audit, tax, and consulting firms. Members of RSM US Alliance have access to RSM International resources through RSM US LLP but are not member firms of RSM US LLP. Visit rsmus.com/aboutus for more information regarding RSM US LLP and RSM International. The RSM™ logo is used under license by RSM US LLP. RSM US Alliance products and services are proprietary to RSM US LLP.

GLAAM Co., Ltd and Subsidiaries

Consolidated Statements of Financial Position

As of December 31, 2022 and 2021

					(Unit: USD)
Accounts	Notes	As of December 31, 2022		As of December 31, 2021
Assets
I. Current Assets			9,166,574		13,592,550
Cash and cash equivalents	5, 6	196,627		239,342
Trade receivables, net	6, 7	697,999		5,215,629
Other current financial assets	8	1,035,930		1,913,371
Prepayments and other short-term assets	9	1,520,917		3,766,031
Inventories, net	10	5,714,352		2,458,177
Prepaid income tax		749		—
II. Non-current Assets			27,457,524		36,666,919
Long-term trade receivables	7	—		948,798
Non-current financial assets	6, 11	107,890		114,520
Investments accounted for using the equity method	12	2,777,515		8,657,453
Property, plant and equipment, net	13	11,055,170		16,009,655
Intangible assets, net	14	6,039,521		4,249,034
Deposits	6, 15	4,515,581		4,756,881
Deferred income tax assets	28	2,961,847		1,930,578
Total Assets			36,624,098		50,259,469
Liabilities
I. Current Liabilities			27,698,141		54,189,740
Trade payables	6	7,184,181		8,247,738
Other payables	18	5,690,765		13,201,120
Other current liabilities	18	908,059		5,477,849
Short-term borrowings	6, 21	11,863,506		25,356,990
Product warranty provision	20	36,099		32,337
Current portion of long-term liabilities	6, 21	2,001,142		1,873,706
Current tax liabilities		14,389		—
II. Non-current Liabilities			6,209,572		8,334,272
Other non-current payables	19	31,826		149,745
Pension and other employee obligations	22	1,341,858		1,050,962
Long-term borrowings	6, 21	4,741,358		1,967,203
Other non-current liabilities	6, 19	94,530		5,166,362
Total Liabilities			33,907,713		62,524,012

See auditors’ report and accompanying notes to consolidated financial statements

GLAAM Co., Ltd and Subsidiaries

Consolidated Statements of Financial Position

As of December 31, 2022 and 2021

					(Unit: USD)
Accounts	Notes	As of December 31, 2022		As of December 31, 2021
Equity
I. Share capital			8,326,057		6,207,730
Share capital	23	8,326,057		6,207,730
II. Additional paid-in and other capital			53,382,904		34,317,961
Additional paid-in and other capital	23	53,382,904		34,317,961
III. Other components of equity			1,482,658		2,395,732
Changes in equity from equity method	24	2,897,852		3,258,191
(negative) Changes in equity from equity method	24	(3,251,395)		(3,251,395)
Stock options	24	2,297,697		1,609,809
Gains (loss) on sale of treasury stock	24	(410,453)		836,922
Other capital surplus	24	(51,043)		(57,795)
IV. Accumulated other comprehensive income			1,933,924		1,304,641
Foreign currency translation differences for foreign operations	24	1,933,924		1,304,641
V. Retained earnings (deficit)			(62,348,576)		(56,494,217)
Unappropriated retained earnings (deficit)		(62,348,576)		(56,494,217)
VI. Non-controlling interest			(60,582)		3,610
Non-controlling interest		(60,582)		3,610
Total equity			2,716,385		(12,264,543)
Total liabilities and equity			36,624,098		50,259,469

See auditors’ report and accompanying notes to consolidated financial statements

GLAAM Co., Ltd and Subsidiaries

Consolidated Statements of Profit and Loss and Comprehensive Income (Loss)

Years Ended December 31, 2022 and 2021

			(Unit: USD)
Accounts	Notes	For the year ended December 31, 2022	For the year ended December 31, 2021
Revenue		20,191,935	9,415,119
Cost of sales		13,910,570	10,535,322
Gross Profit/(Loss)		6,281,365	(1,120,203)
Selling and administrative expenses	25	8,827,619	26,363,795
Operating loss		(2,546,254)	(27,483,998)
Finance income	26	4,233,034	4,116,259
Finance costs	26	1,120,831	1,996,436
Other income	27	5,199,803	589,255
Other expenses	27	15,169,616	39,211,769
Loss before tax		(9,403,864)	(63,986,689)
Corporate income tax benefit	28	(1,511,696)	(3,599,507)

Net loss for the year		(7,892,168)	(60,387,182)

Owners of the parent		(5,892,144)	(60,114,590)
Non-controlling interests		(2,000,024)	(272,592)
Other comprehensive income		594,288	3,356,068
Items that may not be reclassified to profit or loss		325,344	135,471
Re-evaluation of defined benefit plan		(362,544)	—
Stock option	33	687,888	277,638
(negative) Changes in retained earnings due to equity method		—	(142,167)
Items that may be subsequently reclassified to profit or loss		268,944	3,220,597
Loss on valuation of other financial assets		—	(7,946)
Changes in equity from equity method		(360,339)	1,901,262
Exchange difference on translating foreign operations		629,283	1,327,281

Total comprehensive loss		(7,297,880)	(57,031,114)

Owners of the parent		(5,297,856)	(56,758,522)
Non-controlling interests		(2,000,024)	(272,592)
Earnings per share
Basic Earnings Per Share (Loss) (Unit: USD)	32	(0.39)	(4.09)
Diluted Earnings Per Share (Loss) (Unit: USD)	32	(0.39)	(3.86)

See auditors’ report and accompanying notes to consolidated financial statements

GLAAM Co., Ltd and Subsidiaries

Consolidated Statements of Changes in Equity

Years Ended December 31, 2022 and 2021

								(Unit: USD)
	Attributable to owners of the Controlling Company
	Share capital	Additional paid-in capital	Other component of equity	Accumulated other comprehensive income	Retained earnings (deficits)	Total attributable to owners of parent	Non- controlling interests	Total equity
Balances as of January 1, 2022	6,207,730	34,317,961	2,395,732	1,304,641	(56,494,217)	(12,268,153)	3,610	(12,264,543)
Net loss for the year	—	—	—	—	(5,892,144)	(5,892,144)	(2,000,024)	(7,892,168)
Issuance of share capital on private placement	116,171	1,045,541	—	—	—	1,161,712	—	1,161,712
Issuance of shares for payment of debt	1,378,782	12,409,035	—	—	—	13,787,817	—	13,787,817
Conversion of convertible Bonds	623,374	5,610,367	—	—	—	6,233,741	—	6,233,741
G-SMATT Europe stock issuance	—	—	6,752	—	—	6,752	295,095	301,847
Addition from acquisition	—	—	—	—	—	—	1,547,126	1,547,126
Loss on Disposal of Stocks	—	—	(1,247,375)	—	—	(1,247,375)	—	(1,247,375)
Changes in equity from equity method investments	—	—	(360,339)	—	—	(360,339)	—	(360,339)
Stock Options	—	—	687,888	—	—	687,888	—	687,888
Actuarial gain due to changes in financial assumptions	—	—	—	—	(362,544)	(362,544)	—	(362,544)
Exchange difference on translating foreign operations	—	—	—	629,283	—	629,283	93,611	722,894
Others	—	—	—	—	400,329	400,329	—	400,329

Balances as of December 31, 2022	8,326,057	53,382,904	1,482,658	1,933,924	(62,348,576)	2,776,967	(60,582)	2,716,385

Balances as of January 1, 2021	2,986,315	5,324,017	3,166,333	(2,290,808)	6,679,927	15,865,784	719,494	16,585,278
Net loss for the year	—	—	—	—	(60,114,590)	(60,114,590)	(272,592)	(60,387,182)
Issuance of share capital on private placement	261,989	2,357,902	—	—	—	2,619,891	—	2,619,891
Issuance of shares for payment of debt	69,864	628,774	—	—	—	698,638	—	698,638
Changes in equity from equity method investments	—	—	1,901,262	—	—	1,901,262	—	1,901,262
Conversion of convertible Bonds	—	2,619,282	(2,789,438)	—	—	(170,156)	—	(170,156)
Issuance of convertible bonds	2,889,562	23,387,986	—	—	—	26,277,548	—	26,277,548
Stock Options	—	—	277,638	—	—	277,638	—	277,638
Loss on valuation of other financial assets	—	—	—	2,268,168	(2,276,114)	(7,946)	—	(7,946)
Exchange difference on translating foreign operations	—	—	—	1,327,281	—	1,327,281	—	1,327,281
(negative) Changes in retained deficit due to equity method	—	—	—	—	(142,167)	(142,167)	—	(142,167)
Others	—	—	(160,063)	—	(641,273)	(801,336)	(443,292)	(1,244,628)

Balances as of December 31, 2021	6,207,730	34,317,961	2,395,732	1,304,641	(56,494,217)	(12,268,153)	3,610	(12,264,543)

See auditors’ report and accompanying notes to consolidated financial statements

GLAAM Co., Ltd and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2022 and 2021

					(Unit: USD)
Accounts	Notes	For the year ended December 31, 2022		For the year ended December 31, 2021
I. Cash flow from operating activities	31		(5,500,004)		(4,988,746)
1. Cash generated from operating activities	31	(5,376,735)		(6,108,644)
2. Interest received		2,837		65
3. Interest paid		(755,650)		(1,040,473)
4. Income taxes benefit		629,544		2,160,306
II. Cash flow from investing activities			(1,102,330)		5,197,324
1. Proceeds from investing activities		4,802,628		11,422,734
a. Proceeds from short term loan		4,787,148		10,398,441
b. Proceeds from sales of property, plant and equipment		—		15,878
c. Decrease in deposits		15,480		682,789
d. Proceeds from sales of non-current financial assets		—		325,626
2. Cash outflow from investing activities		(5,904,958)		(6,225,410)
a. Increase in short-term loan		(4,433,863)		(5,440,400)
b. Acquisition of investments in affiliates		(1,423,701)		—
c. Acquisition of property plant and equipment		—		(181,408)
d. Acquisition of intangible assets		—		(160,849)
e. Increase in deposit		(47,394)		(442,753)
III. Cash flow from financing activities			6,601,098		(125,115)
1. Proceeds from financing activities		19,161,229		9,073,104
a. Proceeds from short-term borrowings		13,074,687		6,273,360
b. Proceeds from long-term borrowings		4,257,002		179,854
c. Proceeds from disposal of stocks		764,712		—
d. Fluctuations in convertible bonds		157,699		—
e. Proceeds from issuance of stocks		907,129		2,619,890
2. Cash outflow from financing activities		(12,560,131)		(9,198,219)
a. Repayments of short-term borrowings		(9,056,738)		(1,064,873)
b. Repayments of long-term borrowings		(1,282,529)		(7,499,098)
c. Acquisition of own stocks		(1,735,614)		—
d. Decrease in deposits for rent		(116,100)		(8,733)
e. Repayments of liquid long-term borrowings		—		(397,235)
f. Repayments of lease		(231,156)		(228,280)
g. Increase in other deposits		(137,994)		—
IV. Effects of changes in foreign exchange rates			(41,479)		(18,934)
V. Increase (Decrease) In cash and cash equivalents (I+II+III+IV)			(42,715)		64,529
VI. Beginning balance of cash and cash equivalent			239,342		174,813
VII. Ending balance of cash and cash equivalent			196,627		239,342

See auditors’ report and accompanying notes to consolidated financial statements

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

1.	Nature of operations

The principal activities of GLAAM Co, Ltd (GLAAM) and subsidiaries (the Company) include manufacturing, installing, and selling LED display G-Glass. G-Glass is an integrated ICT product that has the basic characteristics of transparent glass but can display media images at the same time. It implements media images through the glass surface while preserving the features of a clear and transparent glass. G-Glass is the world’s first IT building material that can be applied to various places where glass is used.

2.	General information, statement of compliance with IFRS and going concern assumption

GLAAM, the Company’s ultimate parent company, is a corporation incorporated and domiciled in the Republic of Korea. Its’ registered office and factory are located at 298-42 Chung-buk Chungang-ro Chung-buk, Pyeong-taek, Gyounggi, Republic of Korea.

The consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). They have been prepared under the assumption the Company operates on a going concern basis.

Consolidated Subsidiaries as of December 31, 2022

Name of the subsidiary	Major business activities	Shareholding ratio
G-Frame Co., Ltd. (G-Frame)	Manufacture G-Glass related products	100.00%
G-SMATT Europe and its subsidiary (G-SMATT Europe) (*)	Distribute G-Glass	80.58%
G-SMATT Tech	Distribute G-Glass	100.00%
G-SMATT America (**)	Distribute G-Glass	54.63%

(*)

On November 30, 2022, G-SMATT Europe acquired 100% ownership of Inflectix Limited (“Inflectix”) as a wholly owned subsidiary for USD 301,654. Inflectix was incorporated on July 11, 2018, by Orhan Ertughrul, G-SMATT Europe’s chief executive officer. It is located in Gloucestershire, United Kingdom and provides high level technical expertise service in biotechnology investment consulting field.

(**)

In 2022, certain minority shareholders of G-SMATT America Co., Ltd (an equity method associate located in CA, USA) sold all their shares, a total of 1,470,116 shares, to the Company. As a result, the Company’s ownership in G-SMATT America Co., Ltd. increased by 12.00% from 42.63% to 54.63% and became the major shareholder. G-SMATT America Co., Ltd. is subject to consolidation from the date of the majority ownership change in July, 2022.

The consolidated financial statements were authorized for issuance by the Company’s management on March 22, 2023.

Information of subsidiaries as of December 31, 2022 (before elimination of intercompany transactions):

					(Unit: USD)
Name of the subsidiary	Assets	Liabilities	Sales (*)	Net Income (Loss)	Comprehensive Income (Loss)
G-Frame	7,558,305	6,826,664	1,563,390	(1,313,838)	(1,423,354)
G-SMATT Europe	1,451,597	5,908,020	208,741	(955,207)	(761,722)
G-SMATT Tech	74,730	6,245,793	37,607	(537,693)	(130,280)
G-SMATT America	3,413,876	3,001,074	3,271,530	(3,116,733)	(3,255,977)

(*)	Sales, net income (loss) and comprehensive income (loss) associated with G-SMATT America were recognized for six months from the date of majority ownership change by the Company.

Consolidated Subsidiaries as of December 31, 2021

Name of the subsidiary	Major business activities	Shareholding ratio
G-Frame Co., Ltd. (G-Frame)	Manufacture G-Glass related products	100.00%
G-SMATT Europe (G-SMATT Europe)	Distribute G-Glass	80.58%
G-SMATT Tech	Distribute G-Glass	100.00%

The consolidated financial statements were authorized for issuance by the Company’s management on February 24, 2023.

Information of subsidiaries as of December 31, 2021 (before elimination of intercompany transactions):

Name of the subsidiary	Assets	Liabilities	Sales	Net income (loss)	(Unit: USD) Comprehensive income (loss)
G-Frame	8,382,495	5,913,036	1,055,240	(10,792,858)	(10,792,858)
G-SMATT Europe	1,602,237	5,820,241	811,384	(2,641,734)	(2,641,734)
G-SMATT Tech	889,483	7,287,899	957,349	(10,244,211)	(10,244,211)

Going Concern

The Company at a consolidated basis incurred an operating loss of USD 2,546,254 and USD 27,483,998 in 2022 and 2021, respectively, and a net loss of USD 7,892,168 and USD 60,387,182 were incurred in 2022 and 2021, respectively. Current liabilities exceed current assets by USD 18,531,567 and USD 40,597,190 at the end of 2022 and 2021, respectively, and the Company has an outstanding deficit of USD 62,348,576 and USD 56,494,217 at the end of 2022 and 2021, respectively.

Despite the accumulated losses, the Company has established the following mitigation plans to achieve stable operating profit and continue as a going concern.

Classification	Mitigation plan
Improvement in business	Achieve positive operating profit by increasing sales and reducing operating expenses. Pro-active sales plans for 2023 are in place and contract with new customers is being prepared as of the reporting date.

Subsequent capital increase (*)	Mitigate capital impairment by additional paid-in capital increase.

Merger with Jaguar	On March 2, 2023, the Company and Jaguar Global Growth Corporation I have entered into a definitive business combination agreement that would result in the Company becoming a publicly traded company.

(*)

Subsequent to December 31, 2022, the Company issued additional 823,213 shares (face value at USD 0.405278 with issue price at USD 4.05278 which is equivalent to KRW 5,000) on January 31, 2023, resulting in an increase in the paid-in-capital by USD 3,336,304. Additionally, 200,000 shares were issued on February 28, 2023, and the paid-in capital increased by USD 755,612.

The Company’s consolidated financial statements were prepared on the assumption that the Company will continue as a going concern and are accounted for under the assumption that the Company’s assets and liabilities could be recovered or repaid through normal business activities.

In a situation where the validity of the going concern assumption, which is the premise of preparing the Company’s financial statements, is questioned, there may be certain uncertainty relating to the feasibility of financing plans for debt repayment, new business, and financial improvement plans. However, considering

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the above management’s mitigation plans, the Company has strong feasibility to continue as a going concern and achieve positive operating profits in the near future.

3.	Basis of Presenting Financial Statements

Basis of Measurement

The consolidated financial statements have been prepared on the historical cost basis except for the following material items in the consolidated statement of financial position:

•	Certain financial assets and liabilities – measured at fair value

Functional and Reporting Currency

Functional and reporting currency

Each subsidiary’s financial statements of the Company are reported in the subsidiary’s functional currency, which is the currency of the primary economic environment in which each subsidiary operates. The consolidated financial statements are presented in US dollar, which is the Company’s reporting currency, whilst the functional currency is in Korean won.

Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies at year-end exchange rates are generally recognized in profit or loss. They are deferred in other comprehensive income if they relate to qualifying cash flow hedges and qualifying effective portion of net investment hedges or are attributable to monetary part of the net investment in a foreign operation. Foreign exchange gains and losses that relate to borrowings are presented in the statement of profit or loss, within finance costs.

Non-monetary items that are measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. Translation differences on assets and liabilities carried at fair value are reported as part of the fair value gain or loss. For example, translation differences on non-monetary assets and liabilities such as equities held at fair value through profit or loss are recognized in profit or loss as part of the fair value gain or loss and translation differences on non-monetary assets such as equities classified as available-for-sale financial assets are recognized in other comprehensive income.

Fair Value Hierarchy

To provide an indication about the reliability of the inputs used in determining fair value, the Company classifies its financial instruments into the three levels prescribed under the accounting standards. Financial instruments that are measured at fair value are categorized by the fair value hierarchy, and the defined levels are as follows:

Level 1: The fair value of financial instruments traded in active markets is based on quoted market prices at the end of the reporting period. The quoted market price used for financial assets held by the Company is the current bid price. These instruments are included in level 1.

Level 2: The fair value of financial instruments that are not traded in an active market is determined using valuation techniques which maximize the use of observable market data and rely as little as possible on entity-specific estimates. If all significant inputs required to fair value an instrument are observable, the instrument is included in level 2.

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Level 3: If one or more of the significant inputs is not based on observable market data, the instrument is included in level 3.

4.	Summary of Significant Accounting Policies

The significant accounting policies followed by the Company in the preparation of its consolidated financial statements are as follows:

Changes in Accounting Policies

The Company has early adopted the following amendments from January 1, 2021.

IFRS 9 Financial instruments, International Accounting Standards (IAS) 39 Financial instruments: recognition and measurement, IFRS 7 Financial instruments: disclosure, IFRS 5 Insurance contracts, IFRS 16 Leases - interest rate benchmark reform

In relation to interest rate benchmark reform, an entity adjusts the effective interest rate rather than the carrying amount when replacing the interest rate indicator for a financial instrument measured at amortized cost and it includes exceptions such as allowing hedge accounting to continue uninterrupted in the event of an interest rate indicator replacement in a hedging relationship.

IFRS 16 Lease - Discounts on rent related to COVID-19 provided even after June 30, 2021

The application of the practical simple method, which prevents the evaluation of whether rent discounts, etc. arising directly as a result of COVID-19, are subject to lease changes, has been expanded to lease reductions that affect rents due before June 30, 2022. The lessee shall consistently apply practical expedients to contracts with similar characteristics under similar circumstances. The Company introduced the amendments to IFRS 16 early, changing its accounting policy for all rent discounts that meet the conditions and applying the changed accounting policy retrospectively according to the transitional provisions. There was no cumulative effect of retrospective application and no restatement of the previous financial statements presented. As of the end of the current year, the amendments to the Standards have no significant impact on the financial statements.

Significant Accounting Policy

The preparation of financial statements in conformity with IFRS requires management to make significant estimates and assumptions that affect the assets, liabilities, revenues and expenses, and other related amounts during the periods covered by the financial statements. Management routinely makes judgments and estimates about the effect of matters that are inherently uncertain. As the number of variables and assumptions affecting the future resolution of the uncertainties increases, these judgments become more subjective and complex. The Company has identified the following accounting policies as the most important to the presentation and disclosure of the financial condition and results of operations.

Significant accounting policies are described in more detail in Note 4.

Subsidiaries

The Company has prepared the consolidated financial statements in accordance with IFRS 10 Consolidated Financial Statements.

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Subsidiaries

Subsidiaries are all entities (including Special Purpose Entities (“SPEs”)) over which the Company has control. The Company controls an entity when the Company is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Company. They are deconsolidated from the date that control ceases.

The acquisition method of accounting is used to account for business combinations by the Company. The consideration transferred is measured at the fair values of the assets transferred, and identifiable assets acquired, and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. The Company recognizes any non-controlling interest in the acquired entity on an acquisition-by-acquisition basis either at fair value or at the non-controlling interest’s proportionate share of the acquired entity’s net identifiable assets. All other non-controlling interests are measured at fair values, unless otherwise required by other standards. Acquisition-related costs are expensed as incurred.

The excess of consideration transferred, amount of any non-controlling interest in the acquired entity and acquisition-date fair value of any previous equity interest in the acquired entity over the fair value of the net identifiable assets acquired is recoded as goodwill. If those amounts are less than the fair value of the net identifiable assets of the business acquired, the difference is recognized directly in the profit or loss as a bargain purchase.

Intercompany transactions, balances and unrealized gains on transactions among the Company companies are eliminated. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the transferred asset. The accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Company.

Changes in ownership interests in subsidiaries without change of control

Any differences between the amount of the adjustment to non-controlling interest that do not result in a loss of control and any consideration paid or received is recognized in a separate reserve within equity attributable to owners of the Controlling Company.

Disposal of subsidiaries

When the Company ceases to consolidate for a subsidiary because of a loss of control, any retained interest in the subsidiary is remeasured to its fair value with the change in carrying amount recognized in profit or loss.

Associates

Associates are entities over which the Company has significant influence but does not possess control or joint control. Investments in associates are accounted for using the equity method of accounting, after initially being recognized at cost. Unrealized gains on transactions between the Company and its associates are eliminated to the extent of the Company’s interest in the associates. If the Company’s share of losses of an associate equal or exceeds its interest in the associate (including long-term interests that, in substance, form part of the Company’s net investment in the associate), the Company discontinues recognizing its share of further losses. After the Company’s interest is reduced to zero, additional losses are provided for, and a liability is recognized, only to the extent that the Company has incurred legal or constructive obligations or made payments on behalf of the associate. If there is objective evidence of impairment for the investment in the associate, the Company recognizes the difference between the recoverable amount of the associate and its book amount as impairment loss. If

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an associate uses accounting policies other than those of the Company for transactions and events in similar circumstances, if necessary, adjustments shall be made to make the associate’s accounting policies conform to those of the Company when the associate’s financial statements are used by the Company in applying the equity method.

Cash and cash equivalents

Cash and cash equivalents include all cash balances and short-term highly liquid investments with an original maturity of three months or less that are readily convertible into known amounts of cash.

Non-derivative financial assets

Recognition and initial measurement

Trade receivables and debt instruments issued are initially recognized when they are originated. All other financial assets are recognized in statement of financial position when, and only when, the Company becomes a party to the contractual provisions of the instrument.

A financial asset (unless it is a trade receivable without a significant financing component) is initially measured at fair value plus, for an item not at Fair Value Through Profit or Loss (FVTPL), transaction costs that are directly attributable to its acquisition or issue. A trade receivable without a significant financing component is initially measured at the transaction price.

Classification and subsequent measurement

On initial recognition, a financial asset is classified as measured at: amortized cost; Fair Value through Other Comprehensive Income (FVOCI) - debt investment; FVOCI - equity investments; or FVTPL. Financial assets are not reclassified subsequent to their initial recognition unless the Company changes its business model for managing financial assets, in which case all affected financial assets are reclassified on the first day of the subsequent reporting period following the change in the business model.

A financial asset is measured as at amortized cost if it meets both of the following conditions and is not designated as at FVTPL:

–	it is held within a business model whose objective is to hold assets to collect contractual cash flows; and

–	Its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

A debt investment is measured at FVOCI if it meets both of the following conditions and is not designated as at FVTPL:

–	it is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets; and

–	the contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

On initial recognition of an equity investment that is not held for trading, the Company may irrevocably elect to present subsequent changes in the investment’s fair value in OCI. This election is made on an investment-by-investment basis.

All financial assets not classified as measured at amortized cost or FVOCI as described above are measured as at FVTPL. This includes all derivative financial assets. At initial recognition, the

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Company may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost or at FVOCI as at FVTPL if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise.

Derecognition

The Company derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, it transfers the rights to receive the contractual cash flows of the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred, or it transfers or does not retain substantially all the risks and rewards of ownership of a transferred asset, and does not retain control of the transferred asset.

If the Company has retained substantially all the risks and rewards of ownership of the transferred asset, the Company continues to recognize the transferred asset.

Offset

Financial assets and liabilities are offset, and the net amount is presented in the consolidated statement of financial position when, and only when, the Company has a legal right to offset the amounts and intends either to settle them on a net basis or to realize the asset and settle the liability simultaneously.

Trade Receivables

Trade receivables are recognized initially at the amount of consideration that is unconditional, unless they contain significant financing components when they are recognized at fair value. Trade receivables are subsequently measured at amortized cost using the effective interest method, less loss allowance.

Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is determined using the moving average method, except for inventories in-transit.

Property, Plant and Equipment

Recognition and measurement

Items of property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Cost includes an expenditure that is directly attributable to the acquisition of the asset. The cost of self-constructed assets includes the cost of materials and direct labor, any costs directly attributable to bringing the assets to a working condition for their intended use, the costs of dismantling and removing the items and restoring the site on which they are located and borrowing costs on qualifying assets.

The gain or loss arising from the derecognition of an item of property, plant and equipment is determined as the difference between the net disposal proceeds, if any, and the carrying amount of the item, and recognized in other income or other expenses.

Subsequent costs

Subsequent expenditure on an item of property, plant and equipment is recognized as part of its cost only if it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. The costs of the day-to-day servicing of property, plant and equipment are recognized in profit or loss as incurred.

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Depreciation

Land is not depreciated, and depreciation of other items of property, plant and equipment is recognized in profit or loss on a straight-line basis, reflecting the pattern in which the asset’s future economic benefits are expected to be consumed by the Company. The residual value of property, plant and equipment is zero.

Estimated useful lives of the assets are as follows:

Items	Estimated useful lives (years)
Buildings and structures	40
Machinery	10
Others	5

Depreciation methods, useful lives and residual values are reviewed at each financial year-end and adjusted if appropriate and any changes are accounted for as changes in accounting estimates.

Intangible Assets

Intangible assets are initially measured at cost. Subsequently, intangible assets are measured at cost less accumulated amortization and accumulated impairment losses. Intangible assets are amortized in a straight-line method for five years with the residual value of zero from the time they are available.

Subsequent costs

Subsequent expenditures are capitalized only when they increase the future economic benefits embodied in the specific intangible asset to which they relate. All other expenditures, including expenditures on internally generated goodwill and brands, are recognized in profit or loss as incurred.

Government Grants

Grants from the government are recognized at their fair value where there is a reasonable assurance that the grant will be received, and the Company will comply with all attached conditions. Government grants related to assets are presented in the statement of financial position by setting up the grant as deferred income that is recognized in profit or loss on a systematic basis over the useful life of the asset. Grants related to income are presented as a credit in the statement of profit or loss within ‘other income’.

Impairment for Non-financial assets

The carrying amounts of the Company’s non-financial assets, other than assets arising from employee benefits, inventories, and deferred tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. For goodwill and intangible assets that have indefinite useful lives or that are not yet available for use, irrespective of whether there is any indication of impairment, the recoverable amount is estimated each year.

Recoverable amount is estimated for the individual asset. If it is not possible to estimate the recoverable amount of the individual asset, the Company determines the recoverable amount of the cash-generating unit to which the asset belongs. The cash-generating unit (“CGU”) is the smallest the Company of assets that includes the asset and generates cash inflows that are largely independent of the cash inflows from other assets or the group of assets. Goodwill arising from a business combination is allocated to CGUs or the group of CGUs that are expected to benefit from the synergies of the combination. The recoverable amount of an asset or cash-generating unit is determined as the greater of

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its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU. Fair value less costs to sell is based on the best information available to reflect the amount that the Company could obtain from the disposal of the asset in an arm’s length transaction between knowledgeable, willing parties, after deducting the costs of disposal.

An impairment loss is recognized if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses are recognized in profit or loss. Impairment losses recognized in respect of a CGU are allocated first to reduce the carrying amount of any goodwill allocated to the unit, and then to reduce the carrying amounts of the other assets in the unit on a pro rata basis.

In respect of assets other than goodwill, impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of accumulated depreciation or amortization, if no impairment loss had been recognized from the acquisition cost. An impairment loss in respect of goodwill is not reversed.

Non-derivative financial liabilities

The Company classifies financial liabilities as financial liabilities at profit or loss and other financial liabilities according to the substance of the contract and the definition of financial liabilities and recognizes them in its statement of financial position when it becomes a party to the contract.

Financial liabilities at profit or loss

Financial liability at profit or loss includes a short-term trading financial liability or a financial liability designated as financial liability at profit or loss at initial recognition. A financial liability at profit or loss is measured at fair value after initial recognition and changes in fair value are recognized in profit or loss. On the other hand, transaction costs incurred in connection with the issuance at initial recognition are recognized in profit or loss immediately upon occurrence.

Other financial liabilities

Non-derivative financial liabilities that are not classified as financial liabilities at profit or loss are classified as other financial liabilities. Other financial liabilities are measured at fair value minus transaction costs directly related to issuance at initial recognition. Subsequently, other financial liabilities are measured at amortized cost using the effective interest method and interest expenses are recognized using the effective interest method.

Financial liabilities are removed from the statement of financial position only when they are extinguished, i.e., contractual obligations are fulfilled, cancelled, or expired.

Trade and Other Payables

These amounts represent liabilities for goods and services provided to the Company prior to the end of reporting period which are unpaid. Trade and other payables are presented as current liabilities, unless payment is not due within 12 months after the reporting period. They are recognized initially at their fair value and subsequently measured at amortized cost using the effective interest method.

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Employee Benefits

Short-term employee benefits

Short-term employee benefits that are due to be settled within twelve months after the end of the period in which the employees render the related service are recognized in profit or loss on an undiscounted basis.

Defined contribution plan

A defined contribution plan is a post-employment benefit plan under which an entity pays fixed contributions into a separate entity and will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution pension plans are recognized as an employee benefit expense in profit or loss in the period during which services are rendered by employees.

Defined benefit plan

A defined benefit plan is a post-employment benefit plan other than defined contribution plans. The Company’s net obligation in respect of its defined benefit plan is calculated by estimating the amount of future benefit that employees have earned in return for their service in the current and prior periods; that benefit is discounted to determine its present value. The fair value of any plan assets is deducted.

The calculation is performed annually by an independent actuary using the projected unit credit method. The discount rate is the yield at the reporting date on high quality corporate bonds that have maturity dates approximating the terms of the Company’s obligations and that are denominated in the same currency in which the benefits are expected to be paid. The Company recognizes all actuarial gains and losses arising from defined benefit plans in retained earnings immediately.

The Company determines the net interest expense (income) on the net defined benefit liability (asset) for the period by applying the discount rate used to measure the defined benefit obligation at the beginning of the annual period to the then-net defined benefit liability (asset), considering any changes in the net defined benefit liability (asset) during the period as a result of contributions and benefit payments. Consequently, the net interest on the net defined benefit liability (asset) now comprises interest cost on the defined benefit obligation, interest income on plan assets, and interest on the effect on the asset ceiling.

When the benefits of a plan are changed or when a plan is curtailed, the resulting change in benefit that relates to past service or the gain or loss on curtailment is recognized immediately in profit or loss. The Company recognizes gains and losses on the settlement of a defined benefit plan when the settlement occurs.

Termination benefits

The Company recognizes expense for termination benefits at the earlier of the date when the entity can no longer withdraw the offer of those benefits and when the entity recognizes costs for a restructuring involving the payment of termination benefits. If the termination benefits are not expected to be settled wholly before twelve months after the end of the annual reporting period, the Company measures the termination benefit with the present value of future cash payments.

Share-based payments

Equity-settled share-based payment is recognized at fair value of equity instruments granted, and employee benefit expense is recognized over the vesting period. At the end of each period, the

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Company revises its estimates of the number of options that are expected to vest based on the non-market vesting and service conditions. It recognizes the impact of the revision to original estimates, if any, in profit or loss, with a corresponding adjustment to equity.

Provisions

Provisions for product warranties, litigations and claims, and others are recognized when the Company presently hold legal or constructive obligation as a result of past events, and when it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Provisions are measured at the present value of management’s best estimate of the expenditure required to settle the present obligation at the end of the reporting period, and the increase in the provision due to the passage of time is recognized as interest expense.

Leases

The Company leases various repeater server racks, offices, communication line facilities, machinery, and cars. Contracts may contain both lease and non-lease components. The Company allocates the consideration in the contract to the lease and non-lease components based on their relative stand-alone prices. However, for leases of real estate for which the Company is lessee, the Company applies the practical expedient which has elected not to separate lease and non-lease components and instead accounts them as a single lease component.

Assets and liabilities arising from a lease are initially measured on a present value basis. Lease liabilities include the net present value of the following lease payments:

–	Fixed payments (including in-substance fixed payments), less any lease incentives receivable

–	Variable lease payment that are based on an index or a rate, initially measured using the index or rate as at the commencement date

–	Amounts expected to be payable by the Company (the lessee) under residual value guarantees

–	The exercise price of a purchase option if the Company (the lessee) is reasonably certain to exercise that option, and

–	Payments of penalties for terminating the lease, if the lease term reflects the Company (the lessee) exercising that option

Measurement of lease liability also includes payments to be made in optional periods if the lessee is reasonably certain to exercise an option to extend the lease.

The Company determines the lease term as the non-cancellable period of a lease, together with both (a) periods covered by an option to extend the lease if the lessee is reasonably certain to exercise that option; and (b) periods covered by an option to terminate the lease if the lessee is reasonably certain not to exercise that option. When the lessee and the lessor each has the right to terminate the lease without permission from the other party, the Company should consider a termination penalty in determining the period for which the contract is enforceable.

The lease payments are discounted using the interest rate implicit in the lease. If that rate cannot be determined, the lessee’s incremental borrowing rate is used, which is the rate that the lessee would have to pay to borrow the funds necessary to obtain an asset of similar value in a similar economic environment with similar terms and conditions.

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The Company is exposed to potential future increases in variable lease payments based on an index or rate, which are not included in the lease liability until they take effect. When adjustments to lease payments based on an index or rate take effect, the lease liability is reassessed and adjusted against the right-of-use asset.

Each lease payment is allocated between the liability and finance cost. The finance cost is charged to profit or loss over the lease period in order to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

Right-of-use assets are measured at cost comprising the following:

–	amount of the initial measurement of lease liability

–	any lease payments made at or before the commencement date less any lease incentives received

–	any initial direct costs (leasehold deposits)

–	restoration costs

The right-of-use asset is depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis. If the Company is reasonably certain to exercise a purchase option, the right-of-use asset is depreciated over the underlying asset’s useful life.

Payments associated with short-term leases and leases of low-value assets are recognized on a straight-line basis as an expense in profit or loss. Short-term leases are leases with a lease term of 12 months or less, such as mechanical devices and cars. Low-value assets are comprised of tools, equipment, and others.

Paid-in Capital

Common shares are classified as capital, and incremental costs incurred directly related to capital transactions are deducted from capital as a net amount reflecting tax effects. If the Company reacquires its own equity instruments, these equity instruments are deducted directly from equity as subjects of equity. Profit or loss in the case of purchasing, selling, issuing, or incinerating a self-interest product is not recognized in profit or loss.

Revenue from contracts with customers

The Company generates revenue primarily from sale and installation of LED display glasses. Product revenue is recognized when a customer obtains control over the Company’s products, which typically occurs upon delivery or completion of installation depending on the terms of the contracts with the customer.

Product revenue is recognized when a customer obtains control over the Company’s products, which typically occurs upon shipment or delivery depending on the terms of the contracts with the customer.

Finance Income

Finance income comprises interest income on funds invested (including debt instruments measured at FVOCI), gains on disposal of debt instruments measured at FVOCI, and changes in fair value of financial assets at FVTPL. Interest income is recognized as it accrues in profit or loss, using the effective interest method.

Income Tax

Income tax expense comprises current and deferred tax. Current tax and deferred tax are recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income.

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Current tax

Current tax comprises the expected tax payable or receivable on the taxable profit or loss for the year, using tax rates enacted or substantively enacted at the reporting date and any adjustment to tax payable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any.

The taxable profit is different from the accounting profit for the period since the taxable profit is calculated excluding the temporary differences, which will be taxable or deductible in determining taxable profit (tax loss) of future periods, and non-taxable or non-deductible items from the accounting profit.

Deferred tax

Deferred tax is recognized, using the asset and liability method, in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax assets are recognized to the extent that it is probable that future taxable income will be available against which the deductible temporary differences, unused tax losses and unrecognized tax credit carryforwards can be utilized. Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, based on tax rates and tax laws that have been enacted or substantively enacted by the end of the reporting period. The measurement of deferred tax liabilities and deferred tax assets reflects the tax consequences that would follow from the manner in which the Company expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

The Company recognizes a deferred tax liability for all taxable temporary differences associated with investments in subsidiaries, associates, and interests in joint ventures, except to the extent that the Company is able to control the timing of the reversal of the temporary differences and it is probable that the temporary differences will not reverse in the foreseeable future. A deferred tax asset is recognized for all deductible temporary differences to the extent that it is probable that the differences relating to investments in subsidiaries, associates and joint ventures will reverse in the foreseeable future and taxable profit will be available against which the temporary difference can be utilized.

Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

The Company offsets deferred tax assets and deferred tax liabilities if, and only if the Company has a legally enforceable right to set off current tax assets against current tax liabilities and the deferred tax assets and the deferred tax liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities which intend either to settle current tax liabilities and assets on a net basis, or to realize the assets and settle the liabilities simultaneously.

Earnings (Loss) Per Share

GLAAM, the Controlling Company presents basic and diluted earnings (loss) per share (“EPS”) data for its common stocks. Basic EPS is calculated by dividing the profit or loss attributable to ordinary shareholders of the Controlling Company by the weighted average number of common stocks outstanding during the period.

Dividend

Dividend distribution to the Company’s shareholders is recognized as a liability in the financial statements in the period in which the dividends are approved by the Company’s shareholders.

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Information by revenue categories

Revenue: The Company consists of a single operating segment.

Classification	For the year ended December 31, 2022	For the year ended December 31, 2021
Product	12,984,977	8,096,808
Merchandise	3,309,138	662,960
Service	3,897,820	606,448
Rent	—	48,903

Total	20,191,935	9,415,119

Information about key customers

Two key customers in current year account for more than 10% of the company’s sales.

Critical Accounting Estimates and Assumptions

The Company makes estimates and assumptions concerning the future. The estimates and assumptions are continuously evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the current circumstances. Actual results may differ from these estimates.

The spread of Coronavirus disease 2019 (“COVID-19”) has been posing material impact on the global economy in 2021 and 2022. It had a devastating impact on the Company’s financial position and performance including, but not limited to, decrease of productivity, inventory obsolescence, delayed or cancelled contracts, and collection of existing receivables. Consequently, the Company decided to reassess the significant accounting estimates and assumptions applied in the preparation of the consolidated financial statements.

Significant accounting estimates and assumptions applied in the preparation of the consolidated financial statements can be adjusted depending on changes in the uncertainty from COVID-19. Also, the ultimate effect of COVID-19 to the Company’s business, financial position and financial performance cannot presently determined.

The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below. Additional information of significant judgement and assumptions of certain items are included in relevant notes.

Impairment of Non-Financial Assets (including Goodwill)

The Company determines the recoverable amount of a cash generating unit (CGU) based on fair value or value-in-use calculations assess non-financial assets (including goodwill) for impairment.

Deferred Income Tax

The Company’s taxable income generated from these operations are subject to income taxes based on tax laws and interpretations of tax authorities in numerous jurisdictions. There are many transactions and calculations for which the ultimate tax determination is uncertain.

If certain portion of the taxable income is not used for investments or increase in wages or dividends in accordance with the Tax System for Recirculation of Corporate Income, the Company is liable to pay additional income tax calculated based on the tax laws. Accordingly, the measurement of current and deferred income tax is affected by the tax effects from the new tax system. As the Company’s income tax is dependent on the investments, as well as wage and dividends increase, there is an uncertainty measuring the final tax effects.

F-66

Fair Value of Financial Instruments

The fair value of financial instruments that are not traded in an active market is determined by using valuation techniques. The Company uses its judgment to select a variety of methods and make assumptions that are mainly based on market conditions existing at the end of each reporting period.

Impairment of Financial Assets

The provision for impairment for financial assets is based on assumptions about risk of default and expected loss rates. The Company uses judgement in making these assumptions and selecting the inputs to the impairment calculation based on the Company’s past history, existing market conditions as well as forward looking estimates at the end of each reporting period.

Net Defined Benefit Liability

The present value of net defined benefit liability depends on several factors that are determined on an actuarial basis using a number of assumptions including the discount rate.

5.	Cash and cash equivalents

Cash and cash equivalents as of December 31, 2022 and 2021, are as follows:

		(Unit: USD)
Cash and cash equivalent breakdown	As of December 31, 2022	As of December 31, 2021
Cash	6,566	386
Current account	190,061	238,956

Total	196,627	239,342

There are no restricted financial instruments as of December 31, 2022 and 2021

6.	Financial Instruments by categories

Financial Instruments as of December 31, 2022, by categories are as follows:

				(Unit: USD)
	As of December 31, 2022
Assets in Financial Position	Financial assets at amortized cost	Financial assets at fair value through profit or loss	Financial assets at fair value through other comprehensive income	Total
Cash and cash equivalents	196,627	—	—	196,627
Trade receivables	697,999	—	—	697,999
Non-current financial assets	—	107,890	—	107,890
Lease deposits	207,825	—	—	207,825
Other deposits	4,307,756	—	—	4,307,756

Total	5,410,207	107,890	—	5,518,097

F-67

				(Unit: USD)
	As of December 31, 2022
Liabilities in Financial Position	Financial liabilities at amortized cost	Financial assets at fair value through profit or loss	Others	Total
Trade payables	7,184,181	—	—	7,184,181
Short-term borrowings	11,863,506	—	—	11,863,506
Current portion of long-term liabilities	2,001,142	—	—	2,001,142
Current portion of lease liabilities	108,488	—	—	108,488
Long-term borrowings	4,741,358	—	—	4,741,358
Leasehold deposit received	69,836	—	—	69,836
Long-term lease liabilities	24,694	—	—	24,694

Total	25,993,205	—	—	25,993,205

Financial Instruments as of December 31, 2021, by categories are as follows:

				(Unit: USD)
	As of December 31, 2021
Assets in Financial Position	Financial assets at amortized cost	Financial assets at fair value through profit or loss	Financial assets at fair value through other comprehensive income	Total
Cash and cash equivalents	239,342	—	—	239,342
Trade receivables	5,215,629	—	—	5,215,629
Non-current financial assets	—	114,520	—	114,520
Lease deposits	162,987	—	—	162,987
Other deposits	4,593,894	—	—	4,593,894

Total	10,211,852	114,520	—	10,326,372

				(Unit: USD)
	As of December 31, 2021
Liabilities in Financial Position	Financial liabilities at amortized cost	Financial assets at fair value through profit or loss	Others	Total
Trade payables	8,247,738	—	—	8,247,738
Short-term borrowings	25,356,990	—	—	25,356,990
Current portion of long-term liabilities	1,873,706	—	—	1,873,706
Current portion of lease liabilities	231,377	—	—	231,377
Long-term borrowings	1,967,203	—	—	1,967,203
Leasehold deposit received	5,046,767	—	—	5,046,767
Long-term lease liabilities	119,595	—	—	119,595

Total	42,843,376			42,843,376

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7.	Trade receivables

Trade receivables as of December 31, 2022 and 2021, are as follows:

				(Unit: USD)
Classification	As of December 31, 2022		As of December 31, 2021
	Current	Non-Current	Current	Non-Current
Trade receivables	697,999	—	5,250,578	948,798
Allowance for bad debts		—	(34,949)	—

Net Trade receivables	697,999	—	5,215,629	948,798

The spread of Coronavirus disease 2019 (“COVID-19”) has been posing material impact on the global economy in 2021 and 2022. It had a devastating impact on the Company’s financial position and performance including, but not limited to, decrease of productivity, inventory obsolescence, delayed or cancelled contracts, and collection of existing receivables. Consequently, the Company decided to reassess the significant accounting estimates and assumptions applied in the preparation of the consolidated financial statements.

Accordingly, the management decided to write off significant amounts of trade receivables of G-SMATT Tech and G-SMATT Europe. Total balances of trade receivables that were written off as of December 31, 2021, were USD 2,200,120 and USD 40,397 for G-SMATT Tech and G-SMATT Europe, respectively.

8.	Other current financial assets

Other current financial assets as of December 31, 2022 and 2021, are as follows:

		(Unit: USD)
Classification	As of December 31, 2022	As of December 31, 2021
Short-term loan	639,491	1,520,318
Accrued income	76,649	216,835
Outstanding amount (Receivables)(*)	319,790	176,218

Total	1,035,930	1,913,371

(*)

As of December 31, 2022, the balance of other receivables consists of USD 301,859 for GLAAM and USD 17,931 for G-SMATT Europe. As of December 31, 2021, the balance includes USD 161,787 for GLAAM, USD 390 for G-Frame, USD 3,638 for G-SMATT Europe, and USD 10,403 for G-SMATT Tech.

The spread of COVID-19 has been posing a material impact on the global economy in 2021 and 2022. It had a devastating impact on the Company’s financial position and performance including, but not limited to, a decrease in productivity, inventory obsolescence, delayed or canceled contracts, and collection of existing receivables. Consequently, the Company decided to reassess the significant accounting estimates and assumptions applied in the preparation of the consolidated financial statements.

Accordingly, the management decided to write off certain balances of other receivables of G-SMATT Tech. The total balance that was written off as of December 31, 2021, was USD 156,668.

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9.	Prepayments and other short-term assets

Prepayments and other short-term assets as of December 31, 2022 and 2021, are as follows:

		(Unit: USD)
Classification	As of December 31, 2022	As of December 31, 2021
Advanced payments	1,503,365	3,229,325
Prepaid expenses	17,552	19,210
Value added tax (VAT) receivable (*)	—	517,496

Total	1,520,917	3,766,031

(*)	The entire balance of VAT receivable at the end of 2021 is for G-SMATT Tech and is a net amount after considering both position of VAT payable/receivable.

The spread of COVID-19 has been posing material impact on the global economy in 2021 and 2022. It had a devastating impact on the Company’s financial position and performance including, but not limited to, decrease of productivity, inventory obsolescence, delayed or cancelled contracts, and collection of existing receivables. Consequently, the Company decided to reassess the significant accounting estimates and assumptions applied in the preparation of the consolidated financial statements.

Accordingly, the management decided to write off a significant amount of advanced payments of G-SMATT Tech. The total balance that was written off as of December 31, 2021, was USD 1,640,005.

10.	Inventories

Inventories as of December 31, 2022, are as follows:

			(Unit: USD)
	As of December 31, 2022
Classification	Acquisition cost	Provision for valuation of inventory	Book value
Products	4,671,074	—	4,671,074
Raw Material	1,246,042	(202,764)	1,043,278

Total	5,917,116	(202,764)	5,714,352

The spread of COVID-19 posed material impact on the global economy in 2022. Therefore, the Company experienced a devastating impact on its financial position and performance including, but not limited to, decrease of productivity, inventory obsolescence, delayed or cancelled contracts, and collection of existing receivables. Consequently, the Company decided to reassess the significant accounting estimates and assumptions applied in the preparation of the consolidated financial statements.

Due to contract cancellation, GLAAM’s product inventory of USD 3,705,865 and USD 1,439,096 were returned from the customer on September 29 and December 30, 2022, respectively.

The Company wrote off USD 1,273,916 of GLAAM’s returned inventory as impaired.

Additionally, in 2022, the Company wrote off USD 4,922,600 of G-SMATT America’s inventory which were held for more than two years and considered as obsolete. The remaining balance of G-SMATT America inventory as of December 31, 2022, is USD 170,603.

F-70

Inventories as of December 31, 2021, are as follows:

			(Unit: USD)
	As of December 31, 2021
Classification	Acquisition cost	Provision for valuation of inventory	Book value
Products	1,278,665	—	1,278,665
Merchandise	6,126	—	6,126
Raw material	1,388,611	(215,225)	1,173,386

Total	2,673,402	(215,225)	2,458,177

The Company wrote off significant amounts of inventories of G-SMATT Tech and G-SMATT Europe. Total write-off amounts were USD 5,905,380 and USD 2,199,941 as impaired as of December 31, 2021, respectively.

11.	Non-current financial assets

Non-current financial assets as of December 31, 2022 and 2021 are as follows:

		(Unit: USD)
Classification	As of December 31, 2022	As of December 31, 2021
Fair value of membership in Construction Association of Republic of Korea	107,890	114,520

Total	107,890	114,520

		(Unit: USD)
	As of December 31, 2022	As of December 31, 2021
Beginning balance	114,520	329,976
Revaluation (after corporate income tax)	—	25,146
Disposition	—	(240,602)
Foreign currency translation differences for foreign operations	(6,630)	—

Ending balance	107,890	114,520

12.	Investments accounted for using the equity method

Investment accounted for using the equity method as of December 31, 2022 and 2021, are as follows:

As of December 31, 2022
Classification	Company	GLAAM stakeholding ratio	G-FRAME stakeholding ratio	Location	Financial statement date	Business type
	Chenjin Chungjeolneung Ltd.	33.00%	—	China	2022.12.31	Manufacturing
Associates	G-SMATT Japan	28.73%	11.43%	Japan	2022.12.31	Retail
	G-SMATT Hong Kong	20.00%	7.40%	Hong Kong	2022.12.31	Retail

F-71

As of December 31, 2021
Classification	Company	GLAAM stakeholding ratio	G-FRAME stakeholding ratio	Location	Financial statement date	Business type
	Chenjin Chungjeolneung Ltd.	33.00%	—	China	2021.12.31	Manufacturing
	G-SMATT Japan	28.73%	11.43%	Japan	2021.12.31	Retail
Associates	G-SMATT Hong Kong	20.00%	7.40%	Hong Kong	2021.12.31	Retail
	G-SMATT America	26.04%	16.59%	USA	2021.12.31	Retail
	Korea Networks	32.98%	—	Korea	2021.12.31	Retail

Summary financial statements for associates are follows:

						(Unit: USD)
As of December 31, 2022
Classification	Company	Assets	Liabilities	Sales	Net income (loss)	Comprehensive income
	Chenjin Chungjeolneung Ltd.	27,376,845	32,703,114	25,508	(1,916,458)	(1,916,458)
Associates	G-SMATT Japan	10,649,564	5,831,552	5,333,686	(260,617)	(250,773)
	G-SMATT Hong Kong	377,895	3,832,029	—	(317,048)	(317,048)

						(Unit: USD)
As of December 31, 2021
Classification	Company	Assets	Liabilities	Sales	Net income (loss)	Comprehensive income
	Chenjin Chungjeolneung Ltd.	30,383,635	34,162,467	—	(2,831,998)	(2,831,998)
	G-SMATT Japan	12,199,305	5,003,603	2,529,207	(1,626,315)	(1,626,315)
Associates	G-SMATT Hong Kong	2,122,081	2,777,587	—	(1,081,038)	(1,081,038)
	G-SMATT America	10,944,971	6,492,124	1,478,052	(1,906,217)	(1,906,217)
	Korea Networks	66,710,227	76,669	(2,095,913)	(5,662,257)	(5,662,257)

The details of adjusting the financial information amount of the associates to the carrying amount of the stake in the associates held by GLAAM are as follows:

					(Unit: USD)
As of December 31, 2022
Company	Net asset (a)	Stakeholding ratio (b)	Net asset applied to stakeholding ratio (a*b)	Goodwill	Book value
Chenjin Chungjeolneung Ltd.	(5,326,269)	33.00%	—	—	—
G-SMATT Japan	4,818,011	28.73%	1,384,215	600,170	1,984,384
G-SMATT Hong Kong	(3,454,134)	20.00%	—	—	—

Total					1,984,384

F-72

					(Unit: USD)
As of December 31, 2021
Company	Net asset (a)	Stakeholding ratio (b)	Net asset applied to stakeholding ratio (a*b)	Goodwill	Book value
Chenjin Chungjeolneung Ltd.	(3,778,832)	33.00%	—	—	—
G-SMATT Japan	7,195,703	28.73%	2,067,325	637,052	2,704,377
G-SMATT Hong Kong	(655,506)	20.00%	—	—	—
G-SMATT America	4,452,847	26.04%	1,159,521	1,828,309	2,987,830
Korea Networks	(9,959,049)	32.98%	—	—	—

Total					5,692,207

The details of adjusting the financial information amount to the carrying amount of the stake in the major associates held by G-Frame are as follows:

					(Unit: USD)
As of December 31, 2022
Company	Net asset (a)	Stakeholding ratio (b)	Net asset applied to stakeholding ratio (a*b)	Goodwill	Book value
G-SMATT Japan	4,818,011	11.43%	550,699	242,536	793,131
G-SMATT Hong Kong	(3,454,134)	7.40%	—	—	—

Total					793,131

					(Unit: USD)
As of December 31, 2021
Company	Net asset (a)	Stakeholding ratio (b)	Net asset applied to stakeholding ratio (a*b)	Goodwill	Book value
G-SMATT Japan	7,195,703	11.43%	822,469	257,286	1,079,755
G-SMATT Hong Kong	(655,506)	7.40%	—	—	—
G-SMATT America	4,452,846	16.59%	738,728	1,146,763	1,885,491

Total					2,965,246

Discontinued Operation of Korea Networks

Korea Networks, in which the Company was holding 32.98% ownership, ceased its operation on October 19, 2022. The Company wrote off all of its receivables from Korea Networks amounting to USD 4,700,479 in the fiscal year 2021.

F-73

13.	Property, Plant, and Equipment

Property, plant and equipment as of December 31, 2022 and 2021, are as follows:

							(Unit : USD)
As of December 31, 2022
Classification	Beginning	Acquisition	Addition from acquisition	Depreciation	Disposal	Others (*)	Ending
Lands	4,543,328	3,233,219	—	—	(2,090,933)	(235,836)	5,449,778
Buildings	7,343,309	2,152,654	—	(234,555)	(5,535,877)	(511,287)	3,214,244
Structures	448,653	—	—	(11,520)	(391,586)	(35,573)	9,974
Machineries	2,972,429	1,179,928	—	(643,617)	(1,234,535)	(189,147)	2,085,058
Vehicles	2,328	18,262	—	(4,667)	—	188	16,111
Tools	20,874	—	23,268	(15,195)	(1)	(16,160)	12,786
Furniture	45,287	21,672	116,985	(25,217)	—	(91,136)	67,591
Facilities	273,904	—	—	(187,572)	(1,198)	(20,353)	64,781
ROU assets	359,543	24,525	—	(223,981)	—	(25,240)	134,847

Total	16,009,655	6,630,260	140,253	(1,346,324)	(9,254,130)	(1,124,544)	11,055,170

(*)	Others are from differences in foreign currency translations associated with overseas subsidiaries.

						(Unit : USD)
As of December 31, 2021
Classification	Beginning	Acquisition	Disposal	Depreciation	Others	Ending
Lands	4,543,328	—	—	—	—	4,543,328
Buildings	7,609,190	—	—	(265,881)	—	7,343,309
Structures	462,251	—	—	(13,598)	—	448,653
Machineries	3,668,810	65,867	—	(762,248)	—	2,972,429
Vehicles	11,933	2,632	(8,356)	(3,882)	—	2,328
Tools	56,719	—	—	(35,844)	—	20,874
Furniture	77,811	1,926	—	(34,450)	—	45,287
Facilities	8,513,331	104,300	—	(396,080)	(7,947,647)	273,904
ROU assets	—	576,111	—	(216,568)	—	359,543

Total	24,943,373	750,837	(8,356)	(1,728,552)	(7,947,647)	16,009,655

14.	Intangible assets

Intangible assets as of December 31, 2022 and 2021, are as follows:

							(Unit : USD)
As of December 31, 2022
Classification	Beginning	Addition from acquisition		Amortization	Impairment	Difference in Foreign currency translation	Ending
Industrial rights	94,276	—		(28,793)	—	(6,144)	59,339
Software	251,108	—		(99,561)	—	(16,908)	134,639
Trademark	399	—		(341)	—	(31)	27
Distribution rights	3,903,251	3,540,675	(*)	(1,309,611)	—	(288,799)	5,845,516

Total	4,249,034	3,540,675		(1,438,306)	—	(311,883)	6,039,521

F-74

As of December 31, 2021
Classification	Beginning	Acquisition	Amortization	Others	Impairment	Ending
Industrial rights	108,151	37,134	(51,010)	—	—	94,276
Software	327,921	33,344	(110,157)	—	—	251,108
Trademark	—	—	—	399	—	399
Distribution rights(*)	4,749,678	—	(982,889)	136,463	—	3,903,251
Goodwill	2,088,297	90,371	—	(1,614,105)	(564,563)	—

Total	7,274,047	160,849	(1,144,056)	(1,477,243)	(564,563)	4,249,034

(*)	Distribution rights added from consolidation of G-SMATT America

Distribution Rights

GLAAM

On July 31, 2015, GLAAM granted exclusive distribution rights for GLAAM’s products for 10 years to G-SMATT Global, a former related party of GLAAM. GLAAM received USD 8,571,404 from G-SMATT Global as consideration for granting exclusive distribution rights. Per the agreement, if G-SMATT Global regrants this distribution rights to another party, GLAAM is subject to receive 50% of the consideration received from another party for regranting the distribution rights.

On March 7, 2019, the aforementioned agreement between GLAAM and G-SMATT Global was amended so that GLAAM can distribute the Company’s products. As a result, GLAAM acquired 50% of the consideration received from G-SMATT Global in connection with the original agreement made on July 31, 2015 for this distribution right as intangible assets. The amount paid to G-SMAAT is being amortized by the Company using the straight-line method over the remaining period of the original contract term.

In 2022, the Company received a valuation on USD 1,593,310 of GLAAM’s distribution right by third party and it was concluded that the recoverable amount is greater than the book balance as of December 31, 2022.

G-SMATT America

On June 15, 2016, exclusive distribution and license agreement was made for 10 years between G-SMATT Global, a former related party of GLAAM, and G-SMATT America. Per the agreement, in consideration for the exclusive territorial distribution rights and license granted to, G-SMATT America paid a one-off, non- refundable royalty fee of $8,571,404. Per the exclusive distribution right agreement made between GLAAM and G-SMATT Global, though, 50% of the consideration received when regranting the exclusive distribution right to another party should be paid to GLAAM. Accordingly, 50% of the consideration received from G- SMATT America was paid to GLAAM by G-SMATT Global after finalizing the exclusive distribution contract with G-SMATT America.

In 2022, the Company received a valuation on $3,120,320 of G-SMATT America’s distribution right by third party and it was concluded that the recoverable amount is greater than the book balance as of December 31, 2022.

G-SMATT Europe

On March 27, 2017, G-SMATT Global and G-SMATT Europe made exclusive distribution and license agreements for an initial term of 10 years. For the exclusive territorial distribution rights and license granted,

F-75

G-SMATT Europe paid USD 2,762,760, and it is being amortized using the straight-line method over a useful life of 10 years. As in the case when exclusive distribution contract made with G-SMATT America, 50% of the consideration received from G-SMATT Europe was paid by G-SMATT Global to GLAAM, accordingly.

In 2022, the Company received a valuation on USD 1,131,886 of G-SMATT Europe’s distribution right by a third party and it was concluded that the recoverable amount is greater than the book balance as of December 31, 2022.

15.	Deposits

Other non-current assets as of December 31, 2022 and 2021, are as follows:

		(Unit: USD)
Classification	As of December 31, 2022	As of December 31, 2021
Leasehold deposits, net(*)	207,825	162,987
Other deposits(**)	4,307,756	4,593,894

Total	4,515,581	4,756,881

(*)	Related to the lease deposit paid for the office, warehouse, employees’ dormitory, and corporate leased vehicle.
(**)

Other deposits are mainly composed of escrowed deposit related to “Trinit Co., Ltd.” in conjunction with disposing of “G-SMATT Global Co., Ltd.” in 2019. The amount of the deposit is USD 4,205,639 as of December 31, 2022.

16.	Leases

Changes in Right-of-Use assets for the years ended December 31, 2022 and 2021, are as follows:

(Unit : USD)

As of December 31, 2022
Classification	Beginning	Acquisition	Depreciation	Change in contract	Contract termination	Loss from translating foreign operations	Ending
Buildings	304,063	24,525	(202,977)	6,612	(6,425)	(21,715)	104,083
Vehicles	55,480	—	(21,004)	—	—	(3,712)	30,764

Total	359,543	24,525	(223,981)	6,612	(6,425)	(25,427)	134,847

(Unit : USD)

As of December 31, 2021
Classification	Beginning	Acquisition	Depreciation	Disposal	Other	Ending
Buildings	—	483,209	(179,146)	—	—	304,063
Vehicles	—	92,902	(37,422)	—	—	55,480

Total	—	576,111	(216,568)	—	—	359,543

F-76

Changes in lease liabilities for the years ended December 31, 2022 and 2021, are as follows:

(Unit : USD)

As of December 31, 2022
Classification	Beginning	Acquisition	Interest	Payments	Change in contract	Contract termination	Loss from translating foreign operations	Ending
Liabilities	350,973	21,801	15,601	(231,156)	6,305	(5,555)	(24,787)	133,182

Amount recognized of profit or loss in relation to the lease is as follows:

		(Unit: USD)
Classification	For the year ended 2022	For the year ended 2021
Right-of-Use assets
Buildings	202,977	179,146
Vehicles	21,004	37,422

Subtotal	223,981	216,568

Interest expense relating to lease liabilities	15,601	22,766
Expense relating to leases of low-value assets that are not short-term leases	16,572	12,727
Miscellaneous loss (profit)	(54)	7,652

Subtotal	32,119	43,145

Total	256,100	259,713

The total cash outflow for leases for the years ended December 31, 2022 and 2021, amounts to USD 247,729 and USD 241,007, respectively.

17.	Insured assets

Insured assets as of December 31, 2022, are as follows:

			(Unit: USD)
Insurance	Insured assets	Insured amount	Notes
Package Insurance	Buildings, machineries, inventories etc.	16,015,024	Hyundai insurance
Fire insurance	Buildings, machineries, inventories etc.	2,736,579	Meritz fire
Auto insurance	Vehicles	22,988	Hyundai insurance

Total		18,774,591

F-77

Insured assets as of December 31, 2021, are as follows:

			(Unit: USD)
Insurance	Insured assets	Insured amount	Notes
Package Insurance	Buildings, machineries, inventories etc.	10,093,533	Hyundai insurance
Fire insurance	Buildings, machineries, inventories etc.	2,904,750	Meritz fire
Auto insurance	Vehicles	11,145	Hyundai insurance

Total		13,009,428

In addition to the above insurance, the Company subscribes to industrial accident insurance for employees, comprehensive insurance for vehicle transportation equipment, and liability insurance.

18.	Other current payables and liabilities

Other payables as of December 31, 2022 and 2021, are as follows:

		(Unit: USD)
Classification	As of December 31, 2022	As of December 31, 2021
Non-trade Payables	4,132,680	9,489,682
Accrued Expense	1,558,085	3,711,438

Total	5,690,765	13,201,120

Other current liabilities as of December 31, 2022 and 2021, are as follows:

		(Unit: USD)
Classification	As of December 31, 2022	As of December 31, 2021
Withholdings	15,086	201,228
Current Lease Liabilities	108,488	231,377
Value added tax withheld	208,186	—
Advance Received	576,299	5,045,244

Total	908,059	5,477,849

19.	Other Non-current payables and liabilities

Other non-current payables as of December 31, 2022 and 2021, are as follows:

		(Unit: USD)
Classification	As of December 31, 2022	As of December 31, 2021
Long-term Accounts Payable	32,062	154,117
(Present Value Discount)	(236)	(4,372)

Total	31,826	149,745

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Other non-current liabilities as of December 31, 2022 and 2021, are as follows:

		(Unit: USD)
Classification	As of December 31, 2022	As of December 31, 2021
Long-term Leasehold Deposits Received	69,836	5,046,767
Non-current Lease Liabilities	24,694	119,595

Total	94,530	5,166,362

20.	Product warranty provision

The Company provides maximum of two years of warranty for all products. The amount of product warranty provision as of December 31, 2022 and 2021, are as follows:

		(Unit: USD)
Classification	As of December 31, 2022	As of December 31, 2021
Product warranty provision	36,099	32,337

Total	36,099	32,337

21.	Borrowings

Borrowings as of December 31, 2022 are as follows:

			(Unit: USD)
Type of borrowing	Borrowing from	2022 Interest rate	As of December 31, 2022
	Whale No1. M&A Private Equity Joint Venture for Small and Medium Enterprises	8.00%	3,565,938
	Samsung Securities Co., Ltd Ulmus-Solon Technology	6.00%	635,926
	Investment Partnership 1st Joint Business Execution Cooperative	6.00%	254,370
		6.00%	132,177
		6.00%	82,611
Short-term borrowings	Han Partners	6.00%	66,089
		6.00%	8,262
		8.15%	285,275
	Kookmin bank	8.15%	633,945
	Sung Soo Lee	7.90%	2,377,292
	SBI savings bank	7.38%	729,036
	William Isam Company	4.00%	189,407
	Others	5.00%	2,903,178

	Subtotal		11,863,506

F-79

			(Unit: USD)
Type of borrowing	Borrowing from	2022 Interest rate	As of December 31, 2022
Current portion of long-term liabilities	United asset management Ltd.	6~7.38%	2,001,142

	MG Saemaeul Credit Union (Sannam)	9.00%	3,565,938
Long-term borrowings	MG Saemaeul Credit Union (Dongmun)	8.70%	792,431
	Barclays	2.50%	45,397
	Orhan Ertughrul	5.00%	337,592

	Subtotal		4,741,358

	Total		18,606,006

Borrowings as of December 31, 2021, are as follows:

			(Unit: USD)
Type of borrowing	Borrowing from	2021 Interest rate	As of December 31, 2021
		2.58%	2,607,496
		2.58%	875,544
	United asset management Ltd.	2.58%	2,857,518
		3.13%	714,238
		3.30%	1,707,489
		6.89%	757,015
Short-term borrowings	Kookmin bank	5.85%	319,629
		5.85%	719,164
	Woori bank	6.40%	85,795
	SBI savings bank	6.17%	773,838
	G-SMATT Japan	5.00%	173,313
	BioX	5.00%	779,389
	Unpaid convertible bonds	—	11,877,923
	Others	—	1,108,639

	Subtotal		25,356,990

Current portion of long-term liabilities	United asset management Ltd.		1,873,706

Long-term Borrowings	United asset management Ltd.		1,967,203

	Total		29,197,899

F-80

22.	Pension and other employee obligations

Defined benefit liabilities as of December 31, 2022 and 2021, are as follows:

		(Unit: USD)
Classification	As of December 31, 2022	As of December 31, 2021
Present value of defined benefit obligations	1,459,979	1,174,807
Fair value of plan assets	(118,121)	(123,845)

Net defined benefit obligations	1,341,858	1,050,962

The details of changes in the defined benefit obligation are as follows:

		(Unit: USD)
Classification	As of December 31, 2022	As of December 31, 2021
Beginning	1,174,807	1,206,664
Current service cost	286,420	345,428
Re-measurement element
- Actuarial gain due to changes in financial assumptions	360,625	(137,636)
Payment made	(293,684)	(316,481)
Effects of transfer of affiliated companies	—	76,832
Foreign currency translation differences for foreign operations	(68,189)	—

Ending	1,459,979	1,174,807

The details of changes in the planned assets are as follows:

		(Unit: USD)
Classification	As of December 31, 2022	As of December 31, 2021
Beginning	123,845	122,670
Re-measurement Element
- Gain from plan assets	3,287	1,175
- Actuarial gain due to changes in financial assumptions	(1,919)	—
Foreign currency translation differences for foreign operations	(7,092)	—

Ending	118,121	123,845

F-81

The details of the composition of planned assets are as follows:

		(Unit: USD)
Classification	As of December 31, 2022	As of December 31, 2021
Deposit	118,121	123,845

The details of major actuarial assumptions are as follows:

		(Unit: USD)
Classification	As of December 31, 2022	As of December 31, 2021
Expected salary increase rate	4.50%	4.20	°%
Discount rate	5.18%	2.66	°%

23.	Share capital

Share capital as of December 31, 2022 and 2021, are as follows:

As of December 31, 2022
Classification	Common stock
The total number of shares authorized	50,000,000 shares
Price per share (*)	0.40 USD
The total number of shares outstanding	20,087,940 shares
Paid-in capital	8,326,057 USD

As of December 31, 2021
Classification	Common stock
The total number of shares authorized	20,000,000 shares
Price per share (*)	0.40 USD
The total number of shares outstanding	14,760,493 shares
Paid-in capital	6,207,730 USD

As of December 31, 2022 and 2021, major shareholders are as follows:

	As of December 31, 2022
Name of Shareholders	Number of shares	Shareholding ratio
Bio X Co., Ltd. (“BioX”)	3,339,667	16.63%
Whale No1. M&A Private Equity Joint Venture for Small and Medium Enterprises	2,100,000	10.45%
Ho-Joon Lee	400,000	1.99%
Samsung Securities Co., Ltd	749,000	3.73%
Kyung Rae Kim	43,000	0.21%
Others	13,456,273	66.99%

Total	20,087,940	100.00%

F-82

	As of December 31, 2021
Name of Shareholders	Number of shares	Shareholding ratio
Bio X Co., Ltd. (“BioX”)	2,800,000	18.97%
Whale No1. M&A Private Equity Joint Venture for Small and Medium Enterprises	2,100,000	14.23%
Ho-Joon Lee	802,861	5.44%
Samsung Securities Co., Ltd	749,000	5.07%
Kyung Rae Kim	23,000	0.16%
Others	8,285,632	56.13%

Total	14,760,493	100.00%

Details of changes in capital for the year ended 2022 and 2021 are as follows:

			(Unit: USD)
	For the year ended December 31, 2022
Classification	Beginning	Increase	Ending
Capital (*)	6,207,730	2,118,327	8,326,057

(*)	The Company conducted a paid-in capital increase from February 19, 2022 to December 27, 2022, and registration was completed on December 31, 2022.

			(Unit: USD)
	For the year ended December 31, 2021
Classification	Beginning	Increase	Ending
Capital (*)	3,104,981	3,102,749	6,207,730

(*)	The Company conducted a capital increase on December 30, 2021, and registration was completed on December 31, 2021.

F-83

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

History for details of additional paid-in capital are as follows:

(Unit: Share, USD)

						Face value			Issuing value
#	Date	Issue(reduction) Circumstances	Type of Stock	Number of Stocks	Total stock	Face value per share	Amounts	Total	Issuing value per share	Amounts	Total	Paid in Capital
1	2005.05.26	Established	Common stock	90,000	90,000	4	378,508	378,508	4	378,508	378,508
2	2012.04.02	Paid-in capital increase	Common stock	310,000	400,000	4	1,303,748	1,682,256	4	1,303,748	1,682,256
3	2012.09.27	Paid-in capital increase	Common stock	200,000	600,000	4	841,128	2,523,383	4	841,128	2,523,383
4	2013.10.31	Paid-in capital increase	Common stock	52,000	652,000	4	218,693	2,742,077	42	2,186,932	4,710,316	1,968,239
5	2014.11.27	Exercise of stock options	Common stock	27,000	679,000	4	113,552	2,855,629	4	113,552	4,823,868
6	2014.12.31	Exercise of stock options	Common stock	18,000	697,000	4	75,702	2,931,330	4	75,702	4,899,569
7	2015.01.22	Exercise of stock options	Common stock	6,000	703,000	4	25,234	2,956,564	4	25,234	4,924,803
8	2015.07.24	Paid-in capital increase	Common stock	29,290	732,290	4	123,183	3,079,747	144	4,205,399	9,130,202	4,082,216
9	2017.05.02	Split stock(one-tenth split)			7,322,900			3,079,747			9,130,202
10	2017.12.20	Exercise of stock options	Common stock	60,000	7,382,900	0.42	25,234	3,104,981	5	285,445	9,415,648	260,211
11	2017.12.31	PIC adjustment								102,571		102,571
12	2021.12.31	Paid-in capital increase	Common stock	7,377,593	14,760,493	0.42	3,102,749	6,207,730	4	31,027,492	40,443,140	27,924,743
13	2021.12.31	PIC adjustment (admin expenses etc)								(20,019)		(20,019)
14	2022.02.19	Paid-in capital increase	Common stock	868,000	15,628,493	0.4	363,298	6,571,028	4	3,632,985	44,056,106	3,269,687
15	2022.03.03	Paid-in capital increase	Common stock	800,000	16,428,493	0.4	331,411	6,902,440	4	3,314,111	47,370,217	2,982,700
16	2022.03.29	Paid-in capital increase	Common stock	819,840	17,248,333	0.4	339,043	7,241,483	4	3,390,431	50,760,648	3,051,388
17	2022.05.31	Paid-in capital increase	Common stock	761,538	18,009,871	0.4	306,459	7,547,942	4	3,064,589	53,825,236	2,758,130
18	2022.06.29	Paid-in capital increase	Common stock	353,869	18,363,740	0.4	135,859	7,683,800	4	1,358,589	55,183,826	1,222,730
19	2022.07.29	Paid-in capital increase	Common stock	376,000	18,739,740	0.4	144,250	7,828,051	4	1,442,503	56,626,329	1,298,253
20	2022.09.01	Paid-in capital increase	Common stock	310,000	19,049,740	0.4	114,245	7,942,296	4	1,142,453	57,768,782	1,028,207
21	2022.10.01	Paid-in capital increase	Common stock	458,000	19,507,740	0.3	159,721	8,102,017	4	1,597,210	59,365,992	1,437,489
22	2022.11.24	Paid-in capital increase	Common stock	242,000	19,749,740	0.4	91,127	8,193,144	4	911,268	60,277,260	820,141
23	2022.12.27	Paid-in capital increase	Common stock	338,200	20,087,940	0.4	132,913	8,326,057	4	1,329,131	61,606,391	1,196,218

Total												53,382,904

24.	Other capital items and accumulated other comprehensive income

Details of other capital items and accumulated other comprehensive income as of December 31, 2022 and 2021, are as follows:

	(Unit: USD)

Classification	As of December 31, 2022	As of December 31, 2021
Changes in equity from equity method	2,897,852	3,258,191
(Negative) Changes in equity from equity method	(3,251,395)	(3,251,395)
Stock options	2,297,697	1,609,809
Gains (loss) on sale of treasury stock	(410,453)	836,922
Other capital surplus	(51,043)	(57,795)

Total	1,482,658	2,395,732

The composition of accumulated other comprehensive income as of December 31, 2022 and 2021, are as follows:

	(Unit: USD)

As of December 31, 2022
Classification	Beginning	Increase (decrease)	Re-classification into profit or loss (retained earnings)	Ending
Exchange difference on translating foreign operations	1,304,641	629,283	—	1,933,924

Total	1,304,641	629,283	—	1,933,924

(Unit: USD)

As of December 31, 2021
Classification	Beginning	Increase (decrease)	Re-classification into profit or loss (retained earnings)	Ending
Gain or loss from FVOCI	(2,268,168)	(115,808)	2,383,976	—
Exchange difference on translating foreign operations	(22,641)	1,327,282	—	1,304,641

Total	(2,290,809)	1,211,474	2,383,976	1,304,641

F-85

25.	Selling and administrative expenses

Details of selling and administrative expenses for the years ended 2022 and 2021, are as follows:

(Unit: USD)
Classification	For the year ended 2022	For the year ended 2021
Salaries	2,124,171	2,712,236
Sundry allowances	91,199	79,529
Miscellaneous salaries	9,288	11,894
Severance benefit	158,813	228,936
Employee benefits	252,445	241,410
Travel expenses	268,660	209,412
Entertainment expenses	37,393	34,537
Communication expenses	14,593	17,502
Utilities	18,398	9,626
Electricity	52,249	46,764
Taxes and dues	121,199	274,993
Depreciation	411,596	479,139
Rent	195,134	71,008
Repairing cost	106,354	6,755
Insurance	27,816	33,332
Vehicle maintenance	4,574	10,797
Research and development expenses	300,486	927,206
Transportation	308,279	156,697
Training	12	2,240
Publication expenses	17,819	10,934
Packing charge	—	8,568
Office supplies	26,043	12,496
Consumable supplies	39,790	25,353
Commission	1,842,175	3,706,658
Advertisement expense	225,067	70,549
Export expense	—	7,149
Bad debt expenses	46,005	15,586,247
Product warranty expense	5,503	33,573
Miscellaneous expense	19,116	20,370
Amortization	1,412,799	1,046,403
Employee share compensation Cost	687,888	277,638
Safety	2,755	3,844

Total	8,827,619	26,363,795

F-86

26.	Finance income and finance costs

Details of finance income for the years ended 2022 and 2021, are as follows:

(Unit: USD)

Classification	For the year ended 2022	For the year ended 2021
Interest Income	39,966	202,432
Gain from foreign currency translation	38,952	33,517
Gain from disposal of non-current financial assets	—	75,821
Gain from foreign exchange translation	74,596	110,252
Gain from discharge of indebtedness (*)	4,079,520	3,694,237

Total	4,233,034	4,116,259

(*)	Gain from discharge of indebtedness was recognized from conversion of convertible bonds to equity which occurred in 2021 and 2022.

Details of finance costs for the years ended 2022 and 2021, are as follows:

(Unit: USD)

Classification	For the year ended 2022	For the year ended 2021
Interest expense	919,446	1,876,001
Loss from foreign currency translation	68,204	41,865
Loss from foreign exchange translation	133,181	78,570

Total	1,120,831	1,996,436

27.	Other income and other expenses

Details of other income for the year ended 2022 and 2021, are as follows:

(Unit: USD)

Classification	For the year ended 2022	For the year ended 2021
Loss from equity method	—	(171,147)
Income from disposal of tangible assets	—	7,202
Miscellaneous*	5,197,964	753,200
Dividend income	1,839	—

Total	5,199,803	589,255

*	The amount includes USD 5,144,961 of recognition of gain from goods returned from previous year’s sales. See Footnote 10 for more detail.

F-87

Details of other expenses for the year ended 2022 and 2021, are as follows:

(Unit: USD)

Classification	For the year ended 2022	For the year ended 2021
Impairment loss from Intangible Assets	3,902,589	564,563
Loss from equity method investment	535,268	1,518,115
Loss from inventory impairment	5,645,992	8,415,311
Miscellaneous loss	1,364,824	5,267,980
Loss from disposal of investment in subsidiaries	—	13,318,419
Other allowance for other receivables and prepayments	436,674	10,127,381
Donation	37,926	—
Loss from disposal of tangible assets	3,246,343	—

Total	15,169,616	39,211,769

28.	Corporate income tax expenses (benefit)

Details of corporate income tax expense (benefit) for the year ended 2022 and 2021, are as follows:

(Unit: USD)

Classification	For the year ended 2022	For the year ended 2021
Corporate tax paid	—	27,098
Changes in deferred tax assets due to temporary differences	(1,031,269)	(1,356,048)
Corporate tax expense directly reflected in capital	171,218	(81,867)
Others (*)	(651,645)	(2,188,690)

Income tax benefit	(1,511,696)	(3,599,507)

(*)	Others include GLAAM’s income tax refund of USD 242,995 and G-SMATT Europe’s income tax refund of USD 408,650 for the year ended 2022.

F-88

The details of the increase or decrease in temporary differences deducted or added from future corporate income tax for the year ended 2022 and 2021, are as follows:

(Unit: USD)

For the year ended 2022
Classification	Temporary differences to be deducted (additional) for the current year			Deferred tax assets (liabilities)
	Beginning	Inc (Dec)	Ending
Loss on foreign currency translation	75,676	60,677	136,353	28,498
Gain from foreign currency translation	(423,358)	358,005	(65,353)	(13,659)
Provision for retirement benefits	950,940	364,997	1,315,937	275,031
Retirement pension assets	(123,845)	5,724	(118,121)	(24,687)
Accumulated depreciation	1,269,315	(73,487)	1,195,828	249,928
Accumulated depreciation (revaluation)	(734,647)	734,647	—	—
Machineries (revaluation)	255,884	(255,884)	—	—
Land (revaluation)	(1,495,641)	1,495,641	—	—
Accumulated depreciation	534,099	(30,921)	503,178	105,164
Investment in subsidiaries and associates	32,840,759	11,139,168	43,979,927	9,191,805
Available-for-sale	(204,170)	11,821	(192,349)	(40,201)
Revaluation of non-current financial asset	31,991	(1,852)	30,139	6,299
Capital change from equity method	(358,416)	933,768	575,352	120,249
Raw material allowance	—	196,385	196,385	41,044
Provision for warranties	—	36,099	36,099	7,545
Trade receivables	—	3,397,671	3,397,671	710,113
Short-term borrowings	—	6,407,370	6,407,370	1,339,140
Other receivables	—	420,117	420,117	87,805
Accrued income	(1,622,198)	1,957,356	335,158	70,048
Advanced payment	171,310	(21,890)	149,420	31,229
Loss on equity method investment impairment	—	2,187,346	2,187,346	457,155
Lease liabilities	—	122,962	122,962	25,699
Rent deposits	—	7,483	7,483	1,564
Right of use assets	—	(124,051)	(124,051)	(25,927)
Bad debt	20,173,446	(20,173,446)	—	—
Net operating loss	—	20,173,446	20,173,446	4,216,250

Total	51,341,145	28,850,389	80,670,297	16,860,092
Valuation allowance				(13,898,245)

Deferred tax asset, net				2,961,847

Statutory tax rate in Republic of Korea is 20.9% for fiscal year 2022.

F-89

(Unit: USD)

For the year ended 2021
Classification	Temporary differences to be deducted (additional) for the current year			Deferred tax assets (liabilities)
	Beginning	Inc (Dec)	Ending
Loss on foreign currency translation	77,592	(1,916)	75,676	16,649
Gain from foreign currency translation	(22,320)	(401,038)	(423,358)	(93,139)
Provision for retirement benefits	1,009,424	(58,484)	950,940	209,207
Retirement pension assets	(122,756)	(1,089)	(123,845)	(27,246)
Accumulated depreciation	1,269,315	—	1,269,315	279,249
Accumulated depreciation (revaluation)	(734,647)	—	(734,647)	(161,622)
Machineries(revaluation)	255,884	—	255,884	56,294
Land (revaluation)	(1,495,641)	—	(1,495,641)	(329,041)
Accumulated depreciation	362,790	171,309	534,099	117,502
Adjustment of conversion rights	(1,429,224)	1,429,224	—	—
Redemption premium on convertible bonds	4,747,354	(4,747,354)	—	—
Investment in subsidiaries and associates	21,976,125	10,864,634	32,840,759	7,224,967
Available-for-sale Revaluation of non-current financial	(204,170)	—	(204,170)	(44,917)
asset	30,628	1,363	31,991	7,038
Accrued income	(922,998)	(699,200)	(1,622,198)	(356,884)
Advanced payment	171,310	—	171,310	37,688
Capital change from equity method	—	(358,416)	(358,416)	(78,852)
Bad debt	—	20,173,446	20,173,446	4,438,158

Total	24,968,666	26,372,479	51,341,145	11,295,051
Valuation allowance				(9,364,473)

Deferred tax asset, net				1,930,578

Statutory tax rate in Republic of Korea is 22% for fiscal year 2021.

The future feasibility of deferred tax assets is evaluated by considering various factors such as the Company’s ability to generate taxable income during the period when temporary differences are realized, the overall economic environment, and the outlook for the industry. The Company is reviewing these matters periodically. Management reserved valuation allowance of approximately 80% of the total deferred tax assets calculated as of December 31, 2022.

29.	Related party transactions and balances

Details of related party transaction are as follows:

Classification	Name
Related companies	Chenjin chungjeolneung Ltd. G-SMATT Hong Kong Limited (G-SMATT Hong Kong) G-SMATT Japan Corporation (G-SMATT Japan)

F-90

Major sales and purchases with related parties for the year ended 2022 and 2021, are as follows:

					(Unit: USD)
For the year ended 2022
		Sales		Purchase
Classification	Name	Sales	Other income	Raw material purchase	Other expense
Related companies	G-SMATT Japan	9,267	—	—	—

	Total	9,267	—	—	—

					(Unit: USD)
For the year ended 2021
		Sales		Purchase
Classification	Name	Sales	Other income	Raw material purchase	Other expense
Related companies	G-SMATT Japan	1,392	—	—	8,997
	G-SMATT America	931,568	40,750	—	225,759
	G-SMATT Hong Kong	1,342	—	—	66,435

	Total	934,302	40,750	—	301,191

The details of receivable and payable to related parties for the year ended 2022 and 2021, are as follows:

(Unit: USD)
As of December 31, 2022
	Receivable			Payable
Name	Accounts receivable	Loans	Others	Accounts payable	Borrowing	Others
G-SMATT Japan	322,763	—	—	—	—	—
Total	322,763	—	—	—	—	—

						(Unit: USD)
As of December 31, 2021
	Receivable			Payable
Name	Accounts receivable	Loans	Others	Accounts payable	Borrowing	Others
G-SMATT Japan	543,403	—	—	—	173,313	17,611
G-SMATT America	699,495	795,447	142,126	—	—	230,730
Chenjin Chungjeolneung Ltd.	—	—	—	—	—	135,660
Korea Networks	—	3,797,838	902,640	—	—	—

Total	1,242,898	4,593,285	1,044,766	—	173,313	384,001

F-91

The details of financial transactions for related parties for the year ended 2022 and 2021, are as follows:

(Unit: USD)
As of December 31, 2022
		Loan		Borrowing
Classification	Name	Loan	Collection	Borrowing	Repayment
Related companies	G-SMATT Japan	—	—	—	163,279

	Total	—	—	—	—

					(Unit: USD)
As of December 31, 2021
		Loan		Borrowing
Classification	Name	Loan	Collection	Borrowing	Repayment
Related companies	G-SMATT Japan	—	—	—	4,041
	Korea Networks	294,909	58,933	—	—

	Total	387,065	58,933	—	4,041

Compensation details for key management for the year ended 2022 and 2021, are as follows:

(Unit: USD)
Classification	For the year ended 2022	For the year ended 2021
Salaries	891,569	1,041,534
Retirement benefit	22,050	86,794

Total	913,619	1,128,328

Key management include directors (including non-executive directors) and auditors who have significant authority and responsibility for the planning, operation, and control of our activities.

Bio X Transactions

On May 21, 2022, GLAAM entered into a supply agreement with Bio X Co., Ltd (“Bio X”), a major shareholder. GLAAM supplied G-Glass products in the amount of USD 465,828 to Bio X on June 30, 2022.

Ho Joon Lee Loan Agreement

GLAAM and Ho Joon Lee, GLAAM’s co-founder, entered into a loan agreement dated July 21, 2021. The outstanding balance payable to Mr. Lee as of December 31, 2022 was USD 21,723. The loan matures on-July 20, 2023.

F-92

30.	Contingent liabilities and agreements

Contingent liabilities and agreements as of December 31, 2022 and 2021, are as follows:

				(Unit: USD)
		For year ended 2022
Lender	Type	Credit limit	Use	Residual
United asset management Ltd(*)	Facility Loan	2,001,142	2,001,142	—

	Small Business Loan	285,275	285,275	—
Kookmin Bank	Small Business Loan	633,945	633,945	—

SBI Savings Bank	Operating loan	729,036	729,036	—

MG Saemaeul Credit Union (Sannam)	Corporate General Fund Loan	3,565,938	3,565,938	—

MG Saemaeul Credit Union (Dongmun)	Corporate General Fund Loan	792,431	792,431	—

Barclays	Bounce Back Loan	45,397	45,397	—

Total		8,053,164	8,053,164	—

				(Unit: USD)
		For year ended 2021
Lender	Type	Credit limit	Use	Residual
				—
	IP collateral loan	2,607,496	2,607,496	—
	Industrial operation fund loan	875,544	875,544	—
	Industrial operation fund loan	2,857,518	2,857,518
	overdraft account	714,238	714,238	—
United asset	Industrial operation fund loan	1,707,489	1,707,489	—
management Ltd(*)	Small Business Loan	757,015	757,015	—

	Small Business Loan	319,629	319,629	—
Kookmin Bank	Small Business Loan	719,164	719,164	—

Woori Bank	Credit loan	85,795	85,795	—

SBI Savings Bank	Operating loan	773,838	773,838	—

Total		11,417,726	11,417,726	—

F-93

31.	Cash flow

Cash flow from operating activities for the year ended 2022 and 2021, are as follows:

		(Unit: USD)
Classification	For the year ended 2022	For the year ended 2021
a. Net loss	(7,892,169)	(60,387,182)
b. Adjustment	12,140,196	47,194,223
Corporate tax benefit	(1,511,696)	(3,599,507)
Depreciation	1,357,987	1,786,378
Amortization	1,457,310	1,792,358
Bad debt	46,005	15,395,091
Other bad debt	436,674	10,026,952
Stock compensation costs	687,888	277,638
Defined benefit expense	286,421	283,482
Interest expense	45,858	1,777,845
Loss on disposal of inventory	5,877,549	8,415,311
Loss on foreign currency translation	133,181	78,602
Loss on valuation of equity method	535,268	1,518,115
Product warranty expense	5,503	33,573
Loss on raw material fair value evaluation	—	223,457
Loss on intangible assets impairments	3,902,589	564,563
Miscellaneous loss	(125,477)	7,652
R&D expenses	—	329,831
Loss on disposal of investment shares in subsidiaries	—	13,318,419
Interest income	(54,931)	(292,769)
Gain from discharge of indebtedness	(4,079,520)	(3,694,237)
Gain from equity method	—	(171,147)
Gain from foreign exchange translation	(74,596)	(794,360)
Gain from disposition of tangible assets	3,246,343	(7,203)
Gain from disposal of available-for-sale securities	—	(75,821)
Reversal of allowance for doubtful accounts	(32,160)	—
c. Changes in working capital	(9,624,762)	7,084,315
Decrease (increase) in trade receivables	4,048,195	3,452,691
Decrease (increase) in other receivables	(150,198)	(126,488)
Decrease (increase) in accrued income	161,931	454,728
Decrease (increase) in advance payments	1,503,205	(871,377)
Decrease (increase) in prepaid expenses	60,106	2,866
Decrease (increase) in inventory	(3,319,449)	(1,230,342)
Decrease (increase) in non-current accounts receivable	639,402	372,898
Increase (decrease) in trade payables	(1,664,819)	(446,568)
Increase (decrease) in outstanding payments	(4,238,255)	5,342,932
Increase (decrease) in deposits	(180,093)	100,901
Increase (decrease) in value added tax withheld	203,344	(33,197)
Increase (decrease) in advance income	(4,653,820)	50,436
Increase (decrease) in outstanding expenses	(2,110,114)	394,142
Increase (decrease) in government subsidy	—	(5,309)
Increase (decrease) in value added tax receivable	476,197	815

F-94

Increase (decrease) in non-current outstanding payments	(106,709)	(57,035)
Payment of severance	(293,685)	(316,557)
Changes in retirement planned assets	—	(1,221)

Cash flows generated from operating activities	(5,376,735)	(6,108,644)

Significant transactions without cash inflows and outflows for the year ended 2022 are as follows:

		(Unit: USD)
Classification	For the year ended 2022	For the year ended 2021
Debt conversion	3,017,247	8,411,278
Conversion of convertible bonds	6,012,570	17,407,314

32.	Earnings per share

Basic earnings per share are calculated by dividing the net income attributable to common stock by the number of common stocks in weighted average distribution, and the calculation details are as follows:

		(Unit: USD)
Classification	As of December 31, 2022	As of December 31, 2021
Net income per common stock (loss)	(7,892,168)	(60,387,182)
Weighted average number of outstanding common stock	20,087,940	14,760,493
Basic earnings per share (loss)	(0.39)	(4.09)

			(Unit: Share)
As of December 31, 2022
Classification	Number of stocks	Weighted value	Subtotal
Carryover from the previous period	14,760,493	365	5,387,579,945
Paid-in capital increase	5,327,447	365	1,944,518,155
Days			365
Weighted average number of outstanding common stock			20,087,940

			(Unit: Share)
As of December 31, 2021
Classification	Number of stocks	Weighted value	Subtotal
Carryover from the previous period	7,382,900	365	2,694,758,500
Paid-in capital increase	7,377,593	365	2,692,821,445
Days			365
Weighted average number of outstanding common stock			14,760,493

F-95

33.	Share based employee compensation

Details of stock options granted by the Company to the executive management and employees, including the President, Vice President, CEO, and CFO, for the year ended December 31, 2022, are as follows:

		(Unit: USD, Share)
Classification	7th Round	8th Round
Grant date	March 25, 2020	March 30, 2022
Total number of shares to be issued	292,221	947,729
Granting method	Stock issue	Stock issue
Exercise price (*)	8.92	4.12
Available period for exercise	March 24, 2022~ March 24, 2025	March 30, 2024~ March 29, 2027

(*)	On March 30, 2022, the Company newly issued 947,729 shares of stock options with a lower exercise price of KRW 5,000 (USD 4.12).

The Company calculates the exercise price in compliance with the Commercial Act and the Capital Markets and Financial Investment Business Act.

Equity-settled stock-based compensation is recognized at a fair value of equity instruments granted, and employee benefits expense is recognized over the vesting period. At the end of the period, the Company revises its estimates of the number of options that are expected to vest on the non-market vesting and service conditions.

As of December 31, 2022, the Company had performed the 8th round of stock options granting. The summary of stock granting rounds are as follows:

The strike price for the newly issued stock options on March 30, 2022, was KRW 5,000 (USD 4.12). A total of 1,000,000 stock options were granted by 2022 but 52,271 stock options were terminated. There were no options exercised as of December 31, 2022.

Date	Quantity	Party	Rounds	Grant date / Termination date	Action	Grant period (Yrs)
2012-12-20	18,000	Ju Young Bae	1st Round	2014-12-31	Exercise	2.00
2012-10-29	18,000	Kyung Rae Kim	2nd Round	2014-11-28	Exercise	2.00
2012-10-29	9,000	Gwa Han Kim	2nd Round	2014-11-28	Exercise	2.00
2012-10-29	9,000	Sung Beom Soh	2nd Round	2013-05-23	Terminate
2012-10-29	6,000	Min Hun Song	2nd Round	2015-01-23	Exercise	2.00
2015-02-27	80,000	Jin Hwan Choi	3rd Round	2017-12-23	Exercise	2.00
2015-09-01	72,990	Kyung Rae Kim & 36 others	4th Round		Terminate	N/A
2016-08-01	400,000	Hak Yeol Shin& 1 other	5th Round		Terminate	N/A
2017-03-30	4,500	Sung Soo Kim& 4 others	6th Round		Terminate	N/A
2020-03-25	516,800	Kyung Rae Kim& 125 others	7th Round		Outstanding	N/A
2022-03-30	1,000,000	Kyung Rae Kim & 74 others	8th Round		Outstanding	N/A

F-96

34.	Subsequent events

(1)	Business Combination Agreement

On September 4, 2022, the Company and Jaguar Global Growth Corporation I (“JGGC”) signed the Letter of Intent under which the Company and its subsidiaries (collectively “The Company”) would be merged into JGGC.

On March 2, 2023, the Company and JGGC have entered into a definitive business combination agreement that would result in the Company becoming a publicly traded company. As a result of the business combination, the Company and Jaguar Global shareholders will exchange their shares for shares in a new combined company (“NewCo”). Upon closing of the transaction, NewCo is expected to be renamed at a later date, and its ordinary shares are expected to be listed on the Nasdaq Stock Market under a new ticker symbol.

JGGC is a Special Purpose Acquisition Company (“SPAC”), which raised USD 230,000,000 at its initial public offering (“IPO”) and is currently traded on NASDAQ. JGGC closed its IPO on NASDAQ on February 15, 2022, and currently holds approximately USD 235,000,000 in trust account (“Trust Cash”).

(2)	Related party financing

Bio X Transactions

GLAAM and Bio X Co., Ltd (“Bio X), a major shareholder, entered into twelve loan agreements during the period from January 4, 2023 to March 9, 2023. The term of all loans is one year and accrues interest at a rate of 5% per annum. As of March 20, 2023, an aggregate of USD 279,658, including accrued interest, was outstanding.

Houng Ki Kim Credit Agreement

GLAAM and Houng Ki Kim, GLAAM’s co-founder, entered into a credit agreement dated January 10, 2023, that provides for a revolving line of credit to GLAAM with no interest and no maturity. As of March 20, 2023, an aggregate of USD 839,041 was outstanding under the credit agreement.

(3)	Additional capital injection

The Company issued additional 823,213 shares and 200,000 shares at KRW 5,000 (USD 4.05278) on January 31, 2023 and February 28, 2023, respectively. The issuance of new shares resulted in increase in paid-in-capital by USD 3,336,304 and USD 755,612, respectively.

(4)	Litigation against “Trinit Co., Ltd.”

On January 24, 2019, the Company sold its investment in shares of G-SMATT Global to Trinit Co. Ltd. (Trinit). Trinit subsequently changed its name to YongSan Holding Co., Ltd. Pursuant to the terms of the sales agreement, Trinit withheld approximately USD 4,205,000 from the total sales proceeds as a security deposit for contingent claims that may occur during post acquisition for the period of five years from the date of the acquisition. On March 15, 2019, an amended agreement was executed, which extended the period of claiming for damages, if any, to December 31, 2019.

F-97

The Company filed suits against Trinit and certain individuals related to Trinit on June 23, 2021 in Republic of Korean Seoul Central District Court. The principal charge being made is that Trinit and its related people breached certain obligations which they had to the Company in connection with refund of the deposit. On June 2, 2022, the court awarded the Company USD 161,141, a portion of the deposit, 5% interest calculated up to July 2, 2021, and an additional 12% interest from the day of the judgement until the day its fully paid.

Trinit and the Company appealed the case to the Appellate Court.

On February 9, 2023, the Company and the major shareholder, BioX, entered into an agreement to sell and transfer all rights to the Trinit related receivable balances totaling approximately USD 4,700,000 to BioX with payment terms of USD 250,000 at the time of execution of the agreement and the remainder on December 29, 2023.

F-98

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

GLAAM CO., LTD

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2023 and December 31, 2022

GLAAM Co., Ltd and Subsidiaries

Consolidated Financial Statements

June 30, 2023 and December 31, 2022

RSM US Alliance provides its members with access to resources of RSM US LLP. RSM US Alliance member firms are separate and independent businesses and legal entities that are responsible for their own acts and omissions, and each are separate and independent from RSM US LLP. RSM US LLP is the U.S. member firm of RSM International, a global network of independent audit, tax, and consulting firms. Members of RSM US Alliance have access to RSM International resources through RSM US LLP but are not member firms of RSM US LLP. Visit rsmus.com/aboutus for more information regarding RSM US LLP and RSM International. The RSM™ logo is used under license by RSM US LLP. RSM US Alliance products and services are proprietary to RSM US LLP.

OFFICES IN: LOS ANGELES, CA SAN DIEGO, CA SAN FRANCISCO, CA IRVINE, CA MONTGOMERY, AL AUBURN, AL FORT LEE, NJ ATLANTA, GA

Report of Independent Registered Public Accounting Firm

Board of Directors

GLAAM Co., Ltd and Subsidiaries

Pyeong-taek, Gyounggi, Republic of Korea

Results of Review of Interim Financial Information

We have reviewed the accompanying consolidated Statements of financial position of GLAAM Co., and Subsidiaries (the “Company”) as of June 30, 2023, and the related consolidated statements of profit and loss and comprehensive income (loss), changes in equity, and cash flows, for the six-month period then ended June 30, 2023 and 2022, and the related notes (collectively referred to as the interim financial information).

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim financial information for it to be in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Basis for Review Results

This interim financial information is the responsibility of the Company’s management. We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

RSM US Alliance provides its members with access to resources of RSM US LLP. RSM US Alliance member firms are separate and independent businesses and legal entities that are responsible for their own acts and omissions, and each are separate and independent from RSM US LLP. RSM US LLP is the U.S. member firm of RSM International, a global network of independent audit, tax, and consulting firms. Members of RSM US Alliance have access to RSM International resources through RSM US LLP but are not member firms of RSM US LLP. Visit rsmus.com/aboutus for more information regarding RSM US LLP and RSM International. The RSM™ logo is used under license by RSM US LLP. RSM US Alliance products and services are proprietary to RSM US LLP.

GLAAM Co., Ltd and Subsidiaries

Consolidated Statements of Financial Position

As of June 30, 2023 and December 31, 2022

				(Unit: USD)
Accounts	Notes	As of June 30, 2023 (Unaudited)		As of December 31, 2022
Assets
I. Current Assets			18,836,252		9,166,574
Cash and cash equivalents	5, 6	73,625		196,627
Trade receivables, net	6, 7	8,834,914		697,999
Other current financial assets	8	854,305		1,035,930
Prepayments and other short-term assets	9	2,679,040		1,520,917
Inventories, net	10	6,394,329		5,714,352
Prepaid income tax		39		749
II. Non-current Assets			26,749,829		27,457,524
Long-term trade receivables	7	1,763,457		—
Non-current financial assets	6, 11	103,435		107,890
Investments accounted for using the equity method	12	2,527,774		2,777,515
Property, plant and equipment, net	13,16	10,499,881		11,055,170
Intangible assets, net	14	5,063,137		6,039,521
Deposits	6, 15	3,975,373		4,515,581
Deferred income tax assets	28	2,816,772		2,961,847
Total Assets			45,586,081		36,624,098
Liabilities
I. Current Liabilities			32,457,472		27,698,141
Trade payables	6	6,937,392		7,184,181
Other payables	18	7,816,560		5,690,765
Current portion of lease liabilities	6,16	99,248		108,488
Other current liabilities	18	916,966		799,571
Short-term borrowings	6, 21	13,537,122		11,863,506
Convertible bond	6,21	1,868,507		—
Product warranty provision	20	34,942		36,099
Current portion of long-term liabilities	6, 21	1,234,765		2,001,142
Current tax liabilities		11,970		14,389
II. Non-current Liabilities			6,100,836		6,209,572
Other non-current payables	19	4,165		31,826
Pension and other employee obligations	22	1,344,898		1,341,858
Long-term borrowings	6, 21	4,728,047		4,741,358
Non-current lease liabilities	6,16	23,726		24,694
Other non-current liabilities	6, 19	—		69,836
Total Liabilities			38,558,308		33,907,713

GLAAM Co., Ltd and Subsidiaries

Consolidated Statements of Financial Position

As of June 30, 2023 and December 31, 2022

				(Unit: USD)
Accounts	Notes	As of June 30, 2023 (Unaudited)		As of December 31, 2022
Equity
I. Share capital			8,736,267		8,326,057
Share capital	23	8,736,267		8,326,057
II. Additional paid-in and other capital			57,070,548		53,382,904
Additional paid-in and other capital	23	57,070,548		53,382,904
III. Other components of equity			1,750,242		1,482,658
Changes in equity from equity method	24	2,754,052		2,897,852
(negative) Changes in equity from equity method	24	(3,251,395)		(3,251,395)
Stock options	24	2,709,081		2,297,697
Loss on sale of treasury stock	24	(410,453)		(410,453)
Other capital surplus	24	(51,043)		(51,043)
IV. Accumulated other comprehensive income			1,471,596		1,933,924
Foreign currency translation differences for foreign operations	24	1,471,596		1,933,924
V. Retained earnings (deficit)			(61,429,967)		(62,348,576)
Unappropriated retained earnings (deficit)		(61,429,967)		(62,348,576)
VI. Non-controlling interest			(570,913)		(60,582)
Non-controlling interest		(570,913)		(60,582)
Total equity			7,027,773		2,716,385
Total liabilities and equity			45,586,081		36,624,098

GLAAM Co., Ltd and Subsidiaries

Consolidated Statements of Profit and Loss and Comprehensive Income (Loss)(Unaudited)

Six Months Ended June 30, 2023 and 2022

			(Unit: USD)
Accounts	Notes	For the six months ended June 30, 2023	For the six months ended June 30, 2022
Revenue		12,562,180	13,406,333
Cost of sales		6,327,732	6,878,593
Gross Profit		6,234,448	6,527,740
Selling and administrative expenses	25	4,981,094	4,250,957
Operating profit		1,253,354	2,276,783
Finance income	26	193,076	432,315
Finance costs	26	885,210	229,374
Other income	27	18,851	147,464
Other expenses	27	107,739	847,413
Profit before tax		472,332	1,779,775
Corporate income tax expense (benefit)	28	20,081	(254,522)
Net profit for the period		452,251	2,034,297
Owners of the parent		920,543	2,091,513
Non-controlling interests		(468,292)	(57,216)
Other comprehensive income		(462,328)	(34,802)
Item that may be subsequently reclassified to profit or loss		(462,328)	(34,802)
Exchange difference on translating foreign operations		(462,328)	(34,802)
Total comprehensive (loss) income		(10,077)	1,999,495
Owners of the parent		458,215	2,056,711
Non-controlling interests		(468,292)	(57,216)
Earnings per share
Basic Earnings Per Share (Unit: USD)	32	0.02	0.12

GLAAM Co., Ltd and Subsidiaries

Consolidated Statements of Changes in Equity (Unaudited)

Six Months Ended June 30, 2023 and 2022

								(Unit: USD)
	Attributable to owners of the Controlling Company						Non-controlling interests	Total equity
	Share capital	Additional paid-in capital	Other component of equity	Accumulated other comprehensive income	Retained earnings (deficits)	Total attributable to owners of parent
Balances as of January 1, 2023	8,326,057	53,382,904	1,482,658	1,933,924	(62,348,576)	2,776,967	(60,582)	2,716,385
Net income (loss)	—	—	—	—	920,543	920,543	(468,292)	452,251
Issuance of share capital on private placement	81,056	729,501	—	—	—	810,557	—	810,557
Issuance of shares for payment of debt	329,154	2,958,143	—	—	—	3,287,297	—	3,287,297
Changes in equity from equity method investments	—	—	(143,800)	—	—	(143,800)	—	(143,800)
Stock options	—	—	411,384	—	—	411,384	—	411,384
Actuarial gain due to changes in financial assumptions	—	—	—	—	(1,934)	(1,934)	—	(1,934)
Exchange difference on translating foreign operations	—	—	—	(462,328)	—	(462,328)	(42,039)	(504,367)
Balances as of June 30, 2023	8,736,267	57,070,548	1,750,242	1,471,596	(61,429,967)	7,598,686	(570,913)	7,027,773

GLAAM Co., Ltd and Subsidiaries

Consolidated Statements of Changes in Equity (Unaudited)

Six Months Ended June 30, 2023 and 2022

								(Unit: USD)
	Attributable to owners of the Controlling Company						Non-controlling interests	Total equity
	Share capital	Additional paid-in capital	Other component of equity	Accumulated other comprehensive income	Retained earnings (deficits)	Total attributable to owners of parent
Balances as of January 1, 2022	6,207,730	34,317,961	2,395,732	1,304,641	(56,494,217)	(12,268,153)	3,610	(12,264,543)
Net income (loss)	—	—	—	—	2,091,513	2,091,513	(57,216)	2,034,297
Issuance of share capital on private placement	100,355	903,199	—	—	—	1,003,554	—	1,003,554
Issuance of shares for payment of debt	763,918	6,857,580	—	—	—	7,621,498	—	7,621,498
Changes in equity from equity method investments	—	—	(1,107,287)	—	—	(1,107,287)	—	(1,107,287)
Conversion of convertible Bonds	611,797	5,506,166	—	—	—	6,117,963	—	6,117,963
Stock options	—	—	312,052	—	—	312,052	—	312,052
Acquisition of treasury stock	—	—	(228,530)	—	—	(228,530)	—	(228,530)
Exchange difference on translating foreign operations	—	—	—	(34,802)	—	(34,802)	(27,144)	(61,946)
Others	—	—	—	—	400,329	400,329	—	400,329
Balances as of June 30, 2022	7,683,800	47,584,906	1,371,967	1,269,839	(54,002,375)	3,908,137	(80,750)	3,827,387

GLAAM Co., Ltd and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

Six Months Ended June 30, 2023 and 2022

					(Unit : USD)
Accounts	Note	For the six months ended June 30, 2023		For the six months ended June 30, 2022
I. Cash flows from operating activities	31		(6,350,979)		1,715,676
1. Cash generated from (used in) operating activities	31	(5,584,883)		1,923,715
2. Interest received		186		94
3. Interest paid		(765,118)		(462,655)
4. Income taxes benefit		(1,164)		254,522
II. Cash flows from investing activities			(424,183)		(1,751,064)
1. Proceeds from investing activities		1,542,711		34,257
a. Proceeds from short term loans		1,159,356		18,777
b. Decrease in deposits		383,355		15,480
2. Cash outflows from investing activities		(1,966,894)		(1,785,321)
a. Increase in short-term loan		(1,782,646)		(361,620)
b. Acquisition of investments in affiliates		—		(1,423,701)
c. Acquisition of property plant and equipment		(161,774)		—
d. Increase in deposit		(22,474)		—
III. Cash flows from financing activities			6,701,451		5,978
1. Proceeds from financing activities		17,895,865		7,235,019
a. Proceeds from short-term borrowings		15,032,478		6,015,395
b. Proceeds from long-term borrowings		185,372		216,070
c. Proceeds from issuance of stocks		810,557		1,003,554
d. Proceeds from issuance of CB		1,867,458		—
2. Cash outflows from financing activities		(11,194,414)		(7,229,041)
a. Repayments of short-term borrowings		(10,315,394)		(6,570,442)
b. Decrease in deposits for rent		—		(81,072)
c. Repayments of liquid long-term borrowings		(694,511)		—
d. Repayments of lease		(116,502)		(215,369)
e. Increase in other deposits		(68,007)		(133,628)
f. Acquisition of treasury stock		—		(228,530)
IV. Effects of changes in foreign exchange rates			(49,291)		(39,207)
V. Decrease in cash and cash equivalents (I+II+III+IV)			(123,002)		(68,617)
VI. Beginning balance of cash and cash equivalent			196,627		239,342
VII. Ending balance of cash and cash equivalent			73,625		170,725

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

1.	Nature of operations

The principal activities of GLAAM Co, Ltd (GLAAM) and subsidiaries (the Company) include manufacturing, installing, and selling LED display G-Glass. G-Glass is an integrated ICT product that has the basic characteristics of transparent glass but can display media images at the same time. It implements media images through the glass surface while preserving the features of a clear and transparent glass. G-Glass is the world’s first IT building material that can be applied to various places where glass is used.

2.	General information, statement of compliance with IFRS and going concern assumption

GLAAM, the Company’s ultimate parent company, is a corporation incorporated and domiciled in the Republic of Korea. Its’ registered office and factory are located at 298-42 Chung-buk Chungang-ro Chung-buk, Pyeong-taek, Gyounggi, Republic of Korea.

The consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). They have been prepared under the assumption the Company operates on a going concern basis.

Consolidated subsidiaries as of June 30, 2023

Name of the subsidiary	Major business activities	Shareholding ratio
G-Frame Co., Ltd. (G-Frame)	Manufacture G-Glass related products	100.00%
G-SMATT Europe Media Limited and its subsidiary (G-SMATT Europe) (*)	Distribute G-Glass	76.55%
G-SMATT Tech	Distribute G-Glass	100.00%
G-SMATT America (**)	Distribute G-Glass	54.63%

(*)

On November 30, 2022, G-SMATT Europe acquired 100% ownership of Inflectix Limited (“Inflectix”) as a wholly owned subsidiary for USD 301,654. Inflectix was incorporated on July 11, 2018, by Orhan Ertughrul, G-SMATT Europe’s chief executive officer. It is located in Gloucestershire, United Kingdom and provides high level technical expertise service in biotechnology investment consulting field.

(**)

In 2022, certain minority shareholders of G-SMATT America Co., Ltd (an equity method associate located in CA, USA) sold all their shares, a total of 1,470,116 shares, to the Company. As a result, the Company’s ownership in G-SMATT America Co., Ltd. increased by 12.00% from 42.63% to 54.63% and became the major shareholder. G-SMATT America Co., Ltd. is subject to consolidation from the date of the majority ownership change in July 1, 2022.

The consolidated financial statements were authorized for issuance by the Company’s management on September xx, 2023.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Information of subsidiaries as of and for the six months ended June 30, 2023 (before elimination of intercompany transactions):

					(Unit: USD)
Name of the subsidiary	Assets	Liabilities	Sales	Net income (loss)	Comprehensive income (loss)
G-Frame	5,781,882	7,093,201	571,632	(390,109)	(390,109)
G-SMATT Europe	1,676,293	6,592,241	72,701	(465,040)	(653,707)
G-SMATT Tech	90,054	6,115,732	793	(128,028)	(111,189)
G-SMATT America	2,747,598	3,127,976	365,117	(791,754)	(788,365)

Consolidated Subsidiaries as of December 31, 2022

Name of the subsidiary	Major business activities	Shareholding ratio
G-Frame Co., Ltd. (G-Frame)	Manufacture G-Glass related products	100.00%
G-SMATT Europe Media Limited and its subsidiary (G-SMATT Europe) (*)	Distribute G-Glass	76.55%
G-SMATT Tech	Distribute G-Glass	100.00%
G-SMATT America (**)	Distribute G-Glass	54.63%

Information of subsidiaries as of December 31, 2022 and for the six months ended June 30, 2022 (before elimination of intercompany transactions):

					(Unit: USD)
	As of December 31, 2022		For the six months ended June 30, 2022
Name of the subsidiary	Assets	Liabilities	Sales	Net income (loss)	Comprehensive income (loss)
G-Frame	7,558,305	6,826,664	1,356,476	(298,198)	(298,198)
G-SMATT Europe	1,451,597	5,908,020	79,324	(468,677)	(608,448)
G-SMATT Tech	74,730	6,245,793	—	(123,972)	(40,280)
G-SMATT America(*)	3,413,876	3,001,074	—	—	—

(*) In 2022, certain minority shareholders of G-SMATT America Co., Ltd (an equity method associate located in CA, USA) sold all their shares, a total of 1,470,116 shares, to the Company. As a result, the Company’s ownership in G-SMATT America Co., Ltd. increased by 12.00% from 42.63% to 54.63% and became the major shareholder. G-SMATT America Co., Ltd. is subject to consolidation from the date of the majority ownership change in July 1, 2022.

Going Concern

The Company has an outstanding deficit of USD 61,429,967 and USD 62,348,576 as of June 30, 2023 and at the end of 2022, respectively, and the current liabilities also exceed current assets by USD 13,621,220 and USD 18,531,567 as of June 30 2023 and at the end of 2022, respectively.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Despite the accumulated losses, the Company has established the following mitigation plans to achieve stable operating profit and continue as a going concern.

Classification	Mitigation plan
Improvement in business	Achieve positive operating profit by increasing sales and reducing operating expenses. Pro-active sales plans for 2023 are in place and contract with new customers is being prepared as of the reporting date.

Subsequent debt to equity conversion (*)	Mitigate capital impairment by the debt-to-equity conversion.

Merger with Jaguar	On March 2, 2023, the Company and Jaguar Global Growth Corporation I (“JGGC”) have entered into a definitive business combination agreement that would result in the Company becoming a publicly traded company. On May 5, it was announced that a registration statement on Form F-4 had been publicly filed with the US Securities and Exchange Commission. The closing of the business combination between the Company and JGGC is scheduled to be completed on September 29, 2023.

(*) Subsequent to June 30, 2023, the Company initiated two equity conversion agreements on August 1, 2023. Under these agreements, the Company committed to converting a total of KRW 3,290,288,000 of outstanding debt and trade payables into the Company’s Common Shares (the “Debt to Equity Conversion”). Following the conversion, the number of the Company’s Common Shares increased by 357,640 shares.

The Company’s consolidated financial statements were prepared on the assumption that the Company will continue as a going concern and are accounted for under the assumption that the Company’s assets and liabilities could be recovered or repaid through normal business activities.

In a situation where the validity of the going concern assumption, which is the premise of preparing the Company’s financial statements, is questioned, there may be certain uncertainty relating to the feasibility of financing plans for debt repayment, new business, and financial improvement plans. However, considering the above management’s mitigation plans, the Company has strong feasibility to continue as a going concern and achieve positive operating profits in the near future.

3.	Basis of Presenting Financial Statements

Basis of Measurement

The consolidated financial statements have been prepared on the historical cost basis except for the following material items in the consolidated statement of financial position:

•	Certain financial assets and liabilities – measured at fair value

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Functional and Reporting Currency

Functional and reporting currency

Each subsidiary’s financial statements of the Company are reported in the subsidiary’s functional currency, which is the currency of the primary economic environment in which each subsidiary operates. The consolidated financial statements are presented in US dollar, which is the Company’s reporting currency, whilst the functional currency is in Korean won.

Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies at period end exchange rates are generally recognized in profit or loss. They are deferred in other comprehensive income if they relate to qualifying cash flows hedges and qualifying effective portion of net investment hedges or are attributable to monetary part of the net investment in a foreign operation. Foreign exchange gains and losses that relate to borrowings are presented in the statement of profit or loss, within finance costs.

Non-monetary items that are measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. Translation differences on assets and liabilities carried at fair value are reported as part of the fair value gain or loss. For example, translation differences on non-monetary assets and liabilities such as equities held at fair value through profit or loss are recognized in profit or loss as part of the fair value gain or loss and translation differences on non-monetary assets such as equities classified as available-for-sale financial assets are recognized in other comprehensive income.

Fair Value Hierarchy

To provide an indication about the reliability of the inputs used in determining fair value, the Company classifies its financial instruments into the three levels prescribed under the accounting standards. Financial instruments that are measured at fair value are categorized by the fair value hierarchy, and the defined levels are as follows:

Level 1: The fair value of financial instruments traded in active markets is based on quoted market prices at the end of the reporting period. The quoted market price used for financial assets held by the Company is the current bid price. These instruments are included in level 1.

Level 2: The fair value of financial instruments that are not traded in an active market is determined using valuation techniques which maximize the use of observable market data and rely as little as possible on entity-specific estimates. If all significant inputs required to fair value an instrument are observable, the instrument is included in level 2.

Level 3: If one or more of the significant inputs is not based on observable market data, the instrument is included in level 3.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

4.	Summary of Significant Accounting Policies

The significant accounting policies followed by the Company in the preparation of its consolidated financial statements are as follows:

Significant Accounting Estimates and Assumptions

The preparation of financial statements in conformity with IFRS requires management to make significant estimates and assumptions that affect the assets, liabilities, revenues and expenses, and other related amounts during the periods covered by the financial statements. Management routinely makes judgments and estimates about the effect of matters that are inherently uncertain. As the number of variables and assumptions affecting the future resolution of the uncertainties increases, these judgments become more subjective and complex. The Company has identified the following accounting policies as the most important to the presentation and disclosure of the financial condition and results of operations.

Subsidiaries

The Company has prepared the consolidated financial statements in accordance with IFRS 10 Consolidated Financial Statements.

Subsidiaries

Subsidiaries are all entities over which the Company has control. The Company controls an entity when the Company is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Company. They are deconsolidated from the date that control ceases.

The acquisition method of accounting is used to account for business combinations by the Company. The consideration transferred is measured at the fair values of the assets transferred, and identifiable assets acquired, and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. The Company recognizes any non-controlling interest in the acquired entity on an acquisition-by-acquisition basis either at fair value or at the non-controlling interest’s proportionate share of the acquired entity’s net identifiable assets. All other non-controlling interests are measured at fair values, unless otherwise required by other standards. Acquisition-related costs are expensed as incurred.

The excess of consideration transferred, amount of any non-controlling interest in the acquired entity and acquisition-date fair value of any previous equity interest in the acquired entity over the fair value of the net identifiable assets acquired is recoded as goodwill. If those amounts are less than the fair value of the net identifiable assets of the business acquired, the difference is recognized directly in the profit or loss as a bargain purchase.

Intercompany transactions, balances and unrealized gains on intercompany transactions are eliminated. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the transferred asset. The accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Company.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Changes in ownership interests in subsidiaries without change of control

Any differences between the amount of the adjustment to non-controlling interest that do not result in a loss of control and any consideration paid or received is recognized in a separate reserve within equity attributable to owners of the Controlling Company.

Disposal of subsidiaries

When the Company ceases to consolidate for a subsidiary because of a loss of control, any retained interest in the subsidiary is remeasured to its fair value with the change in carrying amount recognized in profit or loss.

Associates

Associates are entities over which the Company has significant influence but does not possess control or joint control. Investments in associates are accounted for using the equity method of accounting, after initially being recognized at cost. Unrealized gains on transactions between the Company and its associates are eliminated to the extent of the Company’s interest in the associates. If the Company’s share of losses of an associate equal or exceeds its interest in the associate (including long-term interests that, in substance, form part of the Company’s net investment in the associate), the Company discontinues recognizing its share of further losses. After the Company’s interest is reduced to zero, additional losses are provided for, and a liability is recognized, only to the extent that the Company has incurred legal or constructive obligations or made payments on behalf of the associate. If there is objective evidence of impairment for the investment in the associate, the Company recognizes the difference between the recoverable amount of the associate and its book amount as impairment loss. If an associate uses accounting policies other than those of the Company for transactions and events in similar circumstances, if necessary, adjustments shall be made to make the associate’s accounting policies conform to those of the Company when the associate’s financial statements are used by the Company in applying the equity method.

Cash and cash equivalents

Cash and cash equivalents include all cash balances and short-term highly liquid investments with an original maturity of three months or less that are readily convertible into known amounts of cash.

Non-derivative financial assets

Recognition and initial measurement

Trade receivables and debt instruments issued are initially recognized when they are originated. All other financial assets are recognized in statement of financial position when, and only when, the Company becomes a party to the contractual provisions of the instrument.

A financial asset (unless it is a trade receivable without a significant financing component) is initially measured at fair value plus, for an item not at Fair Value Through Profit or Loss (FVTPL), transaction costs that are directly attributable to its acquisition or issue. A trade receivable without a significant financing component is initially measured at the transaction price.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Classification and subsequent measurement

On initial recognition, a financial asset is classified as measured at: amortized cost; Fair Value through Other Comprehensive Income (FVOCI) – debt investment; FVOCI – equity investments; or FVTPL. Financial assets are not reclassified subsequent to their initial recognition unless the Company changes its business model for managing financial assets, in which case all affected financial assets are reclassified on the first day of the subsequent reporting period following the change in the business model.

A financial asset is measured as at amortized cost if it meets both of the following conditions and is not designated as at FVTPL:

•	it is held within a business model whose objective is to hold assets to collect contractual cash flows; and

•	Its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

A debt investment is measured at FVOCI if it meets both of the following conditions and is not designated as at FVTPL:

•	it is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets; and

•	the contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

On initial recognition of an equity investment that is not held for trading, the Company may irrevocably elect to present subsequent changes in the investment’s fair value in OCI. This election is made on an investment-by-investment basis.

All financial assets not classified as measured at amortized cost or FVOCI as described above are measured as at FVTPL. This includes all derivative financial assets. At initial recognition, the Company may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost or at FVOCI as at FVTPL if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise.

Derecognition

The Company derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, it transfers the rights to receive the contractual cash flows of the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred, or it transfers or does not retain substantially all the risks and rewards of ownership of a transferred asset, and does not retain control of the transferred asset.

If the Company has retained substantially all the risks and rewards of ownership of the transferred asset, the Company continues to recognize the transferred asset.

Offset

Financial assets and liabilities are offset, and the net amount is presented in the consolidated statement of financial position when, and only when, the Company has a legal right to offset the amounts and intends either to settle them on a net basis or to realize the asset and settle the liability simultaneously.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Trade Receivables

Trade receivables are recognized initially at the amount of consideration that is unconditional, unless they contain significant financing components when they are recognized at fair value. Trade receivables are subsequently measured at amortized cost using the effective interest method, less loss allowance.

Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is determined using the moving average method, except for inventories in-transit.

Property, Plant and Equipment

Recognition and measurement

Items of property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Cost includes an expenditure that is directly attributable to the acquisition of the asset. The cost of self-constructed assets includes the cost of materials and direct labor, any costs directly attributable to bringing the assets to a working condition for their intended use, the costs of dismantling and removing the items and restoring the site on which they are located and borrowing costs on qualifying assets.

The gain or loss arising from the derecognition of an item of property, plant and equipment is determined as the difference between the net disposal proceeds, if any, and the carrying amount of the item, and recognized in other income or other expenses.

Subsequent costs

Subsequent expenditure on an item of property, plant and equipment is recognized as part of its cost only if it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. The costs of the day-to-day servicing of property, plant and equipment are recognized in profit or loss as incurred.

Depreciation

Land is not depreciated, and depreciation of other items of property, plant and equipment is recognized in profit or loss on a straight-line basis, reflecting the pattern in which the asset’s future economic benefits are expected to be consumed by the Company. The residual value of property, plant and equipment is zero.

Estimated useful lives of the assets are as follows:

Items	Estimated useful lives (years)
Buildings and structures	40
Machinery	10
Others	5

Depreciation methods, useful lives and residual values are reviewed at each financial period-end and adjusted if appropriate and any changes are accounted for as changes in accounting estimates.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Intangible Assets

Intangible assets are initially measured at cost. Subsequently, intangible assets are measured at cost less accumulated amortization and accumulated impairment losses. Intangible assets are amortized in a straight-line method for five years with the residual value of zero from the time they are available.

Subsequent costs

Subsequent expenditures are capitalized only when they increase the future economic benefits embodied in the specific intangible asset to which they relate. All other expenditures, including expenditures on internally generated brands, are recognized in profit or loss as incurred.

Impairment for Non-financial assets

The carrying amounts of the Company’s non-financial assets, other than assets arising from employee benefits, inventories, and deferred tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. For intangible assets that have indefinite useful lives or that are not yet available for use, irrespective of whether there is any indication of impairment, the recoverable amount is estimated each year.

An impairment loss is recognized if the carrying amount of an asset exceeds its estimated recoverable amount. Impairment losses are recognized in profit or loss.

In respect of assets other than goodwill, impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of accumulated depreciation or amortization, if no impairment loss had been recognized from the acquisition cost. An impairment loss in respect of goodwill is not reversed.

Deferred Income Tax

The Company’s taxable income generated from these operations are subject to income taxes based on tax laws and interpretations of tax authorities in numerous jurisdictions. There are many transactions and calculations for which the ultimate tax determination is uncertain.

If certain portion of the taxable income is not used for investments or increase in wages or dividends in accordance with the Tax System for Recirculation of Corporate Income, the Company is liable to pay additional income tax calculated based on the tax laws. Accordingly, the measurement of current and deferred income tax is affected by the tax effects from the new tax system. As the Company’s income tax is dependent on the investments, as well as wage and dividends increase, there is an uncertainty measuring the final tax effects.

Fair Value of Financial Instruments

The fair value of financial instruments that are not traded in an active market is determined by using valuation techniques. The Company uses its judgment to select a variety of methods and make assumptions that are mainly based on market conditions existing at the end of each reporting period.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Impairment of Financial Assets

The provision for impairment for financial assets is based on assumptions about risk of default and expected loss rates. The Company uses judgement in making these assumptions and selecting the inputs to the impairment calculation based on the Company’s past history, existing market conditions as well as forward looking estimates at the end of each reporting period.

Net Defined Benefit Liability

The present value of net defined benefit liability depends on several factors that are determined on an actuarial basis using a number of assumptions including the discount rate.

Non-derivative financial liabilities

The Company classifies financial liabilities as financial liabilities at profit or loss and other financial liabilities according to the substance of the contract and the definition of financial liabilities and recognizes them in its statement of financial position when it becomes a party to the contract.

Financial liabilities at profit or loss

Financial liability at profit or loss includes a short-term trading financial liability or a financial liability designated as financial liability at profit or loss at initial recognition. A financial liability at profit or loss is measured at fair value after initial recognition and changes in fair value are recognized in profit or loss. On the other hand, transaction costs incurred in connection with the issuance at initial recognition are recognized in profit or loss immediately upon occurrence.

Other financial liabilities

Non-derivative financial liabilities that are not classified as financial liabilities at profit or loss are classified as other financial liabilities. Other financial liabilities are measured at fair value minus transaction costs directly related to issuance at initial recognition. Subsequently, other financial liabilities are measured at amortized cost using the effective interest method and interest expenses are recognized using the effective interest method.

Financial liabilities are removed from the statement of financial position only when they are extinguished, i.e., contractual obligations are fulfilled, cancelled, or expired.

Trade and other Payables

These amounts represent liabilities for goods and services provided to the Company prior to the end of reporting period which are unpaid. Trade and other payables are presented as current liabilities, unless payment is not due within 12 months after the reporting period. They are recognized initially at their fair value and subsequently measured at amortized cost using the effective interest method.

Employee benefits

Short-term employee benefits

Short-term employee benefits that are due to be settled within twelve months after the end of the period in which the employees render the related service are recognized in profit or loss on an undiscounted basis.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Defined contribution plan

A defined contribution plan is a post-employment benefit plan under which an entity pays fixed contributions into a separate entity and will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution pension plans are recognized as an employee benefit expense in profit or loss in the period during which services are rendered by employees.

Defined benefit plan

A defined benefit plan is a post-employment benefit plan other than defined contribution plans. The Company’s net obligation in respect of its defined benefit plan is calculated by estimating the amount of future benefit that employees have earned in return for their service in the current and prior periods; that benefit is discounted to determine its present value. The fair value of any plan assets is deducted.

The calculation is performed annually by an independent actuary using the projected unit credit method. The discount rate is the yield at the reporting date on high quality corporate bonds that have maturity dates approximating the terms of the Company’s obligations and that are denominated in the same currency in which the benefits are expected to be paid. The Company recognizes all actuarial gains and losses arising from defined benefit plans in retained earnings immediately.

The Company determines the net interest expense (income) on the net defined benefit liability (asset) for the period by applying the discount rate used to measure the defined benefit obligation at the beginning of the annual period to the then-net defined benefit liability (asset), considering any changes in the net defined benefit liability (asset) during the period as a result of contributions and benefit payments. Consequently, the net interest on the net defined benefit liability (asset) now comprises interest cost on the defined benefit obligation, interest income on plan assets, and interest on the effect on the asset ceiling.

When the benefits of a plan are changed or when a plan is curtailed, the resulting change in benefit that relates to past service or the gain or loss on curtailment is recognized immediately in profit or loss. The Company recognizes gains and losses on the settlement of a defined benefit plan when the settlement occurs.

Termination benefits

The Company recognizes expense for termination benefits at the earlier of the date when the entity can no longer withdraw the offer of those benefits and when the entity recognizes costs for a restructuring involving the payment of termination benefits. If the termination benefits are not expected to be settled wholly before twelve months after the end of the annual reporting period, the Company measures the termination benefit with the present value of future cash payments.

Share-based payments

Equity-settled share-based payment is recognized at fair value of equity instruments granted, and employee benefit expense is recognized over the vesting period. At the end of each period, the Company revises its estimates of the number of options that are expected to vest based on the non-market vesting and service conditions. It recognizes the impact of the revision to original estimates, if any, in profit or loss, with a corresponding adjustment to equity.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Provisions

Provisions for product warranties, litigations and claims, and others are recognized when the Company presently hold legal or constructive obligation as a result of past events, and when it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Provisions are measured at the present value of management’s best estimate of the expenditure required to settle the present obligation at the end of the reporting period, and the increase in the provision due to the passage of time is recognized as interest expense.

Leases

The Company leases various repeater server racks, offices, communication line facilities, machinery, and cars. Contracts may contain both lease and non-lease components. The Company allocates the consideration in the contract to the lease and non-lease components based on their relative stand-alone prices. However, for leases of real estate for which the Company is lessee, the Company applies the practical expedient which has elected not to separate lease and non-lease components and instead accounts them as a single lease component.

Assets and liabilities arising from a lease are initially measured on a present value basis. Lease liabilities include the net present value of the following lease payments:

•	Fixed payments (including in-substance fixed payments), less any lease incentives receivable

•	Variable lease payment that are based on an index or a rate, initially measured using the index or rate as at the commencement date

•	Amounts expected to be payable by the Company (the lessee) under residual value guarantees

•	The exercise price of a purchase option if the Company (the lessee) is reasonably certain to exercise that option, and

•	Payments of penalties for terminating the lease, if the lease term reflects the Company (the lessee) exercising that option

Measurement of lease liability also includes payments to be made in optional periods if the lessee is reasonably certain to exercise an option to extend the lease.

The Company determines the lease term as the non-cancellable period of a lease, together with both (a) periods covered by an option to extend the lease if the lessee is reasonably certain to exercise that option; and (b) periods covered by an option to terminate the lease if the lessee is reasonably certain not to exercise that option. When the lessee and the lessor each has the right to terminate the lease without permission from the other party, the Company should consider a termination penalty in determining the period for which the contract is enforceable.

The lease payments are discounted using the interest rate implicit in the lease. If that rate cannot be determined, the lessee’s incremental borrowing rate is used, which is the rate that the lessee would have to pay to borrow the funds necessary to obtain an asset of similar value in a similar economic environment with similar terms and conditions.

The Company is exposed to potential future increases in variable lease payments based on an index or rate, which are not included in the lease liability until they take effect. When adjustments to lease payments based on an index or rate take effect, the lease liability is reassessed and adjusted against the right-of-use asset.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Each lease payment is allocated between the liability and finance cost. The finance cost is charged to profit or loss over the lease period in order to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

Right-of-use assets are measured at cost comprising the following:

•	amount of the initial measurement of lease liability

•	any lease payments made at or before the commencement date less any lease incentives received

•	any initial direct costs (leasehold deposits)

•	restoration costs

The right-of-use asset is depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis. If the Company is reasonably certain to exercise a purchase option, the right-of-use asset is depreciated over the underlying asset’s useful life.

Payments associated with short-term leases and leases of low-value assets are recognized on a straight-line basis as an expense in profit or loss. Short-term leases are leases with a lease term of 12 months or less, such as mechanical devices and cars. Low-value assets are comprised of tools, equipment, and others.

Paid-in Capital

Common shares are classified as capital, and incremental costs incurred directly related to capital transactions are deducted from capital as a net amount reflecting tax effects. If the Company reacquires its own equity instruments, these equity instruments are deducted directly from equity as subjects of equity. Profit or loss in the case of purchasing, selling, issuing, or incinerating a self-interest product is not recognized in profit or loss.

Revenue from contracts with customers

The Company generates revenue primarily from sale and installation of LED display glasses. Product revenue is recognized when a customer obtains control over the Company’s products, which typically occurs upon delivery or completion of installation depending on the terms of the contracts with the customer.

Finance Income

Finance income comprises interest income on funds invested (including debt instruments measured at FVOCI), gains on disposal of debt instruments measured at FVOCI, and changes in fair value of financial assets at FVTPL. Interest income is recognized as it accrues in profit or loss, using the effective interest method.

Income Tax

Income tax expense comprises current and deferred tax. Current tax and deferred tax are recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Current tax

Current tax comprises the expected tax payable or receivable on the taxable profit or loss for the year, using tax rates enacted or substantively enacted at the reporting date and any adjustment to tax payable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any.

The taxable profit is different from the accounting profit for the period since the taxable profit is calculated excluding the temporary differences, which will be taxable or deductible in determining taxable profit (tax loss) of future periods, and non-taxable or non-deductible items from the accounting profit.

Deferred tax

Deferred tax is recognized, using the asset and liability method, in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax assets are recognized to the extent that it is probable that future taxable income will be available against which the deductible temporary differences, unused tax losses and unrecognized tax credit carryforwards can be utilized. Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, based on tax rates and tax laws that have been enacted or substantively enacted by the end of the reporting period. The measurement of deferred tax liabilities and deferred tax assets reflects the tax consequences that would follow from the manner in which the Company expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

The Company recognizes a deferred tax liability for all taxable temporary differences associated with investments in subsidiaries, associates, and interests in joint ventures, except to the extent that the Company is able to control the timing of the reversal of the temporary differences and it is probable that the temporary differences will not reverse in the foreseeable future. A deferred tax asset is recognized for all deductible temporary differences to the extent that it is probable that the differences relating to investments in subsidiaries, associates and joint ventures will reverse in the foreseeable future and taxable profit will be available against which the temporary difference can be utilized.

Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

The Company offsets deferred tax assets and deferred tax liabilities if, and only if the Company has a legally enforceable right to set off current tax assets against current tax liabilities and the deferred tax assets and the deferred tax liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities which intend either to settle current tax liabilities and assets on a net basis, or to realize the assets and settle the liabilities simultaneously.

Earnings (Loss) Per Share

GLAAM, the Controlling Company presents basic and diluted earnings (loss) per share (“EPS”) data for its common stocks. Basic EPS is calculated by dividing the profit or loss attributable to ordinary shareholders of the Controlling Company by the weighted average number of common stocks outstanding during the period.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Dividend

Dividend distribution to the Company’s shareholders is recognized as a liability in the financial statements in the period in which the dividends are approved by the Company’s shareholders.

Information by revenue categories

Revenue: The Company consists of a single operating segment.

Classification	For the six months ended June 30, 2023	For the six months ended June 30, 2022
Product	11,239,035	12,213,452
Service (*)	1,323,145	1,192,881

Total	12,562,180	13,406,333

(*)

On March 27, 2023, GLAAM and GLAAM Malaysia Sdn. Bhd made an exclusive distribution and license agreement. Per the agreement, in consideration for the exclusive territorial distribution rights and license granted to, GLAAM Malaysia Sdn. Bhd paid a royalty payment of total USD 760,000.

Information about key customers

Two key customers, Inspire Casino Resort and GLAAM Malaysia, during the six months ended June 30, 2023, account for more than 50% of the Company’s sales.

Critical Accounting Estimates and Assumptions

The Company makes estimates and assumptions concerning the future. The estimates and assumptions are continuously evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the current circumstances. Actual results may differ from these estimates.

5.	Cash and cash equivalents

Cash and cash equivalents as of June 30, 2023 and December 31, 2022, are as follows:

		(Unit: USD)
Cash and cash equivalent breakdown	As of June 30, 2023	As of December 31, 2022
Cash in bank	73,625	196,627

There are no restricted financial instruments as of June 30, 2023 and December 31, 2022.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

6.	Financial Instruments by categories

Financial Instruments as of June 30, 2023, by categories are as follows:

				(Unit: USD)
Assets in Financial Position	As of June 30, 2023
	Financial assets at amortized cost	Financial assets at fair value through profit or loss	Financial assets at fair value through other comprehensive income	Total
Cash and cash equivalents	73,625	—	—	73,625
Trade receivables	8,834,914	—	—	8,834,914
Long-term trade receivables	1,763,457	—	—	1,763,457
Non-current financial assets	—	103,435	—	103,435
Lease deposits	176,847	—	—	176,847
Other deposits	3,798,526	—	—	3,798,526

Total	14,647,369	103,435	—	14,750,804

				(Unit: USD)
Liabilities in Financial Position	As of June 30, 2023
	Financial liabilities at amortized cost	Financial assets at fair value through profit or loss	Others	Total
Trade payables	6,937,392	—	—	6,937,392
Short-term borrowings	13,537,122	—	—	13,537,122
Convertible bond (*)	1,868,507			1,868,507
Current portion of long-term liabilities	1,234,765	—	—	1,234,765
Current portion of lease liabilities	99,248	—	—	99,248
Long-term borrowings	4,728,047	—	—	4,728,047
Long-term lease liabilities	23,726	—	—	23,726

Total	28,428,807	—	—	28,428,807

(*)

On March 23, 2023, the Company issued a convertible bond (“CB”) to Charm Savings Bank in an aggregate principal amount of KRW 2,500,000,000. The CB accrues interest at an annual rate of 10% and is set to mature on March 23, 2024.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Financial Instruments as of December 31, 2022, by categories are as follows:

				(Unit: USD)
Assets in Financial Position	As of December 31, 2022
	Financial assets at amortized cost	Financial assets at fair value through profit or loss	Financial assets at fair value through other comprehensive income	Total
Cash and cash equivalents	196,627	—	—	196,627
Trade receivables	697,999	—	—	697,999
Non-current financial assets	—	107,890	—	107,890
Security deposits	207,825	—	—	207,825
Other deposits	4,307,756	—	—	4,307,756

Total	5,410,207	107,890	—	5,518,097

				(Unit: USD)
Liabilities in Financial Position	As of December 31, 2022
	Financial liabilities at amortized cost	Financial assets at fair value through profit or loss	Others	Total
Trade payables	7,184,181	—	—	7,184,181
Short-term borrowings	11,863,506	—	—	11,863,506
Current portion of long-term liabilities	2,001,142	—	—	2,001,142
Current portion of lease liabilities	108,488	—	—	108,488
Long-term borrowings	4,741,358	—	—	4,741,358
Security deposit received	69,836	—	—	69,836
Long-term lease liabilities	24,694	—	—	24,694

Total	25,993,205	—	—	25,993,205

7.	Trade receivables

Trade receivables as of June 30, 2023 and December 31, 2022, are as follows:

				(Unit: USD)
Classification	As of June 30, 2023		As of December 31, 2022
	Current	Non-current	Current	Non-current
Trade receivables (*)	8,834,914	1,763,457	697,999	—
Allowance for bad debts	—	—	—	—

Net Trade receivables	8,834,914	1,763,457	697,999	—

(*)

As of June 30, 2023, the balance of trade receivables primarily consists of USD 3,259,135 and USD 1,763,457, which are receivable from Inspire Casino Resort for the Incheon Yeongjongdo Inspire Project. Furthermore, there is a trade receivable of USD 1,130,007 included, which is associated with the distribution rights sold to GLAAM Malaysia.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

8.	Other current financial assets

Other current financial assets as of June 30, 2023 and December 31, 2022 are as follows:

		(Unit: USD)
Classification	As of June 30, 2023	As of December 31, 2022
Short-term loan	770,878	639,491
Accrued income	83,240	76,649
Other	187	319,790

Total	854,305	1,035,930

9.	Prepayments and other short-term assets

Prepayments and other short-term assets as of June 30, 2023 and December 31, 2022 are as follows:

		(Unit: USD)
Classification	As of June 30, 2023	As of December 31, 2022
Advanced payments (*)	2,647,317	1,503,365
Prepaid expenses	20,893	17,552
Value added tax (VAT) receivable	10,830	—

Total	2,679,040	1,520,917

(*)	Advanced payments as of June 30, 2023, is mainly composed of USD 862,300 for the professional fee related to the business combination and USD 151,941 for the convertible bond related advance payments.

10.	Inventories

Inventories as of June 30, 2023, are as follows:

	(Unit: USD)
Classification	As of June 30, 2023
	Acquisition cost	Provision for valuation of inventory	Book value
Products	4,980,257	—	4,980,257
Raw material	1,595,090	(181,018)	1,414,072

Total	6,575,347	(181,018)	6,394,329

Inventories as of December 31, 2022, are as follows:

	(Unit: USD)
Classification	As of December 31, 2022
	Acquisition cost	Provision for valuation of inventory	Book value
Products	4,671,074	—	4,671,074
Raw material	1,246,042	(202,764)	1,043,278

Total	5,917,116	(202,764)	5,714,352

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

The spread of COVID-19 posed material impact on the global economy in 2022. Therefore, the Company experienced a devastating impact on its financial position and performance including, but not limited to, decrease of productivity, inventory obsolescence, delayed or cancelled contracts, and collection of existing receivables. Consequently, the Company decided to reassess the significant accounting estimates and assumptions applied in the preparation of the consolidated financial statements.

Due to contract cancellation, GLAAM’s product inventory of USD 3,705,865 and USD 1,439,096 were returned from the customer on September 29 and December 30, 2022, respectively.

The Company wrote off USD 1,273,916 of GLAAM’s returned inventory as impaired.

Additionally, in 2022, the Company wrote off USD 4,922,600 of G-SMATT America’s inventory which were held for more than two years and considered as obsolete. The remaining balance of G-SMATT America inventory as of June 30, 2023 and December 31, 2022, was USD 0 and USD 170,603, respectively.

11.	Non-current financial assets

Non-current financial assets as of June 30, 2023 and December 31, 2022 are as follows:

		(Unit: USD)
Classification	As of June 30, 2023	As of December 31, 2022
Fair value of membership in Construction Association of Republic of Korea	103,435	107,890

Total	103,435	107,890

		(Unit: USD)
	As of June 30, 2023	As of December 31, 2022
Beginning balance	107,890	114,520
Foreign currency translation differences for foreign operations	(4,455)	(6,630)

Ending balance	103,435	107,890

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

12.	Investments accounted for using the equity method

Investment accounted for using the equity method as of June 30, 2023 and December 31, 2022, are as follows:

	As of June 30, 2023
Classification	Company	GLAAM stakeholding ratio	G-FRAME stakeholding ratio	Location	Financial statement date	Business type
Associates	Chenjin Chungjeolneung Ltd.	33.00%	—	China	2023.06.30	Manufacturing
	G-SMATT Japan	28.73%	11.43%	Japan	2023.06.30	Retail
	G-SMATT Hong Kong	20.00%	7.40%	Hong Kong	2023.06.30	Retail

	As of December 31, 2022
Classification	Company	GLAAM stakeholding ratio	G-FRAME stakeholding ratio	Location	Financial statement date	Business type
Associates	Chenjin Chungjeolneung Ltd.	33.00%	—	China	2022.12.31	Manufacturing
	G-SMATT Japan	28.73%	11.43%	Japan	2022.12.31	Retail
	G-SMATT Hong Kong	20.00%	7.40%	Hong Kong	2022.12.31	Retail

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Summary financial statements for associates are follows:

						(Unit: USD)
	As of June 30, 2023
Classification	Company	Assets	Liabilities	Sales	Net income (loss)	Comprehensive income (loss)
Associates	Chenjin Chungjeolneung Ltd.	27,312,378	32,925,353	—	(290,098)	(290,098)
	G-SMATT Japan	8,691,354	4,408,582	3,303,183	16,520	16,520
	G-SMATT Hong Kong	330,860	4,291,674	—	(268,417)	(268,417)

						(Unit: USD)
	As of December 31, 2022			For the six months ended June 30, 2022
Classification	Company	Assets	Liabilities	Sales	Net income (loss)	Comprehensive income(loss)
Associates	Chenjin Chungjeolneung Ltd.	27,376,845	32,703,114	25,508	(494,854)	(494,854)
	G-SMATT Japan	10,649,564	5,831,552	946,160	(347,847)	(347,847)
	G-SMATT Hong Kong	377,895	3,832,029	—	(252,310)	(252,310)
	G-SMATT America	2,747,598	3,127,976	84,914	(1,067,826)	(1,067,826)
	Korea Networks (*)	—	—	—	(799,333)	(799,333)

(*)	Korea Networks, in which the Company was holding 32.98% ownership, ceased its operation on October 19, 2022.

The details of adjusting the financial information amount of the associates to the carrying amount of the stake in the associates held by GLAAM are as follows:

					(Unit: USD)
	As of June 30, 2023
Company	Net asset (a)	stakeholding ratio (b)	Net asset applied to stakeholding ratio (a*b)	Goodwill	Book value
Chenjin Chungjeolneung Ltd.	(5,612,975)	33.00%	—	—	—
G-SMATT Japan	4,282,773	28.73%	1,230,441	575,384	1,805,825
G-SMATT Hong Kong	(3,960,814)	20.00%	—	—	—

Total					1,805,825

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

					(Unit: USD)
As of December 31, 2022
Company	Net asset (a)	stakeholding ratio (b)	Net asset applied to stakeholding ratio (a*b)	Goodwill	Book value
Chenjin Chungjeolneung Ltd.	(5,326,269)	33.00%	—	—	—
G-SMATT Japan	4,818,011	28.73%	1,384,215	600,170	1,984,384
G-SMATT Hong Kong	(3,454,134)	20.00%	—	—	—

Total					1,984,384

The details of adjusting the financial information amount to the carrying amount of the stake in the major associates held by G-Frame are as follows:

					(Unit: USD)
As of June 30, 2023
Company	Net asset (a)	stakeholding ratio (b)	Net asset applied to stakeholding ratio (a*b)	Goodwill	Book value
G-SMATT Japan	4,282,773	11.43%	489,521	232,428	721,949
G-SMATT Hong Kong	(3,960,814)	7.40%	—	—	—

Total					721,949

					(Unit: USD)
As of December 31, 2022
Company	Net asset (a)	stakeholding ratio (b)	Net asset applied to stakeholding ratio (a*b)	Goodwill	Book value
G-SMATT Japan	4,818,011	11.43%	550,699	242,536	793,235
G-SMATT Hong Kong	(3,454,134)	7.40%	—	—	—

Total					793,235

13.	Property, Plant, and Equipment

Property, plant and equipment as of June 30, 2023 and December 31, 2022, are as follows:

(Unit : USD)
As of June 30, 2023
Classification	Beginning	Acquisition	Depreciation	Disposal	Others (*)	Ending
Lands	5,449,778	—	—	—	(225,063)	5,224,715
Buildings	3,214,244	—	(61,503)	—	(131,785)	3,020,956
Structures	9,974	—	(300)	—	(409)	9,265
Machineries	2,085,058	142,876	(156,267)	—	(85,623)	1,986,044

Vehicles	16,111	—	(1,821)	—	(637)	13,653
Tools	12,786	—	(7,329)	—	(181)	5,276
Furniture	67,591	18,897	(20,773)	—	(3,361)	62,354
Facilities	64,781	—	(9,956)	—	(2,521)	52,304
ROU assets	134,847	111,977	(114,402)	(1,602)	(5,506)	125,314

Total	11,055,170	273,750	(372,351)	(1,602)	(455,086)	10,499,881

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

(*)	Others are from differences in foreign currency translations associated with overseas subsidiaries.

						(Unit : USD)
As of December 31, 2022
Classification	Beginning	Acquisition	Addition from acquisition	Depreciation	Disposal	Others (*)	Ending
Lands	4,543,328	3,233,219	—	—	(2,090,933)	(235,836)	5,449,778
Buildings	7,343,309	2,152,654	—	(234,555)	(5,535,877)	(511,287)	3,214,244
Structures	448,653	—	—	(11,520)	(391,586)	(35,573)	9,974
Machineries	2,972,429	1,179,928	—	(643,617)	(1,234,535)	(189,147)	2,085,058
Vehicles	2,328	18,262	—	(4,667)	—	188	16,111
Tools	20,874	—	23,268	(15,195)	(1)	(16,160)	12,786
Furniture	45,287	21,672	116,985	(25,217)	—	(91,136)	67,591
Facilities	273,904	—	—	(187,572)	(1,198)	(20,353)	64,781
ROU assets	359,543	24,525	—	(223,981)	—	(25,240)	134,847

Total	16,009,655	6,630,260	140,253	(1,346,324)	(9,254,130)	(1,124,544)	11,055,170

(*)	Others are from differences in foreign currency translations associated with overseas subsidiaries.

14.	Intangible assets

Intangible assets as of June 30, 2023 and December 31, 2022, are as follows:

				(Unit : USD)
Classification	Beginning	Amortization	Difference in Foreign currency translation	Ending
Industrial rights	59,339	(12,084)	(2,263)	44,992
Software	134,639	(47,469)	(4,824)	82,346
Trademark	27	(19)	(1)	7
Distribution rights	5,845,516	(871,004)	(38,720)	4,935,792

Total	6,039,521	(930,576)	(45,808)	5,063,137

							(Unit : USD)
As of December 31, 2022
Classification	Beginning	Addition from acquisition		Amortization	Impairment	Difference in Foreign currency translation	Ending
Industrial rights	94,276	—		(28,793)	—	(6,144)	59,339
Software	251,108	—		(99,561)	—	(16,908)	134,639
Trademark	399	—		(341)	—	(31)	27
Distribution rights	3,903,251	3,540,675	(*)	(1,309,611)	—	(288,799)	5,845,516

Total	4,249,034	3,540,675		(1,438,306)	—	(311,882)	6,039,521

(*)	Distribution rights added from consolidation of G-Smatt America

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Distribution Rights

GLAAM

On July 31, 2015, GLAAM granted exclusive distribution rights for GLAAM’s products for 10 years to G-SMATT Global, a former related party of GLAAM. GLAAM received USD 8,571,404 from G-SMATT Global as consideration for granting exclusive distribution rights. Per the agreement, if G-SMATT Global regrants this distribution rights to another party, GLAAM is subject to receive 50% of the consideration received from another party for regranting the distribution rights.

On March 7, 2019, the aforementioned agreement between GLAAM and G-SMATT Global was amended so that GLAAM can distribute the Company’s products. As a result, GLAAM acquired 50% of the consideration received from G-SMATT Global in connection with the original agreement made on July 31, 2015 for this distribution right as intangible assets. The amount paid to G-SMAAT is being amortized by the Company using the straight-line method over the remaining period of the original contract term.

In 2022, the Company received a valuation on USD 1,593,310 of GLAAM’s distribution right by third party and it was concluded that the recoverable amount is greater than the book balance as of December 31, 2022. Since this assessment, the Company does not believe there are any indicators of impairment requiring subsequent analysis, and as of June 30, 2023, the remaining balance of distribution rights was USD 1,231,728 net of amortization.

G-SMATT America

On June 15, 2016, exclusive distribution and license agreement was made for 10 years between G-SMATT Global, a former related party of GLAAM, and G-SMATT America. Per the agreement, in consideration for the exclusive territorial distribution rights and license granted to, G-SMATT America paid a one-off, non-refundable royalty fee of USD 8,571,404. Per the exclusive distribution right agreement made between GLAAM and G-SMATT Global, though, 50% of the consideration received when regranting the exclusive distribution right to another party should be paid to GLAAM. Accordingly, 50% of the consideration received from G-SMATT America was paid to GLAAM by G-SMATT Global after finalizing the exclusive distribution contract with G-SMATT America.

In 2022, the Company received a valuation on USD 3,120,320 of G-SMATT America’s distribution right by third party and it was concluded that the recoverable amount is greater than the book balance as of December 31, 2022. Since this assessment, the Company does not believe there are any indicators of impairment requiring subsequent analysis, and as of June 30, the remaining balance of distribution rights was USD 2,666,462 net of amortization.

G-SMATT Europe

On March 27, 2017, G-SMATT Global and G-SMATT Europe made exclusive distribution and license agreements for an initial term of 10 years. For the exclusive territorial distribution rights and license granted, G-SMATT Europe paid USD 2,762,760, and it is being amortized using the straight-line method over a useful life of 10 years. As in the case when exclusive distribution contract made with G-SMATT America, 50% of the consideration received from G-SMATT Europe was paid by G-SMATT Global to GLAAM, accordingly.

In 2022, the Company received a valuation on USD 1,131,886 of G-SMATT Europe’s distribution right by a third party and it was concluded that the recoverable amount is greater than the book balance as of December 31,

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

2022. Since this assessment, the Company does not believe there are any indicators of impairment requiring subsequent analysis, and as of June 30, 2023, the remaining balance of distribution rights was USD 1,037,602 net of amortization.

15.	Deposits

Other non-current assets as of June 30, 2023 and December 31, 2022, are as follows:

		(Unit: USD)

Classification	As of June 30, 2023	As of December 31, 2022
Security deposits, net(*)	176,847	207,825
Other deposits(**)	3,798,526	4,307,756

Total	3,975,373	4,515,581

(*) Related to the lease deposit paid for the office, warehouse, employees’ dormitory, and corporate leased vehicle.

(**) As of June 30, 2023, other deposits are entirely composed of escrowed deposit (KRW 5,000,000,000) related to “Trinit Co., Ltd.” in conjunction with disposing of “G-SMATT Global Co., Ltd.” in 2019.

16.	Leases

Changes in Right-of-Use assets as of June 30, 2023 and December 31, 2022 are as follows:

						(Unit: USD)

As of June 30, 2023
Classification	Beginning	Acquisition	Depreciation	Contract termination	Loss from translating foreign operations	Ending
Buildings	104,083	111,977	(106,587)	(1,602)	(4,357)	103,514
Vehicles	30,764	—	(7,815)	—	(1,149)	21,800

Total	134,847	111,977	(114,402)	(1,602)	(5,506)	125,314

							(Unit: USD)
As of December 31, 2022
Classification	Beginning	Acquisition	Depreciation	Change in contract	Contract termination	Loss from translating foreign operations	Ending
Buildings	304,063	24,525	(202,977)	6,612	(6,425)	(21,715)	104,083
Vehicles	55,480	—	(21,004)	—	—	(3,712)	30,764
Total	359,543	24,525	(223,981)	6,612	(6,425)	(25,427)	134,847

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Changes in lease liabilities as of June 30, 2023 and December 31, 2022 are as follows:

						(Unit: USD)

As of December 31, 2023
Classification	Beginning	Acquisition	Interest	Payments	Contract termination	Loss from translating foreign operations	Ending
Liabilities	133,182	106,940	6,301	(109,325)	(1,522)	(12,602)	122,974

							(Unit: USD)
As of December 31, 2022
Classification	Beginning	Acquisition	Interest	Payments	Change in contract	Contract termination	Loss from translating foreign operations	Ending
Liabilities	350,973	21,801	15,601	(231,156)	6,305	(5,555)	(24,787)	133,182

Amount recognized of profit or loss in relation to the lease is as follows:

		(Unit: USD)
Classification	For the six months ended June 30, 2023	For the six months ended June 30, 2022
Right-of-Use assets
Buildings	106,587	113,518
Vehicles	7,815	13,790

Subtotal	114,402	127,308

Interest expense relating to lease liabilities	6,301	9,727
Expense relating to leases of low-value assets that are not short-term leases	9,840	8,987
Miscellaneous loss (profit)	(91)	(107)

Subtotal	16,050	18,607

Total	130,452	145,915

The total cash payments for leases for the six months ended June 30, 2023 and 2022, amounts to USD 126,342 and USD 224,356 respectively.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

17.	Insured assets

Insured assets as of June 30, 2023, are as follows:

			(Unit: USD)
Insurance	Insured assets	Insured amount	Notes
Package Insurance	Buildings, machineries, inventories etc.	15,346,046	Hyundai insurance
Fire insurance	Buildings, machineries, inventories etc.	2,623,565	Meritz fire
Auto insurance	Vehicles	18,917	Hyundai insurance

Total		17,988,528

Insured assets as of December 31, 2022, are as follows:

(Unit: USD)

Insurance	Insured assets	Insured amount	Notes

Package Insurance	Buildings, machineries, inventories etc.	16,015,024	Hyundai insurance
Fire insurance	Buildings, machineries, inventories etc.	2,736,579	Meritz fire
Auto insurance	Vehicles	22,988	Hyundai insurance

Total		18,774,591

In addition to the above insurance, the Company subscribes to industrial accident insurance for employees, comprehensive insurance for vehicle transportation equipment, and liability insurance.

18.	Other current payables and liabilities

Other payables as of June 30, 2023 and December 31, 2022 are as follows:

		(Unit: USD)

Classification	As of June 30, 2023	As of December 31, 2022
Non-trade Payables	6,637,751	4,132,680
Accrued Expense	1,178,809	1,558,085

Total	7,816,560	5,690,765

Other current liabilities as of June 30, 2023 and December 31, 2022, are as follows:

		(Unit: USD)

Classification	As of June 30, 2023	As of December 31, 2022
Withholdings	17,785	15,086
Value added tax withheld	206,755	208,186
Advance Received	692,426	576,299

Total	916,966	799,571

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

19.	Other Non-current payables and liabilities

Other non-current payables as of June 30, 2023 and December 31, 2022 are as follows:

		(Unit: USD)

Classification	As of June 30, 2023	As of December 31, 2022
Long-term Accounts Payable	4,391	32,062
(Present Value Discount)	(226)	(236)

Total	4,165	31,826

Other non-current liabilities as of June 30, 2023 and December 31, 2022 are as follows:

		(Unit: USD)

Classification	As of June 30, 2023	As of December 31, 2022
Lease deposit	—	69,836

Total	—	69,836

20.	Product warranty provision

The Company provides maximum of two years of warranty for all products. The amount of product warranty provision as of June 30, 2023 and December 31, 2022 are as follows:

		(Unit: USD)

Classification	As of June 30, 2023	As of December 31, 2022
Product warranty provision	34,942	36,099

Total	34,942	36,099

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

21.	Borrowings

Borrowings as of June 30, 2023 are as follows:

			(Unit: USD)

Type of borrowing	Borrowing from	2023 Interest rate	As of June 30, 2023
Short-term borrowings	Whale No1. M&A Private Equity Joint Venture for Small and Medium Enterprises	8.00%	3,418,674
	Samsung Securities Co., Ltd	6.00%	609,663
	Ulmus-Solon Technology Investment Partnership 1st Joint Business Execution Cooperative	6.00%	243,865
	Powergen Co., Ltd.	10.96%	736,914
	Kookmin bank	8.15%	269,392
		8.15%	607,764
	SBI savings bank	7.14%	698,929
	William Isam Company	4.00%	202,503
	Sungsoo Lee	7.90%	1,139,558
	Others	0~15.00%	5,609,860

	Subtotal		13,537,122

Current portion of long-term liabilities	United asset management Ltd.	6~7.31%	1,234,765

Convertible bond	Charm Savings Bank	10%	1,868,507

Long-term borrowings	MG Saemaeul Credit Union (Sannam)	9.00%	3,418,674
	MG Saemaeul Credit Union (Dongmun)	8.70%	759,705
	Barclays	2.50%	41,923
	Directors’ Loan	5.00%	507,745

	Subtotal		4,728,047

	Total		21,368,441

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Borrowings as of December 31, 2022 are as follows:

			(Unit: USD)

Type of borrowing	Borrowing from	2022 Interest rate	As of December 31, 2022
Short-term borrowings	Whale No1. M&A Private Equity Joint Venture for Small and Medium Enterprises	8.00%	3,565,938
	Samsung Securities Co., Ltd	6.00%	635,926
	Ulmus-Solon Technology Investment Partnership 1st Joint Business Execution Cooperative	6.00%	254,370
	Han Partners	6.00%	132,177
		6.00%	82,611
		6.00%	66,089
		6.00%	8,262
	Kookmin Bank	8.15%	285,275
		8.15%	633,945
	Sung Soo Lee	7.90%	2,377,292
	SBI savings bank	7.38%	729,036
	William Isam Company	4.00%	189,407
	Others	5.00%	2,903,178

	Subtotal		11,863,506

Current portion of long-term liabilities	United asset management Ltd.	6~7.38%	2,001,142

Long-term borrowings	MG Saemaeul Credit Union (Sannam)	9.00%	3,565,938
	MG Saemaeul Credit Union (Dongmun)	8.70%	792,431
	Barclays	2.50%	45,397
	Orhan Ertughrul	5.00%	337,592

	Subtotal		4,741,358

	Total		18,606,006

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

22.	Pension and other employee obligations

Defined benefit liabilities as of June 30, 2023 and December 31, 2022 are as follows:

		(Unit: USD)

Classification	As of June 30, 2023	As of December 31, 2022
Present value of defined benefit obligations	1,459,411	1,459,979
Fair value of plan assets	(114,513)	(118,121)

Net defined benefit obligations	1,344,898	1,341,858

The details of changes in the defined benefit obligation are as follows:

		(Unit: USD)

Classification	As of June 30, 2023	As of December 31, 2022
Beginning	1,459,980	1,174,807
Current service cost	195,664	286,420
Re-measurement element - Actuarial gain due to changes in financial assumptions	3,203	360,625
Payment made	(138,252)	(293,684)
Foreign currency translation differences for foreign operations	(61,184)	(68,189)

Ending	1,459,411	1,459,979

The details of changes in the planned assets are as follows:

		(Unit: USD)

Classification	As of June 30, 2023	As of December 31, 2022
Beginning	118,121	123,845
Re-measurement Element
- Gain from plan assets	1,269	3,287
- Actuarial gain due to changes in financial assumptions		(1,919)
Foreign currency translation differences for foreign operations	(4,877)	(7,092)

Ending	114,513	118,121

The details of the composition of planned assets are as follows:

		(Unit: USD)

Classification	As of June 30, 2023	As of December 31, 2022
Deposit	114,513	118,121

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

The details of major actuarial assumptions are as follows:

		(Unit: %)

Classification	As of June 30, 2023	As of December 31, 2022
Expected salary increase rate	4.50%	4.50%
Discount rate	5.18%	5.18%

23.	Share capital

Share capital as of June 30, 2023 and December 31, 2022 are as follows:

As of June 30, 2023
Classification	Common stock
The total number of shares authorized	50,000,000 shares
Price per share (*)	0.40 USD
The total number of shares outstanding	21,111,153 shares
Paid-in capital	8,736,267 USD

As of December 31, 2022
Classification	Common stock
The total number of shares authorized	50,000,000 shares
Price per share (*)	0.40 USD
The total number of shares outstanding	20,087,940 shares
Paid-in capital	8,326,057 USD

As of June 30, 2023 and December 31, 2022, major shareholders are as follows:

	As of June 30, 2023		As of December 31, 2022
Name of Shareholders	Number of shares	Shareholding ratio	Number of shares	Shareholding ratio
Bio X Co., Ltd. (“BioX”)	3,000,000	14.21%	3,339,667	16.63%
Whale No1. M&A Private Equity Joint Venture for Small and Medium Enterprises	2,100,000	9.95%	2,100,000	10.45%
Ho-Joon Lee	400,000	1.89%	400,000	1.99%
Samsung Securities Co., Ltd	749,000	3.55%	749,000	3.73%
Kyung Rae Kim	43,000	0.20%	43,000	0.21%
Others	14,819,153	70.20%	13,456,273	66.99%

Total	21,111,153	100.00%	20,087,940	100.00%

Details of changes in capital for the six months ended June 30, 2023 and year ended December 31, 2022 are as follows:

			(Unit: USD)
	For the six months ended June 30, 2023
Classification	Beginning	Increase	Ending
Capital (*)	8,326,057	410,210	8,736,267

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

(*)	The Company conducted a paid-in capital increase from January 31, 2023 to March 1, 2023, and registration was completed on March 6, 2023.

			(Unit: USD)
	For the year ended December 31, 2022
Classification	Beginning	Increase	Ending
Capital (*)	6,207,730	2,118,327	8,326,057

(*)	The Company conducted a paid-in capital increase from February 19, 2022 to December 27, 2022, and registration was completed on December 31, 2022.

History for details of additional paid-in capital are as follows:

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

(Unit: Share, USD)
#	Date	Issue (reduction) Circumstances	Type of Stock	Number of Stocks	Total stock	Face value			Issuing value			Paid in Capital
						Face value per share	Amounts	Total	Issuing value per share	Amounts	Total
1	2005.05.26	Established	Common stock	90,000	90,000	4	378,508	378,508	4	378,508	378,508
2	2012.04.02	Paid-in capital increase	Common stock	310,000	400,000	4	1,303,748	1,682,256	4	1,303,748	1,682,256
3	2012.09.27	Paid-in capital increase	Common stock	200,000	600,000	4	841,128	2,523,383	4	841,128	2,523,383
4	2013.10.31	Paid-in capital increase	Common stock	52,000	652,000	4	218,693	2,742,077	42	2,186,932	4,710,316	1,968,239
5	2014.11.27	Exercise of stock options	Common stock	27,000	679,000	4	113,552	2,855,629	4	113,552	4,823,868
6	2014.12.31	Exercise of stock options	Common stock	18,000	697,000	4	75,702	2,931,330	4	75,702	4,899,569
7	2015.01.22	Exercise of stock options	Common stock	6,000	703,000	4	25,234	2,956,564	4	25,234	4,924,803
8	2015.07.24	Paid-in capital increase	Common stock	29,290	732,290	4	123,183	3,079,747	144	4,205,399	9,130,202	4,082,216
9	2017.05.02	Split stock(one-tenth split)			7,322,900			3,079,747			9,130,202
10	2017.12.20	Exercise of stock options	Common stock	60,000	7,382,900	0.42	25,234	3,104,981	5	285,445	9,415,648	260,211
11	2017.12.31	PIC adjustment								102,571		102,571
12	2021.12.31	Paid-in capital increase	Common stock	7,377,593	14,760,493	0.42	3,102,749	6,207,730	4	31,027,492	40,443,140	27,924,743
13	2021.12.31	PIC adjustment (admin expenses etc)								(20,019)		(20,019)
14	2022.02.19	Paid-in capital increase	Common stock	868,000	15,628,493	0.4	363,298	6,571,028	4	3,632,985	44,056,106	3,269,687
15	2022.03.03	Paid-in capital increase	Common stock	800,000	16,428,493	0.4	331,411	6,902,440	4	3,314,111	47,370,217	2,982,700
16	2022.03.29	Paid-in capital increase	Common stock	819,840	17,248,333	0.4	339,043	7,241,483	4	3,390,431	50,760,648	3,051,388

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

(Unit: Share, USD)
						Face value			Issuing value			Paid in Capital
#	Date	Issue (reduction) Circumstances	Type of Stock	Number of Stocks	Total stock	Face value per share	Amounts	Total	Issuing value per share	Amounts	Total
17	2022.05.31	Paid-in capital increase	Common stock	761,538	18,009,871	0.4	306,459	7,547,942	4	3,064,589	53,825,236	2,758,130
18	2022.06.29	Paid-in capital increase	Common stock	353,869	18,363,740	0.4	135,859	7,683,800	4	1,358,589	55,183,826	1,222,730
19	2022.07.29	Paid-in capital increase	Common stock	376,000	18,739,740	0.4	144,250	7,828,051	4	1,442,503	56,626,329	1,298,253
20	2022.09.01	Paid-in capital increase	Common stock	310,000	19,049,740	0.4	114,245	7,942,296	4	1,142,453	57,768,782	1,028,207
21	2022.10.01	Paid-in capital increase	Common stock	458,000	19,507,740	0.3	159,721	8,102,017	4	1,597,210	59,365,992	1,437,489
22	2022.11.24	Paid-in capital increase	Common stock	242,000	19,749,740	0.4	91,127	8,193,144	4	911,268	60,277,260	820,141
23	2022.12.27	Paid-in capital increase	Common stock	338,200	20,087,940	0.4	132,913	8,326,057	4	1,329,131	61,606,391	1,196,218
24	2023.01.31	Paid-in capital increase	Common stock	823,213	20,911,153	0.4	333,630	8,659,687	4	3,336,304	64,942,695	3,002,674
25	2023.03.01	Paid-in capital increase	Common stock	200,000	21,111,153	0.4	76,580	8,736,267	4	765,796	65,708,491	689,216
26	2023.06.30	PIC adjustment								(4,246)		(4,246)

Total												57,070,548

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

24.	Other capital items and accumulated other comprehensive income

Details of other capital items and accumulated other comprehensive income as of June 30, 2023 and December 31, 2022, are as follows:

		(Unit: USD)
Classification	As of June 30, 2023	As of December 31, 2022
Changes in equity from equity method	2,754,052	2,897,852
(Negative) Changes in equity from equity method	(3,251,395)	(3,251,395)
Stock options	2,709,081	2,297,697
Gains (loss) on sale of treasury stock	(410,453)	(410,453)
Other capital surplus	(51,043)	(51,043)

Total	1,750,242	1,482,658

The composition of accumulated other comprehensive income as of June 30, 2023 and December 31, 2022 are as follows:

				(Unit: USD)
As of June 30, 2023
Classification	Beginning	Increase (decrease)	Re-classification into profit or loss (retained earnings)	Ending
Exchange difference on translating foreign operations	1,933,924	(462,328)	—	1,471,596

Total	1,933,924	(462,328)	—	1,471,596

				(Unit: USD)
As of December 31, 2022
Classification	Beginning	Increase (decrease)	Re-classification into profit or loss (retained earnings)	Ending
Exchange difference on translating foreign operations	1,304,641	629,283	—	1,933,924

Total	1,304,641	629,283	—	1,933,924

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

25.	Selling and administrative expenses

Details of selling and administrative expenses for the six months ended June 30, 2023 and 2022, are as follows:

		(Unit: USD)
Classification	For the six months ended June 30, 2023	For the six months ended June 30, 2022
Salaries	1,141,405	1,077,633
Sundry allowances	57,297	36,686
Miscellaneous salaries	—	4,864
Severance benefit	99,964	84,976
Employee benefits	132,452	122,147
Travel expenses	176,755	113,561
Entertainment expenses	30,181	9,877
Communication expenses	8,259	6,449
Utilities	3,218	13,627
Electricity	24,449	25,842
Taxes and dues	56,518	74,960
Depreciation	147,364	219,667
Rent	182,295	39,638
Repairing cost	8,072	57,485
Insurance	19,396	12,183
Vehicle maintenance	7,283	664
Research and development expenses	142,249	166,635
Transportation	69,286	222,529
Training	797	—
Publication expenses	5,551	1,940
Office supplies	8,977	19,294
Consumable supplies	21,599	14,852
Commission	1,158,977	889,721
Advertisement expense	179,088	149,489
Bad debt expenses	—	50,630
Product warranty expense	4,198	5,764
Miscellaneous expense	6,581	11,213
Amortization	877,499	505,055
Employee share compensation	411,384	312,052
Safety	—	1,524

Total	4,981,094	4,250,957

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

26.	Finance income and finance costs

Details of finance income for the six months ended June 30, 2023 and 2022, are as follows:

		(Unit: USD)
Classification	For the six months ended June 30, 2023	For the six months ended June 30, 2022
Interest Income	14,926	60,470
Gain from foreign currency translation	21,918	53,909
Gain from foreign exchange translation	156,232	226,057
Gain from discharge of indebtedness (*)	—	91,879

Total	193,076	432,315

(*)	Gain from discharge of indebtedness was recognized from conversion of convertible bonds to equity which occurred 2022.

Details of finance costs for the six months ended June 30, 2023 and 2022, are as follows:

		(Unit: USD)
Classification	For the six months ended June 30, 2023	For the six months ended June 30, 2022
Interest expense	839,956	94,550
Loss from foreign currency translation	2,673	61,673
Loss from foreign exchange translation	42,581	73,151

Total	885,210	229,374

27.	Other income and other expenses

Details of other income for the six months ended June 30, 2023 and 2022, are as follows:

		(Unit: USD)
Classification	For the six months ended June 30, 2023	For the six months ended June 30, 2022
Loss from equity method	6,634	—
Income from disposal of tangible assets	91	—
Miscellaneous	11,293	145,537
Dividend income	833	1,927

Total	18,851	147,464

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Details of other expenses for the six months ended June 30, 2023 and 2022, are as follows:

		(Unit: USD)
Classification	For the six months ended June 30, 2023	For the six months ended June 30, 2022
Loss from equity method investment	—	594,865
Miscellaneous loss	69,927	240,874
Other allowance for other receivables and prepayments	—	11,674
Donation	37,812	—

Total	107,739	847,413

28.	Corporate income tax expenses (benefit)

Details of corporate income tax expense (benefit) for the six months ended June 30, 2023 and 2022, are as follows:

		(Unit: USD)
Classification	For the six months ended June 30, 2023	For the six months ended June 30, 2022
Corporate tax paid	(3,035)	(254,522)
Changes in deferred tax assets due to temporary differences	23,116	—
Income tax benefit	20,081	(254,522)

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

The details of the increase or decrease in temporary differences deducted or added from future corporate income tax for the six months ended June 30, 2023 and year ended December 31, 2022, are as follows:

			(Unit: USD)
For the six months ended June 30, 2023
	Temporary differences to be deducted (additional) for the current year			Deferred tax assets (liabilities)
Classification	Beginning	Inc (Dec)	Ending
Loss on foreign currency translation	136,353	(94,432)	41,921	8,761
Gain from foreign currency translation	(65,353)	(82,579)	(147,932)	(30,918)
Provision for retirement benefits	1,315,937	107,669	1,423,606	297,534
Retirement pension assets	(118,121)	3,608	(114,513)	(23,933)
Accumulated depreciation	1,699,006	(70,165)	1,628,841	340,428
Investment in subsidiaries and associates	43,979,927	(1,816,264)	42,163,663	8,812,190
Available-for-sale	(192,349)	7,944	(184,405)	(38,541)
Revaluation of non-current financial asset	30,139	(1,245)	28,894	6,039
Capital change from equity method	575,352	(23,761)	551,591	115,285
Inventory allowance	196,385	(21,518)	174,867	36,547
Provision for warranties	36,099	(1,157)	34,942	7,303
Trade receivables	3,397,671	(140,316)	3,257,355	680,787
Short-term borrowings	6,407,370	(264,609)	6,142,761	1,283,837
Other receivables	420,117	(17,350)	402,767	84,178
Accrued income	335,158	(94,106)	241,052	50,380
Advanced payments	149,420	(6,171)	143,249	29,939
Loss on equity method investment impairment	2,187,346	(90,332)	2,097,014	438,275
Lease liabilities	122,962	(2,971)	119,991	25,078
Rent deposits	7,483	(1,349)	6,134	1,282
Right of use assets	(124,051)	1,845	(122,206)	(25,541)
Net operating loss	20,173,446	—	20,173,446	4,216,250

Total	80,670,297	(2,607,259)	78,063,038	16,315,160
Valuation allowance				(13,498,388)

Deferred tax asset, net				2,816,772

Statutory tax rate in Republic of Korea is 20.9% for the six months ended June 30, 2023.

			(Unit: USD)
For the year ended 2022
	Temporary differences to be deducted (additional) for the current year			Deferred tax assets (liabilities)
Classification	Beginning	Inc (Dec)	Ending
Loss on foreign currency translation	75,676	60,677	136,353	28,498
Gain from foreign currency translation	(423,358)	358,005	(65,353)	(13,659)
Provision for retirement benefits	950,940	364,997	1,315,937	275,031
Retirement pension assets	(123,845)	5,724	(118,121)	(24,687)
Accumulated depreciation	1,269,315	(73,487)	1,195,828	249,928
Accumulated depreciation (revaluation)	(734,647)	734,647	—	—
Machineries (revaluation)	255,884	(255,884)	—	—
Land (revaluation)	(1,495,641)	1,495,641	—	—

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

			(Unit: USD)
For the year ended 2022
	Temporary differences to be deducted (additional) for the current year			Deferred tax assets (liabilities)
Classification	Beginning	Inc (Dec)	Ending
Accumulated depreciation	534,099	(30,921)	503,178	105,164
Investment in subsidiaries and associates	32,840,759	11,139,168	43,979,927	9,191,805
Available-for-sale	(204,170)	11,821	(192,349)	(40,201)
Revaluation of non-current financial asset	31,991	(1,852)	30,139	6,299
Capital change from equity method	(358,416)	933,768	575,352	120,249
Raw material allowance	—	196,385	196,385	41,044
Provision for warranties	—	36,099	36,099	7,545
Trade receivables	—	3,397,671	3,397,671	710,113
Short-term borrowings	—	6,407,370	6,407,370	1,339,140
Other receivables	—	420,117	420,117	87,805
Accrued income	(1,622,198)	1,957,356	335,158	70,048
Advanced payment	171,310	(21,890)	149,420	31,229
Loss on equity method investment impairment	—	2,187,346	2,187,346	457,155
Lease liabilities	—	122,962	122,962	25,699
Rent deposits	—	7,483	7,483	1,564
Right of use assets	—	(124,051)	(124,051)	(25,927)
Bad debt	20,173,446	(20,173,446)	—	—
Net operating loss	—	20,173,446	20,173,446	4,216,250

Total	51,341,145	29,329,152	80,670,297	16,860,092
Valuation allowance				(13,898,245)

Deferred tax asset, net				2,961,847

Statutory tax rate in Republic of Korea is 20.9% for fiscal year 2022.

The future feasibility of deferred tax assets is evaluated by considering various factors such as the Company’s ability to generate taxable income during the period when temporary differences are realized, the overall economic environment, and the outlook for the industry. The Company is reviewing these matters periodically. Management reserved valuation allowance of approximately 60% and 80% of the total deferred tax assets calculated as of June 30, 2023 and December 31, 2022, respectively.

29.	Related party transactions and balances

Details of related party transaction are as follows:

Classification	Name
Related companies	Chenjin chungjeolneung Ltd. G-SMATT Hong Kong Limited (G-SMATT Hong Kong)
G-SMATT Japan Corporation (G-SMATT Japan)

Other	BioX and GLAAM co-founders

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

There were no sales and purchase transactions made with related parties for the six months ended June 30, 2023. Major sales and purchases with related parties for the year ended 2022, are as follows:

				(Unit: USD)
For the year ended 2022
		Sales		Purchase
Classification	Name	Sales	Other income	Raw material purchase	Other expense
Related companies	G-SMATT Japan	9,267	—	—	—

Total		9,267	—	—	—

The details of receivable and payable to related parties are as of June 30, 2023 and December 31, 2022, are as follows:

					(Unit: USD)
As of June 30, 2023
Name	Receivable			Payable
	Accounts receivable	Loans	Others	Accounts payable	Borrowing	Others
G-SMATT Japan	432,238	—	—	—	—	—

Total	432,238	—	—	—	—	—

					(Unit: USD)
As of December 31, 2022
Name	Receivable			Payable
	Accounts receivable	Loans	Others	Accounts payable	Borrowing	Others
G-SMATT Japan	322,763	—	—	—	—	—

Total	322,763	—	—	—	—	—

There are no financial transactions made with related parties for the six months ended June 30, 2023. The details of financial transactions for related parties for the year ended December 31, 2022, are as follows:

(Unit: USD)

As of December 31, 2022
		Loan		Borrowing
Classification	Name	Loan	Collection	Borrowing	Repayment
Related companies	G-SMATT Japan	—	—	—	163,279

Total		—	—	—	—

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Compensation for key management for the six months ended June 30, 2023 and year ended 2022, are as follows:

		(Unit: USD)

Classification	For the six months ended June 30, 2023	For the year ended 2022
Salaries and Retirement benefit	561,529	913,619

Total	561,529	913,619

Key management include directors (including non-executive directors) and auditors who have significant authority and responsibility for the planning, operation, and control of our activities.

BioX Transactions

The Company and Bio X Co., Ltd, a major shareholder and a company founded by the Company’s co-founders, entered into 14 loan agreements during the period from January 4, 2023 to April 21, 2023. The term of all loans is one year and accrues interest at a rate of 5% per annum. An aggregate amount of loans made to the Company by BioX was KRW 2,417,000,000, and as of June 30, 2023, the Company repaid these loans in full.

Houng Ki Credit Agreement

The Company and Houng Ki, the Company’s co-founder, entered into a credit agreement dated January 2, 2023, that provides for a revolving line of credit to the Company in an amount of KRW 2,000,000,000 accruing at a rate of 5% per annum and maturing on December 31, 2023. As of June 30, 2023, an aggregate of KRW 875,482,411 was outstanding under the credit agreement.

Ho Joon Lee Loan Agreement

The Company and Ho Joon Lee, the Company’s co-founder, entered into a loan agreement dated July 21, 2021, whereby Ho Joon Lee lent an aggregate of KRW 30,000,000 to the Company with no interest. This loan agreement is to mature on July 20, 2023, and as of June 30, 2023, the outstanding balance under this loan agreement is KRW 30,000,000.

30.	Commitment and Contingency

Litigation

In the ordinary course of business, the Company may become involved in claims and legal actions. While the final resolution of these proceedings may have an impact on the consolidated financial statements for a particular period, the Company does not believe these matters are material to its financial position or results of operations.

31.	Cash flows

Cash flows from operating activities for the six months ended June 30, 2023 and 2022, are as follows:

		(Unit: USD)

	For the six months ended
Classification	June 30, 2023	June 30, 2022
a. Net profit	452,251	2,034,297

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

		(Unit: USD)

	For the six months ended
Classification	June 30, 2023	June 30, 2022
b. Adjustment	2,785,141	2,008,905
Corporate tax benefit	20,081	(254,522)
Depreciation	372,351	764,187
Amortization	930,576	543,065
Bad debt	—	50,630
Other bad debt	—	11,674
Stock compensation costs	411,384	312,052
Defined benefit expense	198,499	145,068
Interest expense	846,257	94,550
Loss on foreign currency translation	34,555	42,597
Loss on valuation of equity method	—	594,865
Product warranty expense	4,198	5,764
Interest income	(14,926)	(60,470)
Gain from discharge of indebtedness	—	(91,879)
Gain from equity method	(6,634)	—
Gain from foreign exchange translation	(11,109)	(148,676)
Gain from disposition of tangible assets	(91)	—
c. Changes in working capital	(8,822,275)	(2,119,487)
Decrease (increase) in trade receivables	(8,317,588)	1,307,497
Decrease (increase) in other receivables	311,226	(106,501)
Decrease (increase) in accrued income	(1,616)	(532)
Decrease (increase) in advance payments	(1,225,046)	293,096
Decrease (increase) in prepaid expenses	(4,130)	3,159
Decrease (increase) in inventory	(930,403)	(321,705)
Decrease (increase) in non-current accounts receivable	(1,791,250)	—
Increase (decrease) in trade payables	(309,814)	(1,663,181)
Increase (decrease) in outstanding payments	3,329,440	2,011,741
Increase (decrease) in deferred income tax assets	3,034	—
Increase (decrease) in value added tax withheld	10,654	3,165
Increase (decrease) in advance income	142,132	(3,602,093)
Increase (decrease) in outstanding expenses	143,793	(441,816)
Increase (decrease) in product warranty provision	(3,858)	—
Increase (decrease) in value added tax receivable	(11,000)	474,071
Increase (decrease) in non-current outstanding payments	(26,762)	(26,437)
Payment of severance	(141,087)	(49,951)

Cash flows generated from operating activities	(5,584,883)	1,923,715

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Significant transactions without cash inflows and outflows for the six months ended June 30, 2023 and 2022 are as follows:

		(Unit: USD)

Classification	For the six months ended June 30, 2023	For the six months ended June 30, 2022
Debt conversion	3,287,297	1,003,554
Conversion of convertible bonds	—	7,621,498

32.	Earnings per share

Basic earnings per share are calculated by dividing the net income attributable to common stock by the number of common stocks in weighted average distribution, and the calculation details are as follows:

		(Unit: USD)

Classification	As of June 30, 2023	As of June 30, 2022
Net income per common stock (loss)	452,251	2,034,297
Weighted average number of outstanding common stock	20,910,620	16,471,761
Basic earnings per share (loss)	0.02	0.12

			(Unit: Share)

As of June 30, 2023
Classification	Number of stocks	Weighted value	Subtotal
Carryover from the previous period	20,087,940	181	3,635,917,140
Paid-in capital increase	823,213	151	124,305,163
Paid-in capital increase	200,000	123	24,600,000
Days			181
Weighted average number of outstanding common stock			20,910,620

			(Unit: Share)

As of June 30, 2022
Classification	Number of stocks	Weighted value	Subtotal
Carryover from the previous period	14,760,493	181	2,671,649,233
Treasury stock increase	(988)	179	(176,852)
Treasury stock increase	(20,000)	102	(2,040,000)
Paid-in capital increase	868,000	132	114,576,000
Paid-in capital increase	800,000	120	96,000,000
Paid-in capital increase	819,840	94	77,064,960
Paid-in capital increase	761,538	31	23,607,678
Paid-in capital increase	353,869	2	707,738
Days			181
Weighted average number of outstanding common stock			16,471,761

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

33.	Share based employee compensation

Details of stock options granted by the Company to the executive management and employees, including the President, Vice President, CEO, and CFO, for the six months ended June 30, 2023, are as follows:

(Unit: USD, Share)
Classification	Description
Grant date	March 30, 2022
Total number of shares to be issued	1,000,000
Granting method	Stock issue
Exercise price (*)	4.12
Available period for exercise	March 30, 2024~March 29, 2027

(*)

On March 30, 2022, the Company newly issued 1,000,000 shares of stock options with an exercise price of KRW 5,000 (USD 4.12). A total of 1,000,000 stock options were granted by 2022 but 57,983 stock options were terminated as of June 30, 2023. The number of stock options that are outstanding is 942,017, and there were no options exercised as of June 30, 2023.

The Company calculates the exercise price in compliance with the Commercial Act and the Capital Markets and Financial Investment Business Act.

Equity-settled stock-based compensation is recognized at a fair value of equity instruments granted, and employee benefits expense is recognized over the vesting period. At the end of the period, the Company revises its estimates of the number of options that are expected to vest on the non-market vesting and service conditions.

34.	Subsequent events

(1)	Business Combination Agreement with Jaguar Global Growth Corporation I

The Company and Jaguar Global Growth Corporation I (“JGGC”) entered into a definitive business combination agreement on March 2, 2023, which will lead in the Company becoming a publicly traded company. The closing of this business combination is currently underway between the Company and JGGC.

As a result of the business combination, the Company and JGGC shareholders will exchange their shares for shares in a new combined company that is named “Captivision Inc.” (“Captivision”). Captivision’s ordinary shares and warrants are expected to be listed on the Nasdaq Stock Market under the proposed ticker symbols “CAPT” and “CAPTW.”

On August 11, 2023, JGGC shareholders approved an amendment to extend the date by which JGGC has to consummate a business combination (the “Termination Date”). The Termination Date was extended from the original date of August 15, 2023 to September 15, 2023. The amendment also allows JGGC, without another shareholder vote, to elect to extend the Termination Date on a monthly basis until December 15, 2023, or a total of up to four months after the original Termination Date.

On November 15, 2023, Captivision consummated the business combination pursuant to the Business Combination Agreement, dated as of March 2, 2023, by and among the Company and JGGC.

Beginning on November 16, 2023, the Captivision ordinary shares and the Captivision public warrants can be traded on The Nasdaq Stock Market LLC under the symbols “CAPT” and “CAPTW”, respectively.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

(2)	Debt to Equity Conversion

The Company entered into two equity conversion agreements, dated August 1, 2023 that was effective on August 16, 2023, pursuant to which the Company agreed to convert an aggregate of KRW 3,290,288,000 into the Company’s common shares (the “Debt to Equity Conversion”). Upon having the conversion, number of the Company’s common shares increased by 357,640 shares.

A.	Myung In Co., Ltd.

The Company and Myung In Co. Ltd. Entered into an equity conversion agreement dated August 1, 2023 that took effect on August 16, 2023 (the “Myung In Equity Conversion Agreement”). The major terms of the Myun In Equity Conversion Agreement are as follows:

I.	Agreement date: August 1, 2023

II.	Effective date: August 16, 2023

III.	Equity amount: KRW 1,575,224,000

IV.	Issuing price at KRW 9,200

V.	Number of shares issued: 171,220 shares

B.	Jung Ho Seo

The Company and Jung Ho Seo entered into an equity conversion agreement dated August 1, 2023 that took effect on August 16, 2023 (the “Seo Equity Conversion Agreement”). The major terms of the Seo Equity Conversion Agreement are as follows:

I.	Agreement date: August 1, 2023

II.	Effective date: August 16, 2023

III.	Equity amount: KRW 1,715,064,000

IV.	Issuing price at KRW 9,200

V.	Number of shares issued: 186,420 shares

(3)	Convertible bond purchase agreement

On March 23, 2023, the Company issued a convertible bond (“CB”) to Charm Savings Bank in an aggregate principal amount of KRW 2,500,000,000, with interest accruing at an annual of 10% and maturing on March 24, 2024.

On August 21, 2023, Charm Savings Bank (“CB holder”) and Bluming Innovation Co., Ltd (“Purchaser”) executed a Convertible Bond Purchase Agreement for the sale and transfer of a convertible bond with an aggregate principal amount of KRW 2,500,000,000 to the Purchaser.

(4)	Loan Refinancing

On November 28, 2023, GLAAM entered into a loan agreement with KEB Hana Bank (“KEB”) for an aggregate principal amount of approximately $4.2 million, with interest accruing at a floating rate equal to the 3 month CD rate (currently 3.84%) plus 2.08% (equating to a current total interest rate of 5.92% per annum) and a maturity date of November 28, 2026. This facility loan is secured by land and buildings owned by GLAAM.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

Also on November 28, 2023, GLAAM entered into a separate loan agreement with KEB for an aggregate principal amount of approximately $1.1 million, with interest accruing at a floating rate equal to the 3 month CD rate (currently 3.84%) plus 1.76% (equating to a current total interest rate of 5.60% per annum) and a maturity date of November 28, 2024.

GLAAM used the proceeds to pay off the outstanding amount of principal loans of approximately $4.2 million and approximately $0.9 million obtained from Saemaeul Savings Bank (“Saemaeul”) and Kookmin Bank (“Kookmin”), respectively. Additionally, GLAAM repaid the accrued interest amounts and early payment fees to Saemaeul and Kookmin in the amount of approximately $72 thousand and approximately $4 thousand, respectively.

(5)	Loan Extension

GLAAM is party to a certain loan agreement entered into with SBI Savings Bank (“SBI”) with a current outstanding principal amount of approximately $0.7 million, accruing interest at a rate of 7.1% per year. The SBI loan was originally scheduled to mature on December 5, 2023. However, on December 4, 2023, GLAAM and SBI entered into an extension agreement, pursuant to which GLAAM repaid $38 thousand of outstanding principal and the maturity date was extended by one year to December 5, 2024.

(6)	Liquidity and Capital Resources

As part of post-closing review of the business combination, it was determined that certain of GLAAM’s short-term borrowing loan agreements covering balances of approximately $10.2 million were in default subsequent to June 30, 2023. GLAAM is currently in the process of negotiating loan modifications with the various lenders, including discussions related to extensions of the respective maturities for the loans.

On December 4, 2023, GLAAM entered into an extension agreement with nine individual lenders and Yu Ha Asset, pursuant to which the maturity date was extended until December 29, 2023. The aggregate principal amount of these extended loans was approximately $3.1 million and $0.8 million, respectively. The Company is currently engaged in negotiations with three individual lenders with $1.5 million in order to extend the maturity date until December 31, 2024, and the remaining six individual lenders with $1.6 million in order to extend the maturity date until February 29, 2024. The Company is engaged in negotiations with Yu Ha Asset pursuant to which the Company would repay $0.4 million of the debt on February 23, 2024, and the lender would extend the maturity date of the remaining debt of $0.4 million until December 31, 2024.

On December 6, 2023, GLAAM obtained written consent from Whale Investment and Samsung Securities to extend the maturity of the loans provided. The maturity date for the loan from Whale Investment of approximately $3.5 million was extended to June 28, 2024. The maturity date for the loan from Samsung Securities of approximately $0.6 million was extended to June 28, 2024, and the interest rate was modified from 6% to 8$ per annum. On the same date, GLAAM entered into an extension agreement with Ulmus with respect to the $0.2 million loan, extending the maturity date to June 28, 2024, and modifying the interest rate from 6% to 8% per annum. GLAAM is engaged in negotiations to obtain a written consent from Whale Investment, Samsung Securities, and Ulmus to extend the maturity date of its debt to December 31, 2024, and to allow the conversion of this debt into equity at its discretion.

GLAAM Co., Ltd and Subsidiaries

Notes to Consolidated Financial Statements

In addition, GLAAM currently has an outstanding secured loan payable to UD 9th Securitization Specialty Co., Ltd., in an amount of approximately $1.7 million, accruing interest at a rate of 7.4% per annum. The loan matured on June 20, 2023 and an extension request has been denied. The creditor has verbally informed GLAAM of its intent to exercise its legal remedies against the collateral (the G-Frame manufacturing facility), but has not yet taken any enforcement action. On January 30, 2024, GLAAM obtained a written consent from the UD 9th not to initiate the auction proceedings for the mortgaged properties until February 29, 2024.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except where any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. Captivision’s Governing Documents permit indemnification of officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Recent Sales of Unregistered Securities.

On November 15, 2023, pursuant to the GLAAM Founder Earnout Letter, the Company issued to the GLAAM Founders (in the aggregate), (i) the 1,666,666.67 Series I RSRs, (ii) the 1,666,666.67 Series II RSRs and (iii) the 1,666,666.67 Series III RSRs, , and the Company reserved 5,000,000 Earnout Shares for issuance upon settlement of such Earnout RSRs if the daily VWAP of Ordinary Shares is greater than or equal to (a) $12.00, (b) $14.00, or (c) $16.00, respectively (collectively, the “Triggering Events”), in each case, for twenty (20) Trading Days within any thirty (30) consecutive Trading Day period occurring during the Earnout Period. In the event that an Earnout Strategic Transaction is consummated during the Earnout Period, and the per share value in such transaction is greater than or equal to (a) $12.00, (b) $14.00, or (c) $16.00 per share, then the corresponding Series I RSRs, the Series II RSRs, or the Series III RSRs, as the case may be, will automatically vest, and any Earnout Shares underlying such vested Earnout RSRs not previously issued pursuant to the GLAAM Founder Earnout Letter will be issued or deemed to have been issued by the Company immediately prior to the consummation of such transaction. The recipients of such issued or deemed to be issued Earnout Shares shall be eligible to participate with respect thereto in such Earnout Strategic Transaction.

On November 15, 2023, pursuant to the Warrant Letter Agreement, the Company issued to the GLAAM Founders two Founder Warrants, exercisable for an aggregate of up to 1,779,368 Ordinary Shares at $11.50 per share.

Effective as of November 15, 2023, a number of service providers to the Company, GLAAM and JGGC entered into deferral agreements to defer the Deferred Amounts until a future date when sufficient funds may become available to pay such Deferred Amounts in cash. As an alternative to cash payment, certain of the Deferral Agreements, including the JGGC SPAC Holdings Deferral Agreement, accounting for approximately $7.7 million of the transaction expenses, provide that the counterparties have the option to convert all of a portion their outstanding amount owed to them under their respective fee deferral agreements into Ordinary Shares at a share price equal to the VWAP of Ordinary Shares for the 20 consecutive trading day period occurring prior to the applicable election date. The timing, frequency, and the price at which Captivision issues Ordinary Shares are subject to market prices and such counterparty’s decision to accept repayment for any such amount in equity.

We issued the foregoing securities in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act of 1933, as amended, in reliance on the exemptions afforded by Section 4(a)(2) thereof.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description

2.1+	Business Combination Agreement, dated as of March 2, 2023, by and among JGGC, Exchange Sub, Captivision and GLAAM (incorporated by reference to Annex A to the proxy statement/prospectus to Amendment No. 4 the Registration Statement on Form F-4 (File. No. 333-271649), filed with the SEC on September 11, 2023).

2.2	Amendment No. 1 to Business Combination Agreement, dated as of June 16, 2023, by and among JGGC, Exchange Sub, Captivision and GLAAM (incorporated by reference to Annex A-1 to the proxy statement/prospectus to Amendment No. 4 the Registration Statement on Form F-4 (File. No. 333-271649), filed with the SEC on September 11, 2023).

2.3	Amendment No. 2 to Business Combination Agreement, dated as of July 7, 2023, by and among JGGC, Exchange Sub, Captivision and GLAAM (incorporated by reference to Annex A-2 to the proxy statement/prospectus to Amendment No. 4 the Registration Statement on Form F-4 (File. No. 333-271649), filed with the SEC on September 11, 2023).

2.3	Amendment No. 3 to Business Combination Agreement, dated as of July 18, 2023, by and among JGGC, Exchange Sub, Captivision and GLAAM (incorporated by reference to Annex A-3 to the proxy statement/prospectus to Amendment No. 4 the Registration Statement on Form F-4 (File. No. 333-271649), filed with the SEC on September 11, 2023).

2.4	Amendment No. 4 to Business Combination Agreement, dated as of September 7, 2023, by and among JGGC, Exchange Sub, Captivision and GLAAM (incorporated by reference to Annex A-4 to the proxy statement/prospectus to Amendment No. 4 the Registration Statement on Form F-4 (File. No. 333-271649), filed with the SEC on September 11, 2023).

3.1	Amended and Restated Memorandum and Articles of Association of Captivision, dated as of November 15, 2023 (incorporated by reference to Exhibit 1.1 to the Shell Company Report on Form 20-F filed on November 21, 2023).

4.1	Warrant Agreement, dated as of February 10, 2022, by and between JGGC and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to JGGC’s Current Report on Form 8-K filed on February 16, 2022).

4.2	Amended and Restated Warrant Agreement, dated as of November 15, 2023 for JGGC’s outstanding warrants Amended and Restated Memorandum and Articles of Association of Captivision, dated as of November 15, 2023 (incorporated by reference to Exhibit 2.2 to the Shell Company Report on Form 20-F filed on November 21, 2023).

4.3	Specimen New PubCo ordinary share certificate (incorporated by reference to Exhibit 4.1 to the proxy statement/prospectus to Amendment No. 4 the Registration Statement on Form F-4 (File. No. 333-271649), filed with the SEC on September 11, 2023)

4.4	Specimen New PubCo warrant certificate (incorporated by reference to Exhibit 4.2 to the proxy statement/prospectus to Amendment No. 4 the Registration Statement on Form F-4 (File. No. 333-271649), filed with the SEC on September 11, 2023)

5.1**	Opinion of Conyers Dill & Pearman LLP.

10.1	GLAAM Support Agreement, dated as March 2, 2023, by and among the Shareholders party thereto, JGGC and GLAAM (incorporated by reference to Annex F to the proxy statement/prospectus to Amendment No. 4 the Registration Statement on Form F-4 (File. No. 333-271649), filed with the SEC on September 11, 2023).

Exhibit No.	Description

10.2	Sponsor Support Agreement, dated as March 2, 2023, by and among Captivision, JGGC, GLAAM and the Sponsor (incorporated by reference to Annex E to the proxy statement/prospectus to Amendment No. 4 the Registration Statement on Form F-4 (File. No. 333-271649), filed with the SEC on September 11, 2023).

10.3	GLAAM Founder Earnout Letter, dated as March 2, 2023, by and among JGGC, GLAAM, the GLAAM Founders, Captivision and Exchange Sub (incorporated by reference to Annex G to the proxy statement/prospectus to Amendment No. 4 the Registration Statement on Form F-4 (File. No. 333-271649), filed with the SEC on September 11, 2023).

10.4	Captivision Equity Plan (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-8 filed with the SEC on February 1, 2024).

10.5**	Registration Rights Agreement, dated as November 15, 2023, by and among Captivision and the individuals party thereto.

10.6	Letter Agreement, dated November 15, 2023, by and among JGGC, GLAAM and Captivision (incorporated by reference to Exhibit 4.11 to the Shell Company Report on Form 20-F filed on November 21, 2023).

10.7	Form of Founder Warrant (incorporated by reference to Exhibit 4.12 to the Shell Company Report on Form 20-F filed on November 21, 2023).

10.8	Distribution Agreement, dated July 31, 2015, between G-SMATT Co., Ltd., (n/k/a GLAAM) and G-SMATT Global (incorporated by reference to Exhibit 10.15 to the proxy statement/prospectus to Amendment No. 4 to the Registration Statement on Form F-4 (File No. 333-271649), filed with the SEC on September 11, 2023).

10.9	Amendment No. 1 to Distribution Agreement, dated March 7, 2019, between G-SMATT Co., Ltd., (n/k/a GLAAM) and G-SMATT Global (incorporated by reference to Exhibit 10.16 to the proxy statement/prospectus to Amendment No. 4 to the Registration Statement on Form F-4 (File No. 333-271649), filed with the SEC on September 11, 2023).

10.10†	Exclusive Distribution and License Agreement, dated May 18, 2020, between GLAAM and G-SMATT Europe (incorporated by reference to Exhibit 10.17 to the proxy statement/prospectus to Amendment No. 4 to the Registration Statement on Form F-4 (File No. 333-271649), filed with the SEC on September 11, 2023).

10.11†	Exclusive Distribution and License Agreement, dated May 18, 2020, between GLAAM and G-SMATT America Co., LTD (incorporated by reference to Exhibit 10.18 to the proxy statement/prospectus to Amendment No. 4 to the Registration Statement on Form F-4 (File No. 333-271649), filed with the SEC on September 11, 2023).

10.12	Form of Loan Agreement between GLAAM and Bio-X Co., Ltd. (incorporated by reference to Exhibit 10.19 to the proxy statement/prospectus to Amendment No. 4 to the Registration Statement on Form F-4 (File No. 333-271649), filed with the SEC on September 11, 2023).

10.13+	Supply and Construction Agreement, dated May 21, 2022, between GLAAM and Bio-X Co., Ltd. (incorporated by reference to Exhibit 10.20 to the proxy statement/prospectus to Amendment No. 4 to the Registration Statement on Form F-4 (File No. 333-271649), filed with the SEC on September 11, 2023).

10.14	Credit Agreement, dated January 2, 2023, between GLAAM and Houng Ki (incorporated by reference to Exhibit 10.21 to the proxy statement/prospectus to Amendment No. 4 to the Registration Statement on Form F-4 (File No. 333-271649), filed with the SEC on September 11, 2023).

Exhibit No.	Description

10.14	Sale and Purchase Agreement, dated December 21, 2022, between GLAAM and Powergen Co., Ltd. (incorporated by reference to Exhibit 10.22 to the proxy statement/prospectus to Amendment No. 4 to the Registration Statement on Form F-4 (File No. 333-271649), filed with the SEC on September 11, 2023).

10.15†	Sale and Purchase Agreement, dated December 22, 2022, between GLAAM and Powergen Co., Ltd. (incorporated by reference to Exhibit 10.23 to the proxy statement/prospectus to Amendment No. 4 to the Registration Statement on Form F-4 (File No. 333-271649), filed with the SEC on September 11, 2023).

10.16+	Manufacturing and Management Systems Development Agreement, dated August 1, 2022, between GLAAM and Powergen Co., Ltd. (incorporated by reference to Exhibit 10.24 to the proxy statement/prospectus to Amendment No. 4 to the Registration Statement on Form F-4 (File No. 333-271649), filed with the SEC on September 11, 2023).

10.17	Loan Agreement, dated July 21, 2021, between GLAAM and Ho Joon Lee (incorporated by reference to Exhibit 10.25 to the proxy statement/prospectus to Amendment No. 4 to the Registration Statement on Form F-4 (File No. 333-271649), filed with the SEC on September 11, 2023).

10.18	Form of Loan Agreement between GLAAM and G-SMATT America Co., Ltd. (incorporated by reference to Exhibit 10.26 to the proxy statement/prospectus to Amendment No. 4 to the Registration Statement on Form F-4 (File No. 333-271649), filed with the SEC on September 11, 2023).

10.19	Loan Agreement, dated July 16, 2018, between G-SMATT America Co., Ltd. and G-Frame Co. Ltd. (incorporated by reference to Exhibit 10.27 to the proxy statement/prospectus to Amendment No. 4 to the Registration Statement on Form F-4 (File No. 333-271649), filed with the SEC on September 11, 2023).

10.20	Loan Agreement, dated June 26 2019, between G-SMATT America Co., Ltd. and G-Frame Co. Ltd. (incorporated by reference to Exhibit 10.28 to the proxy statement/prospectus to Amendment No. 4 to the Registration Statement on Form F-4 (File No. 333-271649), filed with the SEC on September 11, 2023).

10.21	Form of Loan Agreement between G-SMATT America Co., Ltd. and G-SMATT Europe (incorporated by reference to Exhibit 10.29 to the proxy statement/prospectus to Amendment No. 4 to the Registration Statement on Form F-4 (File No. 333-271649), filed with the SEC on September 11, 2023).

10.22	Loan Agreement, dated January 31, 2021, between G-SMATT Europe and Orhan Ertghrul (incorporated by reference to Exhibit 10.30 to the proxy statement/prospectus to Amendment No. 4 to the Registration Statement on Form F-4 (File No. 333-271649), filed with the SEC on September 11, 2023).

10.23	Form of Loan Agreement between G-SMATT Europe and GLAAM (incorporated by reference to Exhibit 10.31 to the proxy statement/prospectus to Amendment No. 4 to the Registration Statement on Form F-4 (File No. 333-271649), filed with the SEC on September 11, 2023).

10.24	Loan Agreement, dated November 27, 2019, between G-SMATT Japan Co. Ltd. and GLAAM (incorporated by reference to Exhibit 10.32 to the proxy statement/prospectus to Amendment No. 4 to the Registration Statement on Form F-4 (File No. 333-271649), filed with the SEC on September 11, 2023).

10.25	Form of Loan Agreement between GLAAM and Korea Networks Co., Ltd. (incorporated by reference to Exhibit 10.33 to the proxy statement/prospectus to Amendment No. 4 to the Registration Statement on Form F-4 (File No. 333-271649), filed with the SEC on September 11, 2023).

Exhibit No.	Description

10.26	Loan Agreement, dated April 27, 2023, between Kyung Sook Kim and GLAAM (incorporated by reference to Exhibit 10.34 to the proxy statement/prospectus to Amendment No. 4 to the Registration Statement on Form F-4 (File No. 333-271649), filed with the SEC on September 11, 2023).

10.27	Loan Agreement, dated May 9, 2023, between Nam In Kim and GLAAM (incorporated by reference to Exhibit 10.35 to the proxy statement/prospectus to Amendment No. 4 to the Registration Statement on Form F-4 (File No. 333-271649), filed with the SEC on September 11, 2023).

10.28	Loan Agreement, dated June 21, 2023, between Seong Ik Han and GLAAM (incorporated by reference to Exhibit 10.36 to the proxy statement/prospectus to Amendment No. 4 to the Registration Statement on Form F-4 (File No. 333-271649), filed with the SEC on September 11, 2023).

10.29	Loan Agreement, dated May 17, 2023, between Yongwoo Kim and GLAAM (incorporated by reference to Exhibit 10.37 to the proxy statement/prospectus to Amendment No. 4 to the Registration Statement on Form F-4 (File No. 333-271649), filed with the SEC on September 11, 2023).

10.30	Loan Agreement, dated September 1, 2023, between Yu Ha Asset Co., Ltd. and GLAAM (incorporated by reference to Exhibit 10.38 to the proxy statement/prospectus to Amendment No. 4 to the Registration Statement on Form F-4 (File No. 333-271649), filed with the SEC on September 11, 2023).

10.31	Extension Agreement between the Company and Han Seongik dated December 4, 2023 (incorporated by reference to Exhibit 10.4 to the current report on Form 6-K (File No. 001-41869), filed with the SEC on December 12, 2023).

10.32	Extension Agreement between the Company and Lee Hojun dated December 4, 2023 (incorporated by reference to Exhibit 10.5 to the current report on Form 6-K (File No. 001-41869), filed with the SEC on December 12, 2023).

10.33	Extension Agreement between the Company and Lee Seongsoo dated December 4, 2023 (incorporated by reference to Exhibit 10.6 to the current report on Form 6-K (File No. 001-41869), filed with the SEC on December 12, 2023).

10.34	Extension Agreement between the Company and Yuha Asset Co., Ltd. dated December 4, 2023 (incorporated by reference to Exhibit 10.7 to the current report on Form 6-K (File No. 001-41869), filed with the SEC on December 12, 2023).

10.35	Extension Agreement between the Company and Park Yongjoo dated December 4, 2023 (incorporated by reference to Exhibit 10.8 to the current report on Form 6-K (File No. 001-41869), filed with the SEC on December 12, 2023).

10.36	Extension Agreement between the Company and Kim Jaeyun dated December 4, 2023 (incorporated by reference to Exhibit 10.9 to the current report on Form 6-K (File No. 001-41869), filed with the SEC on December 12, 2023).

10.36	Extension Agreement between the Company and Yong-Woo Kim dated December 4, 2023 (incorporated by reference to Exhibit 10.10 to the current report on Form 6-K (File No. 001-41869), filed with the SEC on December 12, 2023).

10.37	Extension Agreement between the Company and Yong-Woo Kim dated December 4, 2023 (incorporated by reference to Exhibit 10.11 to the current report on Form 6-K (File No. 001-41869), filed with the SEC on December 12, 2023).

10.38	Extension Agreement between the Company and Nam-In Kim dated December 4, 2023 (incorporated by reference to Exhibit 10.12 to the current report on Form 6-K (File No. 001-41869), filed with the SEC on December 12, 2023).

Exhibit No.	Description

10.39	Extension Agreement between the Company and Kyeong-Sook Kim dated December 4, 2023 (incorporated by reference to Exhibit 10.13 to the current report on Form 6-K (File No. 001-41869), filed with the SEC on December 12, 2023).

10.40	Loan Agreement between the Company and KEB Hana Bank dated November 28, 2023 (incorporated by reference to Exhibit 10.1 to the current report on Form 6-K/A (File No. 001-41869), filed with the SEC on December 22, 2023).

10.41	Loan Agreement between the Company and KEB Hana Bank dated November 28, 2023 (incorporated by reference to Exhibit 10.2 to the current report on Form 6-K/A (File No. 001-41869), filed with the SEC on December 22, 2023).

10.42	Extension Agreement between the Company and SBI Savings Bank dated December 4, 2023 (incorporated by reference to Exhibit 10.3 to the current report on Form 6-K/A (File No. 001-41869), filed with the SEC on December 22, 2023).

10.43**	Form of Indemnification Agreement, effective as of November 15, 2023.

21.1**	List of Subsidiaries of Captivision.

23.1*	Consent of WithumSmith+Brown, PC, independent registered accounting firm for JGGC.

23.2*	Consent of CKP, LLP, independent registered accounting firm for GLAAM.

23.3**	Consent of Conyers Dill & Pearman LLP (included in Exhibit 5.1).

24.1**	Power of attorney (included on signature page).

107**	Filing Fee Table.

*	Filed herewith.
**	Previously filed.
+

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

†

Certain portions of this document that constitute confidential information have been redacted in accordance with Regulation S-K, Item 601(b)(10). The Company agrees to furnish an unredacted copy of the exhibit to the SEC upon its request.

(b) Financial Statement Schedules

None.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement); and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, Florida, on February 12, 2024.

CAPTIVISION INC.

By:	/s/ Gary R. Garrabrant
Name:	Gary R. Garrabrant
Title:	Executive Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Gary R. Garrabrant Gary R. Garrabrant	Executive Chairman of the Board of Directors and Director (Principal Executive Officer)	February 12, 2024

* Anthony R. Page	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 12, 2024

* Ho Joon Lee	Chief Executive Officer and Director	February 12, 2024

* Orhan Ertughrul	Chief Technology Officer	February 12, 2024

* Michael B. Berman	Director	February 12, 2024

* Craig M. Hatkoff	Director	February 12, 2024

* Betty W. Liu	Director	February 12, 2024

* Hafeez Giwa	Director	February 12, 2024

* Jessica Thomas	Director	February 12, 2024

*By:	/s/ Gary R. Garrabrant
Gary R. Garrabrant
Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, a duly authorized representative in the United States of Captivision Inc., has signed on its behalf by the undersigned, thereunto duly authorized, in Newark, Delaware, on February 12, 2024.

Puglisi & Associates

By:	/s/ Donald Puglisi
Name:	Donald Puglisi
Title:	Authorized Representative